As filed with the Securities and Exchange Commission on September 27, 2022

Registration No. 333-267140

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NIKOLA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3711	82-4151153
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4141 E Broadway Road

Phoenix, AZ 85040

(480) 666-1038

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Britton M. Worthen, Esq.

Chief Legal Officer

Nikola Corporation

4141 E Broadway Road

Phoenix, AZ 85040

(480) 666-1038

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stanley F. Pierson

Gabriella A. Lombardi

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Telephone: (650) 233-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus/offer to exchange is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus/offer to exchange is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED SEPTEMBER 27, 2022

Offer by

J PURCHASER CORP.

a wholly owned subsidiary of

NIKOLA CORPORATION

to Exchange Each Outstanding Share of Common Stock of

ROMEO POWER, INC.

for 0.1186 of a share of common stock of Nikola Corporation

THE OFFER COMMENCED ON MONDAY, AUGUST 29, 2022. THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, AT THE END OF OCTOBER 12, 2022, UNLESS EXTENDED OR TERMINATED.

Nikola Corporation (“Nikola”), a Delaware corporation, through its wholly owned subsidiary J Purchaser Corp., a Delaware corporation (“Offeror”), is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of common stock of Romeo Power, Inc., a Delaware corporation (“Romeo”), par value of $0.0001 per share (“Romeo common stock”), validly tendered and not validly withdrawn in the offer: 0.1186 of a share of Nikola common stock (which we refer to as the “exchange ratio”), $0.0001 par value per share (“Nikola common stock”) per share of Romeo common stock (which we refer to as the “offer”). Each holder of shares of Romeo common stock will receive a number of shares of Nikola common stock equal to the total number of shares of Romeo common stock held by such holder multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Nikola common stock.

We refer to the above as the “offer consideration.”

The Offeror’s obligation to accept for exchange shares of Romeo common stock validly tendered (and not validly withdrawn) pursuant to the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the condition that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the offer a number of shares of Romeo common stock that, upon the consummation of the offer, together with the shares of Romeo common stock then owned by Nikola and Offeror (if any), would represent at least a majority of the aggregate voting power of the shares of Romeo common stock outstanding immediately after the consummation of the offer (which we refer to as the “minimum condition”), as more fully described under “The Offer—Conditions of the Offer.”

The offer is being made pursuant to an Agreement and Plan of Merger and Reorganization (which we refer to as the “merger agreement”), dated as of July 30, 2022, by and among Nikola, the Offeror and Romeo. A copy of the merger agreement is attached to this document as Annex A.

The purpose of the offer is for Nikola to acquire control of, and ultimately the entire equity interest in, Romeo. The offer is the first step in Nikola’s plan to acquire all of the outstanding shares of Romeo common stock. If the offer is completed and as a second step in such plan, Nikola intends to promptly consummate a merger of the Offeror with and into Romeo, with Romeo surviving the merger (which we refer to as the “merger”). The purpose of the merger is for Nikola to acquire all of the shares of Romeo common stock that it did not acquire in the offer. In the merger, each outstanding share of Romeo common stock that was not previously acquired by Nikola or the Offeror (other than certain converted or cancelled shares, as described further in this document) will be converted into the right to receive the offer consideration, as set forth under “Merger Agreement—Offer Consideration, Merger Consideration and Exchange Ratio.” Upon the consummation of the merger, Romeo will be held in a wholly owned subsidiary of Nikola, and the former Romeo stockholders will no longer have any direct ownership interest in the surviving corporation. If the offer is completed such that Nikola accordingly owns at least a majority of the aggregate voting power of the outstanding shares of Romeo’s common stock, the merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), and accordingly no stockholder vote will be required to complete the merger. The Romeo board of directors has unanimously (i) determined that the transactions contemplated by the merger agreement, are advisable and fair to, and in the best interests of, Romeo and its stockholders; (ii) deemed advisable and approved the merger agreement, the offer, the merger and the other actions contemplated by the merger agreement; and (iii) subject to the non-solicitation and board recommendation provisions under the merger agreement, determined to recommend that the stockholders of Romeo accept the offer and exchange their shares of Romeo common stock for Nikola common stock pursuant to the offer.

The Nikola board of directors also (i) has determined that the transactions contemplated by the merger agreement are fair to, and in the best interest of, Nikola and the Nikola stockholders, and (ii) has deemed advisable and approved the merger agreement, the offer, the merger, the issuance of shares of Nikola common stock to the Romeo stockholders pursuant to the terms of the merger agreement and the other actions contemplated by the merger agreement.

Nikola common stock is listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “NKLA,” and Romeo common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “RMO.”

The offer and the merger, taken together, are intended to qualify as a reorganization for U.S. federal income tax purposes. Holders of Romeo common stock should read the section entitled “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion of certain material U.S. federal income tax consequences of the offer and the merger to holders of Romeo common stock.

For a discussion of certain factors that Romeo stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 33.

We are not asking you for a proxy and you are requested not to send us a proxy.

You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

Neither Nikola nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Nikola or the Offeror.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus/offer to exchange is September 27, 2022.

This document incorporates by reference important business and financial information about Nikola, Romeo and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where You Can Find More Information.”

You can obtain the documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

Nikola Corporation

4141 E Broadway Road

Phoenix, AZ 85040

(480) 666-1038

In addition, if you have questions about the offer or the merger, or if you need to obtain copies of this document and the letter of transmittal or other documents incorporated by reference in this document, you may contact the information agent for this transaction. You will not be charged for any of the documents you request.

The Information Agent for the offer is:

200 Broadacres Drive,

3rd Floor,

Bloomfield, NJ 07003

Stockholders Call Toll Free: 855-643-7453

Banks & Brokers Call Collect: (973) 873-7700

E-mail: nkla@allianceadvisors.com

If you would like to request documents, please do so by October 5, 2022, in order to receive them before the expiration of the offer.

Information included in this document relating to Romeo, including but not limited to the descriptions of Romeo and its business and the information under the headings “The Offer—Romeo’s Reasons for the Offer and the Merger; Recommendation of the Romeo Board of Directors,” “The Offer—Opinion of Romeo’s Financial Advisor” and “The Offer—Interests of Romeo Directors and Executive Officers in the Offer and the Merger,” also appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated as of August 29, 2022 and filed by Romeo with the SEC (which we refer to as the “Schedule 14D-9”). The Schedule 14D-9 was mailed to holders of shares of Romeo common stock commencing on or about August 29, 2022.

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the offer (as defined herein), the merger (as defined herein) and the merger agreement (as defined herein). You are urged to read this entire document carefully, including its annexes and the other documents referenced herein in their entirety, because this section may not provide all of the information that is important to you with respect to the offer, the merger and the merger agreement. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this document. You may obtain the information incorporated by reference into this document without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 147 of this document. As used in this document, unless otherwise indicated or if the context so requires, “Nikola” or “we” refers to Nikola Corporation and its consolidated subsidiaries; the “Offeror” refers to J Purchaser Corp., a wholly owned subsidiary of Nikola; and “Romeo” refers to Romeo Power, Inc. and its consolidated subsidiaries.

Q:	Who is offering to buy my Romeo common stock?

A: Nikola, through the Offeror, its wholly owned subsidiary, is making this offer to exchange Nikola common stock for Romeo common stock. Nikola operates in two business units: Truck and Energy. The Truck business unit is developing and commercializing battery electric vehicles, or BEV, and hydrogen fuel cell electric vehicles, or FCEV, Class 8 trucks that provide environmentally friendly, cost-effective solutions to the short-haul, medium-haul, and long-haul trucking sector. The Energy business unit is focused on developing and constructing a hydrogen fueling ecosystem and providing BEV charging support to meet anticipated fuel demand for its FCEV and BEV customers, as well as other third-party customers.

On July 30, 2022, Nikola, the Offeror and Romeo entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the “merger agreement.”

Q:	What are the classes and amounts of Romeo securities that Nikola is offering to acquire?

A: Nikola is seeking to acquire all issued and outstanding shares of Romeo common stock, par value $0.0001 per share.

Q:	What will I receive for my Romeo common stock?

A: Nikola, through the Offeror, is offering to exchange for each outstanding share of Romeo common stock validly tendered and not validly withdrawn in the offer, 0.1186 of a share of Nikola common stock (the “exchange ratio”), par value $0.0001 (the “offer consideration”). Each holder of shares of Romeo common stock will receive a number of shares of Nikola common stock equal to the total number of shares of Romeo common stock held by such holder multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Nikola common stock.

If you do not tender your Romeo common stock in connection with the offer and the merger is completed, each share of Romeo common stock that is outstanding immediately prior to the effective time of the merger (the “effective time”) will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Nikola common stock equal to the offer consideration. Each holder of shares of Romeo common stock will receive a number of shares of Nikola common stock equal to the total number of shares of Romeo common stock held by such holder multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Nikola common stock (the “offer”).

Q:	What happens if the market price of shares of Romeo common stock or Nikola common stock changes before the closing of the offer?

A: No change will be made to the exchange ratio of 0.1186 if the market price of shares of Romeo common stock or Nikola common stock changes before the time of the closing of the offer. As a result, the value of the consideration to be received by Romeo stockholders in the offer will increase or decrease depending on the market price of shares of Nikola common stock at the closing of the offer.

Q:	What will happen to Romeo as a result of the merger?

A: If the merger is completed, Romeo will become a wholly owned subsidiary of Nikola. As a result of the merger, Romeo will no longer be a publicly held company. Following the merger, Romeo common stock will cease to be listed on the New York Stock Exchange (“NYSE”) and Romeo common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	What will happen to my Romeo stock options?

A: The offer is made only for shares of Romeo common stock and is not made for any options to purchase shares of Romeo common stock (each, a “Romeo option”). If you hold a Romeo option that is vested and exercisable, you may, in accordance with the terms and conditions governing such Romeo option, and subject to Romeo’s insider trading policy and any applicable blackout period(s), exercise the Romeo option for shares of Romeo common stock prior to the expiration date (as defined below) and thereafter participate in the offer as a holder of Romeo common stock, subject to the terms and conditions governing the offer. Any Romeo options that remain outstanding as of the effective time of the merger will be treated in accordance with the merger agreement.

Pursuant to the merger agreement, at the effective time of the merger, each Romeo option that is outstanding and unexercised immediately prior to the effective time, whether under the Romeo 2020 Long-Term Incentive Plan (the “2020 plan”), the Romeo 2016 Stock Plan (the “predecessor plan”) or otherwise and whether or not vested or exercisable, will be cancelled and extinguished without the right to receive any consideration. See “Merger Agreement—Treatment of Romeo Equity Awards.”

Q:	What will happen to my Romeo restricted stock units and/or performance-related stock units?

A: The offer is made only for shares of Romeo common stock and is not made for any restricted stock units or performance-related stock units relating to shares of Romeo common stock (which we refer to as “Romeo RSUs” and “Romeo PSUs,” respectively). Any Romeo RSUs and Romeo PSUs that remain outstanding as of the effective time will be treated in accordance with the merger agreement.

Pursuant to the merger agreement, each Romeo RSU and Romeo PSU that is outstanding and has not been settled immediately prior to the effective time, whether under the 2020 plan, the predecessor plan or otherwise, whether vested or unvested, will be converted into and become a restricted stock unit (“RSU”) or performance stock unit (“PSU”), as applicable, which would settle for shares of Nikola common stock. All rights with respect to Romeo common stock under Romeo RSUs and Romeo PSUs assumed by Nikola will be converted into rights with respect to Nikola common stock. After the effective time, each Romeo RSU and Romeo PSU assumed by Nikola will only be settled in Nikola common stock. The number of shares of Nikola common stock subject to each Romeo RSU or Romeo PSU assumed by Nikola will be determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock.

Any restriction on the shares of Romeo common stock issuable upon settlement of the Romeo RSU or Romeo PSU, as applicable, will continue and the term, vesting schedule, settlement and other provisions of such Romeo RSU or Romeo PSU will otherwise remain unchanged, except that (a) all performance-based vesting conditions will be deemed satisfied at the greater of “earned” or “target” performance levels; (b) to the extent provided under the terms of the Romeo RSU or Romeo PSU, as applicable, such Romeo RSU or Romeo PSU assumed by Nikola will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Nikola common stock subsequent to the effective time; and (c) the Nikola board of directors or a committee thereof shall succeed to the authority and responsibility of the Romeo board of directors or any committee thereof as plan administrator with respect to each such assumed Romeo RSU and Romeo PSU. See “Merger Agreement—Treatment of Romeo Equity Awards.”

Q: What will happen to my Romeo warrants to purchase Romeo common stock?

A: The offer is made only for shares of Romeo common stock and is not made for any warrants to purchase Romeo common stock (the “Romeo warrants”). Any Romeo warrants that remain outstanding as of the effective time will be treated in accordance with the merger agreement.

Romeo warrants that are outstanding and unexercised at the effective time will be converted into and become warrants to purchase shares of Nikola common stock, and Nikola will assume each such Romeo warrant in accordance with its terms. All rights with respect to shares of Romeo common stock under the Romeo warrants assumed by Nikola will be converted into rights with respect to Nikola common stock. Accordingly, from and after the effective time: (a) each Romeo warrant assumed by Nikola may be exercised solely for shares of Nikola common stock; (b) the number of shares of Nikola common stock subject to each Romeo warrant assumed by Nikola will be determined by multiplying (i) the number of shares of Romeo common stock that were subject to such Romeo warrant immediately prior to the effective time by (ii) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock; (c) the per share exercise price for the shares of Nikola common stock issuable upon exercise of each Romeo warrant assumed by Nikola will be determined by dividing the per share exercise price of Romeo common stock subject to such Romeo warrant, as in effect immediately prior to the effective time, by the exchange ratio and rounding the resulting exercise price to the nearest whole cent; and (d) any restriction on any Romeo warrant assumed by Nikola will continue in full force and effect, and the term and other provisions of such Romeo warrant shall otherwise remain unchanged. See “Merger Agreement—Treatment of Romeo Warrants.”

Q: Will I have to pay a fee or commission to exchange my shares of Romeo common stock?

A: If you are the record owner of your shares of Romeo common stock and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Romeo common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Romeo common stock on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q: Why is Nikola making this offer?

A: The purpose of the offer is for Nikola to acquire control of, and ultimately the entire equity interest in, Romeo. The offer is the first step in Nikola’s plan to acquire all of the outstanding shares of Romeo common stock, and the merger is the second step in such plan.

In the offer, if a sufficient number of shares of Romeo common stock are tendered into the offer and not withdrawn prior to the expiration time of the offer such that Nikola and the Offeror will own at least a majority of the aggregate voting power of shares of Romeo common stock outstanding immediately after the consummation of the offer, subject to the satisfaction or waiver of the other conditions to the offer, Nikola and the Offeror will accept for exchange, and will exchange, the shares tendered in the offer. Then, thereafter and as the second step in Nikola’s plan to acquire all of the outstanding Romeo common stock, Nikola intends to promptly consummate a merger of the Offeror with and into Romeo, with Romeo surviving the merger (which we refer to as the “merger”). The purpose of the merger is for Nikola to acquire all remaining shares of Romeo common stock that it did not acquire in the offer. Upon the consummation of the merger, the Romeo business will be held in a wholly owned subsidiary of Nikola, and the former stockholders of Romeo will no longer have any direct ownership interest in the surviving corporation. If the offer is completed such that Nikola accordingly owns at least a majority of the aggregate voting power of the outstanding shares of Romeo’s common stock, the merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the merger.

Q: Is there an agreement governing the merger and the offer?

A: Yes. Nikola, Offeror and Romeo entered into the merger agreement, which sets forth the rights and obligations of the parties with respect to the merger and the offer. On the terms and subject to the conditions of the merger agreement, Nikola and Romeo have agreed to combine their businesses through the offer, as a result of which Romeo will become a wholly owned subsidiary of Nikola. See “Merger Agreement.”

Q: What does the Romeo board of directors recommend?

A: The Romeo board of directors unanimously (i) has determined that the transactions contemplated by the merger agreement, are advisable and fair to, and in the best interests of, Romeo and its stockholders; (ii) has deemed advisable and approved the merger agreement, the offer, the merger and the other actions contemplated by the merger agreement; and (iii) subject to the non-solicitation and board recommendation provisions under the merger agreement, has determined to recommend that the stockholders of Romeo accept the offer and exchange their shares of Romeo common stock for shares of Nikola common stock pursuant to the offer.

See “The Offer—Romeo’s Reasons for the Offer and the Merger; Recommendation of the Romeo Board of Directors,” for more information. A description of the reasons for this recommendation is also set forth in Romeo’s Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the “Schedule 14D-9”), which has been filed with the SEC and was mailed to you and other stockholders of Romeo together with this document.

Q: What are the most significant conditions of the offer?

A: The offer is conditioned upon, among other things, the following:

•

Minimum Condition—Romeo stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of Romeo common stock that, together with any shares of Romeo common stock then owned by Nikola and the Offeror, would represent at least a majority of the aggregate voting power of the Romeo common stock outstanding immediately after the consummation of the offer (which we refer to as the “minimum condition”);

•

Regulatory Approvals—Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) having expired or been terminated;

•

Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and not being the subject of any stop order or proceeding seeking a stop order;

•

No Legal Prohibition—No court of competent jurisdiction or other governmental entity of competent jurisdiction having issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the offer or the merger, or there is any legal requirement which has the effect of making the consummation of the merger illegal;

•

Listing of Nikola Shares—The shares of Nikola common stock to be issued in the merger shall have been approved for listing on Nasdaq, as of the effective time, including the shares of Nikola common stock to be issued upon the exercise of Romeo options and upon the vesting of assumed Romeo restricted stock units;

•

No Romeo Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Romeo and its subsidiaries, taken as a whole (with such term as defined in the merger agreement and described under “Merger Agreement—Representations and Warranties; Material Adverse Effect”), and that is continuing as of immediately prior to the expiration of the offer;

•

Accuracy of Romeo’s Representations and Warranties—The representations and warranties of Romeo contained in the merger agreement being true and correct as of the expiration date of the offer, subject to specified materiality standards; and

•

Romeo’s Compliance with Covenants—Romeo having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the merger agreement prior to the expiration of the offer.

The offer is subject to certain other conditions set forth below in the section entitled “The Offer—Conditions of the Offer.” The foregoing conditions are for the sole benefit of Nikola and Offeror, may be asserted by Nikola or Offeror regardless of the circumstances giving rise to any such conditions and may be waived by Nikola or Offeror, in whole or in part, at any time and from time to time, in their sole and absolute discretion (except for the minimum condition), in each case, subject to the terms of the merger agreement and the applicable rules and regulations of the SEC. The failure by Nikola or Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

Q: When do Nikola and Romeo expect to complete the merger?

A: Nikola and Romeo are working to complete the merger as soon as practicable. We currently expect that the merger will be completed during the fourth quarter of 2022. Neither Nikola nor Romeo can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals. No assurance can be given as to when, or if, the merger will occur.

Q: How long do I have to decide whether to tender my Romeo common stock in the offer?

A: The offer is scheduled to expire at midnight, Eastern Time, at the end of October 12, 2022, unless extended or terminated in accordance with the merger agreement. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Romeo common stock previously tendered and not validly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means midnight, Eastern Time, at the end of October 12, 2022, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Under the merger agreement, unless Romeo consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is terminated:

•

Offeror shall (and Nikola shall cause Offeror to) extend the offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE or Nasdaq, as applicable, in any such case, which is applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer, the Form S-4, or related documents filed with or requested by the SEC;

•

in the event that any of the conditions to the offer (other than the minimum condition, and that there shall have not occurred any Romeo material adverse effect that is continuing, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) have not been satisfied or waived as of any then-scheduled expiration of the offer, Offeror shall (and Nikola shall cause Offeror to) extend the Offer for successive extension periods of up to ten (10) Business Days each (or for such longer period as may be agreed by Nikola and Romeo); and

•

if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived and the minimum condition has not been satisfied, Offeror shall, and Nikola shall cause Offeror to, extend the offer for successive extension periods of up to ten (10) Business Days each (with the length of each such period being determined in good faith by Nikola) (or for such longer period as may be agreed by Nikola and Romeo in writing); provided, that in no event shall Offeror or Nikola be required to (and Nikola shall not be required to cause Offeror to) extend the expiration of the offer pursuant to this bullet for more than thirty (30) Business Days in the aggregate.

The Offeror is not required to extend the offer beyond January 30, 2023, which we refer to as the “end date.”

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the expiration of the offer, the Offeror will accept for exchange, and will exchange all Romeo common stock validly tendered and not validly withdrawn prior to the expiration of the offer. Any decision to extend the offer will be made public by an announcement regarding such extension as described under “The Offer—Extension, Termination and Amendment of the Offer.”

Q: How do I tender my Romeo common stock?

A: To validly tender Romeo common stock held of record, Romeo stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for tendered Romeo common stock to Continental Stock Transfer & Trust, the depositary and exchange agent (which we refer to as the “exchange agent”) for the offer and the merger, not later than the expiration date. The letter of transmittal is enclosed with this document.

If your shares of Romeo common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares of Romeo common stock may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, Romeo stockholders should instruct such nominee to do so prior to the expiration of the offer.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered Romeo common stock only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such shares if your shares are held in “street name” or a properly completed and duly executed letter of transmittal if your shares are held of record, in each case, together with any other required documents.

For a complete discussion of the procedures for tendering your Romeo common stock, see “The Offer—Procedure for Tendering.”

Q: Until what time can I withdraw tendered Romeo common stock?

A: You may withdraw your previously tendered Romeo common stock at any time before the offer has expired and, if the Offeror has not accepted your Romeo common stock for exchange by October 12, 2022, you may withdraw them at any time on or after that date until the Offeror accepts shares for exchange. If you validly withdraw your previously tendered Romeo common stock, you will receive shares of the same class of Romeo common stock that you tendered. Once the Offeror accepts your tendered Romeo common stock for exchange upon or after expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your Romeo common stock, see “The Offer—Withdrawal Rights.”

Q: How do I withdraw previously tendered Romeo common stock?

A: To withdraw previously tendered Romeo common stock, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares. If you tendered Romeo common stock by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Romeo common stock and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Romeo common stock at any time at which you have the right to withdraw shares. If you validly withdraw your previously tendered Romeo common stock, you will receive shares of the same class of Romeo common stock that you tendered. For a discussion of the procedures for withdrawing your Romeo common stock, including the applicable deadlines for effecting withdrawals, see “The Offer—Withdrawal Rights.”

Q: When and how will I receive the offer consideration in exchange for my tendered Romeo common stock?

A: The Offeror will exchange all validly tendered and not validly withdrawn Romeo common stock promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.” The Offeror will deliver the offer consideration for your validly tendered and not validly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the offer consideration from the Offeror and transmitting such consideration to you. In all cases, you will receive your offer consideration for your tendered Romeo common stock only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such shares (as described in “The Offer—Procedure for Tendering”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.

Q: Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

A: No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. Nikola and the Offeror cannot, however, accept for exchange any Romeo common stock tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived (subject to the terms and conditions of the merger agreement).

Q: What happens if I do not tender my Romeo common stock?

A: If, after consummation of the offer, Nikola and the Offeror own a majority of the aggregate voting power of the outstanding Romeo common stock Nikola will (subject to the satisfaction or waiver of the conditions set forth in the merger agreement) promptly complete the merger after the consummation of the offer.

Upon consummation of the merger, each Romeo share that has not been tendered and accepted for exchange in the offer, other than Romeo common stock owned by Romeo, Nikola, the Offeror or any wholly owned subsidiary of Nikola or Romeo, will be converted in the merger into the right to receive the offer consideration. See “Merger Agreement—Exchange of Romeo Book-Entry Shares for the Merger Consideration.”

Q: Will there be a subsequent offering period?

A: Offeror does not anticipate making any “subsequent offering period” (as contemplated by Rule 14d-11 of the Exchange Act) available after the expiration date.

Q: Does Nikola have the financial resources to complete the offer and the merger?

A: Yes. The offer consideration will consist of authorized shares of Nikola common stock. The offer and the merger are not conditioned upon any financing arrangements or contingencies.

Q: If the offer is completed, will Romeo continue as a public company?

A: No. Nikola is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger promptly following the acceptance of Romeo common stock in the offer. If the merger takes place, Romeo will no longer be publicly traded. Even if for some reason the merger does not take place, if Nikola and the Offeror purchase all Romeo common stock validly tendered and not validly withdrawn, there may be so few remaining stockholders and publicly held shares that Romeo common stock will no longer be eligible to be traded through the NYSE or other securities exchanges, there may not be an active public trading market for Romeo common stock and Romeo may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

Q: Will the offer be followed by a merger if all Romeo common stock are not tendered in the offer?

A: Yes, unless the conditions to the merger are not satisfied or waived in accordance with the merger agreement. If the Offeror accepts for exchange all Romeo common stock validly tendered and not validly withdrawn pursuant to the offer, and the other conditions to the merger are satisfied or waived in accordance with the merger agreement, the merger will take place promptly thereafter. If the merger takes place, Nikola will own 100% of the equity of Romeo, and all of the remaining Romeo stockholders, other than Romeo, Nikola, the Offeror or any wholly owned subsidiary of Nikola or Romeo, will have the right to receive the offer consideration.

Because the merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the merger in the event that the offer is consummated. Nikola is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as promptly as practicable following the consummation of the offer. As such, Nikola does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.

Q: Do the officers and directors of Romeo have interests in the offer and the merger that are different from those of stockholders generally?

A: You should be aware that some of the officers and directors of Romeo may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a Romeo stockholder.

See “The Offer—Interests of Romeo Directors and Executive Officers in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information.

As of September 1, 2022, the directors and executive officers of Romeo and their affiliates beneficially owned approximately 3,095,012 Romeo common stock, representing approximately 1.66% of the Romeo common stock outstanding as of September 1, 2022.

Concurrently with the execution of the merger agreement, on July 30, 2022, certain of Romeo’s directors and executive officers representing 1.6% of the Romeo common stock then outstanding, entered into a tender and support agreement with Nikola (the “support agreement”), solely in their capacities as stockholders of Romeo, pursuant to which they agreed, among other things, to tender all of their shares of Romeo common stock in the offer. For more information regarding the support agreement, see “Other Transaction Agreements—Support Agreement.”

See also “Item 3—Past Contacts, Transactions, Negotiations and Agreements” in the Schedule 14D-9, which has been filed with the SEC and was mailed to you and other stockholders of Romeo together with this document.

Q: What are the material U.S. federal income tax consequences of the merger?

A: Nikola and Romeo intend for the offer and the merger, taken together, to be treated as integrated steps in a single transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and will treat and not take any tax reporting position inconsistent with the treatment of the offer and the merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder for U.S. federal, state and other relevant tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

The material U.S. federal income tax consequences of the receipt of shares of Nikola common stock in exchange for shares of Romeo common stock pursuant to the offer or the merger depend upon whether the offer and the merger, taken together, are properly treated as integrated steps in a single transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Among other requirements, such qualification depends, in turn, upon whether Nikola acquires “control” of Romeo solely for voting stock of Nikola (i.e., shares of Nikola common stock). “Control” for this purpose is defined in the Code as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of Romeo stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Romeo stock.

Following consummation of the offer and the merger, Nikola will be the owner of all of Romeo’s common stock and will have acquired that Romeo common stock solely for Nikola voting stock. Concurrently with the execution of the merger agreement, Nikola, as lender, Romeo and Romeo Systems, Inc., a wholly owned subsidiary of Romeo, entered into the financing agreement (the “financing agreement”). The terms of the financing agreement provide for senior secured debt, interest and a fixed maturity date. However, the determination of whether the loans under the financing agreement are debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances and, as such, the classification of such loans as debt or equity for such purposes is not free from doubt in light of Romeo’s circumstances. If loans under the financing agreement are treated as equity instead of debt for U.S. federal income tax purposes, Nikola may be treated as having acquired a class of Romeo nonvoting stock (i.e., the financing agreement loans) for cash, not Nikola voting stock. Based on the facts and circumstances, the parties believe the financing agreement loans should be treated as debt and not equity, and intend to treat them as such, for U.S. federal income tax purposes and will report the offer and merger, taken together, as an integrated transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. However, neither Nikola nor Romeo will request a ruling from the IRS with respect to the tax treatment of these transactions, and as a result, no assurance can be given that the IRS will not challenge the intended tax treatment of these transactions or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the offer and merger, Romeo stockholders could be required to fully recognize any gain or loss with respect to their Romeo common stock as a result of the offer and the merger. See “Certain Material U.S. Federal Income Tax Consequences—Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger to Romeo Holders—Certain Material U.S. Federal Income Tax Consequences if the Offer and the Merger Were to Fail to Qualify as a Reorganization” beginning on page 128.

See “Certain Material U.S. Federal Income Tax Consequences” beginning on page 125 for a further discussion of certain material U.S. federal income tax consequences of the offer and the merger, including a possible exception to the general nonrecognition rule for non-U.S. holders (as defined therein) if the offer and the merger are treated as integrated steps in a single transaction that qualifies as a “reorganization” under section 368(a) of the Code.

This prospectus/offer to exchange contains a discussion of certain material U.S. federal income tax consequences of the offer and the merger. That discussion does not address any U.S. federal non-income tax consequences, nor any state or local, non-U.S. or other tax consequences. You should consult your own tax advisors regarding the particular U.S. federal income tax consequences of the offer and the merger to you in light of your particular circumstances, as well as the particular tax consequences to you of the offer and the merger under any U.S. federal non-income, state and local, and non-U.S. tax laws.

Q: Will I have the right to have my Romeo common stock appraised?

A: Appraisal rights are not available in connection with the offer or the merger. See “The Offer—No Appraisal Rights.”

Q: Whom should I call if I have questions about the offer?

A: You may call Alliance Advisors, LLC, the information agent, toll free at 855-643-7453 for stockholders and (973) 873-7700 for banks and brokers or contact the information agent via e-mail at nkla@allianceadvisors.com.

Q: Where can I find more information about Nikola and Romeo?

A: You can find more information about Nikola and Romeo from various sources described in the section of this document entitled “Where You Can Find More Information.”

Q: What equity stake will Romeo stockholders hold in Nikola immediately following the merger?

A: Upon the completion of the merger, based on the exchange ratio of 0.1186 Nikola shares per Romeo share the estimated number of shares of Nikola common stock issuable as the offer consideration is 22.0 million shares which will result in former Romeo stockholders holding approximately 4.2% of the outstanding fully diluted Nikola common stock, based on the number of outstanding shares of common stock and outstanding stock-based awards of Nikola and Romeo as of July 26, 2022 and also assuming a closing date of July 26, 2022.

For more details on the calculation of the Nikola stock price and the exchange ratio, see “Merger Agreement—Offer Consideration, Merger Consideration and Exchange Ratio” beginning on page 92.

SUMMARY

This section summarizes selected information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to Romeo stockholders. You are urged to carefully read the remainder of this document and the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information in this section and in the “Questions and Answers About the Offer and the Merger” section is not complete. See “Where You Can Find More Information.”

The Offer and Offer Consideration

Nikola, through its wholly owned subsidiary, the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of Romeo common stock validly tendered and not validly withdrawn in the offer, 0.1186 of a share of Nikola common stock. Each holder of shares of Romeo common stock will receive a number of shares of Nikola common stock equal to the total number of shares of Romeo common stock held by such holder multiplied by 0.1186, rounded down to the nearest whole number of shares of Nikola common stock.

We refer to the above as the “offer consideration.”

No fractional shares of Nikola common stock shall be issued in connection with the offer, and no certificates or scrip for any such fractional shares shall be issued. See “Merger Agreement—Fractional Shares.”

The initial expiration date for the offer was September 26, 2022. On September 26, 2022, the Offeror extended the expiration date to October 12, 2022. In certain circumstances, the Offeror is required to or may extend the offer beyond this date.

Purpose of the Offer and the Merger

The purpose of the offer is for Nikola to acquire control of, and ultimately the entire equity interest in, Romeo. The offer is the first step in Nikola’s plan to acquire all of the outstanding shares of Romeo common stock, and the merger is the second step in such plan.

If the offer is completed, tendered shares of Romeo common stock will be exchanged for the offer consideration, and if the merger is completed, any remaining shares of Romeo common stock that were not tendered into the offer (other than certain converted or cancelled shares, as described further in this document) will be converted into the right to receive the number of validly issued, fully paid and non-assessable shares of Nikola common stock equal to the exchange ratio. Each holder of shares of Romeo common stock will receive a number of shares of Nikola common stock equal to the total number of shares of Romeo common stock held by such holder multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Nikola common stock. The purpose of the merger is for Nikola to acquire all shares of Romeo common stock that it did not acquire in the offer.

Upon the consummation of the merger, the Romeo business will be held in a wholly owned subsidiary of Nikola, and the former Romeo stockholders will no longer have any direct ownership interest in such entity.

Nikola expects to consummate the merger promptly after the consummation of the offer in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the merger agreement or any other action by the Romeo stockholders will be required in connection with the merger. See “The Offer—Purpose of the Offer and the Merger.”

Support Agreement

Concurrently with the execution of the merger agreement, Nikola entered into the support agreement with certain officers and directors of Romeo who in the aggregate hold approximately 1.6% of outstanding Romeo common stock, pursuant to which each such person has agreed, among other things, to tender his or her shares of Romeo common stock in the offer. The support agreement will terminate upon the earliest to occur of (a) the termination of the merger agreement in accordance with its terms, (b) the effective time, and (c) January 30, 2023. In addition, the support agreement terminates upon an amendment to the merger agreement without the consent of the supporting stockholder that (i) decreases the offer consideration or (ii) changes the terms of the offer or the merger or changes the form of consideration payable in the offer or the merger in a manner that is adverse to the holders of Romeo common stock.

The foregoing description of the support agreement does not purport to be complete and is qualified in its entirety by the full text of the support agreement, a copy of which is filed as Exhibit 10.1 to the registration statement which this document is a part of and is incorporated by reference herein.

Loan and Security Agreement

Concurrently with the execution of the merger agreement, Romeo and Romeo Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of Romeo (“Romeo Systems”), entered into the financing agreement. The financing agreement provides for a liquidity support senior secured debt facility (the “facility”) in an aggregate principal amount of up to $30.0 million (subject to certain incremental increases of up to $20.0 million), which shall be available for drawing subject to certain terms and conditions set forth in the financing agreement. Loans under the facility may be made until the earlier of (a) six months from the date of the execution and delivery of the merger agreement and the financing agreement and (b) the date of the termination of the merger agreement. All amounts outstanding under the facility will be due on the earlier of (a) the date that is the six-month anniversary of the termination of the merger agreement and (b) July 30, 2023, subject to acceleration upon the occurrence of certain events set forth in the financing agreement. Interest will be payable on borrowings under the facility at daily SOFR plus 8.00%.

The obligations under the financing agreement are secured by substantially all personal property assets of Romeo and Romeo Systems, subject to certain customary exclusions.

The foregoing description of the financing agreement does not purport to be complete and is qualified in its entirety by the full text of the financing agreement, a copy of which is filed as Exhibit 10.2 to the registration statement which this document is a part of and is incorporated by reference herein.

Supply Agreement Amendment

Concurrently with the execution of the merger agreement, Nikola and Romeo entered into an amendment to the supply agreement dated August 28, 2020 under which Romeo supplies certain automotive-grade products and the necessary battery management software to Nikola.

The Companies

Nikola

Nikola’s vision is to be the zero-emissions transportation industry leader. Nikola plans to realize this vision through pioneering a business model that is intended to enable corporate customers to integrate next-generation truck technology, hydrogen fueling and charging infrastructure, and related maintenance.

Nikola operates in two business units: Truck and Energy. The Truck business unit is developing and commercializing BEV and FCEV, Class 8 trucks that provide environmentally friendly, cost-effective solutions to the short-haul, medium-haul, and long-haul trucking sector. The Energy business unit is focused on developing and constructing a hydrogen fueling ecosystem and providing BEV charging support to meet anticipated fuel demand for our FCEV and BEV customers, as well as other third-party customers.

Nikola’s principal executive offices are located at 4141 E Broadway Road, Phoenix, AZ 85040 and its telephone number is (480) 666-1038. Nikola’s website address is www.nikolamotor.com. Information contained on Nikola’s website does not constitute part of this prospectus/offer to exchange. Nikola common stock is publicly traded on The Nasdaq Stock Market LLC under the ticker symbol “NKLA.” Additional information about Nikola is included in documents incorporated by reference in this prospectus/offer to exchange. Please see the section entitled “Where You Can Find More Information” beginning on page 147.

Romeo

Romeo is an energy storage technology company focused on designing and manufacturing lithium-ion battery products and packs for vehicle electrification. Through Romeo’s energy dense battery products and packs, Romeo enables large-scale sustainable transportation by delivering safe, longer lasting batteries that have shorter charge times and longer life. With greater energy density, Romeo is able to create lightweight and efficient solutions that deliver superior performance and provide improved acceleration, range and durability compared to battery packs provided by its competitors. Romeo’s modules and packs are customizable and scalable and are optimized by its proprietary battery management system (“BMS”). Romeo believes that it produces superior battery products compared to Romeo’s competitors by leveraging its technical expertise and depth of knowledge of energy storage systems into high performing products that fit a wide range of demanding applications.

Romeo’s business today is primarily focused on marketing mobility energy technology for medium and heavy-duty commercial vehicles in Classes 4-8. Romeo has recently announced an additional focus on marine and off-highway applications. Since 2016, Romeo has been designing and building battery products, and Romeo provides enabling battery technology to key customers in the commercial electric vehicle (“EV”) industry. Romeo does not manufacture vehicles directly and is not subject to regulatory requirements applicable to vehicles; rather, Romeo’s role is supplying the vehicle manufacturers with the most appropriate battery products and battery technology for their specific vehicle designs and intended uses. The advantage Romeo brings to the vehicle manufacturers with whom Romeo partners is the ability to design lighter batteries with higher energy density and output, as described further below. Romeo’s business is working with vehicle manufactures to provide them with the preeminent energy storage technology that works in their vehicles.

Romeo’s principal executive offices are located at 5560 Katella Avenue, Cypress, CA 90630 and its telephone number is (833) 467-2237. Romeo’s website address is www.romeopower.com. Information contained on Romeo’s website does not constitute part of this prospectus/offer to exchange. Romeo common stock is publicly traded on The New York Stock Exchange under the ticker symbol “RMO.” Additional information about Romeo is included in documents incorporated by reference in this prospectus/offer to exchange. Please see the section entitled “Where You Can Find More Information” beginning on page 147.

The Offeror

J Purchaser Corp., a wholly owned subsidiary of Nikola, is a Delaware corporation incorporated on July 22, 2022, for the purpose of effecting the offer and the merger. J Purchaser Corp. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

J Purchaser Corp.’s principal executive offices are located at 4141 E Broadway Road, Phoenix, AZ 85040 and its telephone number is (480) 666-1038.

Romeo’s Reasons for the Offer and the Merger

After careful and thorough consideration, at a meeting of the Romeo board of directors on July 30, 2022, the Romeo board of directors unanimously: (i) determined that the transactions contemplated by the merger agreement, are advisable and fair to, and in the best interests of, Romeo and its stockholders; (ii) deemed advisable and approved the merger agreement, the offer, the merger and the other actions contemplated by the merger agreement; and (iii) subject to the non-solicitation and board recommendation provisions under the merger agreement, determined to recommend that the stockholders of Romeo accept the offer and exchange their shares of Romeo common stock for Nikola common stock pursuant to the offer.

Accordingly, the Romeo board of directors unanimously recommends that Romeo’s stockholders tender their shares of Romeo common stock pursuant to the offer.

For a description of Romeo’s reasons for the offer and merger, see “The Offer—Romeo’s Reasons for the Offer and the Merger; Recommendation of the Romeo Board of Directors.”

Nikola’s Reasons for the Offer and the Merger

The purpose of the offer is for Nikola to acquire control of, and ultimately the entire equity interest in, Romeo. The Offeror is making the offer and Nikola plans to complete the merger because it believes that the acquisition of Romeo by Nikola will provide significant synergies and cost savings from the integration of important components produced by Romeo, and ultimately increasing stockholder value for the combined company.

The Merger

A summary of the terms and conditions of the merger is contained in the merger agreement, a copy of which is attached as Annex A to this prospectus/offer to exchange. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger and the relationship between Nikola, Offeror and Romeo with respect to the offer.

On July 30, 2022, Nikola, Romeo and Offeror entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the DGCL, as soon as practicable following the consummation of the offer, Offeror will merge with and into Romeo, with Romeo continuing as the surviving corporation and a wholly owned subsidiary of Nikola.

Merger Consideration

At the effective time of the merger:

•

each share of Romeo common stock and Romeo preferred stock held as treasury stock or held or owned by Romeo, Nikola, Offeror or any subsidiary of Romeo immediately prior to the effective time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

•

each share of Romeo common stock and Romeo preferred stock outstanding immediately prior to the effective time (other than shares of Romeo common stock and Romeo preferred stock held as treasury stock or held or owned by Romeo, Nikola, Offeror or any subsidiary of Romeo immediately prior to the completion of the merger) shall be converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of Nikola common stock equal to the exchange ratio described in more detail below;

•

each option to purchase shares of Romeo common stock that is outstanding and unexercised immediately prior to the effective time, whether under the Romeo 2020 plan, the predecessor plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration.

•	each Romeo RSU and Romeo PSU that is outstanding and has not been settled immediately prior to the effective time, whether under the 2020 plan, the predecessor plan or otherwise and whether vested or unvested, shall be converted into and become restricted stock unit or performance stock unit as applicable, which would settle for shares of Nikola common stock and each such Romeo RSU or Romeo PSU, as applicable, shall be assumed by Nikola in accordance with the terms (as in effect on the date of the merger agreement) of the 2020 plan and the predecessor plan, respectively, and the terms of the restricted stock unit award agreement or performance stock unit award agreement, as applicable, by which such Romeo RSU or Romeo PSU is evidenced. With respect to each Romeo PSU, all performance-based vesting conditions shall be deemed satisfied at the greater of the “earned” or “target” performance levels. All rights with respect to Romeo common stock under Romeo RSUs and Romeo PSUs assumed by Nikola shall be converted into rights with respect to Nikola common stock. After the effective time, each Romeo RSU and Romeo PSU assumed by Nikola shall only be settled in Nikola common stock. The number of shares of Nikola common Stock subject to each Romeo RSU or Romeo PSU assumed by Nikola will be determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock.

•

each Romeo warrant that is outstanding and unexercised immediately prior to the completion of the merger shall be converted into and become a warrant to purchase Nikola common stock determined by multiplying the number of shares of Romeo common stock that were subject to such Romeo warrant by the exchange ratio (with the per share exercise price for the Nikola common stock issuable upon exercise of each warrant assumed by Nikola determined by dividing the per share exercise price of Romeo common stock subject to such warrant by the exchange ratio), and Nikola shall assume each such warrant in accordance with its terms.

If any shares of Romeo common stock outstanding prior to the merger are unvested or are subject to a repurchase option or the risk of forfeiture, then the shares of Nikola common stock issued in exchange for such shares of Romeo common stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Nikola common stock shall accordingly be marked with appropriate legends.

No fractional shares of Nikola common stock shall be issued in connection with the offer, and no certificates or scrip for any such fractional shares shall be issued. Each holder of Romeo common stock will receive a number of shares of Nikola common stock equal to the total number of shares of Romeo common stock held by such holder multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Nikola common stock.

Treatment of Romeo Equity Awards

Romeo Options. At the effective time, each option to purchase shares of Romeo common stock that is outstanding and unexercised immediately prior to the effective time, whether under the 2020 plan or the predecessor plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration.

Romeo Restricted Stock Unit Awards and Romeo Performance Stock Unit Awards. At the effective time, each Romeo RSU and Romeo PSU that is outstanding and has not been settled immediately prior to the effective time, whether under the 2020 plan, the predecessor plan or otherwise and whether vested or unvested, shall be converted into and become an RSU or PSU, as applicable, which would settle for shares of Nikola common stock and each such Romeo RSU or Romeo PSU, as applicable, shall be assumed by Nikola in accordance with the terms (as in effect on the date of the merger agreement) of the 2020 plan and the predecessor plan, respectively, and the terms of the restricted stock unit award agreement or performance stock unit award agreement, as applicable, by which such Romeo RSU or Romeo PSU is evidenced. All rights with respect to Romeo common stock under Romeo RSUs and Romeo PSUs assumed by Nikola shall be converted into rights with respect to Nikola common stock. After the effective time, each Romeo RSU and Romeo PSU assumed by Nikola shall only be settled in Nikola common stock. The number of shares of Nikola common Stock subject to each Romeo RSU or Romeo PSU assumed by Nikola will be determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock. Any restriction on the shares of Romeo common stock issuable upon settlement of the Romeo RSU or Romeo PSU, as applicable, shall continue in full force and effect, and the term, vesting schedule, settlement and other provisions of such Romeo RSU or Romeo PSU shall otherwise remain unchanged; provided, however, that all performance-based vesting conditions shall be deemed satisfied at the greater of the “earned” or “target” performance levels.

Opinion of Romeo’s Financial Advisor

Romeo has retained Morgan Stanley & Co. (“Morgan Stanley”), to act as its financial advisor in connection with the merger and the exchange offer. Morgan Stanley delivered its opinion to the Romeo board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the offer consideration per share to be paid to the holders (other than Nikola and its affiliates) of shares of Romeo common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated July 30, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document and is incorporated into this document by reference. You should read the opinion carefully in its entirety.

The Morgan Stanley opinion was provided to the Romeo board of directors and addresses only, as of the date of the opinion, based upon and subject to the factors and assumptions set forth therein, the fairness from a financial point of view of the offer consideration to be paid to the Romeo stockholders (other than Nikola and its affiliates), taken in the aggregate, pursuant to the merger agreement. The Morgan Stanley opinion does not constitute a recommendation as to whether or not any holder of shares of Romeo common stock should tender such shares of Romeo common stock in connection with the offer or any other matter.

Romeo has paid Morgan Stanley a fee of $2.375 million (the “Announcement Fee”), which was contingent upon the earlier of the rendering of Morgan Stanley’s opinion and the execution of definitive agreement with respect to the merger. Romeo also has agreed to pay Morgan Stanley a fee equal to $9.5 million (the “Transaction Fee”), which is contingent upon the consummation of the merger. The Announcement Fee will be credited against the Transaction Fee payable if the merger is consummated. In addition, Romeo has agreed to reimburse Morgan Stanley for certain of its costs and expenses incurred in connection with its services, including certain of the fees and disbursements of counsel, and will indemnify Morgan Stanley against certain liabilities arising out of Morgan Stanley’s engagement.

Interests of Romeo Directors and Executive Officers in the Merger

You should be aware that some of the directors and executive officers of Romeo may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a Romeo stockholder. These interests may include, among others, agreements that certain executive officers have entered into with Romeo that provide for the vesting acceleration of stock options and restricted stock units in the event the executive officer experiences a qualifying termination of employment with a specified period following a change of control of Romeo, payments of severance benefits under Romeo’s change in control severance agreements and certain indemnification obligations. See “The Offer—Interests of Romeo Directors and Executive Officers in the Offer and the Merger” and “Merger Agreement—Employee Matters.”

Conditions of the Offer

Under the terms of the merger agreement, Offeror’s obligation to accept and pay for shares of Romeo common stock that are tendered in the offer is subject to customary conditions, including, among others:

•

the condition that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of shares of Romeo common stock that, upon the consummation of the offer would represent at least a majority of the aggregate voting power of the shares of Romeo common stock outstanding immediately after the consummation of the offer;

•	the absence of legal restraints prohibiting the consummation of the transactions;

•	the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the effectiveness of this registration statement Form S-4 registering the Nikola common stock to be issued in connection with the offer and the merger;

•	the approval of shares of Nikola common stock for listing on Nasdaq;

•	the accuracy of the Romeo’s representations and warranties in the merger agreement, subject to specified materiality qualifications;

•	compliance by the Romeo with its covenants in the merger agreement in all material respects;

•	the absence of a material adverse effect on the financial condition, business, or operations of Romeo and its subsidiaries taken as a whole (subject to customary carveouts);

•	the absence of a bankruptcy of Romeo;

•	delivery of certain customary closing documents (including a customary officer certificate and United States real property interests tax certificate); and

•	no valid termination of the merger agreement in accordance with its terms.

Conditions to the Completion of the Merger

The respective obligations of Nikola and Romeo to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

•

there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction that remains in effect, and there must be no law, statute, rule, regulation, ruling or decree in effect which has the effect of making the consummation of the merger illegal; and

•

Offeror must have accepted for exchange all shares of Romeo common stock validly tendered and not validly withdrawn pursuant to the offer and such shares accepted are in excess of the minimum condition set forth in the merger agreement.

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived. For a more complete description of the conditions to the merger, see “Merger Agreement—Conditions to the Completion of the Merger” beginning on page 107.

Timing of the Merger

The transaction is expected to be completed during the fourth quarter of 2022. Neither Nikola nor Romeo can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals. For a more complete description of the conditions to the merger, see “Merger Agreement—Conditions to the Completion of the Merger” beginning on page 107.

Termination of the Merger Agreement

For a more complete description of each party’s termination rights and the related termination fee obligations, see “Merger Agreement—Termination of the Merger Agreement” beginning on page 107.

Expiration of the Offer

The offer is scheduled to expire at midnight, Eastern Time, at the end of October 12, 2022, unless extended or terminated in accordance with the merger agreement. The “expiration date” means midnight, Eastern Time, at the end of October 12, 2022, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Withdrawal Rights

Tendered shares of Romeo common stock may be withdrawn at any time prior to the expiration of the offer. Additionally, if the Offeror has not agreed to accept the shares for exchange on or prior to October 12, 2022, Romeo stockholders may thereafter withdraw their shares from the offer at any time after such date until the Offeror accepts the shares for exchange. Any Romeo stockholder that validly withdraws previously tendered shares of Romeo common stock will receive shares of the same class of Romeo common stock that were tendered. Once the Offeror accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering

All shares of Romeo common stock are held in electronic book entry form.

To validly tender shares of Romeo common stock held of record, Romeo stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents to the exchange agent at its address set forth elsewhere in this document, and must follow the other procedures set forth herein, prior to the expiration of the offer.

Romeo stockholders who hold shares of Romeo common stock in “street name” through a bank, broker or other nominee holder, and desire to tender their shares of Romeo common stock pursuant to the offer, should instruct the nominee holder to do so prior to the expiration of the offer.

Exchange of Shares; Delivery of Nikola Shares

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the expiration of the offer, the Offeror will accept for exchange, and will exchange, all shares of Romeo common stock validly tendered and not validly withdrawn prior to the expiration of the offer.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the DOJ, and the United States Federal Trade Commission, which is referred to as the FTC, and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. Nikola and Romeo each filed their respective HSR Act notification forms on August 10, 2022 and the required 30-day waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on September 9, 2022.

There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

See “The Offer—Regulatory Approvals” beginning on page 82.

No Appraisal Rights

No appraisal rights are available in connection with the offer or the merger. See “The Offer—No Appraisal Rights.”

Comparative Market Price Data

Nikola common stock is listed on Nasdaq under the symbol “NKLA” and Romeo common stock is listed on the NYSE under the symbol “RMO.”

The parties announced the execution of the merger agreement prior the opening of trading on August 1, 2022. On July 29, 2022, the trading day prior to the public announcement of the execution of the merger agreement and the release of media reports regarding the transaction, the closing price per share of Romeo common stock on the NYSE was $0.55, and the closing price per share of Nikola common stock on Nasdaq was $6.22. On September 26, 2022, the most recent practicable trading date prior to the filing of this document, the closing price per share of Romeo common stock on the NYSE was $0.44, and the closing price per share of Nikola common stock on Nasdaq was $3.85.

The market value of the stock consideration will change as the market value of Nikola common stock fluctuates during the offer period and thereafter. Romeo stockholders should obtain current market quotations for shares of Romeo common stock and Nikola common stock before deciding whether to tender their shares of Romeo common stock in the offer. See “Comparative Market Price Data.”

Ownership of Nikola Shares After the Offer and the Merger

Nikola estimates that former Romeo stockholders will own, in the aggregate, approximately 4.5% of the outstanding Nikola shares immediately following the completion of the offer and the merger. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Nikola Shares After the Offer and the Merger.”

Comparison of Stockholder Rights

The rights of Nikola stockholders are different in some respects from the rights of Romeo stockholders. Therefore, Romeo stockholders will have different rights as stockholders once they become Nikola stockholders. The differences are described in more detail under “Comparison of Stockholder Rights.”

Certain Material U.S. Federal Income Tax Consequences

Nikola and Romeo intend for the offer and the merger, taken together, to be treated as integrated steps in a single transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and will treat and not take any tax reporting position inconsistent with the treatment of the offer and the merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder for U.S. federal, state and other relevant tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Neither Nikola nor Romeo, however, will request a ruling from the IRS with respect to the tax treatment of these transactions, and as a result, no assurance can be given that the IRS will not challenge the intended tax treatment of these transactions or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the offer and merger, Romeo stockholders could be required to fully recognize any gain or loss with respect to their Romeo common stock as a result of the offer and the merger. See “Certain Material U.S. Federal Income Tax Consequences—Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger to Romeo Holders—Certain Material U.S. Federal Income Tax Consequences if the Offer and the Merger Were to Fail to Qualify as a Reorganization” beginning on page 128.

See “Certain Material U.S. Federal Income Tax Consequences” beginning on page 125 for a further discussion of certain material U.S. federal income tax consequences of the offer and the merger, including a possible exception to the general nonrecognition rule for non-U.S. holders (as defined therein) if the offer and the merger are treated as integrated steps in a single transaction that qualifies as a “reorganization” under section 368(a) of the Code.

This prospectus/offer to exchange contains a discussion of certain material U.S. federal income tax consequences of the offer and the merger. That discussion does not address any U.S. federal non-income tax consequences, nor any state or local, non- U.S. or other tax consequences. You should consult your own tax advisors regarding the particular U.S. federal income tax consequences of the offer and the merger to you in light of your particular circumstances, as well as the particular tax consequences to you of the offer and the merger under any U.S. federal non-income, state and local, and non-U.S. tax laws.

Accounting Treatment

Nikola prepares its financial statements in accordance with accounting principles generally accepted in the United States, which are referred to as GAAP. The merger will be accounted for as an acquisition of Romeo by Nikola under the acquisition method of accounting in accordance with GAAP. Nikola will be treated as the acquirer for accounting purposes.

Questions about the Offer and the Merger

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Romeo stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the offer is:

200 Broadacres Drive,

3rd Floor,

Bloomfield, NJ 07003

Stockholders Call Toll Free: 855-643-7453

Banks & Brokers Call Collect: (973) 873-7700

E-mail: nkla@allianceadvisors.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NIKOLA

The following table sets forth summary consolidated financial data of Nikola.

The selected consolidated statements of operations data for the fiscal years ended December 31, 2021 and 2020 and the consolidated balance sheet data as of December 31, 2021 and 2020 are derived from Nikola’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended, and incorporated by reference into this document. The selected condensed consolidated financial data as of June 30, 2022 and for the six months ended June 30, 2022, are derived from Nikola’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, and incorporated by reference into this document.

The following selected historical consolidated financial data is only a summary and is not necessarily indicative of future results. Such financial data should be read together with, and is qualified in its entirety by reference to, Nikola’s historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference into this document. In the opinion of the management of Nikola, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations at these dates and for these periods.

Consolidated Statements of Operations Data

(In thousands, except share and per share data)

	Six Months Ended June 30,	Years Ended December 31,
	2022	2021	2020
Revenues:
Truck sales	$17,383	$—	$—
Service and other	2,638	—	—
Solar revenues	—	—	95

Total revenues	20,021	—	95
Cost of revenues:
Truck sales	46,781	—	—
Service and other	2,066	—	—
Cost of solar revenues	—	—	72

Total cost of revenues	48,847	—	72

Gross (loss) profit	(28,826)	—	23
Operating expenses:
Research and development	137,663	292,951	185,619
Selling, general and administrative	157,051	400,575	182,724
Impairment expense	—	—	14,415

Total operating expenses	294,714	693,526	382,758

Loss from operations	(323,540)	(693,526)	(382,735)
Other income (expense):
Interest (expense) income, net	(3,019)	(481)	202
Loss on forward contract liability	—	—	(1,324)
Revaluation of warrant liability	2,907	3,051	13,448
Other income (expense), net	1,806	4,102	(846)

Loss before income taxes and equity in net loss of affiliates	(321,846)	(686,854)	(371,255)
Income tax expense (benefit)	2	4	(1,026)

Loss before equity in net loss of affiliates	(321,848)	(686,858)	(370,229)
Equity in net loss of affiliates	(4,090)	(3,580)	(637)

Net Loss	(325,938)	(690,438)	(370,866)
Premium paid on repurchase of redeemable convertible preferred stock	—	—	(13,407)

Net loss attributable to common stockholders	$(325,938)	$(690,438)	$(384,273)

Net loss per share attributable to common stockholders:
Basic	$(0.78)	$(1.73)	$(1.15)
Diluted	$(0.78)	$(1.74)	$(1.18)
Weighted average number of shares outstanding
Basic	420,266,181	398,655,081	335,325,271
Diluted	420,266,181	398,784,392	335,831,033

Consolidated Balance Sheet Data

(In thousands, except share and per share data)

	As of
	June 30, 2022	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$441,765	$497,241	$840,913
Restricted cash and cash equivalents	—	—	4,365
Accounts receivable, net	16,726	—	—
Inventory	52,105	11,597	—
Prepaid in-kind services	—	—	46,271
Prepaid expenses and other current assets	34,802	15,891	5,368

Total current assets	545,398	524,729	896,917

Restricted cash and cash equivalents	87,459	25,000	4,000
Long-term deposits	37,740	27,620	17,687
Property, plant and equipment, net	311,732	244,377	71,401
Intangible assets, net	95,395	97,181	50,050
Investment in affiliates	79,726	61,778	8,420
Goodwill	5,238	5,238	5,238
Other assets	4,287	3,896	—

Total assets	$1,166,975	$989,819	$1,053,713

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$87,479	$86,982	$29,364
Accrued expenses and other current liabilities	156,610	93,487	17,739
Debt and finance lease liabilities, current	9,518	140	5,170

Total current liabilities	253,607	180,609	52,273

Long-term debt and finance lease liabilities, net of current portion	273,309	25,047	13,956
Operating lease liabilities	2,349	2,263	—
Warrant liability	1,377	4,284	7,335
Other long-term liabilities	37,070	84,033	—
Deferred tax liabilities, net	12	11	8

Total liabilities	567,724	296,247	73,572

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of June 30, 2022 and December 31, 2021 and 2020	—	—	—
Common stock, $0.0001 par value, 600,000,000 shares authorized, 433,475,084, 413,340,550, and 391,041,347 shares issued and outstanding as of June 30, 2022 and December 31, 2021 and 2020, respectively	43	41	39
Additional paid-in capital	2,176,945	1,944,341	1,540,037
Accumulated deficit	(1,576,550)	(1,250,612)	(560,174)
Accumulated other comprehensive income (loss)	(1,187)	(198)	239

Total stockholders’ equity	599,251	693,572	980,141

Total liabilities and stockholders’ equity	$1,166,975	$989,819	$1,053,713

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ROMEO

The following table sets forth summary consolidated financial data of Romeo.

The selected consolidated statements of operations and comprehensive income (loss) data for the years ended December 31, 2021 and 2020, and the selected consolidated balance sheet data as of December 31, 2021 and 2020 are derived from Romeo’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2021, previously filed with the SEC on March 1, 2022 and incorporated by reference into this document. The selected condensed consolidated statement of operations and comprehensive loss data for the six months ended June 30, 2022 and the selected condensed consolidated balance sheet data as of June 30, 2022, are derived from Romeo’s unaudited condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, previously filed with the SEC on August 8, 2022 and incorporated by reference into this document.

The following selected historical consolidated financial data is only a summary and is not necessarily indicative of future results. Such financial data should be read together with, Romeo’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Romeo’s Annual Report on Form 10-K for the year ended December 31, 2021, previously filed with the SEC on March 1, 2022 and incorporated by reference into this document, and in Romeo’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, previously filed with the SEC on August 8, 2022 and incorporated by reference into this document.

Consolidated Statements of Operations and Comprehensive (Loss) Income Data

(In thousands, except share and per share data)

	Six Months Ended June 30, 2022	Years Ended December 31,
		2021	2020
Revenues:
Product revenues	$17,052	$12,391	$2,910
Service revenues	248	4,413	6,064

Total revenues(1)	17,300	16,804	8,974

Cost of revenues:
Product cost	48,746	34,366	9,997
Service cost	205	3,786	7,968

Total cost of revenues	48,951	38,152	17,965

Gross loss	(31,651)	(21,348)	(8,991)
Operating expenses:
Research and development	13,837	15,260	7,995
Selling, general and administrative	40,989	80,687	21,462
Acquisition of in-process research and development	35,402	—	—

Total operating expenses	90,228	95,947	29,457

Operating loss	(121,879)	(117,295)	(38,448)
Interest expense	(78)	(44)	(1,111)
Change in fair value of public and private placement warrants	1,496	126,447	34,168
Gain from extinguishment of PPP loans	—	3,342	—
Investment (loss) gain, net	(825)	259	—
Other expense	—	—	(3,868)

Income (loss) before income taxes and loss in equity method investments	(121,286)	12,709	(9,259)
Loss in equity method investments	(271)	(2,671)	(2,480)
Provision for income taxes	—	(7)	(2)

Net (loss) income	(121,557)	10,031	(11,741)

Other comprehensive income (loss)
Available-for-sale debt investments:
Change in net unrealized losses, net of income taxes	(734)	(723)	—
Net losses reclassified to earnings, net of income taxes	1,100	357	—

Total other comprehensive income (loss), net of income taxes	366	(366)	—

Comprehensive (loss) income	(121,191)	$9,665	$(11,741)

Net (loss) income per share
Basic	(0.82)	$0.08	$(0.15)
Diluted	(0.82)	$0.07	$(0.15)
Weighted average number of shares outstanding
Basic	147,780,749	132,023,930	77,741,339
Diluted	147,780,749	135,340,962	77,741,339

(1)	Total revenues included related party revenues of $162, $2,417 and $3,142 for the six months ended June 30, 2022 and for the years ended December 31, 2021 and 2020, respectively.

Consolidated Balance Sheet Data

(In thousands, except share and per share data)

	As of:
	June 30, 2022	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$38,707	$22,638	$292,442
Investments	—	97,309	—
Accounts receivable, net of allowance for expected credit loss of $3, $0 and $238 at June 30, 2022, December 31, 2021 and December 31, 2020, respectively	4,166	8,378	841
Inventories, net	45,397	37,125	4,937
Insurance receivable	—	1,250	6,000
Prepaid inventories	6,057	3,002	493
Prepaid expenses and other current assets	7,046	5,579	776

Total current assets	101,373	175,281	305,489
Restricted cash	3,000	3,000	1,500
Property, plant and equipment, net	31,807	15,158	5,484
Equity method investments	35,000	36,329	35,000
Operating lease right-of-use assets	22,299	23,115	5,469
Finance lease right-of-use assets	4,008	4,070	269
Deferred assets	5,018	5,018	—
Prepayment—long-term supply agreement	64,703	64,703	—
Insurance receivable	6,000	6,000	—
Other noncurrent assets	2,019	2,772	2,831

Total assets	$275,227	$335,446	$356,042

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$16,088	$11,724	$2,900
Accrued expenses	14,552	8,156	2,844
Contract liabilities	257	384	815
Current maturities of long term debt	—	—	2,260
Operating lease liabilities, current	798	416	853
Finance lease liabilities, current	1,152	927	282
Legal settlement payable	—	—	6,000
Other current liabilities	743	1,509	102

Total current liabilities	33,590	23,116	16,056
Long-term debt, net of current portion	—	—	1,082
Public and private placement warrants	30	1,526	138,466
Operating lease liabilities, net of current portion	22,544	23,058	4,723
Finance lease liabilities, net of current portion	2,170	2,595	17
Legal settlement payable	6,000	6,000	—

Total liabilities	64,334	56,295	160,344

	As of
	June 30, 2022	December 31, 2021	December 31, 2020
Commitments and contingencies Stockholders’ equity
Common stock ($0.0001 par value, 250,000,000 shares authorized, 185,811,279, 134,458,439 and 126,911,861 shares issued and outstanding at June 30, 2022, December 31, 2021 and December 31, 2020, respectively)	19	13	12
Additional paid-in capital	503,967	451,040	377,253
Accumulated other comprehensive loss	—	(366)	—
Accumulated deficit	(293,093)	(171,536)	(181,567)

Total stockholders’ equity	210,893	279,151	195,698

Total liabilities and stockholders’ equity	$275,227	$335,446	$356,042

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth for Nikola common stock and Romeo common stock certain historical and unaudited pro forma consolidated and pro forma-equivalent per share financial information. The unaudited pro forma consolidated and pro forma-equivalent per share information gives effect to the proposed merger as if it had occurred on January 1, 2021. The information in the table is based on, and should be read together with, the historical financial information that Nikola and Romeo have presented in their respective filings with the SEC and the pro forma financial information that appears elsewhere in this prospectus/offer to exchange. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma combined financial information presented in this document, see “Unaudited Pro Forma Condensed Combined Financial Statement.” See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements” on pages 147 and 113, respectively.

The unaudited pro forma consolidated and pro forma-equivalent data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. Neither Nikola nor Romeo declared or paid any dividends during the periods presented.

	Romeo Common Stock		Nikola Common Stock
	Historical	Pro Forma Equivalent(1)	Historical	Pro Forma Combined
Net income (loss) per share
Year Ended December 31, 2021
Basic	$0.08	$(0.17)	$(1.73)	$(1.46)
Diluted	$0.07	$(0.17)	$(1.74)	$(1.47)
Six Months Ended June 30, 2022
Basic	$(0.82)	$(0.12)	$(0.78)	$(1.00)
Diluted	$(0.82)	$(0.12)	$(0.78)	$(1.00)
Book Value per share (as of period end)
Year Ended December 31, 2021	$2.08	—	$1.68	—
Six Months Ended June 30, 2022	$1.13	$0.21	$1.38	$1.74

(1)	Calculated by multiplying the “Pro Forma Combined” amounts by the exchange ratio of 0.1186.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus/offer to exchange contains forward-looking statements that involve risks and uncertainties. When used in this prospectus/offer to exchange, the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “plan,” “potential,” “will,” and similar expressions are intended to identify forward looking statements. These are statements that relate to future periods and include:

•	Nikola’s ability to consummate the proposed transaction on a timely basis or at all;

•

the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of shares of Romeo’s common stock validly tendered into the offer to meet the minimum condition;

•	the parties’ ability to secure regulatory approvals on the terms expected, in a timely manner or at all;

•	Nikola’s ability to successfully integrate Romeo’s operations and employees;

•	Nikola’s ability to successfully manufacture battery packs after the completion of the transaction and to realize expected synergies;

•

Nikola’s ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits from the transaction will not be realized or will not be realized within the expected time period;

•	disruption from the transaction making it more difficult to maintain business and operational relationships;

•	the negative effects of the announcement or the consummation of the transaction on the market price of Nikola common stock or on Nikola’s operating results;

•	the amount of the costs, fees, expenses and charges related to the offer and the merger;

•	unknown liabilities;

•	the risk of litigation or regulatory actions related to the transaction;

•	the effect of the announcement or pendency of the transaction on Romeo’s business relationships, operating results, and business generally;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	Nikola’s financial and business performance;

•

expected timing with respect to the expansion of Nikola’s manufacturing facilities, joint venture with Iveco and production and attributes of Nikola’s battery electric vehicle trucks and Nikola’s Tre hydrogen fuel cell electric vehicle trucks;

•	expectations regarding Nikola’s hydrogen fuel station rollout plan and hydrogen strategy;

•	timing of completion of prototypes, validation testing, volume production and other milestones;

•	securing components for Nikola’s trucks on acceptable terms and in a timely manner, or at all;

•	changes in Nikola’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	planned collaborations with Nikola’s business partners;

•	Nikola’s future capital requirements and sources and uses of cash;

•	the potential outcome of investigations, litigation, complaints, product liability claims and/or adverse publicity;

•	the implementation, market acceptance and success of Nikola’s business model;

•	developments relating to Nikola’s competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on Nikola’s business and the actions it may take in response thereto;

•	Nikola’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	Nikola’s ability to obtain funding for its operations;

•	Romeo’s prospective financial information;

•	Nikola’s business, expansion plans and opportunities;

•	changes in applicable laws or regulations; and

•	anticipated trends and challenges in Nikola’s business and the markets in which it operates.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed in the section titled “Risk Factors,” as well as:

•	Nikola’s ability to execute its business model, including market acceptance of its planned products and services;

•	changes in applicable laws or regulations;

•	risks associated with the outcome of any legal, regulatory or judicial proceedings;

•	the effect of the COVID-19 pandemic on Nikola’s business;

•	supply chain constraints;

•	the impact of inflation;

•	Nikola’s ability to raise capital;

•	Nikola’s ability to compete; the success of Nikola’s business collaborations;

•	regulatory developments in the United States and foreign countries;

•	the possibility that Nikola may be adversely affected by other economic, business, and/or competitive factors;

•	Nikola’s ability to close its proposed acquisition of Romeo on a timely basis or at all;

•	Nikola’s ability to achieve the intended benefits of its proposed acquisition of Romeo; and

•	Nikola’s history of operating losses.

These forward-looking statements speak only as of the date hereof. Nikola expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in Nikola’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Nikola™ is a trademark of Nikola Corporation. Nikola also refers to trademarks of other corporations and organizations in this prospectus/offer to exchange.

You should read this prospectus/offer to exchange completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. Nikola qualifies all of its forward-looking statements by these cautionary statements.

RISK FACTORS

Romeo stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares of Romeo common stock pursuant to the offer.

Risks Related to the Offer and the Merger

The offer consideration is fixed and will not be adjusted. Because the market price of Nikola common stock may fluctuate, Romeo stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their Romeo common stock in connection with the transactions.

In connection with the offer and the merger, Romeo stockholders will receive a fixed number of Nikola shares for each of their shares of Romeo common stock (i.e., 0.1186 of a Nikola share for each share of Romeo common stock). Accordingly, the market value of the stock consideration that you will receive in the offer or merger will vary based on the price of Nikola common stock at the time you receive the offer consideration. The market price of Nikola common stock may decline after the date of this document, after you tender your shares and/or after the offer and the merger are completed.

A decline in the market price of Nikola common stock could result from a variety of factors beyond Nikola’s control, including, among other things, the possibility that Nikola may not achieve the expected benefits of the acquisition of Romeo as rapidly or to the extent anticipated, the effect of Nikola’s acquisition of Romeo on Nikola’s financial results may not meet the expectations of Nikola, financial analysts or investors, or the addition and integration of Romeo’s business may be unsuccessful, may take longer or be more disruptive than anticipated, as well as numerous factors affecting Nikola and its businesses that are unrelated to Romeo.

Because the offer will not be completed until certain conditions have been satisfied or waived in accordance with the merger agreement, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for exchange. Therefore, at the time you tender your Romeo common stock pursuant to the offer, you will not know the exact market value of the offer consideration that will be issued if the Offeror accepts such shares for exchange.

You are urged to obtain current market quotations for shares of Romeo common stock and for shares of Nikola common stock.

The offer remains subject to conditions that Nikola cannot control. Failure to complete the merger could have material adverse effects on Romeo and Nikola.

The offer is subject to conditions, including the minimum condition, receipt of required regulatory approvals (see the section entitled “Merger Agreement—Conditions to the Completion of the Merger,” beginning on page 107, for a more detailed discussion), lack of legal prohibitions, no material adverse effect (as described in “Merger Agreement—Representations and Warranties; Material Adverse Effect”) having occurred with respect to Romeo since the date of the merger agreement that is continuing as of immediately prior to the expiration of the offer, the accuracy of Romeo’s representations and warranties made in the merger agreement (subject to specified materiality standards), Romeo being in compliance in all material respects with its covenants under the merger agreement, the listing of the Nikola shares to be issued in the offer and the merger being authorized for listing on Nasdaq, subject to official notice of issuance, the registration statement on Form S-4 of which this document is a part becoming effective, and the merger agreement not having been terminated in accordance with its terms. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Nikola may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “The Offer—Conditions of the Offer” for a discussion of the conditions to the offer.

If the merger is not completed, Romeo’s ongoing business may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Romeo will be subject to a number of risks, including the following:

•	the trading price of Romeo’s common stock may change to the extent that the current trading price of Romeo’s common stock reflects an assumption that the offer and the merger will be completed;

•	the market price of Romeo common stock may decline, particularly to the extent that the current market price reflects a market assumption that the offer and merger will be completed;

•	Romeo could be obligated to pay (or cause to be paid) to Nikola a $3.5 million termination fee in connection with the termination of the merger agreement under certain circumstances;

•	Romeo could be obligated to pay (or cause to be paid) to Nikola an expense reimbursement fee under certain circumstances;

•	if the merger agreement is terminated, Romeo will be required to repay all loans under the facility within six months of such termination;

•

if the merger agreement is terminated and the Romeo Board seeks another business combination, Romeo stockholders cannot be certain that Romeo will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that Nikola has agreed to in the merger agreement;

•

time and resources, financial and otherwise, committed by Romeo’s management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for Romeo; failure of the offer and the merger may result in negative publicity and/or a negative impression of Romeo in its customers, prospective customers, the investment community or business community generally. The failure to consummate the offer and the merger may be viewed as a poor reflection on Romeo’s business or prospects; and

•

Romeo has incurred and expects to continue to incur significant expenses related to the proposed transactions. These transaction-related expenses include certain investment banking fees, legal, accounting and other professional fees. Most of these fees must be paid even if the merger is not completed.

In addition, if the merger is not completed, Romeo could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Romeo to perform its obligations under the merger agreement. Any of these risks could materially and adversely impact Romeo’s ongoing business, financial condition, financial results and stock price.

Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger and could materially and adversely impact Nikola’s ongoing business, financial condition, financial results and stock price following the completion of the merger.

Romeo’s ability to continue producing battery packs is dependent on its financing agreement with Nikola.

Concurrently with the execution of the merger agreement, Nikola and Romeo Systems, Inc., a wholly-owned subsidiary of Romeo, entered into the financing agreement with Nikola as the lender to provide Romeo with up to $50 million in the aggregate of liquidity support through a combination of senior secured debt financing and price increases in order to facilitate Romeo’s continued production of battery products prior to the completion of the merger. There can be no assurance that the financing agreement will provide enough liquidity for Romeo to continue producing battery products and maintain solvency prior to the completion of the merger. If the financing agreement is not sufficient to sustain Romeo during the period prior to completion of the merger, Romeo may not be able to continue its operations and Nikola may not receive critical battery products necessary to produce its vehicles.

If the proposed transactions are not completed, Romeo will need to raise substantial additional capital to fund its ongoing operating or other needs in order to avoid insolvency.

If the offer or the merger is not completed, Romeo believes that in the immediate future it will need a substantial amount of additional capital, and would expect to have to explore additional funding alternatives, such as equity or debt financings, a potential sale of assets or other strategic financing options, to fund our ongoing operations and strategic and growth objectives. Without access to additional capital, Romeo could be required to declare bankruptcy, and Romeo may not be able to remain in business. There can be no assurance that if the offer or the merger were not consummated Romeo would be successful in securing additional capital on a timeframe that coincides with its cash needs, on acceptable terms, or at all.

If the transactions are completed, Romeo stockholders will receive shares of Nikola common stock as the offer consideration and will accordingly become Nikola stockholders. Nikola common stock may be affected by different factors than Romeo common stock is affected by, and Nikola stockholders will have different rights than Romeo stockholders.

Upon consummation of the transactions, Romeo stockholders will receive shares of Nikola common stock as part of the offer consideration and will accordingly become Nikola stockholders. Nikola’s business differs from that of Romeo, and Nikola’s results of operations and stock price may be adversely affected by factors different from those that would affect Romeo’s results of operations and stock price.

In addition, holders of shares of Nikola common stock will have rights as Nikola stockholders that differ from the rights they had as Romeo stockholders before the transactions. For a comparison of the rights of Nikola stockholders to the rights of Romeo stockholders, see “Comparison of Stockholder Rights.”

Romeo stockholders who participate in the offer will be forfeiting all rights with respect to their Romeo common stock other than the right to receive the offer consideration, including the right to participate directly in any future growth of Romeo.

If the offer and the merger are completed, Romeo stockholders will cease to have any equity interest in Romeo and will not participate in any future growth, except indirectly through ownership of Nikola shares received in the offer and the merger

Consummation of the offer may adversely affect the liquidity of the Romeo common stock not tendered in the offer.

If the offer is completed, you should expect the number of Romeo stockholders and the number of publicly traded shares of Romeo common stock to be significantly reduced. As a result, the closing of the offer can be expected to adversely affect, in a material way, the liquidity of the remaining Romeo common stock held by the public pending the consummation of the merger. Although Nikola currently expects the merger to occur on the day after the offer is completed, Nikola cannot assure you that all conditions to the merger will be satisfied in the time frame expected, or at all.

Romeo directors and executive officers potentially have interests in the transaction that differ from, or are in addition to, the interests of the Romeo stockholders generally.

You should be aware that some of the officers and directors of Romeo may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a Romeo stockholder. These interests may include, among others, agreements that certain officers have entered into with Romeo that provide for the acceleration of stock options, and restricted stock units in the event the officer experiences a qualifying termination of employment within a specified period following a change of control of Romeo, payments of severance benefits under Romeo’s change in control severance agreements executive officers, agreements that certain executive officers have entered into with Nikola that provide for grants of Nikola equity awards following the effective time and certain indemnification obligations. See “The Offer—Interests of Romeo Directors and Executive Officers in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information.

As of September 1, 2022, the directors and executive officers of Romeo and their affiliates beneficially owned approximately 3,095,012 Romeo common stock, representing approximately 1.66% of the Romeo common stock outstanding as of September 1, 2022. Concurrently with the execution of the merger agreement, on July 30, 2022, certain of Romeo’s directors and executive officers representing approximately 1.6% of the Romeo common stock then outstanding, entered into the support agreement with Nikola, solely in their capacities as stockholders of Romeo, pursuant to which they agreed, among other things, to tender all of their shares of Romeo common stock in the offer. For more information regarding the support agreement, see “Other Transaction Agreements—Support Agreement,” and such support agreement, which is filed as Exhibit 10.1 to the registration statement which this document is a part of.

Romeo stockholders will have a reduced ownership and voting interest in Nikola as compared to their ownership and voting interest in Romeo.

After consummation of the offer and merger, Romeo stockholders will own approximately 4.5% of the outstanding Nikola shares, based upon the number of outstanding Romeo common stock as of September 1, 2022, disregarding stock options, restricted stock units, performance-related stock units, and other rights to acquire shares that may be issued by Nikola pursuant to any equity award plan. Consequently, former Romeo stockholders will have less influence on the management and policies of the combined company than they currently exercise over Romeo.

Sales of substantial amounts of Nikola shares in the open market by former Romeo stockholders could depress its stock price.

Other than shares held by persons who will be affiliates of Nikola after the offer and the merger, Nikola shares that are issued to Romeo stockholders, including those shares issued upon the exercise of warrants, restricted stock units, and performance stock units, will be freely tradable without restrictions or further registration under the Securities Act. If the offer and the merger are completed and if former Romeo stockholders and Romeo employees sell substantial amounts of Nikola common stock in the public market following consummation of the offer and the merger, the market price of Nikola common stock may decrease.

Holders of Romeo common stock and holders of Nikola common stock will not be entitled to appraisal rights in the merger.

Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Therefore, because shares of Romeo common stock are listed on NYSE, and the offer consideration consists of only shares of Nikola common stock, which are listed on Nasdaq, holders of Romeo common stock are not entitled to appraisal rights in the offer or the merger with respect to their shares of Romeo common stock. In addition, because the merger is of Romeo with a subsidiary of Nikola and holders of Nikola common stock will continue to hold their shares following completion of the merger, holders of Nikola common stock are not entitled to appraisal rights in connection with the offer or the merger with respect to their shares of Nikola common stock. See “The Offer—No Appraisal Rights.”

Litigation relating to the offer or the merger could require Nikola to incur significant costs and suffer management distraction, as well as to delay and/or enjoin the merger.

In connection with the merger agreement and the transactions contemplated thereby, as of September 23, 2022, six purported class action lawsuits have been filed. On September 1, 2022, a purported stockholder of Romeo filed a lawsuit against Romeo and members of its Board of Directors in the United States District Court for the Central District of California, captioned Rushing v. Romeo Power, Inc., No. 8:22-cv-01641. On September 2, 2022, a stockholder of Romeo filed a lawsuit in the United States District Court for the Central District of California, captioned Cataldi v. Romeo Power, Inc., et al., No. 8:22-cv-01642. On September 8, 2022, a purported stockholder of Romeo filed a lawsuit in the United States District Court for the Southern District of New York, captioned Wilhelm v. Romeo Power, Inc., No. 1:22-cv-07662. On September 8, 2022, a purported stockholder of Romeo filed a lawsuit in the United States District Court for the District of Delaware, captioned Wheeler v. Romeo Power, Inc., No. 1:22-cv-01182. On September 9, 2022, a purported stockholder of Romeo filed a lawsuit, in the United States District Court for the Southern District of New York, captioned Ryan v. Romeo Power, Inc., et al., No. 1:22-cv-07734. On September 13, 2022, a purported stockholder of Romeo filed a lawsuit in the United States District Court for the Central District of California, captioned Grinberger v. Romeo Power, Inc., et al., No. 8:22-cv-01678.

The lawsuits allege that Romeo and its Board of Directors made materially incomplete and misleading statements in its Solicitation/Recommendation Statement on Schedule 14D-9 regarding the Offer. Specifically the lawsuits allege that Romeo and its Board of Directors violated Sections 14(d)(4), 14(e) and 20(a) of the Exchange Act, as amended, and Rule 14d-9 promulgated under the Exchange Act, and asserts claims challenging the adequacy of the disclosures regarding the sales process leading up to the proposed transaction, Romeo’s and Nikola’s financial projections, the interests of Romeo’s senior management and Board of Directors, and Morgan Stanley’s financial analysis.

The lawsuits seek, among other things, injunctive relief to enjoin the Offer, rescission and rescissory damages should the Offer be consummated, an injunction directing the Board of Directors to comply with the Exchange Act, and an award of attorney’s and expert fees and expenses. Nikola and Offeror are not named as parties to the lawsuits.

As of September 23, 2022, Romeo had also received five stockholder demand letters, which generally seek that certain allegedly omitted information in the Schedule 14D-9 be disclosed, and one books and records demand letter, which generally seeks information in connection with a purported stockholder’s investigation of, among other things, (i) the events leading to the execution of the merger agreement, (ii) the independence and disinterestedness of certain members of Romeo’s board of directors and management, and (iii) whether wrongdoing, mismanagement, and/or material non-disclosure has taken place.

Nikola and Romeo could be subject to additional demands or litigation related to the offer and the merger. Such actions may create uncertainty relating to the offer or the merger, and responding to such demands and defending such actions may be costly and distracting to management.

The merger agreement contains provisions that limit Romeo’s ability to pursue alternatives to the merger, could discourage a potential competing acquirer of Romeo from making a favorable alternative transaction proposal and, in specified circumstances, could require Romeo to pay a substantial termination fee to Nikola.

The merger agreement contains provisions that make it more difficult for Romeo to be acquired by any person other than Nikola. The merger agreement contains certain provisions that restrict Romeo’s ability to, among other things, initiate, seek, solicit, knowingly facilitate, knowingly encourage, knowingly induce or knowingly take any other action reasonably expected to lead to, or engage in negotiations or discussions relating to, or approve or recommend, any third-party acquisition proposal. Failure to abide by these terms may constitute a breach of the merger agreement, resulting in Nikola’s termination of the agreement, and may result in Romeo being required to pay a termination fee to Nikola.

In certain other circumstances, upon termination of the merger agreement, Romeo would be required to pay a termination fee of $3.5 million to Nikola. For further discussion, see the section entitled “Merger Agreement—Termination of the Merger Agreement” beginning on page 107.

These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in acquiring all or a significant portion of Romeo or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the value proposed to be paid in the merger. In particular, the termination fee, if applicable, would be substantial, and could result in a potential third-party acquirer or merger partner proposing to pay a lower price to Romeo stockholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated and Romeo determines to seek another business combination, Romeo may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Uncertainty during pendency of the offer and the merger may cause suppliers, customers or other business partners to delay or defer decisions concerning Nikola and/or Romeo or re-negotiate agreement with Nikola and/or Romeo, and completion of the offer and the merger could cause suppliers, customers and other business partners to terminate or re-negotiate their relationships with the combined company.

In connection with the pendency of the merger, it is possible that some customers, distributors, suppliers, and other collaboration and strategic partners with whom Nikola and/or Romeo has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Nikola or Romeo, as the case may be, as a result of the merger or otherwise, which could negatively affect Nikola’s or Romeo’s respective revenues, or cash flows, as well as the market price of Nikola common stock or Romeo common stock, regardless of whether the merger is completed.

Romeo and Nikola are subject to contractual restrictions while the transactions are pending, which could adversely affect each party’s business and operations.

Under the terms of the merger agreement, Romeo is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies, including, but not limited to, the ability to amend its organizational documents, pay or accrue dividends, acquire or dispose of assets, incur or guarantee indebtedness, make capital expenditures, or issue securities. Such limitations could adversely affect Romeo’s business and operations prior to the completion of the merger.

Under the terms of the merger agreement, Nikola is subject to a more limited set of restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to amend its organizational documents, or pay dividends or distributions on its capital stock. Such limitations could adversely affect Nikola’s business and operations prior to the completion of the merger.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger. For further discussion, see the sections entitled “Merger Agreement —Covenants; Conduct of Business Pending the Merger” beginning on page 97.

Risks Related to the Combined Company After Completion of the Offer and Merger

Nikola may be unable to successfully integrate the businesses of Romeo into Nikola and may fail to realize all of the anticipated benefits of the offer and the merger or those benefits may take longer to realize than expected.

The merger involves the integration of Romeo’s business into Nikola. Even though Romeo is a current supplier of battery modules which it in turn assembles into battery packs designed by Nikola, both companies have previously operated independently and manufacture different products. The success of the merger will depend, in part, on Nikola’s ability to successfully combine and integrate the businesses of Romeo into Nikola, Nikola’s ability to learn how to manufacture and manage Romeo’s battery products, and realize the anticipated benefits, including synergies, cost savings, innovation opportunities and operational efficiencies, from the merger, in a manner that does not materially disrupt existing customer, supplier and employee relations. If Nikola is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of Nikola common stock may decline.

The integration of Romeo’s business into Nikola’s business may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;

•	managing a larger and more complex combined business;

•	expanding operations to manufacture Romeo’s battery products and overcoming Nikola’s lack of manufacturing experience related to such products;

•

maintaining employee morale, retaining key employees and the possibility that the integration process and potential organizational changes may adversely impact the ability to maintain employee relationships;

•

retaining existing business and operational relationships, including suppliers, collaboration partners, employees and other counterparties, as may be impacted by contracts containing consent and/or other provisions that may be triggered by the merger;

•	risks related to Romeo’s existing customer contracts;

•	the integration process not proceeding as expected, including due to a possibility of faulty assumptions or expectations regarding the integration process or Nikola’s or Romeo’s operations;

•	consolidating corporate, administrative and compliance infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems; and

•	unforeseen expenses, costs, liabilities or delays associated with the merger or the integration.

Many of these factors will be outside of Nikola’s control, and any one of them could result in delays, increased costs, decreases in the amount of expected cost savings or synergies and diversion of management’s time and energy, which could materially affect Nikola’s financial position, results of operations and cash flows.

Due to legal restrictions, Nikola and Romeo are currently permitted to conduct only limited planning for the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of Romeo will be combined into Nikola after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized on a timely basis, if at all.

The Nikola common stock to be received by Romeo stockholders upon completion of the merger will have different rights from shares of Romeo common stock.

Upon completion of the merger, Romeo stockholders will no longer be stockholders of Romeo, but will instead become stockholders of Nikola and their rights as Nikola stockholders will be governed by the terms of Nikola’s certificate of incorporation and bylaws. The terms of Nikola’s certificate of incorporation and bylaws are in some respects materially different than the terms of Romeo’s certificate of incorporation and bylaws, which currently govern the rights of Romeo stockholders.

For a more complete description of the different rights associated with shares of Romeo common stock and shares of Nikola common stock, see “Comparison of Stockholder Rights” beginning on page 134.

The future results of Nikola may be adversely impacted if Nikola does not effectively manage its battery pack production following the completion of the merger.

Following the completion of the merger, Nikola will manufacture a component that they have not manufactured before. As a result, Nikola may require a higher level of overhead than currently anticipated. Nikola’s ability to successfully manage the expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of Romeo into Nikola, but also the increased scope of the combined business with its associated increased costs and complexity. There can be no assurances that Nikola will be successful in manufacturing battery packs or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

Nikola may be unable to successfully manufacture Romeo’s battery products or integrate Romeo’s related operations into its business, which could materially adversely affect Nikola’s business, prospects, financial condition and operating results.

Nikola is not in the business of and has never manufactured battery packs in its operating history. The manufacturing process of battery products is complex, highly technical can be subject to supply chain disruptions and component shortages. The machinery involved in the manufacturing of battery products consists of many components that are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations. Nikola will have to learn how to operate software and hardware that is highly technical and complex. Such hardware and software may require modification and updates over the life of a battery pack and may contain, errors, bugs or vulnerabilities, which Nikola may not know how to properly respond to. Due to the high energy density inherent in lithium-based batteries, the manufacturing process can pose certain safety risks, including the risk of fire and accidents causing death, personal injury or property damage can occur, such safety risks are heightened to due Nikola’s lack of experience in manufacturing such products. Since Romeo is dependent on a single manufacturing facility, if such facility becomes inoperable due to any of these risks, Nikola will not be able to produce any battery products. If Nikola fails to learn how to successfully manufacture Romeo’s battery products, incurs delays in production or manufactures battery products containing defects or any other failure of the battery products, it can result in the reputation of Nikola being harmed, delivery delays, product recalls, negative publicity, product liability claims, as well as materially adversely affect Nikola’s business, prospects, financial condition and operating results. The occurrence of any one of these events can ultimately disrupt or delay the production of Nikola’s trucks as Nikola utilizes Romeo’s battery products as a component in its trucks.

In addition, the lithium-based battery industry is characterized by changing technologies, evolving industry standard and is extremely competitive. If Nikola is unable to adapt to these evolving technologies and industry standards, the battery products may be rendered obsolete or Romeo’s competitors may be able to respond faster to such changes in the industry. As a result, the time and cost of the production of lithium-based battery products may detract from Nikola’s anticipated benefits of the merger, which would materially adversely affect Nikola’s business, prospects, financial condition and operating results.

Nikola will need additional capital to execute its business plan. If Nikola cannot raise additional funds when needed, Nikola’s operations and prospects could be negatively affected.

The design, manufacture, lease, sale and servicing of vehicles and related hydrogen fueling stations is capital-intensive. Nikola expects that it will have sufficient capital to fund Nikola’s planned operations for the next 12 months. However, after giving effect to the merger, Nikola will require substantial additional capital to develop its products and services and fund operations for the foreseeable future. Nikola will need to raise additional capital to scale our manufacturing and roll out its hydrogen fueling stations. Nikola may raise additional funds through the issuance of equity, equity related or debt securities, strategic partnerships, licensing arrangements, or through obtaining credit from government or financial institutions. This capital will be necessary to fund Nikola’s ongoing operations, continue research, development and design efforts, improve infrastructure, introduce new vehicles and build hydrogen fueling stations. Nikola cannot be certain that additional funds will be available to it on favorable terms when required, or at all. Nikola’s success in raising additional capital may be significantly affected by general market conditions, the market price of its common stock, Nikola’s financial condition, uncertainty about the future commercial success of its current products and services, the development and commercial success of future products or services, regulatory developments, the status and scope of its intellectual property, any ongoing litigation, its compliance with applicable laws and regulations and other factors. If Nikola raises funds by issuing equity securities, dilution to Nikola’s stockholders would result and the market price of its common stock could be depressed. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings, if available, could impose significant restrictions on Nikola’s operations. If Nikola raises funds through collaborations and licensing arrangements, Nikola might be required to relinquish significant rights to its technologies or products, or grant licenses on terms that are not favorable to Nikola.

If Nikola cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially adversely affected. In addition, sales of a substantial number of shares of Nikola’s common stock in the public market or the perception that these sales might occur, including pursuant to Nikola’s existing equity lines of credit, could depress the market price of our common stock and could impair its ability to raise capital through the sale of additional equity securities.

Uncertainties associated with the merger may cause a loss of key Romeo employees, which could adversely affect the future business and operations of Nikola following completion of the merger.

Nikola’s success after the completion of the merger will depend in part upon the ability of Nikola to retain certain key knowledge and employees of Romeo. Prior to and following completion of the merger, certain employees of Romeo may experience uncertainty about their roles within Nikola following the completion of the merger, which may have an adverse effect on the ability of Nikola to retain those employees and their important knowledge regarding Romeo’s operations and products. In addition, no assurance can be given that Nikola, after the completion of the merger, will be able to retain or replace any key employees who depart from Nikola.

Completion of the merger will trigger change in control or other provisions in certain agreements to which Romeo is a party, which may have an adverse impact on Nikola’s business and results of operations following completion of the merger.

The completion of the merger may trigger change in control and other provisions in certain agreements to which Romeo is a party. If Nikola or Romeo is unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or equitable remedies. Even if Nikola and Romeo are able to negotiate consents or waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Romeo or the combined company. Any of the foregoing or similar developments may have an adverse impact on Nikola’s business and results of operations following completion of the merger.

Nikola’s and Romeo’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial information included in this document, and the projected financial information of Romeo included in this document is inherently subject to uncertainties.

The pro forma financial information contained in this document is presented for illustrative purposes only and may differ materially from what Nikola’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the historical financial statements of Nikola and Romeo, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of Romeo have been measured at fair value based on various preliminary estimates using assumptions that Nikola management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

The financial analyses and prospective financial information considered by Romeo and its financial advisor may not be realized.

While the financial analyses and prospective financial information utilized by Romeo and its financial advisor in connection with the offer and merger and summarized in this prospectus/offer to exchange were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that assumptions made in preparing such analyses will accurately reflect future conditions. In preparing such financial analyses and prospective financial information, the Romeo and its financial advisor made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “Cautionary Note Regarding Forward-Looking Statements” of this prospectus/offer to exchange, all of which are difficult to predict and many of which are beyond the control of Romeo and Nikola. There can be no assurance that the underlying assumptions or project results will be realized, and actual results will likely differ materially, from those reflected in the financial analyses and prospective financial information, whether or not the offer and the merger are completed. As a result, the financial analyses and prospective financial information cannot be considered predictive of actual future operating results, and this information should not be relied on as such. In addition, since such financial analyses and prospective financial information covers multiple years, the information by its nature becomes less predictive with each successive year.

The market price of Nikola common stock after the merger is completed may be affected by factors different from those affecting the price of Nikola or Romeo common stock before the merger is completed.

Upon completion of the merger, holders of Romeo common stock will be holders of common stock of Nikola. As the businesses of Nikola and Romeo are different, the results of operations as well as the price of Nikola common stock may, in the future, be affected by factors different from those factors affecting Romeo as an independent stand-alone company. Nikola will face additional risks and uncertainties that Romeo may currently not be exposed to as an independent company. As a result, the market price of Nikola common stock may fluctuate significantly following completion of the merger. For a discussion of the businesses of Nikola and Romeo and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this prospectus/offer to exchange and referred to under “Where You Can Find More Information” beginning on page 147.

The market price of Nikola common stock may decline as a result of the merger.

The market price of Nikola common stock may decline as a result of the merger if, among other things, the operational cost savings estimates in connection with the integration of Romeo’s business into Nikola are not realized, or if the transaction costs related to the merger are greater than expected. The market price also may decline if Nikola does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on Nikola’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

In addition, sales of Nikola common stock after the completion of the merger may cause the market price of Nikola common stock to decrease. Assuming a closing date of July 26, 2022 and that the last reported sale price of Nikola common stock was equal to the Nikola stock price used for the exchange ratio, Nikola would issue approximately 22.0 million shares, including share equity awards, of Nikola common stock in connection with the merger, based on the number of outstanding shares, including equity awards, of Romeo common stock as of July 20, 2022 and the last reported sale price of Nikola common stock on July 20, 2022. Many Romeo stockholders may decide not to hold the shares of Nikola common stock they will receive in the merger. Such sales of Nikola common stock could have the effect of depressing the market price for Nikola common stock and may take place promptly following the merger.

Any of these events may make it more difficult for Nikola to sell equity or equity-related securities, dilute your ownership interest in Nikola and have an adverse impact on the price of Nikola common stock.

Risks Related to Nikola’s Business

You should read and consider the risk factors specific to Nikola’s business that will also affect the combined company after the offer and merger. These risks are described in Nikola’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended by the Form 10-K/A filed on March 11, 2022 and its subsequent quarterly reports filed on Form 10-Q which are incorporated by reference into this document and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference in this document.

Risks Related to Romeo’s Business

You should read and consider the risk factors specific to Romeo’s business that will also affect the combined company after the offer and merger. These risks are described in Romeo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by subsequent quarterly reports on Form 10-Q which are incorporated by reference into this document and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference in this document.

THE COMPANIES

Nikola

Nikola’s vision is to be the zero-emissions transportation industry leader. Nikola plans to realize this vision through world-class partnerships, groundbreaking research and development, and a revolutionary business model.

According to the Environmental Protection Agency, or EPA, and the European Environment Agency, or EEA, the transportation industry causes an estimated 25% to 30% of U.S. and EU greenhouse gas, or GHG, emissions. While heavy-duty trucking represents less than 10% of the transportation industry by volume, it is responsible for approximately 40% of transportation industry GHG according to the International Council on Clean Transportation.

Nikola is a technology innovator and integrator, working to develop innovative energy and transportation solutions. Nikola is pioneering a business model that is intended to enable corporate customers to integrate next-generation truck technology, hydrogen fueling and charging infrastructure, and related maintenance.

Nikola believes its expertise lies in design, innovation, software, and engineering. Nikola assembles, integrates, and commissions our vehicles in collaboration with our business partners and suppliers. Nikola’s approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and accelerate speed to market. To date, Nikola believes that it has assembled world-class partners and plans to continue to add partners where appropriate.

Nikola operates in two business units: Truck and Energy. The Truck business unit is developing and commercializing BEV and FCEV, Class 8 trucks that provide environmentally friendly, cost-effective solutions to the short-haul, medium-haul, and long-haul trucking sector. The Energy business unit is focused on developing and constructing a hydrogen fueling ecosystem and providing BEV charging support to meet anticipated fuel demand for our FCEV and BEV customers, as well as other third-party customers.

Nikola believes that the key differentiator of its business model is its planned hydrogen fueling ecosystem, which includes (1) hydrogen production and hydrogen procurement, (2) hydrogen distribution, and (3) hydrogen storage and dispensing. Historically, investing in alternative fuel vehicles represented a high risk for both original equipment manufacturers, or OEMs, and customers due to the uncertainty of the fueling infrastructure. Existing fuel providers have limited incentive to deploy the required resources and capital to develop an alternative fuel infrastructure due to a lack of known demand. The inability to tackle both sides of this equation has prohibited hydrogen from reaching its full potential. Nikola’s approach aims to solve this “chicken or the egg” problem, by pairing dedicated fueling demand from our FCEV trucks to the refueling infrastructure to reduce the risk of developing the infrastructure while giving our customers the assurance that fuel will be available where and when they need it. Nikola believes that this strategy could help unlock hydrogen’s potential as the fuel of the future.

For FCEV customers, Nikola may offer a bundled lease model, which would be inclusive of the cost of the truck, hydrogen fuel, and maintenance. Nikola expects that its go-to-market strategy would offer a fixed price per mile through a bundled lease to our customers, although alternative structures may be available, especially in the early stages of the FCEV roll-out. Nikola’s bundled lease model has the potential to de-risk infrastructure development by locking in fuel demand from our dedicated route customers. This locked in demand is designed to ensure high station utilization. For the BEV, Nikola plans to offer both direct sale and lease models.

Nikola’s principal executive offices are located at 4141 E Broadway Road, Phoenix, AZ 85040 and its telephone number is (480) 666-1038. Nikola’s website address is www.nikolamotor.com. Information contained on Nikola’s website does not constitute part of this prospectus/offer to exchange. Nikola common stock is publicly traded on Nasdaq under the ticker symbol “NKLA.” Additional information about Nikola is included in documents incorporated by reference in this prospectus/offer to exchange. Please see the section entitled “Where You Can Find More Information” beginning on page 147.

Romeo

Romeo is an energy storage technology company focused on designing and manufacturing lithium-ion battery products and packs for vehicle electrification. Through Romeo’s energy dense battery products and packs, Romeo enables large-scale sustainable transportation by delivering safe, longer lasting batteries that have shorter charge times and longer life. With greater energy density, Romeo is able to create lightweight and efficient solutions that deliver superior performance and provide improved acceleration, range and durability compared to battery packs provided by its competitors. Romeo’s modules and packs are customizable and scalable and are optimized by its proprietary battery management system (“BMS”). Romeo believes that it produces superior battery products compared to its competitors by leveraging its technical expertise and depth of knowledge of energy storage systems into high performing products that fit a wide range of demanding applications.

Romeo’s also focuses on marketing mobility energy technology for medium and heavy duty commercial vehicles in Classes 4-8. Romeo has recently announced an additional focus on marine and off-highway applications. Since 2016, Romeo has been designing and building battery products, and Romeo provides enabling battery technology to key customers in the commercial electric vehicle (“EV”) industry. Romeo does not manufacture vehicles directly and is not subject to all the regulatory requirements applicable to vehicles; rather, Romeo’s role is supplying the vehicle manufacturers with the most appropriate battery products and battery technology for their specific vehicle designs and intended uses. The advantage Romeo brings to the vehicle manufacturers with whom Romeo partners is the ability to design lighter batteries with higher energy density and output, as described further below. While Romeo’s customers are subject to specific regulatory requirements for vehicle safety standards, such regulations do not directly apply to Romeo; Romeo’s products are designed to integrate into vehicles required to meet these standards. Romeo’s business is working with vehicle manufactures to provide them with the preeminent energy storage technology that works in their vehicles.

Romeo’s principal executive offices are located at 5560 Katella Avenue, Cypress, CA 90630 and its telephone number is (833) 467-2237. Romeo’s website address is www.romeopower.com. Information contained on Romeo’s website does not constitute part of this prospectus/offer to exchange. Romeo common stock is publicly traded on The New York Stock Exchange under the ticker symbol “RMO.” Additional information about Romeo is included in documents incorporated by reference in this prospectus/offer to exchange. Please see the section entitled “Where You Can Find More Information” beginning on page 147.

The Offeror

J Purchaser Corp., a wholly owned subsidiary of Nikola, is a Delaware corporation incorporated on July 22, 2022 for the purpose of effecting the merger. J Purchaser Corp. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of J Purchaser Corp. are located at 4141 E Broadway Road, Phoenix, AZ 85040 and its telephone number is (480) 666-1038.

THE OFFER

General

Nikola, through the Offeror, which is a wholly owned subsidiary of Nikola, is offering to exchange for each outstanding share of Romeo common stock tendered and not validly withdrawn in the offer, 0.1186 of a share of Nikola common stock.

Romeo stockholders will not receive any fractional shares of Nikola common stock in connection with the offer or the merger. Each holder of shares of Romeo common stock will receive a number of shares of Nikola common stock equal to the total number of shares of Romeo common stock held by such holder multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Nikola common stock. See “Merger Agreement—Fractional Shares.”

Purpose of the Offer and the Merger

The purpose of the offer is for Nikola to acquire control of, and ultimately the entire equity interest in, Romeo. The offer is the first step in Nikola’s plan to acquire all of the outstanding shares of Romeo common stock, and the merger is the second step in such plan. If the offer is completed, validly tendered (and not validly withdrawn) shares of Romeo common stock will be exchanged for the offer consideration, and if the merger is completed, any remaining shares of Romeo common stock that were not tendered into the offer (other than certain converted or cancelled shares, as described further in this document) will be converted into the right to receive the offer consideration. If the offer is completed, Nikola intends to promptly consummate the merger as the second step in such plan. The purpose of the merger is for Nikola to acquire all shares of Romeo common stock that it did not acquire in the offer. Upon consummation of the merger, the Romeo business will be held in a wholly owned subsidiary of Nikola, and the former Romeo stockholders will no longer have any direct ownership interest in the surviving corporation.

Background of the Offer and the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among members of Romeo’s board of directors, Romeo’s management and representatives, Nikola’s management, Nikola’s representatives, and other parties. In addition to the contacts described below, Nikola is also a customer of Romeo and the respective management teams of Romeo and Nikola are in regular contact with respect to their ongoing commercial relationship under a supply agreement dated August 28, 2020 (the “Nikola supply agreement”). Other than as described herein and for contacts in connection with their ongoing commercial relationship in the ordinary course of Romeo’s business, there have been no material contacts between Romeo and Nikola in the past two years.

The Schedule 14D-9, as amended includes additional information on the background, deliberations and other activities involving Romeo (see the section entitled “Background of the Offer and the Merger” in the Schedule 14D-9, as amended, which has been filed with the SEC and was mailed to you and other stockholders of Romeo together with this document). You are encouraged to read that section in its entirety.

Under the Nikola supply agreement, Romeo had agreed to productionize and supply certain battery packs for Nikola vehicles and Nikola had agreed to purchase a minimum quantity of such battery packs from Romeo pursuant to pricing terms set forth in the Nikola supply agreement. In the fall of 2021, Romeo fell behind the delivery schedule established pursuant to the Nikola supply agreement. In November 2021, Nikola began to explore strategic alternatives for battery pack production and sought a potential license agreement with Romeo to bring battery pack production in-house. Representatives of Morgan Stanley contacted Nikola management to gauge their interest in a strategic transaction with Romeo. On November 17, 2021, Nikola entered into a confidentiality agreement with Romeo, which contained a standstill that terminated upon the Romeo board of directors issuing its recommendation that stockholders of Romeo tender their shares of Romeo common stock in the offer. Following discussions under the nondisclosure agreement, Romeo advised Nikola that it was not interested in negotiating a licensing agreement, and Nikola advised Romeo that it was not interested in pursuing an acquisition of Romeo at that time.

In February 2022, in order to raise additional cash for Romeo’s operations, Romeo entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”), an affiliate of Yorkville Advisors.

On March 9, 2022, following a further outreach from representatives of Morgan Stanley, Nikola communicated to representatives of Morgan Stanley that it would not make a formal proposal to Romeo regarding an acquisition and would instead continue to maintain the current commercial arrangements with Romeo.

In May 2022, in order to raise additional cash for Romeo’s operations and in the event the SEPA was unavailable to Romeo, Romeo entered into a Sales Agreement with Cowen and Company, LLC (“Cowen”), with respect to an at-the-market offering program (the “ATM program”) under which Romeo was permitted to offer and sell, from time to time at its sole discretion, shares of Romeo common stock having an aggregate offering price of up to $200,000,000 through Cowen as its sales agent. From May through June 2022, Romeo issued 34.5 million shares of Romeo common stock for cash proceeds of $23.8 million, net of costs, under the ATM program. Romeo’s last sale under the ATM program occurred on June 17, 2022, and further use of the ATM program was discontinued on June 29, 2022 in order to observe a customary “blackout period” prior to Romeo publicly announcing its financial results for its second quarter.

In May 2022, Nikola grew increasingly concerned about Romeo’s ability to deliver battery modules and packs consistently and decided to explore a potential merger with Romeo. On May 10, 2022, Nikola, through its financial advisor, Citigroup Global Markets Inc. (“Citigroup”), submitted to Romeo a non-binding proposal offering to acquire all of the outstanding Romeo common stock in an all-stock transaction at a price of $1.15 per share, implying 6.6% of Nikola’s outstanding shares post-transaction based on the trading price on the date of Nikola’s non-binding proposal. The non-binding proposal indicated that the offer was subject to the completion of due diligence and mutual agreement on an exchange ratio. The proposal did not contemplate an interim financing of Romeo by Nikola (“interim financing”). The proposal also noted that Nikola’s senior management and Nikola’s board of directors reviewed and supported the non-binding proposal, and that any final proposal would be subject to approval of Nikola’s board of directors. On such date, the closing trading price of a share of Nikola common stock was $5.57 and the closing trading price of a share of Romeo common stock was $0.96. Assuming an acquisition price of $1.15 per share of Romeo common stock, the closing trading prices implied a one-day premium of 20% and an exchange ratio of 0.2065.

On May 16, 2022, Romeo opened a virtual data room to Nikola in order to facilitate a due diligence process. Throughout May and June 2022, the parties continued diligence information exchange and related meetings.

During the course of its due diligence, Nikola became aware that Romeo would likely need to raise additional cash in the third quarter of 2022. Significant capital would be required to fund Romeo’s ongoing operations (e.g., salaries/wages), and capital expenditures (e.g., manufacturing line capital expenditures). In view of Romeo’s estimated cash as of June 30, 2022 and its projected monthly cash burn, Nikola had concerns regarding Romeo’s ability to raise sufficient capital prior to a transaction close. On May 26, 2022, Kerry A. Shiba, Chief Financial Officer of Romeo, met telephonically with Kim J. Brady, Chief Financial Officer of Nikola to discuss diligence conducted to date, Romeo’s liquidity position, forecasted liquidity, and trends and upcoming obligations with respect to customer deliveries, supplier payments and capital expenditures. The meeting was also attended by two additional members of Nikola’s corporate finance team and representatives of Citigroup. In the meeting Mr. Shiba also discussed Romeo’s planned use of the ATM program to raise additional cash for Romeo’s operations and noted that, absent any cash raised via the ATM program, Romeo only had sufficient cash to fund its operations for approximately three to four months. Mr. Shiba also stated that Romeo’s current goal was to raise approximately $30 million to $35 million from the ATM program prior to reaching its blackout period for the second quarter.

On May 31, 2022, the finance committee of the Nikola board of directors held a meeting attended by representatives of Citigroup and representatives of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) outside counsel to Nikola to discuss Romeo’s liquidity issues, the transaction structure generally and the general terms of a an updated proposal.

On June 2, 2022, Nikola, through Citigroup, submitted to Romeo an updated non-binding proposal to acquire all of the outstanding Romeo common stock in an all-stock transaction, offering Romeo shareholders 5.3% of Nikola’s outstanding shares post-transaction. The proposal acknowledged that Romeo expected to raise at least $30.0 million through the ATM program to support its near-term liquidity needs. On such date, the closing trading price of a share of Nikola common stock was $6.77 and the closing trading price of a share of Romeo common stock was $0.73. Illustratively, based on the closing trading price and Romeo’s capitalization as of the date of the proposal, the proposal represented an exchange ratio of 0.1650 and an offer price of $1.12 per share of Romeo common stock, implying a one-day premium of 52%. The proposal stated that the exchange ratio would be fixed upon signing of a definitive agreement to provide the existing Romeo Shareholders with 5.3% of the combined company based on Romeo capitalization at the time of signing of transaction. The proposal did not contemplate an interim financing of Romeo by Nikola.

Throughout June 2022, Romeo management, and representatives of Morgan Stanley and Latham & Watkins continued to support Nikola’s due diligence review of Romeo, held discussions with Nikola’s financial and legal advisors about potential transaction structures, and conducted due diligence on Nikola based on publicly available information and information provided by Nikola’s advisors.

On June 6, 2022, representatives of Morgan Stanley spoke with representatives of Citigroup and provided feedback on the updated proposal. Also on June 6, 2022, Romeo agreed to move to the confirmatory due diligence stage and Nikola proceeded to conduct confirmatory legal, human resources, insurance, customer, financial and other due diligence.

On June 8, 2022, representatives of Pillsbury, outside counsel to Nikola, and representatives of Latham & Watkins met to introduce one another and to discuss overall deal structure and process.

On June 17, 2022, Romeo convened its annual general meeting of stockholders (the “AGM”). Among other matters, Romeo’s stockholders were asked to vote on a proposal to increase the number of authorized shares of Romeo common stock from 250 million to 350 million (the “Authorized Shares Proposal”). Romeo intended to use the additional shares of Romeo common stock to raise capital necessary to continue to fund Romeo’s ongoing operating losses, working capital and capital expenditures, as Romeo’s management assessed that substantial doubt existed regarding the ability of Romeo to continue as a going concern without access to additional equity capital. The Authorized Shares Proposal failed to receive the number of votes required to pass at the originally-convened AGM, and as a result Romeo adjourned its AGM until June 30, 2022 in order to solicit additional votes.

On June 21, 2022, Romeo hosted an in-person due diligence session in Cerritos, California attended by key members of Romeo’s and Nikola’s senior management teams, including Kerry Shiba, Matthew Sant, Lauren Webb, Anne Devine, Rose Rogers and Abdul Kader El Srouji from Romeo, and Kim Brady, Britton Worthen, Mark Duchesne, Lyndon Lee and Bruna De Assis Chiosini from Nikola, in which Romeo’s senior management presented information regarding Romeo’s facility relocation and manufacturing capacity expansion, production rates, supply chain challenges, technology and product roadmap, product cost reduction initiatives and litigation matters. Representatives of Citigroup and Morgan Stanley also attended the meeting in person, and representatives of Pillsbury and Latham & Watkins attended portions of the meeting. Romeo’s management also conducted reverse diligence on Nikola during the session.

On June 24, 2022, Pillsbury circulated the initial draft of the merger agreement to Latham & Watkins. The merger agreement contemplated a “one-step” merger structure in which Romeo’s stockholders would vote on the proposed merger, as well as a “force the vote” provision requiring Romeo to proceed with any Romeo stockholder meeting even if the Romeo board of directors rescinded its recommendation to stockholders. The merger agreement also contemplated that Romeo’s directors and executive officers would sign binding agreements to support the transaction.

On June 30, 2022, Romeo reconvened the AGM. The Authorized Shares Proposal again failed to receive the number of votes required to pass.

In late June, Nikola’s management met with its legal and financial advisors to discuss the transaction structure in light of Romeo’s potential going concern issues, including the possibility of adding debt financing and reducing the exchange ratio correspondingly.

On June 30, 2022, members of Romeo management team, including Mr. Sant, met telephonically with representatives of Latham & Watkins and representatives of Pillsbury present to discuss legal due diligence matters, particularly as they related to litigation and commercial and intellectual property.

On July 1, 2022, Latham & Watkins circulated to Pillsbury a revised draft of the merger agreement. Among other changes, the revised merger agreement removed the “force the vote” construct and also contemplated that Nikola would provide Romeo with interim financing in the form of Nikola purchasing preferred equity in Romeo.

Following Nikola’s receipt of the revised merger agreement, representatives of Morgan Stanley and representatives of Citigroup discussed the interim financing construct proposed by Romeo. Representatives of Citigroup, on behalf of Nikola, conveyed their belief that a transaction with interim financing represented a fundamentally different proposal and would require previously discussed transaction terms to be revisited.

On July 7, 2022, the Nikola board of directors met to discuss the structure of the merger and interim funding, including illustrative parameters for a term sheet from Nikola to Romeo to fund Romeo’s business through closing. The Nikola board of directors approved the new proposal and delegated to Nikola’s finance committee the authority to oversee and proceed with negotiations concerning the new proposal. Later that evening, representatives of Citigroup submitted to representatives of Romeo a revised written non-binding proposal that accounted for Nikola’s funding of Romeo between signing and closing of a transaction through a senior secured instrument, secured against Romeo’s assets and IP licenses, of up to $35 million, which would be required to be repaid immediately following a termination of the merger agreement. The proposal also offered Romeo’s shareholders 3.0% of the pro forma combined entity, based on Nikola’s fully diluted shares outstanding as of June 24, 2022. Based on closing trading price and Romeo capitalization at the time of the offer, the proposal implied an offer price of $0.42 per share. The closing trading price of a share of Nikola common stock was $5.42 and the closing trading price of a share of Romeo common stock was $0.50 as of July 7, 2022. Assuming an acquisition price of $0.42 per share of Romeo common stock, the closing trading prices implied a one-day discount of 15% and an exchange ratio of 0.078.

Additionally, on July 8, 2022, Pillsbury circulated to Latham & Watkins a revised draft of the merger agreement, which included a schedule outlining proposed terms for the interim financing. Among other changes, the revised merger agreement re-inserted the “force the vote” construct and contemplated that Romeo would reimburse Nikola’s expenses in the event that stockholders failed to approve the merger.

On July 9, 2022, Mr. Mancini, and Stephen Girsky, Chairman of the Nikola board of directors and a member of its finance committee, discussed key outstanding commercial issues, including the exchange ratio and the terms of any interim financing. Mr. Mancini conveyed to Mr. Girsky the position of the Romeo board of directors that (1) the exchange ratio proposed in Nikola’s most recent non-binding offer was insufficient, and (2) any interim financing proposal must include an element of increased pricing under the Nikola Supply Agreement with Romeo (the “Nikola supply agreement”). The discussion of alternatives and open issues continued on July 10, 2022.

On July 11, 2022, Nikola’s finance committee held a meeting attended by representatives of Citigroup, Pillsbury and other members of the Nikola management team to discuss issues, including pro forma ownership and implied offer price, an equity value cap, timing, interim funding, deal costs and deal certainty.

Also on July 11, 2022, representatives of Citigroup held a telephonic meeting with representatives of Morgan Stanley to discuss, among other things, a possible amendment to the Nikola supply agreement (hereinafter referred to as the “supply agreement amendment”) to increase pricing as a form of interim financing.

On July 12, 2022, Mr. Girsky informed Mr. Mancini that while Nikola may be able to improve its offer with respect to the exchange ratio, Nikola was not willing to offer interim financing on the terms outlined by Mr. Mancini during their discussions on July 9 and 10, 2022. Mr. Mancini then informed Mr. Girsky that Romeo would be instructed to immediately pause the production of battery packs under the Nikola supply agreement as reaching agreement on a merger transaction appeared to be unlikely and Romeo needed to take steps to preserve its liquidity.

On July 13, 2022, Romeo ceased production of battery packs under the Nikola supply agreement.

On July 13, 2022, Mr. Shiba and Mr. Brady discussed potential terms for an interim financing construct that could potentially be acceptable to both parties. Mr. Shiba explained that Romeo may be willing to consider an interim financing construct in which (1) a portion of Romeo’s interim liquidity concerns were resolved via a price increase under the Nikola supply agreement, and (2) the remainder of the interim financing was provided in the form of a secured loan that would be repayable within six months of termination of the merger agreement. From July 13 to July 18, 2022, representatives of Romeo’s management and representatives of Nikola’s management continued to negotiate the terms of interim financing.

On July 14, 2022, representatives of Citigroup and Morgan Stanley discussed the terms of the financing proposal, including discussion of limited events of default and narrow operating covenant restrictions. The supply agreement amendment pricing terms were also discussed. Also on July 14, 2022, Nikola’s finance committee held a meeting attended by representatives of Citigroup and Pillsbury Mr. Brady and other members of management.

On July 15, 2022, representatives of Morgan Stanley shared with representatives of Citigroup via email proposed terms of the interim financing proposal, including with respect to the senior secured note, liquidity support through October 31, 2022, and liquidity support after October 31, 2022, through closing or termination (in the event the closing timeline is longer than expected). On July 16, 2022, Nikola’s finance committee met to discuss the proposed terms of the interim financing. Mr. Brady and Mr. Shiba also discussed the proposed interim financing terms on July 16, 2022.

On July 18, 2022, Nikola’s finance committee met to discuss revised offer terms, including the exchange ratio and interim funding alternatives. Later on July 18, 2022, Citigroup orally conveyed to representatives of Morgan Stanley a revised offer of an all-stock transaction in which Romeo shareholders would receive 4.2% of Nikola’s outstanding shares post-transaction, implying an offer price of $0.62 per share. The proposal also contemplated that Nikola would offer interim financing consisting of: (1) up to $20.0. million in increased pricing under the Nikola supply agreement, and (2) up to $15.0 million in the form of a secured loan that would be repayable within six months of termination of the merger agreement (each amount subject to increase if the merger had not closed by the end of October 2022). On such date, the closing trading price of a share of Nikola common stock was $5.60 and the closing trading price of a share of Romeo common stock was $0.56. Assuming an acquisition price of $0.62 per share of Romeo common stock, the closing trading prices implied a one-day premium of 10% and an exchange ratio of 0.1107.

On July 19, 2022, representatives of Morgan Stanley conveyed to Citigroup a counter proposal of a transaction in which Romeo’s stockholders would receive an aggregate number of shares of Nikola common stock representing 4.9% of Nikola’s outstanding shares post-transaction.

On July 19, 2022, following a telephonic discussion between Mr. Girsky and Mr. Mancini regarding the exchange ratio, Citigroup orally conveyed to representatives of Morgan Stanley a counterproposal in which Romeo shareholders would receive 4.5% of Nikola’s outstanding shares post-transaction, implying an offer price of $0.67 per share. On such date, the closing trading price of a share of Nikola common stock was $5.64 and the closing trading price of a share of Romeo common stock was $0.57. Assuming an acquisition price of $0.67 per share of Romeo common stock, the closing trading prices implied a one-day premium of 17% and an exchange ratio of 0.1186. Representatives of Morgan Stanley and Citigroup further summarized, on behalf of their respective clients, further terms of the proposed interim financing.

On July 20, 2022, Latham & Watkins circulated to Pillsbury a revised draft of the merger agreement. Among other changes, the revised merger agreement removed Romeo’s obligation to reimburse Nikola’s expenses in the event that stockholders failed to approve the merger.

On July 21, 2022, Pillsbury circulated to Latham & Watkins a revised draft of the merger agreement. Among other changes, the revised merger agreement re-inserted the provision which contemplated that Romeo would reimburse Nikola’s expenses in the event that stockholders failed to approve the merger. Pillsbury also circulated a draft of the voting agreement to be entered into by each member of the Romeo board of directors and the Chief Executive Officer and Chief Financial Officer of Romeo.

On July 21, 2022, Mr. Shiba and Mr. Brady discussed the potential benefits of a two-step merger structure with respect to the likelihood of receiving sufficient support from stockholders to consummate the merger. Mr. Shiba suggested the parties arrange a joint meeting including proxy solicitors and outside legal counsel from both companies to discuss the topic further.

On July 22, 2022, representatives of Pillsbury sent representatives of Latham & Watkins an initial draft of the financing agreement and an initial draft of the amendment to the Nikola supply agreement.

On July 22, 2022, representatives from Latham & Watkins and Pillsbury discussed the merger agreement, including, among other things, the one-step and two-step merger structures and expense reimbursement in the event that stockholders failed to approve the merger. Also on July 22, 2022, representatives from Romeo, Okapi Partners LLC (the “Romeo proxy solicitor”), Nikola, Nikola’s proxy solicitor for its 2022 annual meeting of stockholders, Alliance Advisors, LLC, Latham & Watkins and Pillsbury discussed the structure of the proposed transaction, including the merits of a one-step merger and a two-step merger. The Romeo proxy solicitor explained the historical results of Romeo’s stockholder vote solicitations, and the parties discussed the likelihood of soliciting a majority of Romeo’s outstanding shares to vote in favor of a one-step merger versus the likelihood of a majority of Romeo’s outstanding shares being tendered in a two-step merger.

On July 23, 2022, Nikola’s finance committee held a telephonic meeting to discuss the transaction structure, including perceived tradeoffs between the one-step and two-step merger approaches.

On July 23, 2022, representatives from Latham & Watkins and Pillsbury continued to discuss, among other things, the one-step and two-step merger structures and the transaction structure’s impact on signing and closing timeline.

On July 24, 2022, Mr. Shiba and Mr. Kim discussed via email and telephone certain deal terms, including liquidity support and payment terms and reached an agreement to proceed with a two-step merger, as well as certain other business-level agreements with respect to production and pricing of battery packs under the Nikola supply agreement.

On July 24, 2022, Pillsbury confirmed to Latham & Watkins that Nikola was prepared to proceed with the two-step merger structure.

On July 24, 2022, representatives of Latham & Watkins sent representatives of Pillsbury a revised draft of the financing agreement.

On July 25, 2022, the Romeo board of directors held a meeting with representatives of Morgan Stanley and Latham & Watkins to discuss, among other items, the ongoing negotiations with Nikola and the decision to change from a one-step to a two-step merger structure.

On July 25, 2022, Romeo resumed production of battery packs under the Nikola supply agreement.

On July 25, 2022, representatives of Latham & Watkins sent representatives of Pillsbury a revised draft of the merger agreement, reflecting revisions to the transaction structure to be a two-step merger.

Between July 25 and July 30, 2022, Romeo and Nikola through their respective legal advisors continued to engage in ongoing negotiations of various definitive transaction documents, including the merger agreement, the financing agreement, the support agreement (previously the voting agreement under the one-step merger structure), and various ancillary agreements.

On July 28, 2022, Romeo’s management and Nikola’s management, together with their respective legal and financial advisors, held a conference call to resolve final outstanding issues regarding the merger agreement.

At a meeting held on July 28, 2022, Nikola’s board of directors reviewed the latest updates to the proposed merger agreement, reviewed the material terms and conditions of the proposed financing agreement and amendment to the Nikola supply agreement, and related documentation. The Nikola board of directors considered input from the finance committee, management, and Nikola’s financial and legal advisors with respect to the merger. After such review and deliberation, Nikola’s board of directors, by unanimous vote of the nine directors in attendance, approved the merger and the transactions contemplated by the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the offer and the issuance of Nikola shares in connection therewith, were advisable and fair to, and in the best interests of, Nikola and its stockholders.

On July 30, 2022, Romeo and Nikola executed the merger agreement. On August 1, 2022, before the opening of trading on the NYSE, Romeo issued a press release announcing the execution of the merger agreement.

Nikola’s Reasons for the Offer and the Merger

In reaching its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, the Nikola board of directors consulted with Nikola’s management, as well as Nikola’s legal and financial advisors, and considered a number of factors, including the following factors which it viewed as supporting its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement (not in any relative order of importance):

•

the view that the acquisition of Romeo will enable greater control over battery pack production, a critical supply component for Nikola’s trucks, and reduce the delays experienced by Nikola in receiving timely delivery of battery packs from Romeo;

•	the view that greater control over battery pack will enable increased delivery rates and volumes of critical supply components for Nikola’s trucks;

•

the view that the integration of Nikola and Romeo will provide opportunities for operational improvement, optimization, and cost reduction for battery packs, which are among the most expensive components of Nikola’s products;

•

the view that acquiring control equipment, know-how, and intellectual property related to the manufacturing and supply of critical components of Nikola’s trucks presents an opportunity for greater efficiency;

•	benefits associated with acquiring Romeo’s battery pack engineering capabilities, including expected acceleration of Nikola’s product development and improved customer experiences;

•	the existing relationship and alignment among Nikola and Romeo on specific and important engineering and product design issues;

•	the strength of Romeo’s engineering team;

•	the expectation that the combined company would create additional growth opportunities by leveraging the respective strengths of each business, which is expected to create long-term stockholder value;

•

the view that the terms and conditions of the merger agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transactions;

•

the fact that the merger agreement places limitations on Romeo’s ability to seek an alternative proposal and requires Romeo to pay Nikola a termination fee of up to $3.5 million if Nikola or Romeo terminates the merger agreement under certain circumstances, including if Romeo consummates or enters into an agreement with respect to a competing acquisition proposal within a certain time period;

•

the anticipated short time period from announcement to completion achievable through the exchange offer structure and the expectation that the conditions to the consummation of the offer and the merger will be satisfied on a timely basis;

•	the amount and form of consideration to be paid in the transaction, including the fact that the exchange ratio is fixed;

•	current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of Nikola common stock and Romeo common stock;

•

the Nikola board of directors’ and Nikola’s management’s familiarity with the business operations, and prospects of Romeo and the scope and results of the due diligence investigation of Romeo conducted by Nikola;

•

the entry into the tender and support agreement by certain stockholders of Romeo, pursuant to which they agreed, among other things, to tender and exchange all of their shares of Romeo common stock prior to the expiration of the offer, subject to certain terms and conditions, and

•	Romeo’s management’s recommendation in favor of the offer and the merger.

The Nikola board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the transaction, including the following (not in any relative order of importance):

•	the risk that the potential benefits of the acquisition may not be fully or even partially achieved, or may not be achieved within the expected time frame;

•

Risks related to Romeo’s financial condition, its need for additional capital and its ability to continue as a going concern, as well as the risk that the financial support provided through the execution of the loan and security agreement and supply agreement amendment among Nikola and Romeo will not provide sufficient support for Romeo to survive until the consummation of the merger;

•	costs associated with the transactions;

•	the risk that the transactions may not be consummated despite the parties’ efforts or that the closing of the transactions may be unduly delayed;

•

the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Romeo and its subsidiaries, which may not entitle Nikola to terminate the merger agreement;

•	the challenges and difficulties relating to Nikola taking over the battery pack production activities of Romeo;

•

the risk of diverting Nikola’s management’s focus and resources from operational matters and other strategic opportunities while working to implement the acquisition of Romeo, and other potential disruptions associated with combining the two companies;

•	the effects of general competitive, economic, political and market conditions and fluctuations on Nikola, Romeo or the combined company; and

•	various other risks associated with the acquisition and the businesses of Nikola, Romeo and the combined company, some of which are described under “Risk Factors.”

The Nikola board of directors concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits of completing the offer and the merger. Accordingly, the Nikola board of directors approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Nikola board of directors is not intended to be exhaustive, but includes the material positive and negative factors considered by the Nikola board of directors. In view of the variety of factors considered in connection with its evaluation of the acquisition, the Nikola board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Nikola board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Nikola board of directors based its determination on the totality of the information presented.

Romeo’s Reasons for the Offer and the Merger; Recommendation of the Romeo Board of Directors

Romeo’s board of directors, acting with the advice and assistance of its outside legal and financial advisors and the senior management of Romeo, considered a number of substantive factors, both positive and negative, and evaluated and negotiated the merger agreement and the transactions contemplated thereby, including the offer and merger, and after careful and thorough consideration, on July 30, 2022, the Romeo’s board of directors, among other things, unanimously:

•

determined that, after a lengthy, broad and comprehensive evaluation of strategic alternatives and based in part of the view of Morgan Stanley, the merger agreement and the transactions contemplated thereby, including the offer and the merger are fair to, and in the best interests of, Romeo and its stockholders;

•	determined that it is in the best interests of Romeo and its stockholders and declared it advisable to enter into the merger agreement;

•

approved the execution and delivery by Romeo of the merger agreement, the performance by Romeo of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained in the merger agreement; and

•	resolved to recommend, and recommended, that Romeo’s stockholders accept the offer and tender their shares of Romeo common stock to Nikola in the offer.

Accordingly, the Romeo board of directors unanimously recommends that Romeo’s stockholders tender their shares of Romeo common stock pursuant to the offer.

In considering the recommendations of Romeo’s board of directors with respect to the offer and merger, you should be aware that executive officers and directors have certain interests in the offer and merger that may be different from, or in addition to, the interests of Romeo’s stockholders generally. Romeo’s board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement and the transactions contemplated thereby, including the offer and merger and in making its decision to recommend that Romeo’s board of directors adopt and approve the merger agreement and the transactions contemplated thereby, including the offer and merger. Romeo’s board of directors believes that the merger agreement and the transactions contemplated thereby, including the offer and merger, are fair to Romeo’s stockholders.

In evaluating the merger agreement and the transactions contemplated thereby, including the offer and merger, and making the decisions, determinations and recommendations described above, Romeo’s board of directors considered, among other things, the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the current and historical market prices of Romeo common stock, taking into account the market performance of Romeo common stock relative to the common stock of other participants in the industry in which Romeo operates and general market indices;

•

the current and historical market prices of the Nikola common stock, taking into account the market performance of the Nikola common stock relative to the common stock of other participants in the industry in which Nikola operates and general market indices;

•

certain factors related to Nikola’s business, financial condition and results of operations as reflected in Nikola’s public disclosures and based on the reverse due diligence on Nikola conducted by Romeo’s management;

•	certain factors related to Romeo’s business, financial condition and results of operations, and Romeo’s prospects and plans, including:

•

the reviews undertaken by, and understandings of, Romeo’s board of directors with respect to Romeo’s business, operations, assets, financial condition, earnings, ownership structure, management, strategy, competitive position, current, historical and projected financial performance, prospects and plans, as well as the associated risks involved achieving such projections, prospects and plans;

•

the reviews undertaken by, and understandings of, Romeo’s board of directors with respect to economic and market conditions and trends, as well as the challenges and uncertainty surrounding such conditions and trends, both on a historical and prospective basis, in the near term and the long term, such as:

•	the nature of the industry in which Romeo operates, including anticipated industry trends and rapidly changing competitive dynamics;

•

the risks and uncertainties relating to ongoing industry consolidation and competition, including the ability of Romeo to be able to compete effectively in the markets in which Romeo operates or may operate in the future without significant further investment by Romeo;

•

the risks and uncertainties relating to potential increases in interest rates and the impact on debt and equity markets arising from inflationary pressures, changes in monetary policies and other factors affecting global economic activity;

•

the risks and uncertainties relating to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on Romeo’s business, financial position, results of operations and/or cash flows;

•	the potential risks to Romeo of continuing to have publicly traded common stock, including the risks of market volatility;

•	certain compliance costs and obligations imposed on Romeo as a result of having publicly traded common stock;

•

the risk that, if Romeo remained an independent public company, Romeo may not have sufficient liquidity to fund its financial and operational needs, which would have a negative impact on its future stock price;

•	the fact that the merger would create a vertically integrated commercial vehicle electrification company;

•	the Projections prepared by Romeo’s management for, or otherwise made available to, Romeo’s board of directors; and

•

certain challenges and limitations on Romeo of continuing as a standalone public company, including the execution risk associated with, and potential for business disruption and negative stock price reaction in connection with capital markets transactions.

•

the fact that the offer consideration to be paid to Romeo’s stockholders would be in the form of shares of Nikola common stock, and, as such, would offer Romeo’s stockholders the ability (i) to participate in the future earnings or growth of Nikola and, indirectly, Romeo, including any potential appreciation that may be reflected in the value of the combined company (including any resulting synergies), and (ii) to attain liquidity should any such Romeo stockholder choose not to retain its shares of Nikola common stock;

•

the expectation that the combined business will generate anticipated cost synergies and performance improvements of up to $350 million by 2026, which Romeo stockholders will benefit from as continuing stockholders of Nikola. Romeo’s board of directors also considered that there could be no assurance that any particular amount of such synergies and performance improvements would be achieved following completion of the merger or on the anticipated timeframe;

•

the conclusions of Romeo’s board of directors that the offer and merger represents the best transaction reasonably available for Romeo stockholders in light of the foregoing factors as well as, among other things:

•

the views of Romeo’s board of directors that the exchange ratio to be paid to the holders of Romeo common stock in accordance with the merger agreement represented the highest offer consideration that could reasonably be obtained;

•	the premium to recent trading prices of Romeo common stock represented by the offer consideration—approximately 34% over the $0.55 per share closing price of Romeo common stock on July 29, 2022;

•

the conclusion of Romeo’s board of directors that the per share exchange ratio to be paid to the holders of Romeo common stock, was more favorable to such holders than the potential value that might result from other alternatives reasonably available to Romeo, including the alternative of remaining an independent company, and other strategic or financial alternatives that might be undertaken as an independent company, in light of a number of factors, including the risks and uncertainties associated with those alternatives, and the administrative and compliance costs associated with operating Romeo as a publicly traded company;

•

that Romeo’s board of directors, with the assistance of their respective independent legal and other advisors, had considered alternatives, including continuing to operate Romeo on a standalone basis, other potential value creating options or a sale to an alternative buyer, and considered the risks and uncertainties associated with such alternatives, and each respectively formed the view that no other alternatives were reasonably likely to create greater value for Romeo’s stockholders than the offer and merger, taking into account the alternatives reasonably available to Romeo, that there was no assurance that a more favorable opportunity would arise later or through any alternative transaction, and the risk of execution, as well as business, competitive, industry and market risks (as more fully described under “The Offer—Background of the Offer and the Merger”);

•

the conclusions of Romeo’s board of directors that, after a thorough process, including extensive outreach to and negotiations with potential buyers, with the assistance of experienced independent legal and financial advisors, Romeo obtained the best terms and highest price that Nikola is willing to pay for Romeo, none of the other potential buyers contacted in the extensive outreach process was able to put forth an actionable proposal that would permit Romeo to continue to operate with sufficient liquidity and credit to fund ongoing operations, and that further negotiations would have created a risk of causing Nikola to abandon the offer and merger altogether or materially delay the entry into definitive transaction agreements with respect to the offer and merger;

•

the significant possibility that Romeo would not have sufficient liquidity available from its cash balances and available financing arrangements to continue its operations during the third and fourth quarter of the 2022 fiscal year, leading to Romeo’s expression of substantial doubt that it will be able to continue operations as a going concern;

•

the fact that Nikola would provide Romeo with (i) up to $30.0 million (subject to certain incremental increases of up to $20.0 million) of interim financing, and (ii) up to $20 million of a temporary battery pack delivery price increase in order to support its operations pending the closing of the merger;

•	the likelihood that Nikola would be able to finance the interim financing and the combined business given Nikola’s financial resources and financial profile;

•

the results of the due diligence investigation that Romeo senior management conducted with the assistance of its advisors on Nikola with respect to certain matters and capabilities of Nikola and its management;

•

the fact that since the public announcement of the merger agreement, none of Romeo, Nikola, Romeo’s board of directors, nor any of their respective independent legal and financial advisors, as applicable, has received any inbound inquiries from third parties related to potential alternative acquisition proposals; and

•

the reviews undertaken by Romeo’s board of directors of the merger agreement and the structure of the transactions contemplated thereby, including, among others, the specific financial and other terms and conditions set out below.

•

the terms of the merger agreement permitting Romeo to receive unsolicited Acquisition Proposals (with such term as defined in the merger agreement) that do not result from any breach of the non-solicitation obligations in the merger agreement, and the other terms and conditions of the merger agreement, including:

•

that Romeo may, in certain circumstances (i) furnish any information or access thereto to any third party making such an Acquisition Proposal and its representatives and potential financing sources and (ii) participate or engage in negotiations or discussions with such third party and its representatives and potential financing sources regarding such Acquisition Proposal;

•

that Romeo’s board of directors may, in certain circumstances, make a Romeo’s board of directors Adverse Recommendation Change (with such term as defined in the merger agreement), including in response to (i) an Intervening Event (with such term as defined in the merger agreement), or (ii) a bona fide written Acquisition Proposal that Romeo’s board of directors determines constitutes a Superior Offer (with such term as defined in the merger agreement); and

in each case, subject to and in accordance with the terms and conditions of the merger agreement.

•	the likelihood of the offer and merger being completed, based on, among other matters:

•	Romeo’s ability, under circumstances specified in the merger agreement, to seek specific performance of Nikola’s obligation to cause the offer and merger to occur;

•

the requirement that Nikola and Offeror use their respective reasonable best efforts to obtain the regulatory approvals required to consummate the offer and merger, subject to and in accordance with the terms and conditions of the merger agreement; and

•

the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including that there were no anticipated substantive issues expected in connection with the required regulatory approvals;

•	other terms and conditions of the merger agreement, including:

•

the conclusions of Romeo’s board of directors that the Termination Fee (with such term as defined in the merger agreement) is reasonable in light of, among other matters, the benefit of the offer and merger to Romeo’s stockholders, the size of such termination fee in similar transactions and the enterprise value of Romeo;

•

the terms of the merger agreement providing Romeo sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the offer and merger or the termination of the merger agreement;

•	Romeo’s ability, under circumstances specified in the merger agreement, to seek specific performance to prevent certain breaches of the merger agreement by Nikola and Offeror; and

•	the scope of the representations, warranties and covenants being made by Romeo and Nikola.

•

the fact that Morgan Stanley rendered to Romeo’s board of directors its July 28, 2022 oral opinion, which was confirmed by delivery of a written opinion, dated July 30, 2022, to the effect that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in preparing its opinion, the exchange ratio was fair, from a financial point of view, to Romeo’s stockholders (as more fully described under “The Offer—Opinion of Romeo’s Financial Advisor”). The full text of the written opinion of Morgan Stanley, dated July 30, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in preparing its opinion, is attached hereto as Annex B and is incorporated herein by reference;

•

the fact that the offer and merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and as such generally no gain or loss should be recognized by Romeo stockholders for U.S. federal income tax purposes in connection with the exchange of Romeo common stock for shares of Nikola common stock pursuant to the offer or the merger;

•

the fact that the officers and directors of Romeo, who hold approximately 1.6% of Romeo’s outstanding common stock, have duly executed and entered into a support agreement, pursuant to which they have agreed to tender their shares of Romeo common stock in the offer, subject to and in accordance with the terms and conditions of the support agreement; and

•

the fact that the support agreement terminates in the event that the merger agreement is validly terminated in accordance with its terms, as more fully described in the section titled “Other Transaction Agreements—Support Agreement”.

In evaluating the merger agreement and the transactions contemplated thereby, including the offer and merger, and making the decisions, determinations and recommendations described above, Romeo’s board of directors also considered, among other things, certain countervailing factors, including the following uncertainties, risks and other potentially negative factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	that, following the completion of the offer and merger, Romeo will no longer exist as an independent public company;

•

the fact that because the exchange ratio is a fixed ratio of shares of Nikola common stock to shares of Romeo common stock, Romeo stockholders could be adversely affected by a decrease in the trading price of shares of Nikola common stock during the pendency of the merger, and the fact that the merger agreement does not provide Romeo with a price-based termination right or other similar protection. Romeo’s board of directors determined that this structure was appropriate and the risk acceptable in view of factors such as Romeo’s board of directors review of the relative intrinsic values and financial performance of Romeo and Nikola;

•

the risk that the transactions contemplated by the merger agreement, including the offer and merger may not be consummated in a timely manner or at all, for a variety of reasons, and the consequences thereof, including (i) the potential loss of value to Romeo’s stockholders, including the reduction of the trading price of Romeo common stock (ii) the potential negative impact on the operations and prospects of Romeo, including the risk of loss of key personnel and certain key members of senior management, and (iii) the market’s perception of Romeo’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•

the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including the potential for suits, actions or proceedings in respect of the merger agreement or the transactions contemplated by the merger agreement, the risk of any loss or change in the relationship of Romeo and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on Romeo’s ability to attract and retain key employees, including that certain key members of senior management might choose not to remain employed with Romeo prior to the completion of the offer and merger;

•

the requirement that Romeo conduct its business in the ordinary course prior to completion of the merger and subject to specified restrictions unless Nikola provides its prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), which might delay or prevent Romeo from undertaking certain business opportunities that might arise pending completion of the merger. Romeo’s board of directors also considered that these restrictions were customary and acceptable;

•

the risk that the potential cost synergies and performance improvements sought in the merger will not be realized or will not be realized within the expected time period, the risk associated with the integration by Nikola of Romeo and the fact that the analyses and projections on which Romeo’s board of directors made its determinations are estimates and therefore uncertain;

•	the risk of incurring substantial expenses related to the offer and merger, including in connection with any litigation that may arise in the future;

•

that Romeo’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the merger agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions and that Romeo has incurred and will incur substantial costs in connection with such transactions, even if such transactions are not consummated;

•

the restrictions imposed by the merger agreement on Romeo’s solicitation of acquisition proposals from third parties, and that prospective bidders may perceive Nikola’s right under the merger agreement to negotiate with Romeo to match the terms of any Superior Offer prior to Romeo being able to terminate the merger agreement and accept a Superior Offer to be a deterrent to making alternative proposals;

•	the possibility that Romeo may be required to pay Nikola a Termination Fee of $3 million and expense reimbursement of up to $1.75 million in cash under certain circumstances;

•

the restrictions placed on the conduct of Romeo’s business prior to the completion of the offer and merger pursuant to the terms of the merger agreement, which could delay or prevent Romeo from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Romeo absent the pending completion of the offer and merger.

Romeo’s board of directors concluded that, overall, the potentially positive factors outweighed the uncertainties, risks and potentially negative factors relevant to the merger agreement and the transactions contemplated thereby, including the offer and merger. Accordingly, Romeo’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the offer and merger are advisable, fair to, and in the best interests of, Romeo and Romeo’s stockholders. The Romeo board of directors did not elect to form a special committee of disinterested members of the Romeo board of directors to evaluate the advisability and fairness of the merger agreement and the transactions contemplated thereby.

Accordingly, Romeo’s board of directors unanimously recommends that Romeo’s stockholders tender their shares of Romeo common stock pursuant to the offer.

Romeo’s board of directors is not aware of any firm offer for a merger, sale of all or a substantial part of Romeo’s assets, or a purchase of a controlling amount of Romeo securities having been received by Romeo from anyone other than a filing person in the 2 years preceding the signing of the merger agreement.

The foregoing discussion is not exhaustive, but is intended to summarize the material information and factors considered by Romeo boarding their consideration of the merger agreement and the transactions contemplated thereby, including the offer and merger. Romeo’s board of directors reached the decision to approve the entry into the merger agreement and recommend its adoption by Romeo’s stockholders in light of the factors described above and other factors that Romeo’s board of directors believed were appropriate. In view of the variety of factors, the complexity of these matters and the quality and amount of information considered, Romeo’s board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. In addition, each of the directors of Romeo’s board may have given different weight to different factors. Romeo’s board of directors conducted an overall review of the factors described above, including through discussions with Romeo’s management and their respective legal and financial advisors, and considered the factors overall to be favorable to, and to support, their decisions, determinations and recommendations. It should be noted that this explanation of the reasoning of Romeo’s board of directors and certain information presented in this section is forward looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Certain Unaudited Prospective Financial Information

Except for annual revenue guidance, Romeo does not as a matter of course make public projections as to future revenues, earnings or other results. However, management of Romeo prepared unaudited prospective financial information relating to Romeo on a stand-alone basis set forth below to present Romeo’s potential future growth and performance. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but, in the view of Romeo’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Romeo management’s knowledge and belief, the expected course of action and the expected future financial performance of Romeo. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus/offer to exchange are cautioned not to place undue reliance on the prospective financial information.

Neither Romeo’s nor Nikola’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information.

The unaudited prospective financial information was, in general, prepared solely for Romeo’s internal use and is subjective in many respects and therefore subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Romeo with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Romeo’s business, all of which are difficult to predict and many of which are beyond Romeo’s control. Many of these assumptions are subject to change and may have a material impact on the unaudited prospective financial information. The unaudited prospective financial information does not reflect revised prospects for Romeo’s business or Nikola’s business, changes in general business, economic, market and financial conditions or any other transaction, event or impact that has occurred or that may occur and that was not anticipated at the time such prospective financial information was prepared. As a result, there can be no assurance that the results reflected in the unaudited prospective financial information will be realized or that actual results will not materially vary from this unaudited prospective financial information. In addition, because the unaudited prospective financial information of Romeo covers multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the unaudited prospective financial information in this prospectus/offer to exchange should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

The prospective financial information presented below should be read in light of the risks described under “Risk Factors” beginning on page 33 in this prospectus/offer to exchange and the risk factors described in Romeo’s most recent SEC filings for additional risk factors with respect to Romeo’s business. See “Where You Can Find More Information” beginning on page 147 of this prospectus/offer to exchange. As all prospective financial information is forward-looking in nature, it is expressly qualified in its entirety by the “Forward-Looking Statements” in Romeo’s most recent SEC filings and the Schedule 14D-9, as amended.

Accordingly, neither Romeo’s nor Nikola’s independent registered public accounting firm, nor any other independent accountants, provide any form of assurance with respect thereto for the purpose of this prospectus/offer to exchange. Any report of Romeo’s independent registered public accounting firm incorporated by reference in this prospectus/offer to exchange relates to Romeo’s previously issued historical financial statements. Such report does not extend to the prospective financial information in this prospectus/offer to exchange and should not be read to do so.

The unaudited prospective financial information includes non-GAAP financial measures, such as EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”) and cash flow from operations less capital expenditures (“Free Cash Flow”), which were presented because Romeo’s management believed they could be useful indicators of Romeo’s projected future operating performance. Romeo management prepared the unaudited prospective financial information on a non-GAAP basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Romeo may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures under SEC rules and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Morgan Stanley for purposes of its financial analysis as described in “Opinion of Romeo’s Financial Advisor” beginning on page 63 of this prospectus/offer to exchange or the Romeo board of directors in connection with its consideration of the merger. Accordingly, Romeo has not provided reconciliations of the non-GAAP financial measures included in the management projections to the most directly comparable GAAP financial measures.

Readers of this prospectus/offer to exchange are cautioned not to place undue, if any, reliance on the unaudited prospective financial information. Holders of Romeo common stock are urged to review this prospectus/offer to exchange for a description of the reported results of operations, financial condition and capital resources of Romeo, and are urged to review Romeo’s most recent SEC filings for a description of the reported results of operations, financial condition and capital resources of Romeo. Some or all of the assumptions which have been made by Romeo’s management regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such information was prepared. Romeo has not updated and does not intend to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing after the date when such information was prepared or to reflect the occurrence of future events, except to the extent required by applicable law. Romeo has made no representation concerning the unaudited prospective financial information, in the merger agreement or otherwise, to Nikola, holders of Romeo common stock, or any other person

Romeo’s management prepared the prospective financial information using two scenarios, Case A and Case B. The two scenarios reflected Romeo management’s different assumptions of the growth rates of Romeo’s revenues and expenses, taking into consideration the rate of adoption of electric vehicles, Romeo’s rate of market share growth, the impact of pricing of the Romeo’s products on its revenues and revenue growth rates, the rate and pace of product cost reduction activities, the uncertainties of the global economic recovery from the COVID-19 pandemic, and the outlook of the energy industry, among other factors. In Case A, Romeo management assumed a total addressable market, or TAM, of the commercial vehicles market in North America, which is the market Romeo focuses on, by year-end 2031 of approximately 700,000 units and a 61% adoption rate of BEV, and that there would be a significant increase in prices for the Romeo’s products as compared to current contracted prices. The significant increase in prices for Romeo’s products would be necessary to generate a positive gross margin in contrast to significant negative gross margins incurred historically, and to reduce the rate of actual cash flow losses being incurred. In Case B, Romeo management assumed a slightly lower TAM by year-end 2031 of approximately 666,000 units and a slower adoption rate of BEV at 58%. Importantly, Romeo management also assumed that due to the significant increase in prices for Romeo’s products as assumed in both Case A and Case B, sales volume in Case B would be less than in Case A as customers would be less likely to purchase Romeo’s products due to the significance of price increase required to achieve a positive gross margin from sale of Romeo’s products. The prospective financial information was prepared by Romeo on a stand-alone basis and does not take into account the transaction, including any costs incurred in connection with the offer or the other transactions contemplated thereby or any changes to Romeo’s operations or strategy that may be implemented after completion of the merger. As a result, actual results likely will differ, and may differ materially, from those contained in the prospective financial information.

At the March 22, 2022 meeting, the Romeo board of directors was presented with both the Case A and Case B financial projections.

At the March 22, 2022 meeting, in light of subsequent events and to more closely track actual results, the Romeo board of directors determined that Case B presented the most accurate and realistic reflection of Romeo’s future performance in light of current market dynamics and customer adoption and based on negative customer reactions to actual discussions regarding significant increases in price of Romeo’s products. The Romeo board of directors directed Romeo management to further develop its financial projections of Romeo based on Case B and directed Morgan Stanley to use such financial projections developed based on Case B in its subsequent valuation analyses. The resulting projected cash flow from Case B was provided to Nikola.

Case A

The following is a presentation of the Case A financial projections prepared by Romeo’s management for the period from year end 2022 until year end 2031.

$MM	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	55	286	476	758	1,040	1,474	1,910	2,340	2,763	3,179
% YoY Growth		423.4%	66.5%	59.4%	37.2%	41.7%	29.6%	22.5%	18.1%	15.1%
EBITDA	(180)	(120)	(89)	(45)	15	65	133	211	296	380
% EBITDA Margin	(330.7%)	(42.0%)	(18.7%)	(5.9%)	1.5%	4.4%	6.9%	9.0%	10.7%	11.9%
Free Cash Flow	(223)	(128)	(112)	(73)	(17)	17	74	132	193	259

Case B

The following is a presentation of the Case B financial projections prepared by Romeo’s management for the period from year end 2022 until year end 2031.

$MM	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	55	150	210	341	478	664	910	1,188	1,496	1,833
% YoY Growth		175.0%	40.0%	62.3%	40.2%	38.8%	37.0%	30.5%	26.0%	22.5%
EBITDA	(180)	(99)	(78)	(58)	(27)	(16)	4	34	74	121
% EBITDA Margin	(330.7%)	(65.7%)	(37.0%)	(16.9%)	(5.7%)	(2.4%)	0.4%	2.9%	4.9%	6.6%
Free Cash Flow	(223)	(94)	(75)	(49)	(28)	(16)	(2)	16	36	66

None of Romeo, Morgan Stanley, Nikola, the Offeror nor any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the prospective financial information. None of Romeo, Morgan Stanley, Nikola, the Offeror nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Romeo compared to the information contained in the prospective financial information or that forecasted results will be achieved.

Opinion of Romeo’s Financial Advisor

Romeo retained Morgan Stanley to act as financial advisor to the Romeo board of directors in connection with a possible sale of Romeo. Romeo selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Romeo’s industry, its knowledge of Romeo’s business and affairs and its understanding of Romeo’s business based on its relationship with Romeo. At the meeting of the Romeo board of directors on July 28, 2022, Morgan Stanley presented materials and confirmed that it expected to be able to deliver its opinion, which opinion was subsequently delivered in writing on July 30, 2022, that as of July 30, 2022, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio of 0.1186 shares of Nikola common stock for each share of Romeo common stock (which ratio is referred to as the “exchange ratio” throughout this section of this prospectus/offer to exchange), pursuant to the merger agreement was fair from a financial point of view to the holders of such shares of Romeo common stock (other than the holders of shares held as treasury stock or by Nikola, Romeo, Offeror or any subsidiary of Romeo (collectively referred to herein as the “excluded shares”).

The full text of the written opinion of Morgan Stanley delivered to the Romeo board of directors, dated as of July 30, 2022, is attached as Annex B to this prospectus/offer to exchange and is incorporated by reference in this prospectus/offer to exchange in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley in this prospectus/offer to exchange is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Romeo board of directors, in its capacity as such, and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement as of the date of the opinion and did not address the relative merits of the offer and the merger as compared to other business or financial strategies that might be available to Romeo, nor did it address the underlying business decision of Romeo to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. Morgan Stanley’s opinion did not in any manner address the prices at which Nikola common stock will trade following the consummation of the merger or at any time. It was not intended to, and does not, constitute an opinion or a recommendation as to how the Romeo stockholders should act or vote in connection with the offer and merger, including, without limitation, as to whether or not Romeo stockholders should tender their shares into the offer. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of Romeo and Nikola, respectively;

•	Reviewed certain internal financial statements and other financial and operating data concerning Romeo;

•	Reviewed certain financial projections, including short-term liquidity forecasts, prepared by the management of Romeo;

•	Discussed the past and current operations and financial condition and the prospects of Romeo with senior executives of Romeo;

•	Discussed the past and current operations and financial condition and the prospects of Nikola with senior executives of Nikola;

•	Reviewed the reported prices and trading activity for Romeo common stock and Nikola common stock;

•	Compared the financial performance of Romeo and the prices and trading activity of Romeo Common Stock with that of certain other publicly-traded companies comparable with Romeo and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in discussions and negotiations among representatives of Romeo and Nikola and their financial and legal advisors;

•	Reviewed drafts dated as of July 30, 2022 of the merger agreement, the financing agreement and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors, as Morgan Stanley had deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Romeo and Nikola, and that formed a substantial basis for its opinion. With respect to the financial projections reviewed by Morgan Stanley, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the respective managements of Romeo and Nikola of the future financial performance of Romeo and Nikola. Morgan Stanley expressed no view as to such financial projections or the assumptions on which they were based.

In addition, Morgan Stanley assumed that the offer and the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the offer and the merger, taken together, will be treated as a tax-free reorganization, pursuant to the Code, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed offer and merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the proposed offer and merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Romeo and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Romeo’s officers, directors or employees, or any class of such persons, relative to the exchange ratio in the offer and the merger.

In connection with its opinion, Morgan Stanley was advised by Romeo and took into account for purposes of its opinion, with Romeo’s consent, that Romeo has limited short-term sources of liquidity and limited alternative sources of long-term financing, and, in the absence of the transactions contemplated by the merger agreement, Romeo may not be able to fund its operations. Morgan Stanley’s opinion is not a solvency opinion nor does it in any way address the solvency or financial condition of Romeo or whether any financing or strategic alternatives exist for Romeo now or at any other time.

Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Romeo or Nikola, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of July 30, 2022. Events occurring after July 30, 2022, may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its written opinion letter dated July 30, 2022 which was delivered to the Romeo board of directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley utilized and relied upon a set of financial projections referred to as the “Case B Financial Projections” which were provided to Morgan Stanley by Romeo management in March 2022. The Case B Financial Projections are more fully described below in the section of this prospectus/offer to exchange captioned “The Offer – Certain Unaudited Prospective Financial Information.” In accordance with direction from the Romeo board of directors, Morgan Stanley used the Case B Financial Projections in its financial analyses. Morgan Stanley was informed by Romeo management that the Case B Financial Projections reflect Romeo management’s best estimate of the most likely outcome for the business of Romeo over the period of the Financial Projections.

Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Romeo with comparable publicly available consensus equity analyst research estimates for selected companies in the electric vehicle and electric vehicle components space, selected based on Morgan Stanley’s professional judgment and experience, that share similar end-market exposures or corporate profile (these companies are referred to as the “comparable companies”).

The following list sets forth the selected publicly-traded comparable companies that Morgan Stanley reviewed in connection with this analysis.

• Arrival SA • Canoo Inc. • Freyr Battery SA • Hyliion Holdings Corp • Hyzon Motors Inc. • Lightning eMotors, Inc.	• The Lion Electric Co • Lordstown Motors Corp. • Nikola • Protera Inc. • REE Automotive Ltd. • Xos Inc.

The above companies were chosen based on Morgan Stanley’s knowledge of the electric vehicle battery industry and because these companies have businesses that may be considered similar to Romeo’s. Although none of such companies are identical or directly comparable to Romeo, these companies are publicly traded companies with operations or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar or reasonable comparable to those of Romeo.

For purposes of this comparative analysis, Morgan Stanley analyzed the ratio of aggregate value, or “AV” to the estimated twelve-month revenues for 2023 and 2024 of each of these companies, based on closing share prices on July 29, 2022 and publicly available financial data. For purposes of this analysis, Morgan Stanley defined aggregate value, or AV, as fully-diluted market capitalization plus total debt, plus non-controlling interest (as appropriate), less cash and cash equivalents.

Company	AV/ 2023 Revenues		AV/ 2024 Revenues
Arrival SA	0.9x		0.3x
Canoo Inc.	1.4x		0.6x
Freyr Battery SA	32.5x	*	1.2x
Hyliion Holdings Corp	37.8x	*	2.6x	*
Hyzon Motors Inc.	2.8x		0.9x
Lightning eMotors, Inc.	1.2x		0.6x
The Lion Electric Co	1.6x		0.7x
Lordstown Motors Corp.	2.9x		0.5x
Nikola	4.3x		1.7x	*
Protera Inc.	1.5x		0.8x
REE Automotive Ltd.	0.8x		0.1x
Xos Inc.	0.5x		0.1x
Romeo	0.5x		0.3x

*	Identified as outliers.

Morgan Stanley then selected a multiple range based on its professional judgment and reflective of Romeo’s relative position compared to publicly traded comparable companies. The estimated implied value range as determined by Morgan Stanley is set forth on the table below:

	Range of Multiples	Implied Value Per Share
AV/2023 Revenue	0.50x –0.90x	$0.58 –$0.84
AV/2024 Revenue	0.10x –0.40x	$0.31 –$0.63

Morgan Stanley noted that the current Romeo share price at July 29, 2022 was $0.55 per share and the implied Romeo share price based on the agreed exchange ratio of 0.1186x was $0.74 per share. Morgan Stanley’s analysis was based on Romeo’s cash balance of $38.7 million as of June 30, 2022 and no debt at Romeo as of that date, each of which was provided to Morgan Stanley by Romeo, and Romeo’s fully diluted shares outstanding of 195.4 million as of July 26, 2022 also as provided to Morgan Stanley by Romeo.

No company utilized in the public trading comparables analysis is identical to Romeo. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Romeo’s control. These include, among other things, the impact of competition on Romeo’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Romeo and the industry, and in the financial markets in general.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of such company’s EBITDA and a theoretical range of trading multiples. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of Romeo common stock on a standalone basis for the Case B Financial Projections.

To calculate the discounted equity value for Romeo, Morgan Stanley utilized calendar year EBITDA estimates for the next twelve months (“NTM”) at December 31, 2030 under the Case B Financial Projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a forward range of aggregate value to EBITDA multiples (based on the range of aggregate value to EBITDA multiples for a new peer group comprised of Established Driveline companies selected by Morgan Stanley based on its knowledge and experience and the growth profile of Romeo under the Case B Financial Projections) to these NTM EBITDA estimates in order to reach a future implied aggregate value. The new peer group was selected based on Romeo’s expected growth profile in 2030. Morgan Stanley then added projected net cash from such aggregate value to reach a future implied equity value, which was then divided by Romeo’s projected fully diluted share count under the treasury stock method.

As part of its analysis, Morgan Stanley calculated the median AV/NTM street consensus EBITDA for these Established Driveline peers across five periods as summarized below, namely: (1) the last five years ended July 29, 2022; (2) Pre-COVID, which is defined as the period from July 29, 2017 until January 31, 2020; (3) the last year ended July 29, 2022; (4) the last one month ended July 29, 2022; and (5) as of July 29, 2022:

	L5Y	Pre-COVID	L1Y	L1M	Current
Median	5.9x	6.1x	5.5x	4.9x	5.2x

The following list sets forth the selected Established Driveline peers that Morgan Stanley used in connection with this analysis:

• Allison Transmission Holdings Inc • American Axle & Manufacturing Holdings Inc • BorgWarner Inc • Cummins Inc. • Dana Inc	• ElringKlinger • Knorr-Bremse • Linamar Corp • Schaeffler

Under the Case B Financial Projections, Romeo projected a cumulative cash flow shortfall of $369 million over the duration of the period of the Case B Financial Projections. Morgan Stanley assumed this cash flow shortfall would be funded by issuing equity, and the shares estimated to be issued to fund operations were added to the projected fully diluted share count. Morgan Stanley assumed that new equity was raised at the volume weighted average price (VWAP) of Romeo common stock on the New York Stock Exchange for the 30 trading days through July 29, 2022 of $0.52, resulting in an issuance of 706 million new shares to raise the $369 million projected to be required to fund Romeo’s operations over that period. This estimated future equity issuance is illustrative only and Morgan Stanley expressed no opinion on whether such issuance would be possible either near term or in the future or as to the terms of any such equity issuance.

In each case, Morgan Stanley then discounted the resulting implied future equity value per share based on a discount rate range of 13.1%–15.1%, which range was selected based on Romeo’s estimated standalone calculated cost of equity, to calculate the discounted equity value per share as follows:

Based on NTM December 31, 2030 Estimated EBITDA	Selected AV/NTM EBITDA Multiple Ranges	Discount Rate	Implied Value Per Share
Case B Financial Projections	5.0x-7.0x	13.1% – 15.1%	$0.19-$0.30

Morgan Stanley noted that the current Romeo share price at July 29, 2022 was $0.55 per share and the implied Romeo share price based on the agreed exchange ratio of 0.1186x was $0.74 per share.

Subsequent to the delivery of Morgan Stanley’s opinion on July 30, 2022, Morgan Stanley identified a correction on the summary page in the board materials delivered on July 30, 2022, to accurately reflect the results of the discounted equity value analysis. This change resulted in the implied value per share range moving from $0.22-$0.34 to $0.19-$0.30.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley then calculated a range of equity values per share based on this discounted cash flow analysis to value Romeo shares on a stand-alone equity basis. Morgan Stanley utilized estimates from the Case B Financial Projections for purposes of its discounted cash flow analysis, as more fully described below.

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as earnings before interest, tax, depreciation and amortization less (1) stock-based compensation expense, (2) taxes, (3) changes in net working capital and (4) capital expenditures plus (5) changes in deferred taxes. Romeo management reviewed and approved for use by Morgan Stanley projections for the nine and one-half year period from the second half of 2022 to 2031 and the terminal value for the Case B Financial Projections. See “Certain Unaudited Prospective Financial Information” for a summary of the Case B Financial Projections prepared by Romeo’s management and used by Morgan Stanley for purposes of its discounted cash flow analysis as directed by Romeo’s board of directors. Morgan Stanley calculated the net present value of free cash flows for Romeo for the same nine and one-half year period. For purposes of its discounted cash flow analysis, Morgan Stanley also included the present value of existing and expected to be created tax attributes, which were approved by management.

Morgan Stanley, for purposes of calculating the tax savings from net operating loss utilization, assumed that Romeo’s net operating losses are not limited by Section 382 of the Code, have no expiration and are fully utilized over the projected period at the annual amounts available for utilization based on forecasted taxable earnings before taxes. Based on estimated perpetuity growth rates of 2.0 percent to 4.0 percent, selected based upon the application of its professional judgment and experience, Morgan Stanley also calculated terminal values at year end 2031. The free cash flows and terminal values were discounted, using a mid-year convention, to present values as of June 30, 2022, at a discount rate ranging from 13.1 percent to 15.1 percent, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of Romeo’s weighted average cost of capital based on a capital asset pricing model and other factors. As inputs to the weighted average cost of capital, Morgan Stanley took into account, among other things, market risk premium, risk-free rate, predicted beta, debt to total capitalization ratio, and upon application of Morgan Stanley’s professional judgment and experience, a sensitivity adjustment around the estimated cost of equity.

Under the Case B Financial Projections, Romeo projected a cumulative cash flow shortfall of $369 million over the duration of the period of the Case B Financial Projections. Morgan Stanley assumed this cash flow shortfall would be funded by issuing equity, and the shares estimated to be issued to fund operations were added to the projected fully diluted share count. Morgan Stanley assumed that new equity was raised at the July 29, 2022 30-day VWAP of $0.52, resulting in an issuance of 706 million new shares to raise the $369 million projected to be required to fund operations over that period. This estimated future equity issuance is illustrative only and Morgan Stanley expressed no opinion on whether such issuance would be possible either near term or in the future or as to the terms of any such equity issuance.

Based on the projected fully diluted share count, composed of outstanding shares of Romeo common stock on a fully-diluted basis utilizing the treasury stock method (as provided by Romeo management as of July 29, 2022) and the estimated future equity issuance to cover the cumulative negative cash flow shortfall over the duration of Case B Financial Projections, and Romeo’s cash and debt as of June 30, 2022 (as provided by Romeo management), Morgan Stanley calculated the estimated implied value per share of Romeo common stock as of July 30, 2022, as follows:

Implied Value Per Share
Case B Financial Projections	$0.24–$0.35

Morgan Stanley noted that the current Romeo share price at July 29, 2022 was $0.55 per share and the implied Romeo share price based on the agreed exchange ratio of 0.1186x was $0.74 per share.

Subsequent to the delivery of Morgan Stanley’s opinion on July 30, 2022, Morgan Stanley identified a correction on the summary page in the board materials delivered on July 30, 2022, to accurately reflect the results of the discounted cash flow analysis. This change resulted in the implied value per share range moving from $0.28-$0.41 to $0.24-$0.35.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Romeo board of directors, including the following information:

Morgan Stanley noted certain trading ranges with respect to the historical trading prices of Romeo common stock. Morgan Stanley reviewed a range of closing prices for the shares of Romeo common stock on NYSE for the period ending July 29, 2022 (the last full trading day prior to the public announcement of the offer and the merger).

Morgan Stanley observed the following:

Period Ended July 29, 2022	Range of Trading Prices Per Share
Last 52 Weeks	$0.44-$7.44

Morgan Stanley observed that the closing price of Romeo shares on the New York Stock Exchange was $0.55 per share on July 29, 2022, the last day prior to the public announcement of the offer and the merger; Morgan Stanley further observed that the 30-day VWAP on July 29, 2022 was $0.52.

As an additional reference, Morgan Stanley reviewed recent broker price targets for the Romeo common stock and observed that two brokerage firms, Cowen Inc. and Vertical Group, had provided price targets during the 2022 calendar year. Morgan Stanley discounted these price targets to the current date at a 14.1% cost of equity (the midpoint of the weight average cost of capital range referenced above) and observed that the broker price targets after discounting were in the range of $0.88 per share and $1.58 per share.

As a further reference, Morgan Stanley also reviewed with the Romeo board of directors precedent transactions, a review that is designed to infer a value of a company based on publicly available financial terms and premia of selected comparable transactions. Morgan Stanley compared publicly available statistics for all stock transactions by large acquirors with target stockholders owning less than 17% of the combined company (excluding bank acquisitions). Morgan Stanley selected such comparable transactions because they shared certain characteristics with the merger. Thirty-three precedent transactions met these criteria and were reviewed by Morgan Stanley with the Romeo board of directors. These transaction premia with a 25th to 75th percentile range of 16% – 47% would imply a range of value for Romeo of $0.64 – $0.81 per share, which compared to the current Romeo share price at July 29, 2022 of $0.55 per share and the implied Romeo share price based on the agreed exchange ratio of 0.1186x of $0.74 per share.

General

In connection with the review of the offer and the merger by the Romeo board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Romeo. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Romeo’s control. These include, among other things, the impact of competition on Romeo’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Romeo and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement and in connection with the delivery of its opinion dated July 30, 2022 to the Romeo board of directors. These analyses do not purport to be appraisals or to reflect the prices at which Romeo common stock might actually trade.

The exchange ratio was determined by Romeo and Nikola through arm’s-length negotiations between Romeo and Nikola and approved by the Romeo board of directors. Morgan Stanley provided advice to the Romeo board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Romeo or the Romeo board of directors, or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to the Romeo board of directors was one of many factors taken into consideration by the Romeo board of directors in deciding to approve the merger agreement and the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Romeo board of directors with respect to the exchange ratio pursuant to the merger agreement, or of whether the Romeo board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation as to how the stockholders of Romeo should act or vote in connection with the offer and merger, including, without limitation, as to whether or not Romeo stockholders should tender their shares into the offer. The Romeo board of directors selected Morgan Stanley to act as its financial adviser because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley and its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions for their own account or for the accounts of their customers, in debt or equity securities or loans of Romeo, Nikola or any other company, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Romeo with financial advisory services and a fairness opinion in connection with the merger, described in this section and attached to this prospectus/offer to exchange as Annex B. Romeo has agreed to pay Morgan Stanley for its services, a transaction fee of $9.5 million, $2.375 million of which became payable upon the announcement of the merger and $7.125 million which is contingent upon the closing of the merger. In addition, Romeo has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement, including certain liabilities under the federal securities laws. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for Romeo, RMG Capital (“RMG”), Nikola and VectoIQ LLC (“VectoIQ”) and received aggregate fees of approximately $5 million to $10 million from Romeo and Romeo related entities, $10 million to $20 million from RMG and RMG related entities, approximately $10 million to $20 million from Nikola and Nikola related entities, and $15 million to $25 million from VectoIQ and VectoIQ related entities in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to these parties in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley may have committed, and may commit in the future, to invest in investment funds managed by certain of these parties or their affiliates, or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in funds managed by certain of these parties or their affiliates.

Distribution of Offering Materials

This document, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of Romeo common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Romeo’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of Romeo common stock.

Expiration of the Offer

The offer is scheduled to expire at midnight, Eastern Time, at the end of October 12, 2022, unless extended or terminated in accordance with the merger agreement. The “expiration date” means midnight, Eastern Time, at the end of October 12, 2022, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment of the Offer

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Romeo consents in writing otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is otherwise terminated:

•

the Offeror must (and Nikola must cause the Offeror to) extend the offer for any period required by any legal requirement, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE or Nasdaq, as applicable, in any such case, which is applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4, of which this document is a part;

•

in the event that any of the conditions to the offer (other than the minimum condition and the condition relating to the absence of any material adverse effect on Romeo that is continuing since the date of the merger agreement and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must (and Nikola must cause the Offeror to) extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Nikola and Romeo); and

•

if, as of any then-scheduled expiration of the offer, each condition to the offer (other than the minimum condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum condition has not been satisfied, the Offeror must, and Nikola must cause Offeror to, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Nikola) (or for such longer period as may be agreed by Nikola and Romeo in writing); however, in no event will the Offeror or Nikola be required to (and Nikola will not be required to cause Offeror to) extend the expiration of the offer for more than 30 business days in the aggregate.

Notwithstanding anything to the contrary, (1) any such extension will not be deemed to impair, limit, or otherwise restrict in any manner the right of Nikola or Romeo to terminate the merger agreement pursuant to the terms of the termination provisions set forth in the merger agreement and (2) the Offeror will not be required (and Nikola will not be required to cause the Offeror) to extend the offer beyond January 30, 2023.

Nikola and the Offeror will not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will, and Nikola will cause the Offeror to, irrevocably and unconditionally terminate the offer promptly (but in no event more than one business day) after such termination of the merger agreement. Among other circumstances, the merger agreement may be terminated by either Nikola or Romeo if the offer shall have terminated or expired in accordance with its terms solely as a result of the non-satisfaction of the minimum condition (subject to the rights and obligations of Nikola or the Offeror to extend the offer pursuant to the merger agreement). See “Merger Agreement—Termination of the Merger Agreement.”

The Offeror expressly reserves the right to waive or modify any of the conditions of the offer and to make any change in the terms of, or conditions to the offer, except that the Offeror may not (and Nikola shall not permit the Offeror to) make certain changes to the offer or waive certain conditions to the offer without the prior written consent of Romeo (which may be granted or withheld in its sole discretion). Changes to the offer that require the prior written consent of Romeo (which may be granted or withheld in its sole discretion) include changes (i) that change the form of consideration to be paid in the offer, (ii) that reduce the offer consideration per share of Romeo common stock (by proposing to change the exchange ratio or otherwise) or decrease the number of shares of Romeo common stock sought in the offer, (iii) that extend the offer (other than in a manner required or permitted by the merger agreement), (iv) that impose conditions to the offer not included in the merger agreement or (v) that waive the minimum condition or that amend, modify, or waive any term of or condition to the offer in any manner that is materially adverse to the holders of Romeo common stock.

Conditions to the offer that the Offeror and Nikola may not waive without the prior written consent of Romeo (which may be granted or withheld in its sole discretion) include (i) the minimum condition, (ii) the receipt of required regulatory approvals, (iii) lack of legal prohibitions, (iv) the effectiveness of the registration statement on Form S-4, of which this document is a part, (v) the approval for listing on the Nasdaq of the shares of Nikola common stock to be issued in the offer and the merger and (vi) that the merger agreement shall not have been validly terminated in accordance with its terms.

Nikola and the Offeror will not extend the offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than in accordance with the provisions of the merger agreement without the prior written consent of Romeo.

Nikola must keep Romeo reasonably informed on a reasonably current basis of the status of the offer, including with respect to the number of shares of Romeo common stock that have been validly tendered and not validly withdrawn in accordance with the terms of the offer, and with respect to any material developments with respect thereto and, upon Romeo’s written request (no more often than once per day during the offer (other than on the date of the then-scheduled expiration of the offer)), provide Romeo as soon as practicable with the most recent report then available from the exchange agent detailing the number of shares of Romeo common stock that have been validly tendered and not validly withdrawn in accordance with the terms of the offer.

The Offeror will effect any extension, termination, amendment or delay of the offer by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, in each case, subject to the terms and conditions of the merger agreement, the Offeror will extend the offer to the extent legally required under the Exchange Act.

For purposes of the offer, a “business day” means any day other than a day on which banks in the State of California are authorized or obligated to be closed.

Exchange of Shares; Delivery of Nikola Common Stock

Nikola has retained Continental Stock Transfer & Trust Company as the depositary and exchange agent for the offer and the merger (which we refer to as the “exchange agent”) to handle the exchange of shares of Romeo common stock for the offer consideration in the offer and the merger.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended in accordance with the merger agreement, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, shares of Romeo common stock validly tendered and not validly withdrawn in the offer, promptly after the expiration of the offer. In all cases, a Romeo stockholder will receive consideration for shares of Romeo common stock tendered in the offer only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such shares (as described in “— Procedure for Tendering”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares of Romeo common stock validly tendered and not validly withdrawn if and when it notifies the exchange agent of its acceptance of those shares of Romeo common stock pursuant to the offer. The exchange agent will deliver to the applicable Romeo stockholders any Nikola common stock in exchange for shares of Romeo common stock validly tendered and accepted pursuant to the offer promptly after receipt of such notice. The exchange agent will act as the agent for tendering Romeo stockholders for the purpose of receiving Nikola shares from the Offeror and transmitting such Nikola shares to the tendering Romeo stockholders.

If the Offeror does not accept any tendered shares of Romeo common stock for exchange pursuant to the terms and conditions of the offer for any reason, the shares of Romeo common stock to be returned will be credited to an account maintained with The Depository Trust Company or otherwise credited to the tendering stockholder as soon as practicable following expiration or termination of the offer.

Withdrawal Rights

Romeo stockholders can withdraw tendered shares of Romeo common stock at any time until the expiration of the offer. Romeo stockholders can thereafter withdraw their shares from tender at any time after such date until the Offeror accepts shares for exchange. Any Romeo stockholder that validly withdraws previously validly tendered shares of Romeo common stock will receive shares of the same class of Romeo common stock that were tendered.

For the withdrawal of shares of Romeo common stock to be effective, the exchange agent must receive a written notice of withdrawal from the Romeo stockholder at one of the addresses set forth elsewhere in this document prior to the expiration of the offer. The notice must include the Romeo stockholder’s name, address, social security number (or tax identification number in the case of entities), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of The Depository Trust Company, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “The Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company ’s procedures.

The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding. None of the Offeror, Nikola, Romeo, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares validly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Romeo stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “The Offer—Procedure for Tendering” at any time prior to the expiration of the offer.

Procedure for Tendering

All shares of Romeo common stock are held in electronic book entry form.

To validly tender shares of Romeo common stock held of record, Romeo stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for tendered shares of Romeo common stock to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration of the offer.

If shares of Romeo common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares of common stock may be tendered by the nominee holding such shares by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, Romeo stockholders should instruct such nominee to do so prior to the expiration of the offer.

The exchange agent has established an account with respect to the shares of Romeo common stock at The Depository Trust Company in connection with the offer, and any financial institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of Romeo common stock by causing The Depository Trust Company to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with The Depository Trust Company ’s procedure for such transfer. However, although delivery of shares of Romeo common stock may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at its address set forth elsewhere in this document prior to the expiration date. The term “agent’s message” means a message transmitted by The Depository Trust Company to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from The Depository Trust Company participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.

The Offeror is not providing for guaranteed delivery procedures and therefore Romeo stockholders who hold their shares through a Depository Trust Company participant must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares of Romeo common stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the shares of Romeo common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if payment is to be made or delivered to a person other than the registered holder(s), the tendering stockholder must provide appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the applicable book entry position, with the signature or signatures on the stock powers guaranteed by an eligible institution.

The method of delivery of all required documents, including delivery through The Depository Trust Company, is at the option and risk of the tendering Romeo stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, Romeo stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each Romeo stockholder that is a U.S. person (as defined in the Code), other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to U.S. federal backup withholding by timely and properly completing the IRS Form W-9 included in the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a Romeo stockholder that is a foreign person to qualify as an exempt recipient for purposes of U.S. federal backup withholding, the stockholder must timely submit the applicable type of IRS Form W-8, properly completed and signed under penalty of perjury, attesting to such person’s exempt status.

The acceptance for exchange by the Offeror of shares of Romeo common stock pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering Romeo stockholder upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended in accordance with the merger agreement, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

The Offeror is not providing for guaranteed delivery procedures, and therefore Romeo stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the expiration date. If Romeo stockholders hold shares through a Depository Trust Company participant, such stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of Depository Trust Company prior to the expiration date. Romeo stockholders must tender their shares of Romeo common stock in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares Romeo common stock tendered and accepted for exchange pursuant to the offer only after either a confirmation of a book-entry transfer of such shares (as described in “The Offer—Procedure for Tendering”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.

Grant of Proxy

By executing a letter of transmittal, subject to and effective upon acceptance for exchange of shares of Romeo common stock tendered thereby, a Romeo stockholder will irrevocably appoint the Offeror’s designees as such Romeo stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to exercise to the full extent such stockholder’s rights with respect to its shares of Romeo common stock tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those shares of Romeo common stock. That appointment is effective, and voting rights will be effected, when and only to the extent that the Offeror accepts tendered shares of Romeo common stock for exchange pursuant to the offer and deposits with the exchange agent the offer consideration for such shares of Romeo common stock. Furthermore, the letter of transmittal will not constitute a binding agreement between the signatory thereto and the Offeror until the Offeror accepts tendered shares of Romeo common stock for exchange pursuant to the offer and deposits with the exchange agent the offer consideration for such shares of Romeo common stock.

All such proxies, when effective, will be considered coupled with an interest in the tendered shares of Romeo common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior powers of attorney and proxies that the Romeo stockholder has given will be revoked, and such stockholder may not give any subsequent powers of attorney or proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the shares of Romeo common stock for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Romeo’s stockholders or otherwise.

The Offeror reserves the right to require that, in order for shares of Romeo common stock to be deemed validly tendered, immediately upon the Offeror’s acceptance of such shares for exchange, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of shares of Romeo common stock.

Romeo Common Stock

Under Romeo’s amended and restated certificate of incorporation (which we refer to as the “Romeo charter”), each share of Romeo common stock entitles the holder to one vote.

If the offer is successfully completed, holders of shares of Romeo common stock that validly tender (and do not validly withdraw) their shares into the offer will receive the offer consideration. In the merger, each outstanding share of Romeo common stock (other than certain converted or cancelled shares, as described elsewhere in this document) that were not acquired by the Offeror in the offer will be converted into the right to receive the same offer consideration.

Fees and Commissions

Tendering registered Romeo stockholders who tender shares of Romeo common stock directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Romeo stockholders who hold shares of Romeo common stock through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the Romeo stockholder any service fees in connection with tendering shares of Romeo common stock pursuant to the offer.

Matters Concerning Validity and Eligibility

The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Romeo common stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law, subject to any judgment of any court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of shares of Romeo common stock that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Romeo common stock. No tender of shares of Romeo common stock will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, Nikola, Romeo or any of their affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Romeo common stock or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law, subject to any judgment of any court of competent jurisdiction.

Romeo stockholders who have any questions about the procedure for tendering shares of Romeo common stock in the offer should contact the information agent at the address and telephone number set forth elsewhere in this document.

Announcement of Results of the Offer

Nikola will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Offeror will accept the tendered shares of Romeo common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

No Stockholder Approval

If the offer is consummated, Nikola is not required to and will not seek the approval of Romeo’s remaining public stockholders before effecting the merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if the offer is completed, it will mean that the minimum condition has been satisfied, and if the minimum condition has been satisfied, it will mean that the merger will be subject to Section 251(h) of the DGCL. Accordingly, if the offer is completed, Nikola intends to effect the closing of the merger without a vote of the Romeo stockholders in accordance with Section 251(h) of the DGCL.

No Appraisal Rights

Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Therefore, because shares of Romeo common stock are listed on NYSE, and the offer consideration consists of only shares of Nikola common stock, which are listed on Nasdaq, holders of Romeo common stock are not entitled to appraisal rights in the offer or the merger with respect to their shares of Romeo common stock. In addition, because the merger is of Romeo with and into a subsidiary of Nikola and holders of Romeo common stock will continue to hold their shares following completion of the merger, holders of Nikola common stock are not entitled to appraisal rights in connection with the offer or the merger with respect to their shares of Nikola common stock.

Non-Applicability of Rules Regarding “Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the acceptance of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer.

Plans for Romeo

In connection with the offer, Nikola has reviewed and will continue to review various possible business strategies that it might consider in the event that the Offeror acquires control of Romeo, whether pursuant to the offer, the merger or otherwise. Following a review of additional information regarding Romeo, these changes could include, among other things, changes in Romeo’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “The Offer—Nikola’s Reasons for the Offer and the Merger.”

Delisting and Termination of Registration

Following consummation of the transactions, shares of Romeo common stock will no longer be eligible for inclusion on the NYSE and will be withdrawn from listing. Assuming that Romeo qualifies for termination of registration under the Exchange Act after the transactions are consummated, Nikola also intends to seek to terminate the registration of shares of Romeo common stock under the Exchange Act. See “The Offer—Effect of the Offer on the Market for shares of Romeo common stock; NYSE Listing; Registration Under the Exchange Act.”

Board of Directors and Management; Organizational Documents

Upon consummation of the merger, the directors of the Offeror immediately prior to the consummation of the merger will be the directors of the surviving corporation in the merger, and the officers of the Offeror immediately prior to the consummation of the merger will be the officers of the surviving corporation in the merger, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation. Upon consummation of the merger, the certificate of incorporation and bylaws of the Offeror as in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation in the merger, provided that the name of the surviving corporation will be Romeo Power, Inc., as a wholly-owned subsidiary of Nikola. After Nikola’s review of Romeo and its corporate structure, management and personnel, Nikola will determine what changes, if any, are desirable.

Ownership of Nikola Shares After the Offer and the Merger

Nikola estimates that former Romeo stockholders would own, in the aggregate, approximately 4.8% of the outstanding shares of Nikola common stock immediately following consummation of the offer and the merger, assuming that:

•	Nikola acquires through the offer and the merger 100% of the outstanding shares of Romeo common stock;

•

in the offer and the merger, Nikola issues 22,048,000 shares of Nikola common stock as part of the offer consideration (disregarding for this purpose stock options, restricted stock units and other rights to acquire shares that may be issued by Nikola or Romeo pursuant to any employee stock plan); and

•

immediately following completion of the transactions, there are 455,524,331 shares of Nikola common stock outstanding (calculated by adding 433,476,331, the number of shares of Nikola common stock outstanding as of July 26, 2022 (excluding treasury shares), plus 22,048,000, the number of shares of Nikola common stock estimated to be issued as part of the offer consideration).

Each share of Nikola common stock has one vote.

Effect of the Offer on the Market for Shares of Romeo Common Stock; NYSE Listing; Registration Under the Exchange Act

Effect of the Offer on the Market for Shares of Romeo Common Stock

The purchase of shares of Romeo common stock by the Offeror pursuant to the offer will reduce the number of holders of shares of Romeo common stock and the number of shares of Romeo common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of

Romeo common stock held by the public. The extent of the public market for shares of Romeo common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of stockholders holding shares of Romeo common stock, the aggregate market value of the shares of Romeo common stock held by the public at such time, the interest of maintaining a market in the shares of Romeo common stock, analyst coverage of Romeo on the part of any securities firms and other factors. However, under the merger agreement, the closing of the merger must occur promptly, and in any case no later than the first business day, after the acceptance of tendered shares of Romeo common stock in the offer and the satisfaction of the other condition to the merger, unless the parties agree otherwise in writing (see “Merger Agreement—Conditions to the Completion of the Merger”).

If the merger is completed, shares of Romeo common stock will no longer qualify for inclusion on the NYSE and will be withdrawn from listing.

NYSE Listing

Shares of Romeo common stock are currently listed on the NYSE. However, the rules of the NYSE establish certain criteria that, if not met, could lead to the discontinuance of listing of shares of Romeo common stock from the NYSE. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of Romeo common stock pursuant to the offer or otherwise, shares of Romeo common stock no longer meet the requirements of the NYSE for continued listing and the shares of Romeo common stock are delisted, the market for such shares would be adversely affected.

Following the consummation of the offer, if the merger is for some reason not consummated, it is possible that shares of Romeo common stock could be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of Romeo stockholders and the aggregate market value of shares of Romeo common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of Romeo common stock under the Exchange Act and other factors.

If the merger is completed, shares of Romeo common stock will no longer qualify for inclusion on the NYSE and will be withdrawn from listing.

Registration under the Exchange Act

Shares of Romeo common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by Romeo to the SEC if shares of Romeo common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of Romeo common stock under the Exchange Act would substantially reduce the information required to be furnished by Romeo to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Romeo, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Romeo and persons holding “restricted securities” of Romeo to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of Romeo common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for listing on the NYSE. After consummation of the offer, Nikola and the Offeror currently intend to cause Romeo to terminate the registration of shares of Romeo common stock under the Exchange Act as soon as the requirements for termination of registration are met.

Conditions of the Offer

Notwithstanding any other provisions of the offer and in addition to (and not in limitation of) Nikola’s and the Offeror’s rights to extend, amend or terminate the offer in accordance with the terms and conditions of the merger agreement and applicable law, and in addition to (and not in limitation of) the obligations of the Offeror to extend the offer pursuant to the terms and conditions of the merger agreement and applicable law, the Offeror and Nikola are not required to accept for exchange or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Offeror to pay for or return tendered shares of Romeo common stock promptly after termination or withdrawal of the offer)), pay for any shares of Romeo common stock that are validly tendered in the offer and not validly withdrawn prior to the expiration of the offer in the event that, at any expiration of the offer:

•

Minimum Condition—there have not been validly tendered and not validly withdrawn in accordance with the terms of the offer a number of shares of Romeo common stock that, upon the consummation of the offer, together with the shares of Romeo common stock then owned by Nikola and Offeror (if any) (excluding shares of Romeo common stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the offer pursuant to such procedures), would represent at least a majority of the aggregate voting power of the shares of Romeo common stock outstanding immediately after the consummation of the offer shall not have been satisfied;

•

No Legal Restraints—any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by the merger agreement shall have been issued by any court of competent jurisdiction or other governmental body of competent jurisdiction and remain in effect, or there is any legal requirement which has the effect of making the consummation of the merger illegal;

•

Regulatory Approvals—any waiting period applicable to the consummation of the merger under the HSR Act shall not have expired or been terminated, or there is in effect any voluntary agreement between Nikola, Offeror and/or Romeo, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign governmental body, on the other hand, pursuant to which such party has agreed not to consummate the merger for any period of time; provided, that neither Romeo, on the one hand, nor Nikola or Offeror, on the other hand, shall enter into any such voluntary agreement without the written consent of all parties, which consent shall not be unreasonably withheld, conditioned or delayed;

•

Effectiveness of Form S-4—(1) the registration statement on Form S-4, of which this document is a part, shall not have become effective in accordance with the provisions of the Securities Act, or shall be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to such Form S-4, in each case, that has not been withdrawn, or (2) the shares of Nikola common stock to be issued in the merger shall have not been approved for listing on Nasdaq as of the effective time of the merger, including the shares of Nikola common stock to be issued upon the exercise of Romeo options and upon the vesting of assumed Romeo RSUs; or

•	any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the offer:

•

(1) (a) the representations and warranties of Romeo contained in the merger agreement in respect of capitalization, etc. shall not be true and correct, subject only to de minimis exceptions, at and as of the date of the merger agreement and at and as of the expiration of the offer as if made at and as of the expiration of the offer, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); (b) the representations and warranties of Romeo in the merger agreement in respect of subsidiaries, due organization, etc.; certificate of incorporation; bylaws and charters; authority, binding nature of agreement; inapplicability of anti-takeover statutes; no vote required and opinion of financial advisor shall not be true and correct in all material respects as of the date of the merger agreement and at and as of the as of the expiration of the offer as if made on and as of the expiration of the offer, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (c) all other representations and warranties of Romeo in the merger agreement shall not be true and correct in all respects as of the date of the merger agreement and at and as of the expiration of the offer as if made on and as of the expiration of the offer except (with respect solely to this clause) (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Romeo material adverse effect (provided that for all purposes the minimum condition, Romeo material adverse effect qualifications and other materiality qualifications limiting the scope of the representations and warranties of Romeo will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date);

•

(2) each of the covenants and obligations in the merger agreement that Romeo is required to comply with or to perform at or prior to the expiration of the offer shall not have been complied with and performed by Romeo in all material respects;

•	(3) since the date of the merger agreement, there shall have occurred any Romeo material adverse effect that is continuing;

•

(4) Romeo or any of its subsidiaries shall have filed or instituted a bankruptcy, reorganization, liquidation, receivership or insolvency proceeding, or made an assignment for the benefit of its creditors; provided, however, that in the case of any involuntary bankruptcy proceeding, if Romeo or any of its subsidiaries consent to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof;

•

(5) Nikola and Offeror shall have failed to receive (a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Romeo confirming that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred; and (b) a properly executed statement, issued by Romeo pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than 30 days prior to the closing date, signed by an officer of Romeo, and in a form reasonably satisfactory to Nikola, certifying that interests in Romeo, including shares of Romeo common stock, do not constitute “United States real property interests” under Section 897(c) of the Code and Romeo shall have provided notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, however, that Nikola’s sole remedy for any failure to deliver such statement shall be to withhold in accordance with Section 1445 of the Code; or

•	(6) the merger agreement shall have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Nikola and Offeror, may be asserted by Nikola or Offeror regardless of the circumstances giving rise to any such conditions and may be waived by Nikola or Offeror, in whole or in part, at any time and from time to time, in their sole and absolute discretion (except for the minimum condition), in each case, subject to the terms of the merger agreement and the applicable rules and regulations of the SEC. The failure by Nikola or Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

Regulatory Approvals

General

Nikola is not aware of any governmental license or regulatory permit that appears to be material to Romeo’s business that might be adversely affected by the acquisition of Romeo’s shares pursuant to the offer or the merger or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares of Romeo common stock pursuant to the offer or the merger. Should any of these approvals or other actions be required, Nikola and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken, adverse consequences would not result to Romeo’s business or (c) certain parts of Romeo’s or any of its subsidiaries’ businesses would not have to be disposed of or held separate. The Offeror’s obligation under the offer to accept for exchange and pay for shares is subject to certain conditions. See “The Offer—Conditions of the Offer.” Subject to the terms and conditions of the merger agreement, Nikola and Romeo have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the offer and the merger as soon as practicable after the date of the merger agreement. Notwithstanding the foregoing, Nikola and the Offeror must (or must cause any of their respective subsidiaries or affiliates or Romeo to): (A) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of, any assets of Romeo or its subsidiaries or of Nikola or the Offeror, (B) terminate, amend or assign existing relationships and contractual rights and obligations of Romeo or its subsidiaries or of Nikola or the Offeror, (C) require Nikola or the Offeror or Romeo or its subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party or (D) impose limitations on Nikola or the Offeror or Romeo or its subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets (each of (A)-(D), a “remedy”); provided, that Nikola and the Offeror will not be required to take or commit to take any remedy that would have a Nikola material adverse effect or a Romeo material adverse effect.

HSR Act

Under the HSR Act and the rules and regulations promulgated thereunder, the offer may not be completed until Nikola and Romeo each files a Notification and Report Form with the FTC and the DOJ, and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or the DOJ issues a request for additional information and documents (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

Nikola and Romeo each filed a Notification and Report Form with respect to the transaction with the DOJ and the FTC on August 10, 2022.

At any time before or after consummation of the transactions, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the offer or the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. At any time before or after the completion of the transactions, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the offer or the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the transactions on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer—Conditions of the Offer” for certain conditions to the offer, including conditions with respect to the HSR Act.

Interests of Romeo Directors and Executive Officers in the Offer and the Merger

You should be aware that Romeo’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Romeo stockholders generally. Members of the Romeo Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Romeo stockholders that the merger agreement be adopted. These interests include:

Treatment of Outstanding Equity-Based Awards:

As described further in the section titled “Merger Agreement—Treatment of Romeo Equity Awards” beginning on page 104, outstanding Romeo equity awards held by directors and executive officers will be subject to the following treatment:

•

Romeo Options. At the effective time, each option to purchase shares of Romeo common stock that is outstanding and unexercised immediately prior to the effective time, whether under the 2020 plan or the predecessor plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration.

•

Romeo Restricted Stock Unit Awards and Romeo Performance Stock Unit Awards. At the effective time, each Romeo RSU and Romeo PSU that is outstanding and has not been settled immediately prior to the effective time, whether under the 2020 plan, the predecessor plan or otherwise and whether vested or unvested, shall be converted into and become an RSU or PSU, as applicable, which would settle for shares of Nikola common stock and each such Romeo RSU or Romeo PSU, as applicable, shall be assumed by Offeror in accordance with the terms (as in effect on the date of the merger agreement) of the 2020 plan and the predecessor plan, respectively, and the terms of the restricted stock unit award agreement or performance stock unit award agreement, as applicable, by which such Romeo RSU or Romeo PSU is evidenced. All rights with respect to Romeo common stock under Romeo RSUs and Romeo PSUs assumed by Nikola shall be converted into rights with respect to Nikola common stock. After the effective time, each Romeo RSU and Romeo PSU assumed by Nikola shall only be settled in Nikola common stock. The number of shares of Nikola common Stock subject to each Romeo RSU or Romeo PSU assumed by Nikola will be determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock. Any restriction on the shares of Romeo common stock issuable upon settlement of the Romeo RSU or Romeo PSU, as applicable, shall continue in full force and effect, and the term, vesting schedule, settlement and other provisions of such Romeo RSU or Romeo PSU shall otherwise remain unchanged; provided, however, that all performance-based vesting conditions shall be deemed satisfied at the greater of the “earned” or “target” performance levels.

•

Romeo Warrants. At the effective time, each Romeo warrant that is outstanding and unexercised immediately prior to the completion of the merger shall be converted into and become a warrant to purchase Nikola common stock determined by multiplying the number of shares of Romeo common stock that were subject to such Romeo warrant by the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock (with the per share exercise price for the Nikola common stock issuable upon exercise of each warrant assumed by Nikola determined by dividing the per share exercise price of Romeo common stock subject to such warrant by the exchange ratio and rounding the resulting exercise price to the nearest whole cent), and Nikola shall assume each such warrant in accordance with its terms.

The estimated aggregate amount that would be payable to Romeo’s six executive officers who are not named executive officers in settlement of their unvested Romeo equity awards outstanding on September 15, 2022 if the merger were to be completed and they were to experience a qualifying termination on September 15, 2022 is $2,264,650. The amounts in this paragraph were determined using an assumed offer consideration of $0.76 per share.

Each of Romeo’s non-employee directors holds unvested Romeo RSUs granted under the 2020 plan. Pursuant to Romeo’s director compensation policy, each equity award granted to a non-employee director under the director compensation program will vest in full immediately prior to the occurrence of a change in control (as defined in the 2020 plan) to the extent outstanding at such time, subject to continued service through the closing of such change in control.

Each of Romeo’s non-employee directors has entered into a deferral election to defer the receipt of shares of Romeo common stock that would otherwise be issued upon vesting of Romeo RSUs granted under the 2020 plan. In general, these deferral elections provide that the receipt of common shares in settlement of vested RSUs is deferred until a “separation from service” as defined in the applicable deferral election. Pursuant to the applicable deferral elections, all vested RSUs subject to a deferral election that have not settled prior to the occurrence of a change in control (as defined in the 2020 plan) as a result of a “separation from service”, shall be automatically settled in full in a single lump sum as soon as practicable following a change in control. The merger will constitute a change in control for purposes of the RSU deferral elections.

Future Participation in Nikola 2020 Stock Incentive Plan

Certain of Romeo’s executive officers may continue employment with, or otherwise be retained to provide services to, Nikola or the surviving corporation following the completion of the merger and accordingly may participate in Nikola’s 2020 Stock Incentive Plan.

Severance Benefits for Executive Management

Each of Romeo’s current executive officers participates in Romeo’s severance plan. Subject to the participant’s timely execution and non-revocation of a general release of claims against Romeo, the severance plan provides that severance benefits are payable to a participant in the event of a termination of the participant’s employment (i) by the participant for “good reason”, (ii) by Romeo or one of its “affiliates” without “cause”, (iii) due to the participant’s death or (iv) by Romeo or one of its affiliates due to the participant’s “disability” (as such terms are defined in the severance plan) within three months prior to a change in control (as such term is defined in the 2020 plan) or within twelve months following a change in control, in addition to any accrued and unpaid salary and benefits, the participant will be eligible to receive (i) a lump sum amount equal to the participant’s base salary for the “CIC severance period” (eighteen months for the chief executive officer and twelve months for other named executive officers), (ii) a lump sum amount equal to the greater of (A) the projected amount of the participant’s annual bonus for the fiscal year in which the termination occurred, or (B) the participant’s target bonus amount for such fiscal year, (iii) full acceleration of vesting of the participant’s outstanding equity awards (and if vesting is based on the satisfaction of performance objectives, such objectives shall be deemed satisfied at the greater of actual performance measured as of the date of termination or 100% of target) and (iv) reimbursement of premium payments for continuation coverage under Romeo’s health plan (less the employee portion of such coverage as in effect on the date of the participant’s termination of employment) until the earliest to occur of the end of the CIC severance period, the date on which the participant is no longer eligible for COBRA coverage, or the date on which the participant becomes eligible for health insurance coverage through another employer. Other than any accrued and unpaid compensation, all severance payments to the executive officers under the severance plan are contingent upon his or her execution, delivery and non-revocation of an effective release of claims against Romeo and its affiliates in a form provided by Romeo within the 60 day period following his or her termination. The merger will constitute a change in control for purposes of the severance plan.

The severance plan provides for a Section 280G “net-better” cutback, meaning that, if the total payments to the executive officer upon a termination would exceed the applicable threshold under Section 280G of the Internal

Revenue Code of 1986, as amended, which is referred to as the Code, then those payments will be reduced to the applicable threshold to avoid the imposition of the excise taxes under Section 4999 of the Code if such reduction would result in a better after-tax result for the executive officer.

For an estimate of the value of the payments and benefits described above that would be payable to Romeo’s named executive officers under the severance plan upon a qualifying termination in connection with the merger, see the section entitled “The Offer—Interests of Romeo Directors and Executive Officers in the Offer and the Merger—Quantification of Potential Payments” beginning on page 86.

The estimated aggregate amount that would be payable (other than the vesting of outstanding Romeo equity awards, which is described above in the section entitled “The Offer—Interests of Romeo Directors and Executive Officers in the Offer and the Merger—Treatment of Outstanding Equity-Based Awards”) to Romeo’s six executive officers who are not named executive officers under the severance plan if the merger were to be completed and they were to experience a qualifying termination on September 15, 2022 is $3,538,963, based on the base salary and target bonus amounts in effect on September 15, 2022 and the estimated cost of COBRA premiums. These amounts do not reflect any possible reductions under the Section 280G “net-better” cutback provision included in the Executive Severance Plans.

New Employment Arrangements with Nikola

Prior to the date of this prospectus/offer to exchange, there have been no discussions with Romeo’s management regarding post-closing employment and no assurances of continued employment have been provided to Romeo’s management. It is possible that Romeo’s employees, including the executive officers, will enter into new compensation arrangements with Nikola or their affiliates (other than Romeo and its subsidiaries). Such arrangements may include agreements regarding future terms of employment, the right to receive equity or equity-based awards of Nikola or retention awards. As of the date of this prospectus/offer to exchange, no such arrangements have been established. Any such arrangements with Romeo’s employees are currently expected to be entered into after the completion of the offer and merger, if at all.

Indemnification and Insurance for Romeo Directors and Officers

Pursuant to the terms of the merger agreement, Romeo’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “Merger Agreement—Indemnification and Insurance for Romeo Directors and Officers” beginning on page 105 for a description of such ongoing indemnification and coverage obligations.

Quantification of Potential Payments

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of Romeo that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of Romeo’s stockholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Romeo’s named executive officers would receive, assuming that (1) the effective time of the merger will occur on September 15, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (2) each of Romeo’s named executive officers will experience a qualifying termination at such time, and (3) the named executive officer’s base salary rate and annual target bonus in effect on September 15, 2022 remains unchanged through the effective time of the merger. The amounts below are determined using an assumed consideration of $0.76 per share and the Romeo equity awards that are outstanding on September 15, 2022, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “qualifying termination” refers to a termination of the named executive officer’s employment (i) by the named executive officer for “good reason”, (ii) by Romeo or one of its “affiliates” without “cause”, (iii) due to the named executive officer’s death or (iv) by Romeo or one of its affiliates due to the named executive officer’s “disability” (as such terms are defined in the severance plan).

For purposes of this discussion, “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a termination without “cause” or a resignation for “good reason” within three (3) months prior or 12 months following the effective time.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Susan S. Brennan	1,560,000	1,856,049	21,580	3,437,629
AK Srouji, Ph.D.	758,080	475,246	9,162	1,242,488
Criswell Choi (4)	—	—	—	—
Lionel E. Selwood, Jr. (4)	—	—	—	—

(1) The cash payments payable to Ms. Brennan and Dr. Srouji under the severance plan consist of (a) a lump sum amount equal to the executive’s base salary for the “CIC severance period” (eighteen months for Ms. Brennan and twelve months for Dr. Srouji), (b) a lump sum amount equal to the greater of (i) the projected amount of the executive’s annual bonus for the fiscal year in which the termination occurred, or (ii) the executive’s target bonus amount for such fiscal year, (c) full acceleration of vesting of the executive’s outstanding equity awards (and if vesting is based on the satisfaction of performance objectives, such objectives shall be deemed satisfied at the greater of actual performance measured as of the date of termination or 100% of target) and (d) reimbursement of premium payments for continuation coverage under Romeo’s health plan (less the employee portion of such coverage as in effect on the date of the executive’s termination of employment) for a period up to the CIC severance period. All payments described in this column are “double-trigger” payments. Dr. Srouji separated from his employment with Romeo effective July 27, 2022, and he already has received $473,800 as a severance payment as a result of this separation. Dr. Srouji will be entitled to the enhanced severance benefits set forth in the table above, less the cash amount already paid, to the extent the merger is consummated within three (3) months of such date. Set forth below are the separate values of each of the severance and the target bonus payments.

Name	Severance Payment ($)	Target Bonus ($)	Total ($)
Susan S. Brennan	936,000	624,000	1,560,000
AK Srouji, Ph.D.	473,800	284,280	758,080
Criswell Choi	—	—	—
Lionel E. Selwood, Jr.	—	—	—

(2) As described above, upon a qualifying termination within three months prior to a change in control (as such item is defined in the 2020 plan) or within twelve months following a change in control, the severance plan provides for full acceleration of vesting of the executive’s outstanding equity awards (and if vesting is based on the satisfaction of performance objectives, such objectives shall be deemed satisfied at the greater of actual performance measured as of the date of termination or 100% of target). Dr. Srouji separated from his employment with Romeo effective July 27, 2022 and will be entitled to the enhanced severance benefits set forth in the table above to the extent the merger is consummated within three (3) months of such date.

Set forth below are the values of each type of unvested equity-based award that, in each case, would vest and become payable assuming that the merger was consummated and the named executive officer experienced a qualifying termination on September 15, 2022. Such values are based on acceleration at 100% of target performance, to the extent applicable, an assumed consideration of $0.76 per share of Romeo common stock, and less the applicable exercise price in the case of unvested Romeo stock options. Treatment of all such equity awards is “double trigger.”

Name	Unvested Options ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
Susan S. Brennan	—	921,463	934,586	1,856,049
AK Srouji, Ph.D.	—	91,883	383,363	475,246
Criswell Choi	—	—	—	—
Lionel E. Selwood, Jr.	—	—	—	—

(3) Reflects the cost of COBRA premiums for the executive for 18 months for Ms. Brennan and 12 months for Dr. Srouji. All such benefits are “double-trigger.”

(4) Although Messrs. Choi’s and Selwood’s employment as executive officers with Romeo ended on January 17, 2022 and August 16, 2021, respectively, they continue to be named executive officers of Romeo pursuant to Item 402(a)(3)(iv) and (i) of Regulation S-K of the Exchange Act, since they were each included in the Summary Compensation Table of Romeo’s most recently completed proxy statement, filed with the SEC on April 28, 2022. Messrs. Choi and Selwood will not receive any other compensatory payments or benefits in connection with or related to the merger other than the value that they may receive as equity holders of Romeo pursuant to the terms of the merger agreement.

Certain Relationships with Romeo

As of the date of this document, Nikola does not own any shares of Romeo common stock. Neither Nikola nor the Offeror has effected any transaction in securities of Romeo in the past 60 days. To the best of Nikola’s and the Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex C hereto, nor any of their respective associates, beneficially owns or has the right to acquire any securities of Romeo or has effected any transaction in securities of Romeo during the past 60 days.

Nikola has been a customer of Romeo for over two years. In the fiscal years ended December 31, 2020 and 2021, Nikola remitted payments to Romeo in the aggregate amounts of $3.0 million and $3.2 million, respectively. In the six months ended June 30, 2022, Nikola remitted payments to Romeo in the aggregate amounts of $15.2 million. All payments were made pursuant to the Supply Agreement between Nikola and Romeo for engineering services and battery packs.

Prior to the execution of the merger agreement, Nikola and Romeo entered into a non-disclosure agreement, effective as of November 17, 2021 (the “Non-Disclosure Agreement”), whereby, in order to explore a potential transaction, the parties agreed to disclose and furnish certain confidential information to one another subject to certain restrictions as specified therein. The parties also agreed to certain non-solicitation and standstill provisions during the 12-month period after the effective date of the Non-Disclosure Agreement. The term of the Non-Disclosure Agreement continues in effect until terminated by either party upon 30 days prior written notice, the Non-Disclosure Agreement expires and the parties’ obligations under the Non-Disclosure Agreement (including the parties’ obligations with respect to the return, destruction or deletion of confidential information) survive until the 3rd anniversary of the effective date of the Non-Disclosure Agreement, except that the parties’ obligations to maintain the confidentiality of and not use for any purpose not described in the Non-Disclosure Agreement, any confidential information retained or archived by the recipient and its associates. See “Other Transaction Agreements—Non-Disclosure Agreement” and the Non-Disclosure Agreement, which is filed as Exhibit 10.3 to the registration statement which this document is a part of.

Fees and Expenses

Nikola has retained Alliance Advisors, LLC as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer and the merger to beneficial owners of shares. Nikola will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Nikola agreed to indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Nikola will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Nikola nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Romeo common stock pursuant to the offer.

Accounting Treatment

Nikola prepares its financial statements in accordance with accounting principles generally accepted in the United States, which are referred to as GAAP. The merger will be accounted for as an acquisition of Romeo by Nikola under the acquisition method of accounting in accordance with GAAP. Nikola will be treated as the acquirer for accounting purposes.

All unaudited pro forma condensed combined financial information contained in this prospectus/offer to exchange were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated net fair value of Romeo’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of Romeo as compared to the unaudited pro forma information included in this prospectus/offer to exchange will have the effect of increasing the goodwill recognized related to the merger.

Stock Exchange Listing

Nikola shares are listed on Nasdaq under the symbol “NKLA.” Nikola intends to submit a listing application to list on Nasdaq the Nikola shares that Nikola will issue in the offer and merger as part of the offer consideration. Such listing is a condition to completion of the offer.

Resale of Nikola Common Stock

All shares of Nikola common stock received by Romeo stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Nikola common stock received by any Romeo stockholder who becomes an “affiliate” of Nikola after completion of the merger (such as Romeo directors or executive officers who become directors or executive officers of Nikola after the merger). Shares of Nikola common stock held by an affiliate of Nikola may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This prospectus/offer to exchange does not cover resales of shares of Nikola common stock received by any person upon completion of the merger, and no person is authorized to make any use of this prospectus/offer to exchange in connection with any resale.

Exchange Agent Contact Information

The contact information for the exchange agent for the offer and the merger is:

If delivering by mail: Continental Stock Transfer & Trust Company, Attn: Corporate Actions, 1 State Street 30th Floor, New York, NY 10004 Telephone: 917-262-2378

If delivering by hand, express mail, courier

or any other expedited service:

Continental Stock Transfer & Trust Company,

Attn: Corporate Actions,

1 State Street 30th Floor, New York, NY 10004

Telephone: 917-262-2378

Director and Officer Indemnification

Under the merger agreement, certain indemnification and insurance rights exist in favor of Romeo’s current and former directors and officers. See “Merger Agreement—Indemnification and Insurance for Romeo Directors and Officers” beginning on page 105 for information about these rights.

Support Agreement

Concurrently with the execution of the merger agreement, Nikola entered into the support agreement with certain officers and directors of Romeo, pursuant to which each person has agreed, among other things, to tender and not to withdraw the shares of Romeo common stock held by them in the offer. As of September 1, 2022, approximately 1.66% of the outstanding shares of Romeo common stock are subject to the support agreement. The support agreement will terminate upon the earliest to occur of (a) the termination of the merger agreement in accordance with its terms, (b) the effective time, and (c) January 30, 2023. In addition, the support agreement terminates upon an amendment to the merger agreement without the consent of the supporting stockholder that (i) decreases the offer consideration or (ii) changes the terms of the offer or the merger or changes the form of consideration payable in the offer or the merger in a manner that is adverse to the holders of Romeo common stock. See “Other Transaction Agreements—Support Agreement.”

Timing of the Merger

The transaction is expected to be completed during the fourth quarter of 2022. Neither Nikola nor Romeo can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals. See “Merger Agreement—Conditions to the Completion of the Merger” beginning on page 107.

Nasdaq Listing; NYSE Delisting and Deregistration of Romeo Common Stock

Prior to the completion of the merger, Nikola has agreed to use its reasonable best efforts to cause the shares of Nikola common stock to be issued in connection with the merger to be approved for listing on Nasdaq. The listing of the shares of Nikola common stock on Nasdaq, subject to official notice of issuance, is also a condition to completion of the merger.

If the merger is completed, Romeo common stock will cease to be listed on the NYSE and Romeo common stock will be deregistered under the Exchange Act.

MERGER AGREEMENT

General

This section describes the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this prospectus/offer to exchange are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this prospectus/offer to exchange. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the entire merger agreement.

J Purchaser Corp. (the “Offeror”) is offering to exchange for each outstanding share of Romeo common stock validly tendered, and not validly withdrawn, in the offer, a number of validly issued, fully paid and non-assessable shares of Nikola common stock equal to the exchange ratio.

The Offeror’s obligation to accept for exchange (and Nikola’s obligation to cause the Offeror to accept for exchange) shares of Romeo common stock validly tendered, and not validly withdrawn, pursuant to the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the condition that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of shares of Romeo common stock that, upon the consummation of the offer, together with shares of Romeo common stock then owned by Nikola and the Offeror, if any, would represent at least a majority of the aggregate voting power of the shares of Romeo common stock outstanding immediately after the consummation of the offer which we refer to as the “minimum condition”), as more fully described under “The Offer—Conditions of the Offer.”

Under the merger agreement, unless Nikola receives the prior written consent of Romeo:

•

the Offeror must (and Nikola shall cause the Offeror to) extend the offer for any period required by any legal requirement, or any rule, regulation, interpretation or position of the SEC, its staff or the NYSE or Nasdaq, in any such case, which is applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or this registration statement on Form S-4;

•

in the event that any of the conditions to the offer (other than the minimum condition and the condition relating to the absence of a material adverse effect on Romeo and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) have not been satisfied or waived as of any then-scheduled expiration of the offer, the Offeror must (and Nikola shall cause the Offeror to) extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Nikola and Romeo); and

•

if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived and the minimum condition has not been satisfied, the Offeror shall, and Nikola shall cause Offeror to, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Nikola) (or for such longer period as may be agreed by Nikola and Romeo in writing); however, in no event will the Offeror be required to (and Nikola will not be required to cause Offeror to) extend the expiration of the offer for more than 30 business days in the aggregate.

The Offeror and Nikola may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will, and Nikola will cause the Offeror to, irrevocably and unconditionally terminate the offer promptly (but in no event more than one business day) after such termination of the merger agreement. Among other circumstances, the merger agreement may be terminated by either Nikola or Romeo if the offer shall have terminated or expired in accordance with its terms as a result of the non-satisfaction of the minimum condition set forth in the merger agreement (subject to the rights and obligations of Nikola or the Offeror to extend the offer pursuant to the merger agreement) or if the acceptance time has not occurred by the end date. See “Merger Agreement—Termination of the Merger Agreement.”

For a more complete description of the offer, see the section entitled “The Offer.”

The Merger

The merger agreement provides that, if the offer is completed, the parties will effect the merger of the Offeror with and into Romeo, with Romeo continuing as the surviving corporation in the merger, and the former Romeo stockholders will not have any direct equity ownership interest in the surviving corporation. If the offer is completed as contemplated by the merger agreement, Nikola will own at least a majority of the aggregate voting power of shares of Romeo common stock and the merger will be governed by Section 251(h) of the DGCL. Assuming the satisfaction of the minimum condition, the absence of any amendment, modification or other change to the DGCL or the merger agreement that would render Section 251(h) of the DGCL inapplicable to the merger agreement and the accuracy of Nikola’s and the Offeror’s representations and warranties set forth in the merger agreement, no Romeo stockholder vote will be required to complete the merger.

Completion and Effectiveness of the Merger

Under the merger agreement, the closing of the merger must occur as promptly as practicable after the acceptance time, and in any case no later than the second business day following the satisfaction or waiver of the last to be satisfied or waived of the conditions to the merger, unless the parties agree otherwise in writing. See “Merger Agreement—Conditions to the Completion of the Merger.” The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or on such other date and time as agreed to by Nikola and Romeo and specified in the certificate of merger.

Offer Consideration, Merger Consideration and Exchange Ratio

In the offer, each share of Romeo common stock accepted by Offeror in accordance with the terms and subject to the conditions of the offer shall be exchanged for a number of validly issued, fully paid and non-assessable shares of Nikola common stock equal to the exchange ratio.

At the effective time of the merger (the “effective time”),

•

each share of Romeo common stock and Romeo preferred stock held as treasury stock or held or owned by Romeo, Nikola, Offeror or any subsidiary of Romeo immediately prior to the effective time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

•

each share of Romeo common stock and Romeo preferred stock outstanding immediately prior to the completion of the merger (other than shares of Romeo common stock and Romeo preferred stock held as treasury stock or held or owned by Romeo, Nikola, Offeror or any subsidiary of Romeo immediately prior to the effective time) shall be converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of Nikola common stock equal to the exchange ratio described in more detail below;

•

each option to purchase shares of Romeo common stock that is outstanding and unexercised immediately prior to the effective time, whether under the 2020 plan, predecessor plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration.

•

each Romeo warrant that is outstanding and unexercised at the effective time shall be converted into and become warrants to purchase shares of Nikola common stock determined by multiplying the number of shares of Romeo common stock that were subject to such Romeo warrant by the exchange ratio (with the per share exercise price for the shares of Nikola common stock issuable upon exercise of each warrant assumed by Nikola determined by dividing the per share exercise price of the shares of Romeo common stock subject to such warrant by the exchange ratio), and Nikola shall assume each such warrant in accordance with its terms.

•

each Romeo RSU and Romeo PSU that is outstanding and has not been settled immediately prior to the effective time, whether under the 2020 plan, the predecessor plan or otherwise and whether vested or unvested, shall be converted into and become a restricted stock unit (“RSU”) or a performance stock unit (“PSU”), as applicable, which would settle for shares of Nikola common stock and each such Romeo RSU or Romeo PSU, as applicable, shall be assumed by Nikola in accordance with the terms (as in effect on the date of the merger agreement) of the 2020 plan and the predecessor plan, respectively, and the terms of the restricted stock unit award agreement or performance stock unit award agreement, as applicable, by which such Romeo RSU or Romeo PSU is evidenced. With respect to each Romeo PSU, all performance-based vesting conditions shall be deemed satisfied at the greater of the “earned” or “target” performance levels. All rights with respect to shares of Romeo common stock under Romeo RSUs and Romeo PSUs assumed by Nikola shall be converted into rights with respect to shares of Nikola common stock. After the effective time, each Romeo RSU and Romeo PSU assumed by Nikola shall only be settled in Nikola common stock. The number of shares of Nikola common stock subject to each Romeo RSU or Romeo PSU assumed by Nikola will be determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock. Any restriction on the shares of Romeo common stock issuable upon settlement of the Romeo RSU or Romeo PSU, as applicable, shall continue in full force and effect, and the term, vesting schedule, settlement and other provisions of such Romeo RSU or Romeo PSU shall otherwise remain unchanged; provided, however, that all performance-based vesting conditions shall be deemed satisfied at the greater of the “earned” or “target” performance levels.

If any shares of Romeo common stock outstanding prior to the merger are unvested or are subject to a repurchase option or the risk of forfeiture, then the shares of Nikola common stock issued in exchange for such shares of Romeo common stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Nikola common stock shall accordingly be marked with appropriate legends.

Fractional Shares

No fractional shares of Nikola common stock shall be issued in connection with the offer to exchange or the merger, and no certificates or scrip for any such fractional shares shall be issued. Each holder of shares of Romeo common stock will receive a number of shares of Nikola common stock equal to the total number of shares of Romeo common stock held by such holder multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Nikola common stock.

Procedures for Exchanging Shares of Romeo Common Stock

Prior to the acceptance time, Continental Stock Transfer & Trust Company, as the exchange agent for the merger, will establish an exchange fund to hold the shares of Nikola common stock to be issued to Romeo stockholders in connection with the offer and the merger.

The holders of Romeo warrants shall execute a letter of transmittal to be sent to each such holder by the exchange agent in connection with the assumption of such warrants. As promptly as reasonably practical after the effective time, the exchange agent will send to each holder of record of a Romeo stock certificate that immediately prior to the effective time represented outstanding shares of Romeo common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for the offer consideration into which the number of shares of Romeo common stock previously represented by such stock certificate will have been converted pursuant to the merger agreement. Upon surrender of a Romeo stock certificate (or affidavit of loss and evidence of a bond in lieu thereof) or book-entry shares for cancellation to the exchange agent, together with, in the case of Romeo stock certificates and book-entry shares not held through The Depository Trust Company, a letter of transmittal and certain tax documentation duly completed and validly executed in accordance with the instructions thereto, or, in the case of book-entry shares held through The Depository Trust Company, receipt of an “agent’s message” by the exchange agent, and such other documents as may be required pursuant to such instructions (such documentation, the “exchange agent documentation”), the holder of such Romeo stock certificates or book-entry shares will be entitled to receive in exchange therefor the offer consideration for each share of Romeo common stock formerly represented by such Romeo stock certificate or book-entry shares upon the later to occur of (i) the effective time or (ii) the exchange agent’s receipt of the exchange agent documentation, Romeo stock certificate (or affidavit of loss in lieu thereof) or book-entry shares so surrendered will be cancelled. The holders of Romeo book-entry shares held through The Depository Trust Company at the effective time of the merger will not be required to deliver an executed letter of transmittal or Romeo common stock certificate to the exchange agent to receive the offer consideration following the consummation of the merger.

After the effective time, each of Romeo common stock certificate or book-entry share that has not been surrendered will represent only the right to receive shares of Nikola common stock issuable pursuant to the merger. Each holder of shares of Romeo common stock will receive a number of shares of Nikola common stock equal to the total number of shares of Romeo common stock held by such holder multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Nikola common stock.

Any holder or former holder of Romeo common stock may be subject to withholding under applicable legal requirements; provided, however, that, except (i) as a result of the failure of Romeo to provide the statement and notice as required pursuant to the schedule of conditions to the offer, or (ii) as a result of the failure of any stockholder to provide applicable tax documentation to the exchange agent, before making any such deduction or withholding, to the extent reasonably practicable, Nikola will provide Romeo notice of any applicable payor’s intention to make such deduction or withholding and provide Romeo with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Nikola will commercially reasonably cooperate with Romeo to obtain such reduction of or relief from such deduction or withholding. To the extent such amounts are deducted and withheld or paid over to or deposited with the relevant governmental authority, they will be treated as having been paid to the person in respect of which such deduction and withholding was made.

Representations and Warranties; Material Adverse Effect

Romeo made a number of customary representations and warranties to Nikola in the merger agreement, including representations and warranties relating to the following matters:

•	subsidiaries; due organization;

•	certificate of incorporation; bylaws

•	capitalization;

•	SEC filings; financial statements;

•	absence of changes;

•	assets;

•	solvency;

•	real property; leaseholds;

•	intellectual property;

•	agreements, contracts and commitments;

•	undisclosed liabilities;

•	compliance; permits; restrictions; regulatory matters;

•	tax matters;

•	employee and labor matters; benefit plans;

•	environmental matters;

•	insurance;

•	legal proceedings; orders;

•	authority; binding nature of agreement;

•	inapplicability of anti-takeover statutes;

•	no vote required;

•	non-contravention; consents;

•	broker’s fees;

•	opinion of financial advisor;

•	transactions with affiliates;

•	information supplied; and

•	exclusivity of representations.

Portions of Romeo’s representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect with respect to Romeo means any effect, change, event, circumstance or development (an “effect”) that, considered together with all other effects that have occurred prior to the date of determination of the occurrence of such material adverse effect, that is or would reasonably be expected to be materially adverse to or has or would reasonably be expected to have or result in a material adverse effect, individually or in the aggregate, on (a) the business, financial condition, capitalization, assets, operations or financial performance of Romeo and its subsidiaries taken as a whole; or (b) the ability of Romeo to consummate the merger or the other transactions contemplated by the merger agreement, except effects from the following will not be deemed to constitute (nor will effects from any of the following, be taken into account in determining whether there has occurred) a material adverse effect (except as expressly provided) of Romeo:

•	any change in the cash position of Romeo which results from operations in the ordinary course of business;

•

conditions generally affecting the industries in which Romeo and its subsidiaries participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Romeo and its subsidiaries taken as a whole, relative to other businesses in industries in which Romeo operates;

•

any failure by Romeo or any of its subsidiaries to meet internal projections or forecasts or third-party revenue or earnings predictions (or for which revenues or earnings are released) or change in the price or trading volume of Romeo’s securities on or after the date of the merger agreement, provided that any such effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a material adverse effect of Romeo and may be taken into account in determining whether a material adverse effect has occurred;

•

the execution, delivery, announcement or performance of the obligations under the merger agreement or the announcement, pendency or anticipated consummation of the merger, including (A) the initiation of litigation by any person with respect to the agreement or the transactions contemplated thereby, (B) any termination or loss of, reduction in or similar negative impact on Romeo’s reputation or relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of Romeo or its Subsidiaries or (C) any loss or diminution of rights or privileges, or any creation of, increase in or acceleration of obligations, pursuant to a contract or otherwise, on the part of Romeo or its subsidiaries, in each case, due to the negotiation, entry into, announcement, pendency or performance of the merger agreement or identity of the parties to the merger agreement or any communication by Nikola regarding the plans or intentions of Nikola with respect to the conduct of the business of Romeo or its subsidiaries;

•	any natural disaster or any acts of terrorism, epidemics or pandemics (including COVID-19), disease outbreak, sabotage, military action or war or any escalation or worsening thereof;

•	any changes after the date of the merger agreement in U.S. GAAP or applicable legal requirements;

•	the taking of any action, or the omission of any action, required by the merger agreement or requested by Nikola in writing.

Nikola and the Offeror made a number of representations and warranties to Romeo in the merger agreement, including representations and warranties relating to the following subject matters:

•	organization; authority; enforceability;

•	capitalization;

•	non-contravention; governmental consents;

•	legal proceedings; orders;

•	broker’s fees;

•	SEC filings; financial statements;

•	no undisclosed liabilities;

•	absence of certain changes or events;

•	shares of common stock;

•	no vote of Nikola stockholders;

•	lack of ownership of shares;

•	solvency;

•	information supplied;

•	tax matters; and

•	exclusivity of representations.

Portions of Nikola’s representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect with respect to Nikola means any effect that, considered together with all other effects that have occurred prior to the date of determination of the occurrence of such material adverse effect, is or would reasonably be expected to be materially adverse to or has or would reasonably be expected to have or result in a material adverse effect, individually or in the aggregate, on (a) the business, financial condition, capitalization, assets, operations or financial performance of Nikola and its subsidiaries taken as a whole; or (b) the ability of Nikola to consummate the merger or the other transactions contemplated by the merger agreement, except that effects from the following will not be deemed to constitute (nor will effects from any of the following be taken into account in determining whether there has occurred) a material adverse effect of Nikola (except as expressly provided):

•	any change in the cash position of Nikola which results from operations in the ordinary course of business;

•

conditions generally affecting the industries in which Nikola and its subsidiaries participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Nikola and its subsidiaries taken as a whole, relative to other businesses in industries in which Nikola operates;

•

any failure by Nikola or any of its subsidiaries to meet internal projections or forecasts or third-party revenue or earnings predictions (or for which revenues or earnings are released) or change in the price or trading volume of Nikola’s securities on or after the date of the merger agreement, except that any such effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a material adverse effect of Nikola and may be taken into account in determining whether a material adverse effect has occurred;

•

the execution, delivery, announcement or performance of the obligations under the merger agreement or the announcement, pendency or anticipated consummation of the merger, including (A) the initiation of litigation by any person with respect to the merger agreement or the transactions contemplated thereby, (B) any termination or loss of, reduction in or similar negative impact on Nikola’s reputation or relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of Nikola or its subsidiaries or (C) any loss or diminution of rights or privileges, or any creation of, increase in or acceleration of obligations, pursuant to a contract or otherwise, on the part of Nikola or its subsidiaries, in each case, due to the negotiation, entry into, announcement, pendency or performance of the merger agreement or identity of the parties to the merger agreement or any communication by Romeo regarding the plans or intentions of Romeo with respect to the conduct of the business of Romeo or its subsidiaries;

•

any natural disaster or any acts of terrorism, epidemics or pandemics (including COVID-19), disease outbreak, sabotage, military action or war or any escalation or worsening thereof, to the extent that any such event does not have a disproportionate impact on Nikola and its subsidiaries taken as a whole;

•	any changes after the date of the merger agreement in U.S. GAAP legal requirements;

•	the taking of any action, or the omission of any action, required by the merger agreement or requested by Romeo in writing.

Covenants; Conduct of Business Pending the Merger

During the period commencing on July 30, 2022 and ending at the earlier of the date of termination of the merger agreement and the effective time (such period, the “pre-closing period”), Romeo will (i) conduct its business in the ordinary course and use commercially reasonable efforts to preserve intact the current business organization of Romeo and its subsidiaries and maintain their respective relations and good will with governmental bodies and all significant suppliers, customers, licensors, licensees, distributors and lessors and other significant business relations and (ii) comply in all respects with the terms of the financing agreement. During the pre-closing period, Romeo will provide Nikola with prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances and, subject to certain limited exceptions set forth in the merger agreement, without the consent of Nikola, will not, and will not permit any of its subsidiaries to:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Romeo common stock or reprice any Romeo stock option, repurchase, redeem or otherwise reacquire any shares of its common stock or other securities except for shares of Romeo stock from terminated employees;

•

sell, issue or grant, or authorize the issuance of any shares of Romeo common stock or other security (except for shares of Romeo common stock issued upon the valid exercise of Romeo options, Romeo RSUs, Romeo PSUs or Romeo private placement or legacy warrants outstanding as of the date of the merger agreement), any option, warrant or right to purchase any common stock or any other security, or any instrument convertible into or exchangeable for any common stock or other security;

•

amend the certificate of incorporation, bylaws or other charter or organizational documents of Romeo, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated by the merger agreement;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•

lend money to any person (other than for transactions among Romeo and its subsidiaries), incur or guarantee any indebtedness for borrowed money, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities or guarantee any debt securities of others;

•

adopt, establish or enter into any material Romeo employee benefit plan, cause or permit any Romeo employee benefit plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, except for in the ordinary course of business;

•

pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of Romeo’s directors, employees or consultants, except for those paid or increased in the ordinary course of business or pursuant to the terms of any Romeo employee plan; pay or increase the severance or change of control benefits offered to any current or new employee or consultant, except for those paid or increased in the ordinary course of business or pursuant to the terms of Romeo’s executive severance and change in control plan; or select, designate or deem an employee, officer, or other service provider as a participant in the Romeo executive severance and change of control plan;

•

terminate the employment or services of any officer or employee of Romeo with the title of vice president or above, other than for cause, or hire or promote any individual whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $125,000, other than for the purpose of replacing a previously existing position;

•

subject to the provisions of the merger agreement regarding non-solicitation by Romeo and Romeo’s board recommendation, dispose of any material asset, right or property, or grant any encumbrance with respect to such material asset, right or property;

•

make, change or revoke any material tax election; file any material amendment to any tax return, adopt or change any material accounting method in respect of taxes; change any annual tax accounting period, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	except in the ordinary course of business, enter into, materially amend or terminate (excluding expiration in accordance with its terms) any material contract;

•

except in the ordinary course of business, enter into any individual contract under which Romeo or any of its subsidiaries grants or agrees to grant any right to material intellectual property; or agrees to pay any royalties or other payments expected to be in excess of $150,000 with respect to any intellectual property;

•

waive, release, assign, settle, compromise or admit wrongdoing (including by Romeo, any Romeo subsidiary or any of their affiliates or representatives) with respect to any existing or potential claim, action or proceeding (other than any claim, action or proceeding relating to taxes, which shall be governed exclusively as provided in the merger agreement), other than waivers, releases, assignments, settlements or compromises that do not include any admission of wrongdoing and do not and are not reasonably likely to create material obligations of Romeo or any of its affiliates (including Romeo’s subsidiaries, but excluding future obligations to refrain from defamation or violations of law) other than the payment of monetary damages not in excess of $100,000 in the aggregate or ordinary course claims and related legal proceedings under or with respect to any insurance policy;

•

incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $100,000, other than (i) any capital expenditure (or series of related capital expenditures) contemplated by Romeo’s current forecast consistent in all material respects with Romeo’s annual capital expenditure forecast for the periods following the date of the merger agreement, as provided to Nikola prior to the date of the merger agreement or (ii) in the ordinary course of business;

•	except as contemplated by the merger agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization; or

•	agree, resolve or commit to do any of the foregoing.

During the pre-closing period, Nikola will comply in all respects with the terms of the financing agreement. Except in response to COVID-19 measures or pursuant to a legal requirement, during the pre-closing period, Nikola and Offeror will not:

•	declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock;

•

amend its certificate of incorporation, bylaws or other charter or organizational documents in any manner that would adversely affect the holders of shares of Romeo common stock who would receive shares of Nikola common stock at the effective time in a manner different from holders of shares of Nikola common stock prior to the effective time; or

•	agree, resolve or commit to do any of the foregoing.

No Solicitation

The merger agreement contains provisions prohibiting Romeo from seeking a competing transaction, subject to specified exceptions described below. Under these “non-solicitation” provisions, Romeo has agreed that neither it nor its subsidiaries, nor any of their officers, directors, employees, representatives, advisors, attorneys, accountants or agents will directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any competing proposal or competing inquiry or take any action that would reasonably be expected to lead to a competing proposal or competing inquiry; (ii) enter into or participate in any discussions or negotiations with any person with respect to any competing proposal or competing inquiry; (iii) furnish any information regarding Romeo or any of its subsidiaries to any person in connection with, in response to, relating to or for the purpose of assisting with, facilitating or encouraging a competing proposal or competing inquiry; (iv) approve, endorse or recommend any competing proposal (subject to the terms and conditions of the merger agreement); (v) execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any competing proposal; or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to Nikola) or approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL.

However, prior to the acceptance time of the offer, (i) Romeo may enter into discussions or negotiations with any person that has made (and not withdrawn) a bona fide, unsolicited, competing proposal, which Romeo’s board of directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or is reasonably likely to lead to, a superior competing proposal, and (ii) thereafter furnish to such person non-public information regarding Romeo pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to Romeo as those contained in the confidentiality agreement existing between Romeo and Nikola, but in each case of the foregoing clauses (i) and (ii), only if: (a) neither Romeo nor any representative of Romeo has breached its non-solicitation obligations; (b) the Romeo board of directors determines in good faith based on the advice of outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Romeo board of directors under applicable legal requirements; (c) at least 24 hours prior to furnishing any such non-public information to, or entering into discussions with, such person, Romeo (x) gives Nikola written notice of the identity of such person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and proposed financing) made thereby, and of Romeo’s intention to furnish nonpublic information to, or enter into discussions with, such person; and (y) furnishes concurrently such non-public information to Nikola (to the extent such non-public information has not been previously furnished by Romeo to Nikola). Without limiting the generality of the foregoing, Romeo has acknowledged and agreed that, in the event any representative of Romeo (whether or not such representative is purporting to act on behalf of Romeo) takes any action that, if taken by Romeo, would constitute a breach of the non-solicitation obligations of Romeo, the taking of such action by such representative shall be deemed to constitute a breach of the non-solicitation obligations of Romeo for purposes of the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, if Romeo receives a bona fide written competing proposal or competing inquiry from a third party that was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in violation of the merger agreement, then Romeo may contact the person or any of its representatives making such competing proposal or competing inquiry solely to clarify its terms so that the Romeo board of directors may inform itself about such competing proposal or competing inquiry and inform such person of the non-solicitation provisions under the merger agreement, except that such action may only be to request a written response to clarifying questions (and not for the purpose of engaging, directly or indirectly, in any discussions or negotiations of any sort regarding the material terms of the competing proposal or competing inquiry). Romeo will deliver to Nikola a copy of such written communication simultaneously with sending such written communication to such person and will promptly (and in any event within 24 hours) deliver to Nikola a copy of any communication received from such person.

If Romeo or any of its representatives receives a competing proposal or competing inquiry at any time during the pre-closing period, Romeo will promptly (and in no event later than 24 hours after Romeo becomes aware of such competing proposal or competing inquiry) advise Nikola orally and in writing of such competing proposal or competing inquiry (including the identity of the person making or submitting such competing proposal or competing inquiry, the terms thereof (including proposed financing), and any written materials submitted therewith). Romeo will keep Nikola informed, on a current basis, in all material respects with respect to the status and terms of any such competing proposal or competing inquiry and any modification or proposed modification thereto, and will deliver copies of any written materials submitted therewith. Romeo will provide Nikola with at least forty-eight (48) hours’ written notice (or such shorter period of notice provided to its board of directors) of a meeting of the Romeo board of directors (or any committee thereof) at which the Romeo board of directors (or any committee thereof) is reasonably expected to consider a competing proposal or competing inquiry Romeo has received.

A “competing inquiry” is an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Nikola) that could reasonably be expected to lead to a competing proposal.

A “competing proposal” is any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Nikola), whether written or oral, contemplating or otherwise relating to any competing transaction (as defined below).

A “competing transaction” is any transaction or series of transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which (i) Romeo is a constituent corporation, (ii) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Romeo or any of its subsidiaries, or (iii) Romeo or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of Romeo or any of its subsidiaries; or

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of Romeo and its subsidiaries, taken as a whole.

A “superior competing proposal” is any bona fide competing proposal at a 50% threshold that: (i) was not obtained or made as a direct or indirect result of the breach of (or in violation of) the merger agreement; and (ii) is on terms and conditions that the Romeo board of directors determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that it deems relevant following consultation with its outside legal counsel and financial advisor and after taking into account such factors as the Romeo board of directors considers to be appropriate: (a) is more favorable, from a financial point of view, to the Romeo stockholders than the terms of the merger and after taking into account such factors as the Romeo board of directors considers to be appropriate; and (b) is reasonably capable of being consummated.

Nikola may terminate the merger agreement prior to 5:00 p.m. (Eastern time) on the tenth (10th) business day following the date on which Romeo has provided written notification to Nikola of the occurrence of any of the following:

•	the Romeo board of directors fails to recommend that the stockholders of Romeo accept the offer and exchange their shares of Romeo common stock for shares of Nikola common stock pursuant to the offer;

•	Romeo fails to include in the Schedule 14D-9 or permit inclusion in the Form S-4 of Romeo’s its board recommendation (as defined below);

•	the Romeo board of directors approves, endorses or recommends a competing proposal;

•	Romeo enters into a letter of intent or similar document or a definitive agreement for a competing proposal; or

•

Romeo or any representative of Romeo breaches the non-solicitation provisions and the provisions related to the Romeo board recommendation of the merger agreement and such breach results in a competing proposal (each a “Romeo triggering event”).

If the merger agreement is terminated by Nikola in connection with a Romeo triggering event and (i) before the acceptance time a competing proposal has been publicly announced or disclosed or otherwise communicated to the Romeo board of directors and not publicly withdrawn at least 5 business days prior to the acceptance time and (ii) within 12 months after the date of such termination Romeo enters into a definitive agreement with respect to a subsequent transaction (as defined above) or consummates a subsequent transaction, then Romeo will pay Nikola a fee of $3.5 million, less any amounts reimbursed pursuant to the merger agreement. See the section entitled “Merger Agreement—Termination of the Merger Agreement” below for a more complete discussion of the termination fees.

Romeo Board Recommendation

Romeo agreed, subject to the provisions of the merger agreement described below: (i) that Romeo’s board of directors shall recommend that the holders of Romeo common stock accept the offer and tender their shares of Romeo common stock to the Offeror pursuant to the offer; (ii) the Schedule 14D-9 will include a statement to the effect that the Romeo board of directors has determined that the offer is advisable and fair to, and in the best interests of, Romeo and its stockholders, has deemed advisable and approved the merger agreement, the offer, the merger and the other actions contemplated by the merger agreement, and recommends that Romeo’s stockholders accept the offer and tender their shares of Romeo common stock to the Offeror pursuant to the offer (the “Romeo board recommendation”); and (iii) the Romeo board recommendation shall not be withdrawn or modified in a manner adverse to Nikola, and no resolution by the Romeo board of directors or any committee thereof to withdraw or modify the Romeo board recommendation in a manner adverse to Nikola shall be adopted or proposed.

Subject to the non-solicitation provisions under the merger agreement, the parties agreed that at any time prior to the acceptance time, Romeo’s board of directors may withhold, amend, withdraw or modify the Romeo board recommendation in a manner adverse to Nikola or recommend any competing transaction (collectively a “Romeo board adverse recommendation change”) if, but only if, Romeo’s board of directors determines in good faith following consultation with its outside legal counsel and independent financial advisors, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with Romeo’s board of directors’ fiduciary duties under applicable legal requirements; except that Nikola will receive written notice from Romeo confirming that Romeo’s board of directors intends to change its recommendation at least three (3) business days in advance of the Romeo board recommendation being withdrawn, withheld, amended or modified in a manner adverse to Nikola (the “recommendation change notice period”). Such notice must describe in reasonable detail the reasons for such intention and if such reasons are related to a superior competing proposal, and specify the material terms and conditions of such superior competing proposal, including the identity of the person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto), including financing documents; all such documents will be updated on a prompt basis during such recommendation change notice period. During the recommendation change notice period, Romeo and its representatives will negotiate with Nikola in good faith to make such adjustments in the terms and conditions of the merger agreement so that such competing proposal ceases to constitute a superior competing proposal, and, at no point may the Romeo board of directors accept a superior competing proposal unless it determines in good faith that such competing proposal constitutes a superior competing proposal at the end of such recommendation change notice period after consultation with, and taking into account the advice of its independent financial advisor and its outside legal counsel, as well as any revisions to the terms of the merger or the merger agreement proposed by Nikola. In the event that, after commencement of the recommendation change notice period, there is any material revision to the terms of a superior competing proposal, including any revision in price or financing, the recommendation change notice period will be extended to ensure that at least two (2) business days remain in the recommendation change notice period subsequent to the time Romeo notifies Nikola of any such material revision (it being understood that there may be multiple extensions).

Nothing contained in the merger agreement will prohibit Romeo or the Romeo board of directors from (i) taking and disclosing to the stockholders of Romeo a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of Romeo pursuant to Rule 14d-9(f) under the Exchange Act, except that (a) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Romeo board adverse recommendation change subject to the terms and conditions of the merger agreement unless Romeo’s board of directors reaffirms the Romeo board recommendation in such disclosure or public statement or within five (5) business days of such disclosure or public statement and (b) Romeo may not affect a Romeo board adverse recommendation change unless specifically permitted pursuant to the terms of the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, the Romeo board of directors will be permitted, in response to an intervening event occurring after the date of the merger agreement, to not make the Romeo board recommendation or to withdraw or modify in a manner adverse to Nikola the Romeo board recommendation, only if and to the extent that all of the following conditions are met: (i) the Romeo board of directors determines in good faith, as a result of the intervening event, after consulting with outside legal counsel and independent financial advisors, that making the Romeo board recommendation or failing to so withdraw or modify the Romeo board recommendation is reasonably likely to be inconsistent with the fiduciary duties of the Romeo board of directors under applicable legal requirements, (ii) before taking any such action, Romeo promptly gives Nikola written notice advising Nikola of the decision of the Romeo board of directors to take such action, which notice will describe the intervening event in reasonable detail, and Romeo has observed the required recommendation change notice period after delivery of such notice to propose revisions to the terms of the merger agreement (or to make another proposal) in response to such intervening event and during such period has made its representatives reasonably available to negotiate with Nikola (to the extent Nikola wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such intervening event shall require a new recommendation change notice period of two (2) business Days; and (iii) Nikola does not make, within the recommendation change notice period, a proposal that the Romeo board of directors determines in good faith, after consulting with outside legal counsel and independent financial advisors, would obviate the need to not make or withdraw or modify the Romeo board recommendation.

An “intervening event” is any event, development or change in circumstances that was not known to the Romeo board of directors, or if known, the consequences of which were not reasonably foreseeable as of the date of the merger agreement, which event, change or development becomes known to the Romeo board of directors prior to the acceptance time; except the following events, changes or developments will not constitute an Intervening Event: (i) the receipt, existence or terms of a competing proposal or any matter relating thereto or consequence thereof or (ii) any change in the price or trading volume of the Romeo common stock or any other securities of Romeo or its subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an intervening event).

Regulatory Approvals Required for the Merger

Nikola and Romeo have agreed to each use reasonable best efforts to file or otherwise submit, as soon as reasonably practicable after the date of the merger agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental body with respect to the offer, the merger and the other transactions contemplated by the merger agreement, and to submit promptly any additional information requested by any such governmental body.

The merger agreement also provides that Romeo and Nikola will file any notification or other document required to be filed in connection with the offer and the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable foreign legal requirement relating to antitrust or competition matters. Romeo and Nikola agreed to respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation or any inquiries or requests received from any other governmental body in connection with antitrust or competition matters.

Nikola and Romeo have agreed to give the other party the right to review and comment on all material filings or responses to be submitted to any governmental body, and to in good faith take the other party’s comments into account. Neither patty will be required to defend any lawsuits or other legal proceedings pursuant to any antitrust or competition laws, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby.

Nikola and Romeo further agreed to furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and to cooperate in responding to any inquiry from a governmental body, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any material presentations or submissions to a governmental body, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any governmental body, to the extent not prohibited by such governmental body and (iv) supplying each other with copies of all material correspondence, submissions or written communications between either party and any governmental body with respect to the merger agreement. Each of Nikola and Romeo, in their respective sole and absolute discretion, may redact material as necessary to comply with contractual arrangements, address reasonable attorney-client or other privilege concerns, exclude any information relating to Romeo valuation and similar matters relating to the transactions contemplated by the merger agreement, or designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein will be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

Nikola and the Offeror will (or will cause any of their respective subsidiaries or affiliates or Romeo to): (i) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of, any assets of Romeo or its subsidiaries or of Nikola or the Offeror, (ii) terminate, amend or assign existing relationships and contractual rights and obligations of Romeo or its subsidiaries or of Nikola or the Offeror, (iii) require Nikola or the Offeror or Romeo or its subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party or (iv) impose limitations on Nikola or the Offeror or Romeo or its subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets (each of (i)-(v), a “remedy”); except, that Nikola and the Offeror will not be required to take or commit to take any remedy that would have a material adverse effect on Nikola or Romeo.

Although neither Nikola nor Romeo knows of any reason why these regulatory approvals cannot be obtained in a timely manner, neither Nikola nor Romeo can be certain when or if they will be obtained. Nikolas and Romeo’s obligations under the merger agreement are subject to certain conditions. See the section entitled “Merger Agreement—Conditions to the Completion of the Merger.”

Treatment of Romeo Equity Awards

Romeo Options. At the effective time, each option to purchase shares of Romeo common stock that is outstanding and unexercised immediately prior to the effective time, whether under the 2020 plan or the predecessor plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration.

Romeo Restricted Stock Unit Awards and Romeo Performance Stock Unit Awards. At the effective time, each Romeo RSU and Romeo PSU that is outstanding and has not been settled immediately prior to the effective time, whether under the 2020 plan, the predecessor plan or otherwise and whether vested or unvested, shall be converted into and become an RSU or PSU, as applicable, which would settle for shares of Nikola common stock and each such Romeo RSU or Romeo PSU, as applicable, shall be assumed by Nikola in accordance with the terms (as in effect on the date of the merger agreement) of the 2020 plan and the predecessor plan, respectively, and the terms of the restricted stock unit award agreement or performance stock unit award agreement, as applicable, by which such Romeo RSU or Romeo PSU is evidenced. With respect to each Romeo PSU, all performance-based vesting conditions shall be deemed satisfied at the greater of the “earned” or “target” performance levels. All rights with respect to Romeo common stock under Romeo RSUs and Romeo PSUs assumed by Nikola shall be converted into rights with respect to shares of Nikola common stock. After the effective time, each Romeo RSU and Romeo PSU assumed by Nikola shall only be settled in Nikola common stock. The number of shares of Nikola common stock subject to each Romeo RSU or Romeo PSU assumed by Nikola will be determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b)  the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock.

Treatment of Romeo Warrants

At the effective time, each Romeo warrant that is outstanding and unexercised at the effective time shall be converted into and become warrants to purchase shares of Nikola common stock, and Nikola shall assume each such warrant in accordance with its terms. All rights with respect to shares of Romeo common stock under the Romeo warrants assumed by Nikola shall be converted into rights with respect to Nikola common stock. Accordingly, from and after the effective time: (a) each Romeo warrant assumed by Nikola may be exercised solely for shares of Nikola common stock; (b) the number of shares of Nikola common stock subject to each Romeo warrant assumed by Nikola shall be determined by multiplying (i) the number of shares of Romeo common stock that were subject to such Romeo warrant immediately prior to the Effective Time by (ii) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock; (c) the per share exercise price for the shares of Nikola common stock issuable upon exercise of each Romeo warrant assumed by Nikola will be determined by dividing the per share exercise price of Romeo common stock subject to such Romeo warrant, as in effect immediately prior to the effective time, by the exchange ratio and rounding the resulting exercise price to the nearest whole cent; and (d) any restriction on any Romeo warrant assumed by Nikola shall continue in full force and effect, and the term and other provisions of such Romeo warrant shall otherwise remain unchanged.

Indemnification and Insurance for Romeo Directors and Officers

To the fullest extent permitted by applicable law, Nikola agreed to cause the surviving corporation to honor all of Romeo’s obligations to indemnify, hold harmless, and provide advancement of expenses (subject to certain limitations) to each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time an officer or director of Romeo or any of its subsidiaries (each such person, a “D&O indemnified party”) in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, by reason of the fact that such persons served or are serving as an officer or director of Romeo or any of its subsidiaries. Nikola agreed that all rights of elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, now existing in favor of a D&O indemnified party as provided in certificate of incorporation or the bylaws of Romeo or its subsidiaries, in each case, as in effect on the date of the merger agreement, or pursuant to any other agreements in effect on the date of the merger agreement, including provisions relating to the advancement of expenses incurred in the defense of any legal proceeding or as permitted under applicable law shall survive the merger and continue in full force and effect. Nikola’s obligation with respect to such indemnification will survive the merger and will remain in full force and effect for a period of not less than six years after the consummation of the merger.

Romeo agreed that, prior to the effective time, it will purchase an insurance policy with an effective date as of the closing of the merger which maintains in effect for six years from the closing date the current directors’ and officers’ liability insurance policies maintained by Romeo (the “D&O policy”), covering claims arising from facts or events that occurred at or prior to the effective time (including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby) and covering each of Romeo’s and its subsidiaries’ current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of the merger agreement. Alternatively, with Nikola’s consent, Romeo may, or if Romeo is unable to, Nikola may on its behalf, prior to the effective time, purchase a six (6)-year “tail” prepaid policy on the D&O policy, and in the event that Romeo or Nikola purchase such a “tail” policy, Nikola and the surviving corporation will maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy will be maintained in full force and effect.

Each person who is a beneficiary under a policy described above (and, after the death of any of the foregoing persons, such person’s heirs and representatives) are intended to be third party beneficiaries under the merger agreement, with full rights of enforcement as if a party thereto. The rights of any such person shall be in addition to, and not in substitution for, any other rights that any such person may have under the organizational documents of Romeo or any of its subsidiaries, any and all indemnification agreements of or entered into by Romeo or any of its subsidiaries, or applicable legal requirements (whether at law or in equity).

Employee Matters

Under the merger agreement, for a period of not less than twelve months following the effective time, Nikola has agreed to provide or cause to be provided, with respect to each employee of Romeo who becomes an employee of Nikola or its subsidiaries as of the effective time (each a “covered employee”), for so long as such covered employee continues to be employed during such period by Nikola or a subsidiary of Nikola, with (i) a base salary or base wage rate and cash incentive compensation opportunities, in each case, that are no less favorable than the lesser of the base salary or base wage rate and cash incentive compensation opportunities provided to such covered employee immediately prior to the effective time and those provided to similarly situated employees of Nikola; and (ii) employee benefits (excluding bonus compensation, equity compensation, long-term incentives or pension plan benefits) that are, in the aggregate, no less favorable than the lesser of those provided to such covered employee immediately prior to the effective time and those provided to similarly situated employees of Nikola, including the recognition of all service of such covered employee for purposes of all employee benefits. Nikola also has agreed under the merger agreement to recognize years of service with Romeo or its subsidiaries under all employee benefit plans maintained by Nikola or its affiliates for the benefit of covered employees, except to the extent that any such recognition would result in a duplication of benefits, and to waive certain participation restrictions for continuing employees who become eligible to participate in Nikola welfare plans. Romeo will terminate its 401(k) plan(s) as of the day immediately preceding the effective time if Nikola provides timely, written notice requesting such termination in accordance with the merger agreement.

Under the merger agreement, Nikola has agreed to provide or cause to be provided to each covered employee who is an “eligible executive” under Romeo’s severance plan as of the date of the merger agreement and whose employment is terminated during the 12-month period following the effective time, with severance benefits equal to the severance benefits for which such covered employee was eligible immediately prior to the effective time under Romeo’s severance plan determined (a) without taking into account any reduction after the effective time in compensation paid to such covered employee, (b) taking into account each covered employee’s service with Romeo and Nikola and (C) without taking into account any equity awards granted by Nikola to such covered employee following the effective time.

Additional Agreements

Each of Nikola and Romeo has agreed to, among other things:

•	use its commercially reasonable efforts to cause to be taken all actions necessary to consummate the offer, the merger and any other transaction contemplated by the merger agreement;

•

make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the offer, merger and any other transaction contemplated by the merger agreement;

•

use its commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained pursuant to any applicable legal requirement, contract or otherwise by such party in connection with the offer, the merger or any other transaction contemplated by the merger agreement or for any such contract to remain in full force and effect;

•	use its commercially reasonable efforts to satisfy the conditions precedent to the consummation of the merger agreement; and

•

use its reasonable best efforts to cause the merger to qualify, and will not permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the merger from being qualified, as a “reorganization” under Section 368(a) of the Code.

•

reasonably cooperate with the other parties and provide the other parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each party of its respective obligations under the merger agreement and to enable the combined entity to continue to meet its obligations under the merger agreement following the closing;

Conditions to the Completion of the Merger

The respective obligations of Nikola and Romeo to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•

there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger by any court of competent jurisdiction or other governmental body of competent jurisdiction that remains in effect, and there must be no law, statute, rule, regulation, ruling or decree in effect which has the effect of making the consummation of the merger illegal; and

•

the Offeror must have accepted for exchange all shares of Romeo common stock validly tendered and not validly withdrawn pursuant to the offer and such shares accepted are equal to or in excess of the minimum condition.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the acceptance time as follows:

(1) by mutual written consent duly authorized by the boards of directors of Nikola and Romeo;

(2) by either Nikola or Romeo if the acceptance time has not occurred by the end date, except that this right will not be available to Romeo, on the one hand, or to Nikola and the Offeror, on the other hand, if such party’s action or failure to act has been a principal cause of the failure of the acceptance time to occur on or before the end date, and such action or failure to act constitutes a breach of the merger agreement;

(3) by either Nikola or Romeo if a court of competent jurisdiction or other governmental body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

(4) by either Nikola or Romeo if (i) the offer shall have terminated or expired in accordance with its terms as a result of the non-satisfaction of the minimum condition; except that the right to terminate the merger agreement under this provision will not be available to any party if such party has failed to comply in any material respect with its respective obligations in regard to the offer as set forth in the merger agreement or (y) Romeo if Romeo shall have failed to comply in any material respect with its obligations in regard to the offer or non-solicitation as set forth in the merger agreement;

(5) by Nikola if a Romeo triggering event occurs; except that Nikola’s right to terminate pursuant to this clause will expire at 5:00 p.m. (Eastern time) on the tenth business day following the date on which Romeo has provided written notification to Nikola of any of the events described in this clause and Nikola will have the right to terminate pursuant to this clause for each such Romeo triggering event that may occur;

(6) by Romeo, upon a breach of any representation, warranty, covenant or agreement on the part of Nikola or the Offeror, or if any representation or warranty of Nikola or the Offeror becomes inaccurate, in either case such that (i) (a) the representations and warranties of Nikola and the Offeror in respect of capitalization shall not be true and correct, subject only to de minimis exceptions, at and as of the date of the merger agreement or at and as of the closing as if made at and as of the closing, except for those representations and warranties which address matters only as of a particular date (which representations were not so true and correct as of such particular date); (b) the representations and warranties of Nikola and the Offeror in respect of organization, authority, enforceability, non-contravention, governmental consents, SEC filings, shares of common stock and no vote of Nikola stockholders are not true and correct in all material respects as of the date of the merger agreement or are not true and correct in all material respects on and as of the closing date with the same force and effect as if made on the closing date, except for those representations and warranties which address matters only as of a particular date (which representations were not so true and correct as of such particular date); and (c) any other representations and warranties of Nikola and the Offeror set forth in the merger agreement are not true and correct as of the date of the merger agreement or are not true and correct on and as of the closing date with the same force and effect as if made on the closing date except (with respect solely to this clause (c)) (x) in each case, or in the aggregate, where the failure to be true and correct would not have a material adverse effect on Nikola (provided that all material adverse effect qualifications and other materiality qualifications limiting the scope of the representations and warranties of Nikola and Offeror will be disregarded), or (y) for those representations and warranties which address matters only as of a particular date (which representations were not so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) or (ii) any of the covenants and obligations in the merger agreement that either Nikola or the Offeror is required to comply with or to perform at or prior to the closing has not been complied with or performed in all material respects; except if such inaccuracy in Nikola’s or the Offeror’s representations and warranties or breach by Nikola or the Offeror is curable by Nikola or the Offeror, then the merger agreement will not terminate as a result of such particular breach or inaccuracy until the earlier of (I) the expiration of a thirty (30) day period commencing upon delivery of written notice to Nikola or the Offeror (as applicable) of such breach or inaccuracy and (II) the end date; except that the right to terminate pursuant to this clause will not be available to Romeo at any time that the merger agreement is then terminable by Nikola pursuant to the clause immediately below (Romeo’s right to terminate pursuant to this clause, the “Nikola breach termination right”); and

(7) by Nikola, (A) upon a breach of any representation, warranty, covenant or agreement on the part of Romeo set forth in the merger agreement, or if any representation or warranty of Romeo becomes inaccurate, in either case such that certain conditions to the offer set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes inaccurate, except if such inaccuracy in Romeo’s representations and warranties or breach by Romeo is curable by Romeo then the merger agreement will not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice to Romeo of such breach or inaccuracy and (ii) the end date or (B) upon five business days’ written notice to Romeo, if Romeo or any of its subsidiaries has filed or instituted a bankruptcy, reorganization, liquidation, receivership or insolvency proceeding, or made an assignment for the benefit of its creditors; except that in the case of any involuntary bankruptcy proceeding, if Romeo or any of its subsidiaries consent to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof and the right to terminate the merger agreement under this clause shall not be available to Nikola at any time that the merger agreement is then terminable by Romeo pursuant to the clause above (Nikola’s right to terminate pursuant to this clause, the “Romeo breach termination right”).

Termination Fee

The merger agreement provides that Romeo will pay Nikola a termination fee of $3.5 million if (i) the merger agreement is (a) terminated by Nikola or Romeo as a result the offer having terminated or expired in accordance with its terms as a result of the non-satisfaction of the minimum condition or (b) by Nikola as a result of a Romeo triggering event, and in each case, at any time before the acceptance time a competing proposal has been publicly announced or disclosed or otherwise communicated to the Romeo board of directors and not publicly withdrawn at least 5 business days prior to the acceptance time and (ii) within 12 months after the date of such termination Romeo enters into a definitive agreement with respect to a subsequent transaction (as defined below) or consummates a subsequent transaction, then Romeo will pay Nikola a fee of $3.5 million, less any amounts reimbursed pursuant to the merger agreement.

A “subsequent transaction” is any competing transaction that results or would result in any third party beneficially owning securities of Romeo representing more than fifty percent (50%) of the voting power of the outstanding securities of Romeo or owning or exclusively licensing tangible or intangible assets representing more than fifty percent (50%) of the fair market value of the assets of Romeo and its subsidiaries, taken as a whole.

Expenses

Except for the exceptions set forth below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the offer or the merger is consummated; except that Nikola will pay all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the parties under any filing requirement under the HSR Act and any foreign antitrust legal requirement applicable to the merger agreement and the transactions contemplated thereby and Nikola and Romeo will also share equally all fees and expenses incurred by engagement of the exchange agent and in relation to preparation and filing with the SEC of the offer documents, the Schedule 14D-9 and the Form S-4 (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) as well as the printing of the Form S-4 and the printing or mailing of the offer documents and the Schedule 14D-9.

If the merger agreement is terminated by Nikola as a result of a Romeo triggering event or pursuant to the Romeo breach termination right, then Romeo shall reimburse Nikola for all third party expenses incurred by Nikola, up to a maximum of $3,000,000, within 10 business days following the date on which Nikola submits to Romeo true and correct copies of reasonable documentation supporting such third party expenses.

If the merger agreement is terminated by Romeo or Nikola as a result the offer having terminated or expired in accordance with its terms as a result of the non-satisfaction of the minimum condition, then Romeo shall reimburse Nikola for all third party expenses incurred by Nikola, up to a maximum of $1,750,000, within 10 business days following the date on which Nikola submits to Romeo true and correct copies of reasonable documentation supporting such third party expenses.

If the merger agreement is terminated by Romeo pursuant to the Nikola breach termination right, then Nikola shall reimburse Romeo for all third party expenses incurred by Romeo, up to a maximum of $3,000,000, within 10 business days following the date on which Romeo submits to Nikola true and correct copies of reasonable documentation supporting such third party expenses.

Any termination of the merger agreement shall not relieve any party for its fraud or of liability for any willful breach of any representation, warranty, covenant, obligation or other provision contained in the merger agreement. “willful breach” means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of the merger agreement. In determining losses or damages recoverable upon termination by a party for another party’s breach, the parties acknowledge and agree that such losses and damages may not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by such party and its stockholders.

Governing Law; Jurisdiction

The agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to the merger agreement or any of the transactions contemplated thereby: (i) each of the parties irrevocably and unconditionally consented and submitted to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (ii) if any such action or suit is commenced in a state court, then, subject to applicable legal requirements, no party will object to the removal of such action or suit to any federal court located in the District of Delaware; and (iii) each of the parties irrevocably waived the right to trial by jury.

Amendment and Waiver

The merger agreement may be amended by an instrument in writing signed on behalf of each of Nikola, the Offeror and Romeo with the approval of the respective boards of directors of Nikola, Offeror and Romeo at any time.

Nikola and Romeo agreed that no failure on the part of any party to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the merger agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Nikola and Romeo further agreed that no party will be deemed to have waived any claim arising out of the merger agreement, or any power, right, privilege or remedy under the merger agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Other Remedies; Specific Performance

Except as otherwise provided in the merger agreement, any and all remedies therein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred thereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Nikola and Romeo agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. The parties are accordingly entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto.

Third Party Beneficiaries

Nikola and Romeo agreed that nothing in the merger agreement, expressed or implied, is intended to or will confer upon any person (other than the parties and the D&O indemnified parties to the extent of their respective rights pursuant to the merger agreement) any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.

Exchange of Romeo Book-Entry Shares for the Merger Consideration

Nikola has retained Continental Stock Transfer & Trust Company as the depositary and exchange agent for the offer and the merger to handle the exchange of shares of Romeo common stock for the offer consideration.

All shares of Romeo common stock are held in electronic book-entry form. No holder of book-entry shares of Romeo common stock whose shares are exchanged in the merger will be required to deliver a certificate or letter of transmittal or surrender such book-entry shares of Romeo common stock to the exchange agent to receive the offer consideration. In lieu thereof, each book-entry Romeo share will automatically on the effective time be entitled to receive, and Nikola will cause the exchange agent to pay and deliver in exchange therefor as promptly as reasonably practicable after the effective time, the offer consideration, and the payment of any dividends or other distributions, without interest, if any, which prior to proper exchange of such shares of Romeo common stock had become payable with respect to the shares of Nikola common stock issuable as offer consideration in respect of such shares of Romeo common stock.

No interest will be paid or will accrue on any portion of the offer consideration payable in respect of any shares of Romeo common stock.

OTHER TRANSACTION AGREEMENTS

Support Agreement

Concurrently with the execution of the merger agreement, Nikola entered into the support agreement with certain officers and directors of Romeo pursuant to which each person has agreed, among other things, to tender and not to withdraw the shares of Romeo common stock held by them in the offer. The support agreement will terminate upon the earliest to occur of (a) the termination of the merger agreement in accordance with its terms, (b) the effective time and (c) January 30, 2023. In addition, the support agreement terminates upon an amendment to the merger agreement without the consent of the supporting stockholder that (i) decreases the offer consideration or (ii) changes the terms of the offer or the merger or changes the form of consideration payable in the offer or the merger in a manner that is adverse to the holders of Romeo common stock.

The shares of Romeo common stock subject to the support agreement represent approximately 1.66% of the outstanding shares of Romeo common stock as of September 1, 2022.

The foregoing description of the support agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the support agreement, a copy of which is attached as Exhibit 10.1 to the registration statement which this document is a part of and incorporated herein by reference.

Supply Agreement Amendment

Concurrently with the execution of the merger agreement, Nikola and Romeo entered into an amendment to that supply agreement dated August 28, 2020 under which Romeo supplies certain automotive-grade products and the necessary battery management software to Nikola.

Loan And Security Agreement

Concurrently with the execution of the merger agreement, Romeo and Romeo Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of Romeo (“Romeo Systems”), entered into the financing agreement with Nikola as the lender. The financing agreement provides for a liquidity support senior secured debt facility (the “facility”) in an aggregate principal amount of up to $30.0 million (subject to certain incremental increases of up to $20.0 million), which shall be available for drawing subject to certain terms and conditions set forth in financing agreement. Loans under the facility may be made until the earlier of (a) six months from the date of the execution and delivery of the merger agreement and the financing agreement and (b) the date of the termination of the merger agreement. All amounts outstanding under the facility will be due on terminates upon the earlier of (a) the date that is the six-month anniversary of the termination of the merger agreement and (b) July 30, 2023, subject to acceleration upon the occurrence of certain events set forth in the financing agreement. Interest will be payable on borrowings under the facility at daily SOFR plus 8.00%.

Romeo’s obligations under the financing agreement are secured by substantially all personal property assets of Romeo and Romeo Systems, subject to certain customary exclusions.

The foregoing description of financing agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the financing agreement, a copy of which is attached as Exhibit 10.2 to the registration statement which this document is a part of, and incorporated herein by reference.

Non-Disclosure Agreement

Romeo entered into the Non-Disclosure Agreement, effective as of November 17, 2021, with Nikola, to facilitate certain discussions between the parties regarding a possible business arrangement between Nikola and Romeo. Pursuant to the Non-Disclosure Agreement, Romeo and Nikola and their respective affiliates agreed, among other things, to keep confidential certain non-public information about Romeo and Nikola subject to certain exceptions. The parties also agreed to certain non-solicitation and standstill provisions during the 12-month period after the effective date of the Non-Disclosure Agreement. The summary of the Non-Disclosure Agreement contained in the offer to Exchange under the heading entitled “Other Transaction Agreements – Non-Disclosure Agreement” is incorporated herein by reference.

The foregoing description of the Non-Disclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the financing agreement, a copy of which is attached as Exhibit 10.3 to the registration statement which this document is a part of, and incorporated herein by reference.

Clean Team Confidentiality Agreement

On May 16, 2022, Romeo and Nikola entered into a clean team confidentiality agreement, under which Romeo granted certain representatives access to information on a range of financial, management, and operational issues related to the business of Romeo. Under the terms of the clean team confidentiality agreement, Nikola agreed, among other things, to use the certain information only in connection with evaluating, negotiating and consummating a potential transaction between Nikola and Romeo.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 30, 2022 (“Effective Date”), Nikola Corporation (“Nikola”), entered into an Agreement and Plan of Merger and Reorganization (“Merger Agreement”), among Nikola, J Purchaser Corp., Nikola’s wholly owned subsidiary (the “Offeror”) and Romeo Power, Inc (“Romeo”).

The merger will be accounted for using the acquisition method of accounting for business combinations under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations, with Nikola representing the accounting acquirer under this guidance. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022, and the year ended December 31, 2021, give pro forma effect to the merger as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of June 30, 2022, gives pro forma effect to the merger as if it was completed on June 30, 2022, the closing date.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the audited historical financial statements and the unaudited historical financial statements of each of Nikola and Romeo as of and for the year ended December 31, 2021, and as of and for the six months ended June 30, 2022, respectively

•	the related notes thereto incorporated by reference in this prospectus/offer to exchange

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined financial condition or results of operations would have been had the merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined companies. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial statements should be read in conjunction with the section titled “Notes To Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 117.

The estimated purchase price of the merger will be allocated to the assets acquired and liabilities assumed based upon their fair values as of the closing date; any excess value of the acquired net assets over the estimated consideration will be recognized as bargain purchase. However, the purchase price might increase through closing as the actual value of the shares of Nikola common stock to be issued in exchange for shares of Romeo common stock in connection with the merger will depend on the market price of shares of Nikola common stock on the closing date of the merger, and therefore, the actual purchase price will fluctuate with the market price of Nikola’s common stock until the merger is consummated. Accordingly, the final Purchase Consideration could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial information. Nikola has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed as of the closing date using information currently available.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT JUNE 30, 2022

(in thousands, except share and per share data)

	Historical		Reclassification Adjustments (Note 5(A))	Ref		Transaction Accounting Adjustments (Note 5)	Ref		Pro Forma Combined
	As of
	June 30, 2022	June 30, 2022
	Nikola Corporation	Romeo Power
Assets
Current assets
Cash and cash equivalents	$441,765	$38,707	$—			$—			$480,472
Accounts receivable, net	16,726	4,166	—			(2,856)	(F	)	18,036
Inventory	52,105	45,397	—			—			97,502
Prepaid inventories	—	6,057	(6,057)	(i	)	—			—
Prepaid expenses and other current assets	34,802	7,046	6,057	(i	)	—			47,905

Total current assets	$545,398	$101,373	$—			$(2,856)			$643,915

Restricted cash and cash equivalents	87,459	3,000	—			—			90,459
Long-term deposits	37,740	—	—			—			37,740
Property, plant and equipment, net	311,732	31,807	4,008	(ii	)	(685)	(C	)	346,862
Intangible assets, net	95,395	—	—			—			95,395
Investment in affiliates	79,726	35,000	—			—			114,726
Operating lease right-of-use assets	—	22,299	(22,299)	(iii	)	—			—
Finance lease right-of-use assets	—	4,008	(4,008)	(ii	)	—			—
Goodwill	5,238	—	—			—			5,238
Deferred assets	—	5,018	(5,018)	(iv	)	—
Prepayment - long-term supply agreement	—	64,703	—			—			64,703
Insurance receivable	—	6,000	(6,000)	(v	)	—			—
Other assets	4,287	2,019	33,317	(iii	)-(v)	1,042	(C	)	40,665

Total assets	$1,166,975	$275,227	$—			$(2,499)			$1,439,703

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	87,479	16,088	—			(2,856)	(F	)	100,711
Accrued expenses and other current liabilities	156,610	14,552	1,798	(vi	)-(viii)	510	(B	)	190,093
						16,981	(E	)
						(358)	(F	)
Contract liabilities	—	257	(257)	(vi	)	—			—
Operating lease liabilities, current	—	798	(798)	(vii	)	—			—
Debt and finance lease liabilities, current	9,518	1,152	—			—			10,670
Other current liabilities	—	743	(743)	(viii	)	—			—

Total current liabilities	$253,607	$33,590	$—			$14,277			$301,474

Long-term debt and finance lease liabilities, net of current portion	273,309	—	2,170	(ix	)	—			275,479
Finance lease liabilities, net of current portion	—	2,170	(2,170)	(ix	)	—			—
Operating lease liabilities	2,349	22,544	—			—			24,893
Warrant liability	1,377	30	—			—			1,407
Other long-term liabilities	37,070	—	6,000	(x	)	2,041	(B	)	45,111
Legal settlement payable	—	6,000	(6,000)	(x	)	—			—
Deferred tax liabilities, net	12	—	—			—			12

Total liabilities	$567,724	$64,334	$—			$16,318			$648,376

Stockholders’ equity
Preferred Stock, $0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of June 30, 2022	—	—	—			—			—
Common stock, $0.0001 par value, 600,000,000 shares authorized, 433,475,084 shares issued and outstanding as of June 30, 2022	43	—	—			2	(B	)	45
Common stock, $0.0001 par value, 250,000,000 shares authorized, 185,811,279 shares issued and outstanding at June 30, 2022	—	19	—			(19)	(B	)	—
Additional paid-in capital	2,176,945	503,967	—			(378,280)	(B	)	2,290,201
						(12,431)	(E	)
Accumulated other comprehensive loss	(1,187)	—	—			—			(1,187)
Accumulated deficit	(1,576,550)	(293,093)	—			293,093	(B	)	(1,497,732)
						83,010	(D	)
						(4,550)	(E	)
						358	(F	)

Total stockholders’ equity	$599,251	$210,893	$—			$(18,817)			$791,327

Total liabilities and stockholders’ equity	$1,166,975	$275,227	$—			$(2,499)			$1,439,703

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(In thousands, except share and per share data)

	Historical		Transaction Accounting Adjustments (Note 6)	Ref	Pro Forma Combined
	For Year Ended
	December 31, 2021	December 31, 2021
	Nikola Corporation	Romeo Power
Revenues
Service revenues	$—	$4,413	$(2,588)	(AA)	$1,825
Product revenues	—	12,391	(7,595)	(AA)	4,796

Total revenues	$—	$16,804	$(10,183)		$6,621
Cost of revenues
Service cost	—	3,786	(2,203)	(AA)	1,583
Product cost	—	34,366	(21,070)	(AA)	13,301
			5	(DD)

Total cost of revenues	$—	$38,152	$(23,268)		$14,884

Gross loss	—	(21,348)	13,085		(8,263)
Operating expenses
Research and development	292,951	15,260	12,953	(AA)	321,186
			22	(DD)
Selling, general, and administrative	400,575	80,687	16,981	(CC)	497,996
			142	(DD)
			(389)	(EE)

Total operating expenses	$693,526	$95,947	$29,709		$819,182

Loss from operations	(693,526)	(117,295)	(16,624)		(827,445)
Other income (expense):
Interest expense, net	(481)	(44)	—		(525)
Revaluation of warrant liability	3,051	126,447	—		129,498
Gain from extinguishment of PPP loans	—	3,342	—		3,342
Other income, net	4,102	259	—		4,361
Gain on bargain purchase	—	—	83,010	(BB)	83,010

Loss before income taxes and equity in net loss of affiliates	$(686,854)	$12,709	$66,386		$(607,759)
Income tax expense	4	7	—		11

Loss before equity in net loss of affiliates	$(686,858)	$12,702	$66,386		$(607,770)
Equity in net loss affiliates	(3,580)	(2,671)	—		(6,251)

Net (loss) income	$(690,438)	$10,031	$66,386		$(614,021)

Net (loss) income per share:
Basic	$(1.73)	$0.08		Note 7	$(1.46)
Diluted	$(1.74)	$0.07		Note 7	$(1.47)
Weighted average shares outstanding:
Basic	398,655,081	132,023,930		Note 7	420,720,544
Diluted	398,784,392	135,340,962		Note 7	420,849,855

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2022

(In thousands, except share and per share data)

	Historical
	Six Months Ended
	June 30, 2022	June 30, 2022
	Nikola Corporation	Romeo Power	Transaction Accounting Adjustments (Note 6)	Ref	Pro Forma Combined
Revenues
Truck sales	$17,383	$—	$—		$17,383
Service and other	2,638	248	(51)	(AA)	2,835
Product revenues	—	17,052	(13,588)	(AA)	3,464

Total revenues	$20,021	$17,300	$(13,639)		$23,682
Cost of revenues
Truck sales	46,781	—	—		46,781
Service and other	2,066	205	(44)	(AA)	2,227
Product cost	—	48,746	(26,377)	(AA)	21,926
			(443)	(DD)

Total cost of revenues	$48,847	$48,951	$(26,864)		$70,934
Gross loss	(28,826)	(31,651)	13,225		(47,252)
Operating expenses
Research and development	137,663	13,837	12,561	(AA)	162,722
			(1,339)	(DD)
Selling, general and administrative	157,051	40,989	(1,884)	(DD)	196,066
			(90)	(EE)
Acquisition of in-process research and development	—	35,402	—		35,402

Total operating expenses	$294,714	$90,228	$9,248		$394,190

Loss from operations	(323,540)	(121,879)	3,977		(441,442)
Other income (expense):
Interest expense, net	(3,019)	(78)	—		(3,097)
Revaluation of warrant liability	2,907	1,496	—		4,403
Other income (expense), net	1,806	(825)	—		981

(Loss) income before income taxes and equity in net loss of affiliate	$(321,846)	$(121,286)	$3,977		$(439,155)
Income tax expense	2	—	—		2

(Loss) income before equity in net loss of affiliates	$(321,848)	$(121,286)	$3,977		$(439,157)
Equity in net loss of affiliates	(4,090)	(271)	—		(4,361)

Net loss	$(325,938)	$(121,557)	$3,977		$(443,518)

Net loss per share:
Basic	$(0.78)	$(0.82)		Note 7	$(1.00)
Diluted	$(0.78)	$(0.82)		Note 7	$(1.00)
Weighted average shares outstanding:
Basic	420,266,181	147,780,749		Note 7	442,331,644
Diluted	420,266,181	147,780,749		Note 7	442,331,644

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is presented to illustrate the pro forma effects of the merger. Nikola’s historical financial information is derived from Nikola’s unaudited consolidated balance sheet as of June 30, 2022, audited consolidated statement of operations for the fiscal year ended December 31, 2021, and unaudited consolidated statement of operations for the six months ended June 30, 2022, all of which were prepared in accordance with U.S. GAAP.

Romeo’s historical financial information is derived from Romeo’s unaudited consolidated balance sheet as of June 30, 2022, audited consolidated statement of operations for the fiscal year ended December 31, 2021, and unaudited consolidated statement of operations for the six months ended June 30, 2022, all of which were prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information is preliminary, presented solely for informational purposes and does not purport to represent what the combined statements of operations or balance sheet would have been had the merger been consummated for the periods or dates indicated, nor is it necessarily indicative of the combined company future consolidated results of operations or financial position. The actual results reported in periods following the merger may differ significantly from those reflected in these unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma adjustments and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the merger, but for which are not reflected herein.

As part of preparing these unaudited pro forma condensed combined financial statements, Management has recorded reclassifications of Romeo’s information to align Romeo and Nikola’s financial statement presentation. Based on its initial analysis, we did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. Nikola will conduct a final review of Romeo’s accounting policies to determine if further differences in accounting policies require adjustment between the two entities and if further reclassifications are considered necessary. Refer to Note 5A for the reclassification adjustment descriptions.

Note 2 – Description of the Business Combination

On the effective date, Nikola entered into the merger agreement, among Nikola, the Offeror and Romeo. The offer consideration is an exchange of each outstanding share of Romeo common stock par value of $0.0001 for Nikola common stock equal to 0.1186 of a share of Romeo common stock. The following summarize the total share consideration:

Share Consideration

(in thousands, except per share amounts)
Romeo shares outstanding at closing	186,049,434
Exchange ratio	0.1186

Nikola shares transferred at closing	22,065,463
Value per share	$4.08

Total Share Consideration	$90,027

Pursuant to the merger agreement, at the effective date, the merger consideration consists of the following terms:

(i) each share of Romeo common stock held as treasury stock or held or owned by Romeo, Nikola, Offeror or any subsidiary of Romeo immediately prior to the effective time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of Romeo common stock and Romeo preferred stock outstanding immediately prior to the effective time (other than shares of Romeo common stock and Romeo preferred stock held as treasury stock or held or owned by Romeo, Nikola, Offeror or any subsidiary of Romeo immediately prior to the completion of the merger) shall be converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of Nikola common stock equal to the exchange ratio described in more detail above;

(iii) each option to purchase shares of Romeo common stock that is outstanding and unexercised immediately prior to the effective time, whether under the 2020 plan, predecessor plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration.

(iv) each Romeo RSU and Romeo PSU that is outstanding and has not been settled immediately prior to the effective time, whether under the 2020 plan, the predecessor plan or otherwise and whether vested or unvested, shall be converted into and become restricted stock unit (“RSU”), as applicable, which would settle for shares of Nikola common stock. The number of shares of Nikola common Stock subject to each Romeo RSU or Romeo PSU assumed by Nikola will be determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock.

(v) each Romeo warrant that is outstanding and unexercised immediately prior to the completion of the merger shall be converted into and become warrants to purchase Nikola common stock determined by multiplying the number of shares of Romeo common stock that were subject to such Romeo warrant by the exchange ratio (with the per share exercise price for the Nikola common stock issuable upon exercise of each warrant assumed by Nikola determined by dividing the per share exercise price of Romeo common stock subject to such warrant by the exchange ratio), and Nikola shall assume each such warrant in accordance with its terms.

On July 30, 2022 (“Loan Effective Date”), Nikola (the “Lender”) and Romeo (the “Borrower”) entered into a financing agreement that provides for a liquidity support senior secured debt facility in an aggregate principal amount of up to $30.0 million with (a) up to $15.0 million (limited to $5.0 million per month) to be advanced on a biweekly basis from the Loan Effective Date through October 30, 2022 and (b) up to $15.0 million, if necessary (limited to $5.0 million per month), to be advanced on a monthly basis through January 30, 2023. Pursuant to the agreement, loans under the facility may be made until in the earlier of (a) six months from the date of the execution and delivery of the merger agreement and the financing agreement and (b) the date of the termination of the merger agreement. All amounts outstanding under the facility will be due upon the earlier of (a) the date that is the six-month anniversary of the termination of the merger agreement and (b) June 30, 2023, which is the six-month anniversary of the End Date (as defined in the Merger Agreement), subject to acceleration upon the occurrence of certain events set forth in the financing agreement. Additionally, interest will be accrued based on the outstanding principal balance with an interest rate at the secured overnight financing rate also known as (“SOFR”) plus 8.0%. Upon closing the merger, the Lender will forgive and discharge the aggregate principal amount as such date and include it in the estimated purchase price. In addition, the Lender agreed to provide an incremental senior secured debt financing of up to $20.0 million to Borrower, which may become available for borrowing on a dollar-for-dollar basis to cover the shortfall (if any) of actual increased liquidity of the Borrower, for battery packs to be purchased by the Lender through October 31, 2022. Lender expects to support the operation of Romeo in the amount of $35.0 million prior to closing, representing (1) $15.0 million related to the senior secured debt facility and (2) up to $20.0 million of a temporary battery pack delivery price increase or incremental senior secured debt financing which may become available on a dollar for dollar basis to cover shortfall (if any) of actual increased liquidity through the battery pack price increase, or combination thereof. For accounting purposes, the $35.0 million in financing has been included in purchase consideration and reflected within the unaudited pro forma financial information.

The purchase consideration in these unaudited pro forma condensed combined financial statements is preliminary. See Note 3 below for further details on the estimated purchase consideration.

Note 3 – Estimated Purchase Consideration

On July 30, 2022, Nikola and Romeo entered into a merger agreement in which at the closing date each outstanding share of Romeo common stock is exchanged for the Exchange Ratio of 0.1186 of a share of Nikola common stock with par value of $0.0001. Subject to the terms and conditions set forth in the Merger Agreement, each vested Romeo RSU and Romeo PSU outstanding and that has not been settled immediately prior to the effective date, is converted into and settled for shares of Nikola common stock.

Additionally, the Financing Agreement resulted in an estimated loan forgiveness of $35.0 million added to the purchase price, representing (1) $15.0 million related to the projected senior secured debt facility withdrawn through closing, and (2) up to $20.0 million of a temporary battery pack delivery price increase or incremental senior secured debt financing through closing.

The closing price of Nikola shares on September 22, 2022 was $4.08.

The calculation of the estimated purchase consideration is based on the terms of the merger agreement. The estimated preliminary purchase price is as follows:

Purchase Price Consideration

(in thousands, except per share amounts)
Number of shares of Nikola’s common stock issued at closing date	22,065,463
Share price on September 22, 2022	$4.08

Fair value of Share Consideration	90,027
Common stock	2
Additional paid-in capital	$90,025

Fair value of Share Consideration	$90,027
Settlement of pre-existing relationships in the form of loan forgiveness	35,000
Fair value of outstanding stock compensation awards attributable to pre-combination services	662

Total Purchase Price Consideration	$125,689

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the Nikola common share price up to the closing date of the merger. A sensitivity analysis related to the fluctuation in the Nikola common share price was performed to assess the impact a hypothetical change of 10% and 25% on the closing price of Nikola common stock. As of September 22, 2022, would have on the estimated merger consideration and the bargain purchase gain as of the closing date.

The following table shows the change share price estimated merger consideration and bargain purchase gain:

Pro Forma Market Volatility

(in thousands, except per share amounts)	Share price	Estimated Share Consideration	Bargain Purchase
Increase of 25%	$5.10	$112,534	$(60,503)
Increase of 10%	$4.49	$99,030	$(74,007)
Decrease of 10%	$3.67	$81,024	$(92,013)
Decrease of 25%	$3.06	$67,520	$(105,517)

Note 4 – Preliminary Purchase Price Allocation

The table below represents the preliminary purchase price allocation of Romeo’s net assets after evaluation of the estimates, assumptions, valuations and other analyses as of the closing date.

The total preliminary estimated purchase consideration as shown in the table above (Note 3) is allocated to the tangible and intangible assets and liabilities of Romeo based on their book values as if the merger had occurred on June 30, 2022, which is the assumed acquisition date for purposes of the pro forma balance sheet.

Pro Forma Purchase Price Allocation

(in thousands)
Assets acquired:
Cash and cash equivalents	$38,707
Accounts receivable, net	4,166
Inventory	45,397
Prepaid expenses and other current assets	13,103
Restricted cash and cash equivalents	3,000
Property, plant and equipment, net	35,130
Investment in affiliates	35,000
Prepayment - long-term supply agreement	64,703
Other assets	36,378

Total assets acquired	$275,584

Liabilities assumed:
Accounts payable	16,088
Accrued expenses and other current liabilities	16,860
Debt and finance lease liabilities, current	1,152
Long-term debt and finance lease liabilities, net of current portion	2,170
Operating lease liabilities	22,544
Warrant liability	30
Other long-term liabilities	8,041

Total liabilities assumed	$66,885

Net assets acquired	$208,699

Purchase price	125,689
(Bargain Purchase Gain)	(83,010)

Bargain purchase gain represents the excess of the fair value of the underlying net assets acquired and liabilities assumed over purchase price. This determination of bargain purchase gain is preliminary and is subject to change as additional analyses and evaluation is performed.

The determination of the purchase price allocation upon the closing of the merger will depend on a number of factors, which cannot be predicted with any certainty at this time. The final quantification of purchase consideration and underlying valuations may change materially resulting in a total consideration of $125.7 million based on the receipt of more detailed information; therefore, the actual allocations will likely differ from the pro forma amounts presented. Additionally, changes to purchase consideration or the fair value of the net assets acquired could result in the recognition of goodwill instead of a bargain purchase gain.

Note 5 – Transaction Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

Adjustments in the unaudited pro forma balance sheet as of June 30, 2022 are represented by the following:

(A) Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Romeo’s historical consolidated balance sheet as of June 30, 2022, to Nikola’s presentation:

i) Represents an adjustment to reclassify $6.1 million related to Prepaid inventories balance to Prepaid expenses and other current assets.

ii) Represents an adjustment to reclassify $4.0 million related to Finance lease right-of-use assets to Property, plant and equipment, net.

iii) Represents an adjustment to reclassify $22.3 million related to Operating lease right-of-use assets balance to Other assets.

iv) Represents an adjustment to reclassify $5.0 million related to Deferred assets balance to Other assets.

v) Represents an adjustment to reclassify $6.0 million related to Insurance receivable balance to Other assets.

vi) Represents an adjustment to reclassify $0.3 million related to Contract liabilities balance to Accrued expenses and other current liabilities.

vii) Represents an adjustment to reclassify $0.8 million related to Operating lease liabilities, current balance to Accrued expenses and other current liabilities.

viii) Represents an adjustment to reclassify $0.7 million related to Other current liabilities balance to Accrued expenses and other current liabilities.

ix) Represents an adjustment to reclassify $2.2 million related to Finance lease liabilities, net of current portion balance to Long-term debt and finance lease liabilities, net of current portion.

x) Represents an adjustment to reclassify $6.0 million related to Legal settlement payable balance to Other long-term liabilities.

(B) Purchase Price Adjustments

This adjustment records an equity consideration of $90.0 million, a settlement of a pre-existing relationship in the form of loan forgiveness of $35.0 million, a fair value adjustment of $2.6 million related to the accrual of warranty liability and the fair value of Romeo’s restricted stock units and performance stock units on the closing date related to the pre-closing services provided by Romeo’s employees of $0.7 million resulting in a total consideration of $125.7 million. The issuance of Nikola common stock as part of the equity consideration is based on the number of Romeo common stock outstanding as of the date of this prospectus/offer to exchange. This adjustment results in an increase to Nikola common stock of $2 thousand for the par value of the shares issuance, an increase of $125.7 million to Additional paid-in capital, an increase of $0.5 million to Accrued expenses and other current liabilities and $2.0 million to Other long-term liabilities for the warranty fair value adjustments and an adjustment of $210.9 million to eliminate Romeo’s historical Shareholders’ equity.

(C) Lease Remeasurement

Represents an adjustment of $1.0 million increase to Other assets for acquired operating leases and a decrease of $0.7 million to Property, plant and equipment for acquired finance leases, to account for acquired leases as new leases under purchase accounting pursuant to US GAAP.

(D) Bargain Purchase Price

Represents the estimated gain of $83.0 million recognized in Accumulated deficit as the difference between the purchase price of $125.7 million (refer to Note 3) and the fair value of net assets acquired of $208.7 million (refer to Note 4).

(E) Transaction Costs

Represents preliminary estimated transaction costs incurred by Nikola and Romeo that are recorded as an increase of $17.0 million to Accrued expenses and other current liabilities which consists of $4.6 million and $12.4 million of Nikola and Romeo estimated transaction costs, respectively.

(F) Elimination of Related Party Balances

Represents an adjustment to eliminate the Accounts receivable balance related to a pre-existing supply agreement between Nikola and Romeo of $2.9 million with an offset to Accounts payable. This adjustment also results in a decrease of $0.4 million to Accrued expenses and other current liabilities offset with Accumulated deficit to exclude the research and development cost and previous accrual of warranty cost for battery units not yet sold to third parties as incurred from Romeo.

Note 6 – Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022 and for the year ended December 31, 2021

Adjustments in the unaudited pro forma statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 are represented by the following:

(AA) Elimination of Related Party Balances

Represents an adjustment to eliminate the total revenue and costs for both services and products, totaling $13.6 million and $26.4 million, respectively, for the six months ended June 30, 2022, and $10.2 million and $23.3 million, respectively, for the year ended December 31, 2021 attributed to Romeo’s products and services with Nikola in connection with the Supply Agreement. In addition, an adjustment to research and development expense resulted in an increase of $12.6 million and $13.0 million, for the six months ended June 30, 2022 and for the year ended December 31, 2021, respectively. This adjustment reflects costs of services and products produced by Romeo and provided to Nikola that would have been recognized as research and development on a combined basis as they were incurred prior to Nikola’s start of production.

(BB) Bargain Purchase Price

Represents an estimated gain of $83.0 million as a result of non-recurring bargain purchase price gain (refer to Note (D)).

(CC) Transaction Costs

Represents an expense of estimated non-recurring transaction costs of $17.0 million incurred by Nikola and Romeo and recognized to selling, general and administrative for the year ended December 31, 2021.

(DD) Stock-Based Compensation

Reflects the cancellation of Romeo’s outstanding and unexercised stock options immediately prior to the effective date which results in an acceleration of the related unrecognized compensation expense as of the closing date. This adjustment is recorded as a decrease of $0.1 million and an increase of $0.9 million of the total compensation expense related to Romeo’s stock options, for the six months ended June 30, 2022, and for the year ended December 31, 2021, respectively, allocated to product costs, research and development, and selling, general and administrative, consistent with Nikola’s expense allocation method for share-based compensation.

In addition, the adjustment reflects the replacement of Romeo’s outstanding and unvested RSUs and PSUs immediately prior to the effective date, with Nikola’s RSUs as adjusted for the Exchange Ratio. The pro-forma statements include a decrease of $3.5 million and a decrease of $0.7 million in compensation expense, for the six months ended June 30, 2022, and for the year ended December 31, 2021, respectively, related to the fair value adjustment of the replaced Romeo RSUs and PSUs as of the date of this prospectus/offer to exchange. The adjustments were allocated to product costs, research and development, and selling, general and administrative, consistent with Nikola’s expense allocation method for share-based compensation.

(EE) Lease Remeasurement

Represents an adjustment of $0.1 million and $0.4 million for the six months ended June 30, 2022 and for the year ended December 31, 2021, respectively, to selling, general and administrative to reflect the decrease to right-of-use asset amortization and depreciation expense with the remeasurement of operating and finance lease right-of-use assets, respectively, in accordance with purchase accounting (refer to Note (C)).

Note 7 – Net Loss per Share

Net loss per share is calculated based on the weighted average of Nikola common stock outstanding and the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2021. As the merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the merger have been outstanding for the entire periods presented. The diluted EPS calculation excludes the warrants when their effect is anti-dilutive (Nikola private placement warrants and Romeo private placement warrants and legacy warrants).

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2021 and the six months ended June 30, 2022:

Loss Per Share

(in thousands, except share and per share data)	For the 12 months ending December 31, 2021	For the 6 months ending June 30, 2022
Pro forma weighted-average shares outstanding (Basic)
Historical weighted-average shares outstanding	398,655,081	420,266,181
Number of shares of Nikola’s common stock issued at closing date	22,065,463	22,065,463

Pro forma basic weighted-average shares outstanding	420,720,544	442,331,644

Pro forma weighted-average shares outstanding (Diluted)
Historical weighted-average shares outstanding	398,655,081	420,266,181
Number of shares of Nikola’s common stock issued at closing date	22,065,463	22,065,463
Dilutive effect of common stock issuable from the assumed exercise of warrants	129,311	—

Pro forma diluted weighted-average shares outstanding	420,849,855	442,331,644

Pro forma loss per share
Pro forma net loss, basic	$(614,021)	$(443,518)
Pro forma net loss, dilutive	$(617,072)	$(443,518)

Pro forma basic loss per share	$(1.46)	$(1.00)
Pro forma diluted loss per share	$(1.47)	$(1.00)

COMPARATIVE MARKET PRICE DATA

Nikola common stock is listed on Nasdaq under the symbol “NKLA,” and Romeo common stock is listed on the NYSE under the symbol “RMO”.

The following table sets forth the closing sale price per share of Nikola common stock reported on Nasdaq and Romeo common stock reported on the NYSE as of (1) July 29, 2022, the last trading day before the public announcement of the execution of the merger agreement and (2) September 26, 2022, the latest practicable trading date before the date of this prospectus/offer to exchange. For illustrative purposes, this table also shows the estimated implied value of the offer consideration payable for each share of Romeo common stock on each of the specified dates. This implied value was calculated by multiplying the closing prices per share of Nikola common stock on those dates by the exchange ratio.

	Closing price of Nikola common stock	Closing price of Romeo common stock	Equivalent value of the Merger Consideration of Romeo common stock based on price of Nikola common stock
July 29, 2022	$6.22	$0.55	$0.74
September 26, 2022	$3.85	$0.44	$0.45

Romeo stockholders are advised to obtain current market quotations for Nikola common stock and Romeo common stock. The market prices of Nikola common stock and Romeo common stock will fluctuate between the date of this preliminary prospectus/offer to exchange and the date of completion of the merger and thereafter (in the case of Nikola common stock). No assurance can be given concerning the market price of Romeo common stock before the effective time or Nikola common stock before or after the effective time. Changes in the market price of Nikola common stock prior to the completion of the mergers will affect the market value of the offer consideration that Romeo stockholders receive upon completion of the merger.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the opinion, subject to the qualifications, limitations and assumptions described herein and in the opinion filed as Exhibit 8.1 to the registration statement of which this prospectus/offer to exchange forms a part, of Pillsbury Winthrop Shaw Pittman LLP, counsel to Nikola, as to certain material U.S. federal income tax consequences of the exchange of shares of Romeo common stock for shares of Nikola common stock pursuant to the offer or the merger to U.S. holders and non-U.S. holders (each as defined below) of Romeo common stock who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) (“Romeo holders”). This discussion is based on the Code, the U.S. Treasury Regulations promulgated under the Code, and administrative rulings and court decisions in effect as of the date of this prospectus/offer to exchange, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Romeo and Nikola intend for and will use their respective reasonable best efforts to cause the offer and the merger, taken together, to be treated as integrated steps in a single transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Neither Romeo nor Nikola has sought, nor intends to seek, any rulings from the IRS as to any U.S. federal income tax consequences described herein or with respect to the statements made and the conclusions reached in the following discussion. There can be no assurance that the IRS will agree with the views expressed herein and not take positions inconsistent with those set out below or that any such IRS inconsistent positions would not be sustained by a court in the event of litigation. If the IRS were to successfully challenge the “reorganization” status of the offer and the merger, Romeo holders would be required to recognize any gain or loss with respect to their Romeo common stock as a result of the offer or the merger. See “—General U.S. Federal Income Tax Treatment of the Offer and the Merger” beginning on page 126.

This summary of certain material U.S. federal income tax consequences is for general information only, does not purport to be a complete description of all the U.S. federal income tax consequences of the offer and the merger and, in particular, does not address the U.S. federal income tax consequences applicable to holders of Romeo common stock who are subject to special treatment under U.S. federal income tax law, such as:

•	banks, financial institutions or financial services entities,

•	broker-dealers,

•	taxpayers that are subject to the mark-to-market accounting rules with respect to securities,

•	tax-exempt entities,

•	governments or agencies or instrumentalities thereof,

•	insurance companies,

•	regulated investment companies or real estate investment trusts,

•	entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (including S corporations and their shareholders),

•	retirement plans, individual retirement accounts or other tax-deferred accounts,

•	U.S. expatriates or former long-term residents of the United States,

•

persons who are required to recognize income or gain with respect to the offer or the merger no later than the time such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code,

•	persons that actually or constructively own five percent or more (by vote or value) of the outstanding Romeo common stock,

•

persons that acquired their Romeo common stock in connection with employee share incentive plans or otherwise as compensation, including pursuant to an exercise of employee share options or upon the issuance or vesting of restricted stock or restricted stock unit awards,

•	persons that hold their Romeo common stock as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction,

•	U.S. holders whose “functional currency” is not the U.S. dollar, or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

In addition, no information is provided with respect to the tax consequences of the offer and the merger under the U.S. federal estate or gift tax laws, the Medicare net investment income or alternative minimum tax laws, legislation commonly referred to as “FATCA,” the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto, or any applicable state, local, or non-U.S. tax laws. This summary does not address the tax consequences of any transaction other than the offer and the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Romeo common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•

a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Romeo common stock (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Romeo common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Romeo common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the offer and the merger to their specific circumstances.

EACH ROMEO HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

General U.S. Federal Income Tax Treatment of the Offer and the Merger

Nikola and Romeo intend for the offer and the merger, taken together, to be treated as integrated steps in a single transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and will treat and not take any tax reporting position inconsistent with the treatment of the offer and the merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder for U.S. federal, state and other relevant tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

The material U.S. federal income tax consequences of the receipt of shares of Nikola common stock in exchange for shares of Romeo common stock pursuant to the offer or the merger depend upon whether the offer and the merger, taken together, are properly treated as integrated steps in a single transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Among other requirements, such qualification depends, in turn, upon whether Nikola acquires “control” of Romeo solely for voting stock of Nikola (i.e., shares of Nikola common stock). “Control” for this purpose is defined in the Code as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of Romeo stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Romeo stock.

Following consummation of the offer and the merger, Nikola will be the owner of all of Romeo’s common stock and will have acquired that Romeo common stock solely for Nikola voting stock. Concurrently with the execution of the merger agreement, Nikola, Romeo and Romeo Systems entered into the financing agreement. The terms of the financing agreement provide for senior secured debt, interest and a fixed maturity date. However, the determination of whether loans under the financing agreement are debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances and, as such, the classification of such loans as debt or equity for such purposes is not free from doubt in light of Romeo’s circumstances. If loans under the financing agreement are treated as equity instead of debt for U.S. federal income tax purposes, Nikola may be treated as having acquired a class of Romeo nonvoting stock (i.e., the financing agreement loans) for cash, not Nikola voting stock. Based on the facts and circumstances, the parties believe the financing agreement loans should be treated as debt and not equity, and intend to treat them as such, for U.S. federal income tax purposes and will report the offer and merger, taken together, as an integrated transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. However, neither Nikola nor Romeo will request a ruling from the IRS with respect to the tax treatment of these transactions, and as a result, no assurance can be given that the IRS will not challenge the intended tax treatment of these transactions or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the offer and merger, Romeo stockholders could be required to fully recognize any gain or loss with respect to their Romeo common stock as a result of the offer and the merger. See “Certain Material U.S. Federal Income Tax Consequences—Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger to Romeo Holders—Certain Material U.S. Federal Income Tax Consequences if the Offer and the Merger Were to Fail to Qualify as a Reorganization,” beginning on page 128.

You should consult your own tax advisors regarding the particular U.S. federal income tax consequences of the offer and the merger to you in light of your particular circumstances, including the particular tax consequences to you if the offer and the merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger to Romeo Holders

U.S. Holders

If the offer and the merger, taken together, are properly treated as integrated steps in a single transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Romeo common stock that receives Nikola common stock in exchange for shares of Romeo common stock in the offer or the merger should not recognize gain or loss for U.S. federal income tax purposes as a result of the offer or the merger. A U.S. holder’s aggregate tax basis in the Nikola common stock received in exchange for the Romeo common stock surrendered in connection with the offer or the merger should equal the U.S. holder’s aggregate adjusted tax basis in the shares of Romeo common stock exchanged therefor. A U.S. holder’s holding period in the Nikola common stock received should include the holding period for the holder’s shares of Romeo common stock surrendered in exchange therefor. If a U.S. holder has acquired different blocks of Romeo common stock at different times or at different prices, then such holder’s tax basis and holding period in shares of Nikola common stock received in the offer or the merger generally will be determined with reference to each block of Romeo common stock. Any such holder should consult such holder’s own tax advisors with respect to identifying the bases and holding periods of the shares of Nikola common stock received in the offer or the merger for U.S. federal income tax purposes.

Non-U.S. Holders

If the offer and the merger, taken together, qualify as a “reorganization” for U.S. federal income tax purposes, the material U.S. federal income tax consequences of the offer or the merger for non-U.S. holders of Romeo common stock will generally be similar to those for U.S. holders (see “—U.S. Holders,” above). However, non-U.S. holders may be subject to U.S. federal income tax on any gain realized if Romeo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the offer or the merger, as applicable, or the period during which the non-U.S. holder held Romeo common stock, in which case any gain recognized by such non-U.S. holder would be subject to tax at generally applicable U.S. federal income tax rates. Romeo believes that it is not, and has not been at any time during the five-year period ending on the date of the offer or the merger, as applicable, a United States real property holding corporation and will deliver a customary officer certificate and United States real property interests tax certificate to that effect prior to the expiration of the offer.

Reporting Requirements

If the offer and the merger, taken together, qualify as a “reorganization” for U.S. federal income tax purposes, each Romeo holder that receives shares of Nikola common stock in the offer or the merger is required to retain permanent records pertaining to the offer and the merger and make such records available, upon request, to any authorized IRS officers and employees. Such records should specifically include information regarding the number, tax basis for U.S. federal income tax purposes, and fair market value of the Romeo common stock exchanged and the number of shares of Nikola common stock received in exchange therefor. Additionally, Romeo holders who owned immediately before the offer and the merger at least five percent (by vote or value) of the total outstanding stock of Romeo are required to attach a statement to their U.S. federal income tax returns for the year in which the offer or the merger, as applicable, is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis for U.S. federal income tax purposes in its Romeo common stock surrendered in the offer or the merger, the fair market value of such stock, the date of the offer or the merger, as applicable, and the name and employer identification number of each of Romeo and Nikola. Romeo holders should consult their own tax advisors regarding the application of these reporting rules.

Certain Material U.S. Federal Income Tax Consequences if the Offer and the Merger Were to Fail to Qualify as a Reorganization

If the offer and the merger, taken together, were to fail to qualify as a “reorganization” for U.S. federal income tax purposes, Romeo holders would generally recognize capital gain or loss measured by the difference between the fair market value of the Nikola common stock received and such holder’s tax basis for U.S. federal income tax purposes in the Romeo common stock surrendered in exchange therefor. Such capital gain or loss would generally be long-term capital gain or loss if the holding period for the shares of Romeo common stock surrendered is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates under current law. The deductibility of capital losses is subject to limitations. Non-U.S. holders should consult their own tax advisors regarding the circumstances under which, in light of their own situations, any gain recognized by them would not be subject to U.S. federal income tax, if the offer and the merger, taken together, were to fail to qualify as a “reorganization” for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

A Romeo holder may, under certain circumstances, be subject to information reporting and “backup withholding” (currently at a rate of 24 percent) for U.S. federal income tax purposes on amounts received in the offer or the merger, unless such holder properly establishes an exemption or provides its correct tax identification number (on a properly completed IRS Form W-9) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner. In the event any amount is withheld as a result of backup withholding requirements, the affected Romeo holder should consult with such holder’s own tax advisors regarding whether and how any refund, credit or other tax benefit might be received or recognized with respect to the amounts so withheld. Romeo holders should consult their own tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

The tax consequences of the offer and the merger will depend on your specific situation. You should consult your own tax advisor with respect to the U.S. federal income tax consequences of the offer and the merger in light of your particular circumstances, as well as the applicability and effect of the U.S. federal estate, gift, Medicare net investment income, and alternative minimum taxes and any state, local, and non-U.S. income or other tax laws and of any changes in those laws.

DESCRIPTION OF NIKOLA CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation, our bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus/offer to exchange is a part. We urge to you read each of our certificate of incorporation, our bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our certificate of incorporation authorizes the issuance of 800,000,000 shares of common stock, $0.0001 par value per share and 150,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of June 30, 2022, there were approximately 433,475,084 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of such date, there were 105 holders of record of our common stock and 12 holders of record of our warrants. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. We have not paid any cash dividends to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our certificate of incorporation provides, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Nikola or the removal of existing management.

Warrants

As of June 30, 2022, there were 760,915 warrants to purchase common stock outstanding. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The warrants will expire at 5:00 p.m., New York City time, on June 3, 2025, except that any warrants issued to Cowen Investments II, LLC will expire on May 15, 2023.

The registration statement registering the issuance of the shares underlying the warrants and the resale of the warrants and common stock that may be issued upon exercise of the warrants was declared effective by the SEC on July 17, 2020.

The warrants contain customary anti-dilution provisions adjusting the number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants in the event of stock splits, stock dividends, stock combinations and reclassifications, certain dividends and distributions on our common stock, and certain reorganizations, mergers and consolidations involving Nikola.

The warrants are issued under and subject to the terms of the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Certain Anti-Takeover Provisions

Special Meetings of Stockholders

Nikola’s certificate of incorporation provides that special meetings of stockholders may be called by such persons as provided in Nikola’s bylaws. Nikola’s bylaws provide that special meetings of stockholders may be called only by (i) a majority vote of the board of directors, (ii) the Secretary, at the request of the Chairman of the board of directors, (iii) the executive chairman, or (iv) the vote of the stockholders owning not less than twenty-five percent of our issued and outstanding stock; provided that the board of directors approves such stockholder request for a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Nikola’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under Nikola’s bylaws, a stockholder’s notice will need to be received by Nikola’s secretary at its principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of the proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no later than the close of business on the latter of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Nikola’s certificate of incorporation and bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

The authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Nikola by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Nikola’s certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Nikola’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of Nikola’s capital stock shall be deemed to have notice of and consented to the forum provisions in the certificate of incorporation. The certificate of incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder’s counsel. Although Nikola believes these provisions benefit Nikola by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against Nikola’s directors and officers, although its stockholders will not be deemed to have waived compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

Nikola is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. Nikola expects the existence of this provision to have an anti-takeover effect with respect to transactions its board of directors does not approve in advance. Nikola also anticipates that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of DGCL, Nikola’s certificate of incorporation and its bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of its common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in Nikola’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Nikola’s certificate of incorporation limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and Nikola’s certificate of incorporation provide that it will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Nikola has entered into indemnification agreements with its directors and officers. These agreements, among other things, require Nikola to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Nikola’s directors or officers or any other company or enterprise to which the person provides services at Nikola’s request.

Nikola maintains a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Nikola believes these provisions in its certificate of incorporation and bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for Nikola’s common stock and warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Nikola’s common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.”

COMPARISON OF STOCKHOLDER RIGHTS

Both Nikola and Romeo are incorporated under the laws of the State of Delaware, and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Nikola will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, Romeo stockholders immediately prior to the completion of the merger will become Nikola stockholders. The rights of the former Romeo stockholders and the Nikola stockholders will thereafter be governed by the DGCL and by Nikola’s certificate of incorporation and bylaws.

The following description summarizes the material differences between the rights of the stockholders of Nikola and Romeo based on their respective current certificates of incorporation and bylaws and the DGCL, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective current certificates of incorporation and bylaws of Nikola and Romeo. For more information on how to obtain certain documents that are not attached to this prospectus/offer to exchange, see “Where You Can Find More Information” beginning on page 147.

	Rights of Nikola Stockholders	Rights of Romeo Stockholders
Authorized Capital Stock	The authorized capital stock that Nikola is authorized to issue is 950,000,000 shares, which consists of 800,000,000 shares of common stock, $0.0001 par value per share, and 150,000,000 shares of preferred stock, $0.0001 par value per share.	The authorized common stock of Romeo consists of 250,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Preferred Stock	Nikola’s certificate of incorporation provides that the Nikola Board may authorize the issuance of, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the	Romeo’s certificate of incorporation provides that the Romeo Board may authorize the issuance of, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the

	Rights of Nikola Stockholders	Rights of Romeo Stockholders
	shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.	shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

Dividends	Nikola’s certificate of incorporation provides that the Nikola Board may declare and pay dividends, from funds lawfully available, on the common stock subject to any preferential dividend rights of any then outstanding preferred stock.	Subject to the rights of the holders of Romeo preferred stock, and to the other provisions of the certificate of incorporation, dividends and other distributions in cash, property or common stock of Romeo may be declared and paid ratably on the common stock out of the assets of Romeo which are legally available for this purpose at such times and in such amounts as the board of directors in its discretion shall determine.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	Nikola’s certificate of incorporation and bylaws provide that special meetings of stockholders may be called from time to time only by Nikola’s secretary only at the request of the Chairman of the Nikola Board, the Executive Chairman of the Nikola Board, by the Nikola Board pursuant to a resolution duly adopted by a majority of the Nikola Board or by the stockholders owning not less than twenty-five percent (25%) of the issued and outstanding stock of the Nikola provided that the Nikola Board approves such stockholder request for a special meeting.	Romeo’s Charter provides that special meetings of stockholders for any purpose or purposes may be called at any time only by (i) the chairperson of Romeo’s board of directors, (ii) the Chief Executive Officer, or (iii) Romeo’s board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

Special Meetings of the Board	Nikola’s bylaws provide that special meetings of the Nikola Board may be called by the Chairman of the Nikola Board, the Executive Chairman of the Nikola	Romeo’s bylaws provide that special meetings of the Romeo Board will be held whenever called by the chairman of the Romeo Board, the chief executive

	Rights of Nikola Stockholders	Rights of Romeo Stockholders
	Board, or by the written request of a majority of the Nikola directors then in office.	officer, the secretary, or at least two directors.

Stockholder Action by Written Consent	Under the DGCL, any action that can be taken at any annual or special meeting of stockholders of a corporation may also be taken by stockholders without a meeting, without prior notice and without a vote unless the certificate of incorporation provides otherwise.

	Nikola’s bylaws provide that stockholders may not take action by written consent, without a meeting and the taking of any action is specifically denied.	Except with respect to the rights of any preferred stock provide in a certificate of designation from time to time, Romeo’s Charter provides that any action required or permitted to be taken by Romeo stockholders must be effected at any annual or special meeting of stockholders, and action may not be taken by Romeo stockholders by written consent in lieu of a meeting of the stockholders.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	Nikola’s bylaws allow stockholders who are record holders on the date of notice and, at the time of an annual meeting or special meeting, as applicable, who are entitled to vote at the meeting and who timely gave notice in writing to Nikola’s secretary prior to the meeting, to nominate candidates for election to the Nikola Board. Stockholders who are record holders on the date of notice and, at the time of an annual meeting, who are entitled to vote at the meeting and who timely gave notice in writing to Nikola’s secretary prior to the meeting may also propose business to be considered by stockholders at an annual meeting.	No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in Romeo’s notice of meeting (or any supplement thereto) delivered pursuant to Romeo’s bylaws, (ii) properly brought before the annual meeting by or at the direction of the board of directors or (iii) otherwise properly brought before the annual meeting by any stockholder of Romeo who is entitled to vote at the meeting, who complies with the notice procedures set forth in Romeo’s bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of Romeo.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Nikola’s secretary prior to the meeting.

	Rights of Nikola Stockholders	Rights of Romeo Stockholders

	In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to the secretary at Nikola’s principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of the annual meeting is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice must be received by Nikola’s secretary not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.	The stockholder must (i) give timely notice thereof in proper written form to the Secretary of Romeo, and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of Romeo not less than ninety (90) or more than one-hundred twenty (120) days before the meeting subject to certain exceptions in Romeo’s bylaws in the event the date of the annual meeting is advanced prior to or delayed after the anniversary of the preceding year’s annual meeting by more than thirty (30) days. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in Romeo’s bylaws.

Proxy Access for Director Nominations	Neither the Nikola certificate of incorporation nor the Nikola bylaws contain proxy access provisions.	Neither the Romeo certificate of incorporation nor the Romeo bylaws contain proxy access provisions.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom must be a natural person, with the number of directors fixed by or in the manner provided in the corporation’s bylaws unless the certificate of incorporation fixes the number of directors.

	Nikola’s certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Nikola Board, provided that the Nikola Board will consist of at least one member.	Subject to the rights of holders of any series of preferred stock to elect directors and the Stockholders’ Agreement, the number of directors that constitutes Romeo’s board of directors shall be determined from time to time by the board of directors. Directors need not be stockholders.

	Rights of Nikola Stockholders	Rights of Romeo Stockholders

	There are currently ten directors serving on the Nikola Board.	There are currently eight directors serving on the Romeo Board.

Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The DGCL also permits classified boards.

	Nikola’s bylaws provide that the directors are to be elected by a plurality vote the number of directors equal to the number of directors whose term expires at such meeting (or, if fewer, the number of directors properly nominated and qualified for election) to hold office until the next annual meeting of stockholders after their election.	Romeo’s bylaws provide that subject to the special rights of the holders of one or more series of preferred stock to elect directors, at each succeeding annual meeting of stockholders, a director shall be elected and hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

At all meetings of stockholders for the election of directors at which a quorum is present, directors shall be elected by a plurality in voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors.

Subject to the Stockholders’ Agreement and the special rights of the holders of one or more outstanding series of preferred stock to elect directors, any vacancy on the board of directors and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

	Rights of Nikola Stockholders	Rights of Romeo Stockholders

The Nikola Board has adopted guidelines requiring any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election will submit his or her offer of resignation for consideration by Nikola’s Chief Executive Officer, the Nikola’s secretary, the Chairman of the Nikola Board or the Nikola Chair of the Nominating the Nominating and Corporate Governance Committee. In such an event, resignation shall be effective upon receipt of such notice by one of the individuals designated above unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event.

Removal of Directors	The DGCL provides that directors serving on a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise. The DGCL provides that directors may be removed by the holders of a majority of the shares then entitled to vote in an election of directors, unless a higher threshold is provided in the certificate of incorporation.	Subject to any limitation imposed by applicable law or the Stockholders’ Agreement or Romeo’s Charter, Romeo’s board of directors or any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the then-outstanding shares of common stock of Romeo entitled to vote generally at an election of directors.

Nikola’s bylaws provide that any director or the entire Nikola Board may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies of Directors	Nikola’s bylaws provides that the sole power to fill vacancies is vested in the Nikola Board through action by a majority of the directors then in office, although less than a quorum, or by a sole	Subject to the Stockholders’ Agreement and the special rights of the holders of one or more outstanding series of preferred stock to elect directors, any vacancy on the board of directors

	Rights of Nikola Stockholders	Rights of Romeo Stockholders
	remaining director, and each director so chosen will hold office until the next annual election and until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal from office, death or incapacity. If there are no directors in office, then an election of directors may be held in the manner provided by statute.	and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Limitation on Liability of Directors	The DGCL permits corporations to include provisions in their certificate of incorporation eliminating monetary damages for a director for any breach of fiduciary duty. A corporation may not eliminate liability for a director’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

	In accordance with the DGCL, Nikola’s certificate of incorporation provides that no director will be personally liable to Nikola or its stockholders for monetary damages for breach of fiduciary duty as a director.	A director of Romeo shall not be personally liable to Romeo or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same now exists or may hereafter be amended.

Indemnification of Directors and Officers	Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

Rights of Nikola Stockholders	Rights of Romeo Stockholders

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

Nikola’s certificate of incorporation and bylaws provide that Nikola will indemnify and hold harmless by Nikola any person who was or is a party or is threatened to be made a party to (including as a witness) any action or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of Nikola or is or was serving at the request of Nikola as a director, officer, employee or agent of another corporation or of any partnership, limited liability entity, joint venture, trust, employee benefit plan sponsored or maintained by Nikola or other enterprise against expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Any indemnification (but not advancement of expenses), unless ordered by a court, will be made by Nikola only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or

Romeo will indemnify any person for any proceeding by reason of being a director or officer of Romeo or, while a director or officer, is or was serving at the request of Romeo as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by Romeo’s board of directors.

The right to indemnification covers all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection with such proceeding. It also includes the right to be paid by Romeo the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses will be made only upon delivery to Romeo of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal

Rights of Nikola Stockholders	Rights of Romeo Stockholders
she has met the applicable standard of conduct set forth in the DGCL.	that the indemnitee is not entitled to be indemnified for the expenses.

Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who are not or were not parties to the proceeding in respect of which indemnification is being sought by indemnitee (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if the Disinterested Directors so direct, by independent legal counsel in a written opinion to the Nikola Board, a copy of which shall be delivered to indemnitee, or (d) by the stockholders.

The right to indemnification by Nikola includes the right to be paid for the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by Nikola within thirty (30) days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding,

Such rights will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators.

Rights of Nikola Stockholders	Rights of Romeo Stockholders
shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

If a claim for indemnification (following final disposition of such proceeding) or advancement of expenses is not paid in full by Nikola within sixty (60) days after a written claim has been received by Nikola, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against Nikola to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by Nikola to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by Nikola to recover an advancement of expenses pursuant to the terms of an undertaking, Nikola bears the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses.

Nikola may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of Nikola, or is or was serving at the request of the

	Rights of Nikola Stockholders	Rights of Romeo Stockholders
corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Nikola would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Amendments to certificate of incorporation	Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Nikola’s certificate of incorporation provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of all of the then outstanding shares of stock of Nikola entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal the certificate of incorporation’s articles relating to amending the bylaws, director’s term and election, forum, limitation on liability, indemnification, and insurance, or to amend or repeal the certificate of incorporation’s provision summarized in this sentence.

Romeo’s Charter provides that the following provisions in Romeo’s Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least sixty-six and two-thirds percent in voting power all the then outstanding shares of Romeo’s stock entitled to vote thereon, voting together as a single class: Articles V (Board of Directors), VI (Stockholders), VII (Liability and Indemnification; Corporate Opportunity), VIII (Exclusive Forum) and IX (Amendments) of Romeo’s Charter.

For any other amendment, Romeo’s certificate of incorporation applies Delaware law, which allows an amendment to a charter generally with the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote thereon, voting together as a single class.

Amendments to bylaws	Nikola’s bylaws provide that the subject to the laws of the State of	Romeo’s Charter provides that the board of directors is expressly

	Rights of Nikola Stockholders	Rights of Romeo Stockholders
Delaware, the Nikola Board is expressly authorized to adopt, amend or repeal the bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the Nikola directors then in office. In addition to any vote of the holders of any class or series of stock of Nikola required by the DGCL or Nikola’s certificate of incorporation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the shares of the capital stock of Nikola entitled to vote in the election of directors, voting as one class.

authorized to adopt, amend or repeal Romeo’s bylaws.

In addition, Romeo may adopt, amend or repeal any bylaw with the affirmative vote of the holders of at least two-thirds of the voting power all the then outstanding shares of Romeo’s stock entitled to vote thereon. Notwithstanding anything to the contrary in Romeo’s bylaws, any alteration, change, amendment or repeal of Sections 18 (Powers), 24 (Quorum and Voting), 27 (Committees), 28 (Duties of Chairperson of the Board of Directors), 30 (Officers Designated), 31 (Tenure and Duties of Officers) or 49 (Amendments) of Romeo’s bylaws shall require (i) the affirmative vote of two-thirds of the directors then in office and (ii) the affirmative vote of the holders of at least sixty-six and two-thirds percent of the then-outstanding shares of the common stock of Romeo entitled to vote generally in the election of directors, voting together as a single class.

Certain Business Combinations	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (a holder of more than 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.

	Nikola’s certificate of incorporation does not include restrictions on specified business combinations in addition to the	Romeo’s certificate of incorporation does not include any restrictions on specified business combinations in addition to the

	Rights of Nikola Stockholders	Rights of Romeo Stockholders
	protections of the provisions of Section 203 of the DGCL discussed above. Because Nikola has not opted out of Section 203 of the DGCL, it remains subject to such provision.	protections of the provisions of Section 203 of the DGCL discussed above. Because Romeo has not opted out of Section 203 of the DGCL, it remains subject to such provision.

Stockholder Rights Plan	The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law.

Nikola does not have a stockholder rights plan currently in effect.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Romeo does not have a stockholder rights plan currently in effect, but under the DGCL, Romeo’s board of directors could adopt such a plan without stockholder approval.

Expanded Constituency Provision	Nikola’s certificate of incorporation and bylaws do not contain such a provision.	Romeo’s certificate of incorporation and bylaws do not contain such a provision.

LEGAL MATTERS

The validity of the shares of Nikola common stock offered hereby will be passed upon for Nikola by Pillsbury Winthrop Shaw Pittman LLP.

EXPERTS

The consolidated financial statements of Nikola Corporation appearing in Nikola Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Nikola Corporation’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

The financial statements of Romeo Power, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, incorporated by reference in this prospectus/offer to exchange, and the effectiveness of Romeo Power, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon such reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Nikola and Romeo file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Romeo and Nikola, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus/offer to exchange.

Nikola has filed with the SEC a registration statement on Form S-4 of which this prospectus/offer to exchange forms a part. The registration statement registers the shares of Nikola common stock to be issued to Romeo stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Romeo and Nikola. The rules and regulations of the SEC allow Romeo and Nikola to omit certain information included in the registration statement from this prospectus/offer to exchange.

In addition, the SEC allows Romeo and Nikola to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus/offer to exchange, except for any information that is superseded by information included directly in this prospectus/offer to exchange or incorporated by reference subsequent to the filing of this prospectus/offer to exchange as described below.

This prospectus/offer to exchange incorporates by reference the documents listed below that Romeo and Nikola have previously filed with the SEC. They contain important information about the companies and their financial conditions, businesses, operations and results

Romeo SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2021;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022; and

•

Current Reports on Form 8-K filed with the SEC on March 2, 2022 (Item 1.01 and 9.01), April 20, 2022, May 13, 2022, June 10, 2022, June 15, 2022, July 1, 2022, August 1, 2022 (Items 5.02 and 9.01), August 1, 2022 (Items 1.01, 2.03, 7.01 and 9.01) and August 8, 2022 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

Nikola SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2021 as amended by the 10-K/A filed with the SEC on March 11, 2022;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

•

Current Reports on Form 8-K filed with the SEC on February 24, 2022 (Items 5.02 and 9.01 (Exhibit 10.1)), April  14, 2022, May 2, 2022, June 1, 2022, June 3, 2022, August 1, 2022 (Items 8.01 and 9.01), August 2, 2022, August 5, 2022 (Item 5.07), August 15, 2022, August 30, 2022, and September 6, 2022 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of the Nikola common stock contained in Nikola’s Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12(g) of the Exchange Act on April 19, 2018, including any further amendment or report filed hereafter for the purpose of updating such description.

Nikola also hereby incorporates by reference any additional documents that either it or Romeo may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. Such additional documents, however, are not automatically incorporated by reference into the Schedule TO. Nikola will file amendments to the Schedule TO, to the extent required, specifically to include information that is filed from the date of this document and incorporated by reference herein. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC (including information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and the exhibits related thereto filed under Item 9.01 of Form 8-K) or the contents of Nikola and Romeo’s websites. Romeo stockholders may obtain any of these documents without charge upon request to the information agent, Alliance Advisors, LLC, toll free at 855-643-7453 or via e-mail at nkla@allianceadvisors.com, or from the SEC at the SEC’s website at www.sec.gov.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 30, 2022, by and among NIKOLA CORPORATION, a Delaware corporation (“Nikola”), J PURCHASER CORP., a Delaware corporation (“Purchaser”), and ROMEO POWER, INC., a Delaware corporation (“Romeo”). Nikola, Purchaser and Romeo may each be referred to herein individually as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. It is proposed that Purchaser shall commence an exchange offer to acquire any (subject to the Minimum Condition) and all of the Romeo Common Stock for the consideration and upon the terms and subject to the conditions set forth herein (the “Offer”).

B. As soon as practicable following the consummation of the Offer, Nikola and Romeo intend to effect a merger of Purchaser into Romeo (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Purchaser will cease to exist, and Romeo will become a wholly-owned subsidiary of Nikola.

C. The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein.

D. The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and to cause the Offer and the Merger, taken together as integrated steps in a single transaction for U.S. federal income tax purposes, to qualify as a “reorganization” under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

E. The Nikola Board of Directors (i) has determined that the Contemplated Transactions are fair to, and in the best interest of, Nikola and the Nikola stockholders, and (ii) has deemed advisable and approved this Agreement, the Offer, the Merger, the issuance of shares of Nikola Common Stock to the stockholders of Romeo pursuant to the terms of this Agreement and the other actions contemplated by this Agreement.

F. The Purchaser Board of Directors (i) has determined that the Contemplated Transactions are fair to, and in the best interests of Purchaser and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Offer, Merger, and the other actions contemplated by this Agreement, and (iii) has resolved to recommend that the sole stockholder of Purchaser votes to adopt this Agreement and thereby approves the Offer, the Merger, and the other actions contemplated by this Agreement.

G. The Romeo Board of Directors unanimously (i) has determined that the Contemplated Transactions are advisable and fair to, and in the best interests of, Romeo and its stockholders, (ii) has deemed advisable and approved this Agreement, the Offer, the Merger and the other actions contemplated by this Agreement, and (iii) subject to Section 5.4 and Section 6.1, has determined to recommend that the stockholders of Romeo accept the Offer and exchange their shares of Romeo Common Stock for Nikola Common Stock pursuant to the Offer.

H. In order to induce Nikola to enter into this Agreement and to cause the Contemplated Transactions to be consummated, the officers, directors and stockholders of Romeo listed on Schedule A hereto are executing concurrently with the execution and delivery of this Agreement tender and support agreements in favor of Nikola in the form substantially attached hereto as Exhibit B (the “Romeo Stockholder Support Agreements”).

I. Romeo and Nikola intend to execute, concurrently with the execution and delivery of this Agreement, an amendment to that certain Supply Agreement, dated August 28, 2020, by and between Nikola and an Affiliate of Romeo (the “Supply Amendment”).

J. Romeo and Nikola intend to execute, concurrently with the execution and delivery of this Agreement, one or more documents evidencing a secured loan from Nikola to Romeo (such documents being collectively referred to as the “Secured Debt Agreements” and the transactions contemplated thereby, including the incurrence of the loan and the pledge of assets contemplated thereby, being referred to as the “Secured Loan”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF OFFER

1.1 The Offer.

(a) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement (including those set forth on Schedule B) and provided that this Agreement shall not have been validly terminated pursuant to Section 8, as promptly as practicable after the date hereof, Purchaser shall (and Nikola shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. In the Offer, each share of Romeo Common Stock accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for a number of validly issued, fully paid and non-assessable shares of Nikola Common Stock equal to the Exchange Ratio (the “Offer Consideration”), subject to the other provisions of this Section 1. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to holders of Romeo Common Stock pursuant to the Exchange Act and contains, to the extent required by the Exchange Act, the terms and conditions set forth in this Agreement (including Schedule B). Each of Nikola and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof (including Schedule B); provided, that for clarity, such reasonable best efforts shall not include making any amendments or modifications to the Offer, including to the Exchange Ratio or Offer Consideration. The obligation of Purchaser to accept for exchange (and the obligation of Nikola to cause Purchaser to accept for exchange) shares of Romeo Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to:

(i) the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of shares of Romeo Common Stock that, upon the consummation of the Offer, together with the shares of Romeo Common Stock then owned by Nikola and Purchaser (if any) (excluding shares of Romeo Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), would represent at least a majority of the aggregate voting power of the shares of Romeo Common Stock outstanding immediately after the consummation of the Offer (the “Minimum Condition”); and

(ii) the other conditions set forth in Schedule B.

(b) Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding anything to the contrary set forth herein, without the prior written consent of Romeo in its sole discretion, Purchaser may not (and Nikola shall not permit Purchaser to) (i) waive the Minimum Condition, or any of the conditions set forth in clauses B, C, D or E(6) of Schedule B or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) reduces the Offer Consideration to be paid in the Offer (by proposing to change the Exchange Ratio or otherwise) or decreases the number of shares of Romeo Common Stock sought in the Offer (other than in each case an adjustment made pursuant to Section 1.1(d)), (C) extends the Offer, other than in a manner required or permitted by Section 1.1(e), (D) imposes conditions to the Offer, other than those set forth in Schedule B, (E) amends, modifies or waives the Minimum Condition or (F) amends or modifies any term of or condition to the Offer (including the conditions in Schedule B) in any manner that is materially adverse to the holders of Romeo Common Stock.

(c) Fractional Shares. No fractional shares of Nikola Common Stock shall be issued in connection with the Offer, and no certificates or scrip for any such fractional shares shall be issued. Each holder of Romeo Common Stock will receive a number of shares of Nikola Common Stock equal to the total number of shares of Romeo Common Stock held by such holder multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Nikola Common Stock.

(d) Adjustments to Offer Consideration. If, between the date of this Agreement and the Acceptance Time, the outstanding shares of Romeo Common Stock or Nikola Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Offer Consideration shall be correspondingly adjusted to provide holders of shares of Romeo Common Stock, or securities convertible into or exchangeable into or exercisable for such Romeo Common Stock, the same economic effect as contemplated by this Agreement prior to such event provided, however, that this sentence shall not be construed to permit Nikola or Romeo to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Section 1.1(e), the Offer shall expire at midnight, Eastern Time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) and Rule 14e-1(a) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended (the initial expiration date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(ii) Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement (unless Nikola receives the prior written consent of Romeo (which may be granted or withheld in Romeo’s sole discretion)):

(1) Purchaser shall (and Nikola shall cause Purchaser to) extend the Offer for any period required by any Legal Requirement, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE or NASDAQ, as applicable, in any such case, which is applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents or the Form S-4;

(2) in the event that any of the conditions to the Offer (other than the Minimum Condition, the condition set forth in clause E(3) of Schedule B, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Purchaser shall (and Nikola shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) Business Days each (or for such longer period as may be agreed by Nikola and Romeo); and

(3) if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser shall, and Nikola shall cause Purchaser to, extend the Offer for successive extension periods of up to ten (10) Business Days each (with the length of each such period being determined in good faith by Nikola) (or for such longer period as may be agreed by Nikola and Romeo in writing); provided, that in no event shall Purchaser or Nikola be required to (and Nikola shall not be required to cause Purchaser to) extend the expiration of the Offer pursuant to this clause (3) for more than thirty (30) Business Days in the aggregate;

provided, that, notwithstanding anything to the contrary in this Agreement, (1) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of Nikola or Romeo to terminate this Agreement pursuant to the terms of Section 8.1 and (2) Purchaser shall not be required (and Nikola shall not be required to cause Purchaser) to extend the Offer beyond the End Date.

(iii) Neither Nikola nor Purchaser shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than in accordance with the provisions of this Agreement without the prior written consent of Romeo.

(iv) Neither Nikola nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Section 8, in which case Purchaser shall, and Nikola shall cause Purchaser to, irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(v) Nikola shall keep Romeo reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Romeo Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon Romeo’s written request (no more often than once per day during the Offer (other than on the date of the then-scheduled expiration of the Offer)), provide Romeo as soon as practicable with the most recent report then available from the Exchange Agent detailing the number of shares of Romeo Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

(f) Payment for Nikola Common Stock. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Nikola shall cause Purchaser to) accept for payment, and pay for, all shares of Romeo Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (or, at Nikola’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Nikola shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Nikola Common Stock necessary to pay for any shares of Romeo Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer. The consideration in the Offer payable in respect of each share of Romeo Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in shares of Nikola Common Stock, without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof.

(g) Schedule TO; Offer Documents; Form S-4.

(i) As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Nikola and Purchaser shall:

(1) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(2) deliver a copy of the Schedule TO, including all exhibits thereto, to Romeo at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(3) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE or NASDAQ, as applicable, in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(4) subject to Romeo’s compliance with Section 1.2 in all material respects, cause the Offer Documents to be disseminated to holders of Romeo Common Stock as and to the extent required by the Exchange Act.

(ii) Concurrently with the filing of the Offer Documents, Nikola shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Nikola Common Stock pursuant to the Offer and the Merger (together with all amendments and supplements thereto, and including all exhibits thereto, the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) Each of Nikola and Purchaser shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that each of the Schedule TO, the Offer Documents and the Form S-4 complies in all material respects with the requirements of the applicable provisions of the Exchange Act and Securities Act and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. Each of Romeo, Nikola and Purchaser shall use its reasonable best efforts to procure its outside tax counsel or tax advisor to provide a customary tax opinion with respect to the Form S-4 to the extent required by the Securities Act. Romeo shall furnish in writing to Nikola and Purchaser all information concerning Romeo and Romeo Subsidiaries that is required by applicable Legal Requirement to be included in the Offer Documents and the Form S-4 so as to enable Nikola and Purchaser to comply with their obligations under this Section 1.1(g). Romeo shall reasonably cooperate with Nikola and provide, and require its Representatives, advisors, accountants and attorneys to, determine and provide, Nikola and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Romeo that is necessary to include in the Offer Documents and the Form S-4 or is reasonably requested from Romeo to be included in the Offer Documents and the Form S-4. Each of Nikola, Purchaser and Romeo shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents or the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Nikola and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Romeo Common Stock, in each case as and to the extent required by applicable Legal Requirement, or by the SEC or its staff or the NYSE or NASDAQ, as applicable. Nikola and Purchaser shall provide in writing to Romeo and its counsel any and all written comments or other material communications that Nikola, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Nikola and Purchaser shall provide Romeo and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Nikola and Purchaser shall provide Romeo and its counsel a reasonable opportunity to review and comment on the Offer Documents, the Form S-4 and any written communications to the SEC or its staff with respect to the Offer Documents or the Form S-4, in each case, prior to the filing thereof with the SEC, and Nikola and Purchaser shall give reasonable and good faith consideration to any reasonable comments made by Romeo and its counsel (it being understood that Romeo and its counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit Romeo and its counsel to participate in any discussions with the SEC or its staff regarding any comments thereon. Nikola shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the Nikola Common Stock in the Offer or the Merger, and Romeo shall furnish all information concerning Romeo and the holders of the Romeo Common Stock as may be reasonably requested in connection with any such actions. If, at any time prior to the Effective Time, any information relating to

Nikola or Romeo or any of their respective Affiliates, directors or officers, should be discovered by Nikola or Romeo which should be set forth in an amendment or supplement to the Form S-4, the Schedule 14D-9 or the Offer Documents so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of Romeo. Subject to applicable law, each party shall notify the other promptly of the time when the Form S-4 has become effective and of the issuance of any stop order or suspension of the qualification of Nikola Common Stock issuable in connection with the Offer or the Merger for offering or sale in any jurisdiction.

1.2 Romeo Actions.

(a) Approval and Consent. Romeo hereby represents and warrants to Nikola and Purchaser that, pursuant to a unanimous written consent dated as of the date of this Agreement, the Romeo Board of Directors has unanimously upon the terms and subject to the conditions set forth herein:

(i) determined that this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, including the cancellation of Romeo Options, the conversion of the Warrants and the assumption of the Assumed Romeo RSUs, are fair to, advisable and in the best interests of Romeo and the Romeo Stockholders;

(ii) approved and adopted this Agreement and the other agreements and transactions contemplated by this Agreement, including the Offer, the Merger, the cancellation of Romeo Options, the conversion of the Warrants and the assumption of the Assumed Romeo RSUs, pursuant to the terms of this Agreement; and

(iii) resolved to make the Romeo Board Recommendation.

Romeo hereby approves and consents to the Offer and, unless the Romeo Board of Directors has made a Romeo Board Adverse Recommendation Change in accordance with Section 6.1 hereof, to the inclusion of the Romeo Board Recommendation in the Offer Documents and the Form S-4.

(b) Schedule 14D-9. Romeo shall (i) file with the SEC concurrently with the filing by Nikola and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Romeo Common Stock promptly after commencement of the Offer. Romeo shall use its reasonable best efforts to ensure that the Schedule 14D-9 complies in all material respects with the requirements of the applicable provisions of the Exchange Act. To the extent requested by Romeo, Nikola shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Romeo Common Stock (to the extent required by applicable Legal Requirements) together with the Offer Documents. Each of Nikola and Purchaser shall furnish in writing to Romeo all information concerning Nikola and Purchaser that is required by applicable Legal Requirements to be included in the Schedule 14D-9 so as to enable Romeo to comply with its obligations under this Section 1.2(b). Nikola, Purchaser and Romeo shall cooperate in good faith to determine the information regarding Nikola and Purchaser that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Legal Requirements. Each of Romeo, Nikola and Purchaser shall promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. Romeo shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Romeo Common Stock, in each case as and to the extent required by applicable Legal Requirements. Romeo shall provide in writing to Nikola, Purchaser and their counsel any written comments or other material communications Romeo or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and shall provide Nikola, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Romeo shall provide Nikola, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 and any written communications to the SEC or its staff with respect to the Schedule 14D-9, in each case, prior to the filing thereof with the SEC, and Romeo shall give reasonable and good faith consideration to any reasonable comments made by Nikola, Purchaser and their counsel (it being understood that Nikola, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit Nikola, Purchaser and their counsel to participate in any discussions with the SEC or its staff regarding any comments thereon. Unless Romeo Board of Directors has effected a Romeo Board Adverse Recommendation Change in accordance with the terms of Section 6.1, Romeo shall include Romeo Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of Romeo’s financial advisor referenced in Section 3.23.

(c) Nikola Information. In connection with the Offer and the Merger, Romeo shall, or shall cause its transfer agent to, promptly furnish Nikola and Purchaser with such assistance and such information as Nikola or its agents may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the record and beneficial holders of Romeo Common Stock, including a list, as of the most recent practicable date, of stockholders of Romeo, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Romeo Common Stock, and lists of security positions of shares of Romeo Common Stock held in stock depositories (including lists of stockholders of Romeo, mailing labels, listings or files of securities positions), and shall promptly furnish Nikola and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Romeo Common Stock, mailing labels and lists of security positions) as Nikola and Purchaser or their Representatives may reasonably request in order to communicate the Offer and the Merger to the holders of Romeo Common Stock. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Contemplated Transactions, Nikola and Purchaser (and their respective Representatives) shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions; (ii) use such information only in connection with the Contemplated Transactions; and (iii) in the event that this Agreement is terminated in accordance with Section 8, as promptly as reasonably practicable, return to Romeo or destroy all copies of such information then in their possession or control.

Section 2. DESCRIPTION OF MERGER

2.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into Romeo, and the separate existence of Purchaser shall cease. Romeo will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Romeo will become a wholly-owned subsidiary of Nikola. From and after the Effective Time, all the property, rights, powers, privileges and franchises of Romeo and Purchaser shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of Romeo and Purchaser shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Corporation, as provided under the DGCL. The Merger shall be governed by Section 251(h) of the DGCL.

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Section 7 and Schedule B, the consummation of the Merger (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California, or by the electronic exchange of documents, as promptly as practicable following the Acceptance Time (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 and Schedule B, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Nikola and Romeo may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated in accordance with Section 251(h) of the DGCL by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Nikola and Romeo (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Nikola and Romeo (the time as of which the Merger becomes effective being referred to as the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable after the Acceptance Time, without a meeting of the Romeo Stockholders, in accordance with Section 251(h) of the DGCL.

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, (i) except that references to the name of Purchaser shall be replaced with references to the name of the Surviving Corporation and (ii) until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Purchaser as in effect immediately prior to the Effective Time, (i) except that references to the name of Purchaser shall be replaced with references to the name of the Surviving Corporation and (ii) until thereafter amended as provided by the DGCL and such bylaws; and

(c) the directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.5 Conversion of Shares and Issuance of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Nikola, Purchaser, Romeo or any stockholder of Romeo:

(i) any shares of Romeo Capital Stock held as treasury stock or held or owned by Romeo, Nikola, Purchaser or any Subsidiary of Romeo immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.5(f), each share of Romeo Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.5(a)(i)) shall be converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of Nikola Common Stock equal to the Exchange Ratio. The shares of Nikola Common Stock issuable pursuant to this Section 2.5(a) are herein referred to as the “Merger Consideration.”

(b) At the Effective Time, each Romeo Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the 2020 Plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration. From and after the date of this Agreement, no further awards will be made under the 2020 Plan, the Predecessor Plan or otherwise. Prior to the Effective Time, the Romeo Board of Directors will adopt appropriate resolutions (which draft resolutions shall be provided to Nikola for reasonable review and approval by Nikola prior to adoption by the Romeo Board of Directors) and will have taken all other actions necessary and appropriate (under the Stock Plans, the Romeo

Options and otherwise) to effectuate the provisions of this Section 2.5(b) and to ensure that, from and after the Effective Time, holders of Romeo Options have no rights with respect thereto and all Romeo Options have been cancelled.

(c) At the Effective Time, all Warrants that are outstanding and unexercised at the Effective Time shall be converted into and become warrants to purchase Nikola Common Stock, and Nikola shall assume each such Warrant in accordance with its terms. All rights with respect to Romeo Common Stock under the Warrants assumed by Nikola shall thereupon be converted into rights with respect to Nikola Common Stock. Accordingly, from and after the Effective Time: (i) each Warrant assumed by Nikola may be exercised solely for shares of Nikola Common Stock; (ii) the number of shares of Nikola Common Stock subject to each Warrant assumed by Nikola shall be determined by multiplying (A) the number of shares of Romeo Common Stock that were subject to such Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Nikola Common Stock; (iii) the per share exercise price for the Nikola Common Stock issuable upon exercise of each Warrant assumed by Nikola shall be determined by dividing the per share exercise price of Romeo Common Stock subject to such Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price to the nearest whole cent; and (iv) any restriction on any Warrant assumed by Nikola shall continue in full force and effect, and the term and other provisions of such Warrant shall otherwise remain unchanged.

(d) At the Effective Time, each Romeo RSU and Romeo PSU that is outstanding and has not been settled immediately prior to the Effective Time, whether under the 2020 Plan, the Predecessor Plan, or otherwise and whether vested or unvested (each, an “Assumed Romeo RSU”), shall be converted into and become an RSU or PSU, as applicable, which would settle for shares of Nikola Common Stock, and Nikola shall assume the 2020 Plan and the Predecessor Plan and each such Romeo RSU or Romeo PSU, as applicable, in accordance with the terms (as in effect on the date of this Agreement) of the 2020 Plan and the Predecessor Plan, respectively, and the terms of the restricted stock unit award agreement or performance stock unit award agreement, as applicable, by which such Romeo RSU or Romeo PSU is evidenced. All rights with respect to Romeo Common Stock under Romeo RSUs and Romeo PSUs assumed by Nikola shall thereupon be converted into rights with respect to Nikola Common Stock. Accordingly, from and after the Effective Time: (i) each Romeo RSU and Romeo PSU assumed by Nikola will only be settled in Nikola Common Stock; (ii) the number of shares of Nikola Common Stock subject to each Romeo RSU or Romeo PSU assumed by Nikola shall be determined by multiplying (A) the number of shares of Romeo Common Stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Nikola Common Stock; and (iii) any restriction on the shares of Romeo Common Stock issuable upon settlement of the Romeo RSU or Romeo PSU, as applicable, shall continue in full force and effect, and the term, vesting schedule, settlement and other provisions of such Romeo RSU or Romeo PSU shall otherwise remain unchanged; provided, however, that: (A) all performance-based vesting conditions shall be deemed satisfied at the greater of the “earned” or “target” performance levels, (B) to the extent provided under the terms of a Romeo RSU or Romeo PSU, as applicable, such Romeo RSU or Romeo PSU assumed by Nikola in accordance with this Section 2.5(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Nikola Common Stock subsequent to the Effective Time; and (C) the Nikola Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Romeo Board of Directors or any committee thereof with respect to each Assumed Romeo RSU.

(e) If any shares of Romeo Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Romeo, then the shares of Nikola Common Stock issued in exchange for such shares of Romeo Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Nikola Common Stock shall accordingly be marked with appropriate legends. Romeo shall take all actions that may be necessary to ensure that, from and after the Effective Time, Nikola is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(f) No fractional shares of Nikola Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Each holder of Romeo Common Stock will receive a number of shares of Nikola Common Stock equal to total the number of shares of Romeo Common Stock held by such holder multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Nikola Common Stock.

(g) Each share of common stock, $0.00001 par value per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Purchaser evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(h) If, between the date of this Agreement and the Effective Time, the outstanding shares of Romeo Capital Stock or Nikola Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide holders of shares of Romeo Capital Stock, or securities convertible into or exchangeable into or exercisable for such Romeo Capital Stock, the same economic effect as contemplated by this Agreement prior to such event provided, however, that this sentence shall not be construed to permit Nikola or Romeo to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.6 Closing of Romeo’s Transfer Books. At the Effective Time: (a) all shares of Romeo Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing shares of Romeo Capital Stock (a “Romeo Stock Certificate”) or book-entry evidence of shares of Romeo Capital Stock (“Book-Entry Shares”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Romeo; and (b) the stock transfer books of Romeo shall be closed with respect to all shares of Romeo Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Romeo Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Romeo Stock Certificate or Book-Entry Shares is presented to the Exchange Agent or to the Surviving Corporation, such Romeo Stock Certificate or Book-Entry Shares shall be canceled and shall be exchanged as provided in Sections 2.5 or 2.7.

2.7 Surrender of Certificates.

(a) Exchange Agent; Exchange Fund. On or prior to the Closing Date, Nikola and Romeo shall select Continental Stock Transfer and Trust or such other reputable bank, transfer agent or trust company that is mutually agreed to act as depositary and exchange agent in the Offer and Merger (the “Exchange Agent”). At or prior to the Acceptance Time, Nikola shall deposit with the Exchange Agent: the aggregate number of book-entry shares representing the Offer Consideration and Merger Consideration issuable to Romeo stockholders pursuant to Section 1.1(f) and Section 2.5(a). The book-entry shares of Nikola Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Payment Procedures. At or before the Effective Time, Romeo will deliver to Nikola a true, complete and accurate listing of all record holders of Romeo Capital Stock, Romeo RSUs, Romeo PSUs, Legacy Warrants and Private Placement Warrants at the Effective Time, including the contact information for each such record holder, the number and class of shares of Romeo Capital Stock held by such record holder, and the number of shares of Nikola Common Stock such holder is entitled to receive pursuant to Section 2.5.

(i) Warrants. The holders of Warrants shall execute a letter of transmittal to be sent to each such holder by the Exchange Agent in connection with the assumption of such Warrants.

(ii) Romeo Stock Certificates. As promptly as reasonably practicable following the Effective Time, the Parties shall cause the Exchange Agent to send to each holder of record of a Romeo Stock Certificate that immediately prior to the Effective Time represented outstanding shares of Romeo Capital Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Romeo Stock Certificates shall pass, only upon proper delivery of the Romeo Stock Certificates (or affidavits of loss and posting of a bond, in lieu thereof), to the Exchange Agent and which shall be in the form and have such other provisions as Nikola and Romeo may reasonably specify and (B) instructions for use in effecting the surrender of the Romeo Stock Certificate in exchange for the Merger Consideration into which the number of shares of Romeo Common Stock previously represented by such Romeo Stock Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Nikola may reasonably specify, including instructions for providing the Exchange Agent required Tax documentation, including, as applicable, a properly executed IRS Form W-9 or appropriate version of IRS Form W-8).

(iii) Book-Entry Shares. As promptly as reasonably practicable following the Effective Time, the Parties shall cause the Exchange Agent to send to each holder of record of Book-Entry Shares not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Shares held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Romeo Capital Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Nikola and Romeo may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Romeo Capital Stock previously represented by such Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Nikola and Romeo may reasonably specify, including instructions for providing the Exchange Agent required Tax documentation, including, as applicable, a properly executed IRS Form W-9 or appropriate version of IRS Form W-8). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Romeo Stock Certificate, or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal, to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.5.

(c) Timing of Exchange. Upon surrender of a Romeo Stock Certificate (or affidavit of loss and evidence of a bond in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, together with, in the case of Romeo Stock Certificates and Book-Entry Shares not held through The Depository Trust Company, a letter of transmittal and Tax documentation duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares held through The Depository Trust Company, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may be required pursuant to such instructions (the “Exchange Agent Documentation”), the holder of such Romeo Stock Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Romeo Capital Stock formerly represented by such Romeo Stock Certificate or Book-Entry Shares upon the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of the Exchange Agent Documentation the Romeo Stock Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Romeo Stock Certificates (or affidavits of loss in lieu thereof) Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Romeo Stock Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Romeo Stock Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Romeo Stock Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Section 2.7 shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar law.

(e) Lost Certificates. If any Romeo Stock Certificate shall have been lost, stolen or destroyed, Nikola may, in its reasonable discretion and as a condition precedent to the delivery of any shares of Nikola Common Stock, require the owner of such lost, stolen or destroyed Romeo Stock Certificate to provide an applicable affidavit with respect to such Romeo Stock Certificate and post a bond indemnifying Nikola against any claim suffered by Nikola related to the lost, stolen or destroyed Romeo Stock Certificate or any Nikola Common Stock issued in exchange therefor as Nikola may reasonably request, in exchange for the Merger Consideration and any dividends and distributions on the Romeo Stock Certificate deliverable in respect thereof pursuant to this Agreement.

(f) Dividends or Distributions. No dividends or other distributions declared or made with respect to Nikola Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Romeo Stock Certificate with respect to the shares of Nikola Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Romeo Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(g) No Liability. None of Nikola, Purchaser, Romeo, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash or Nikola Common Stock (or dividends or distributions with respect thereto) held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Romeo Stock Certificate or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash or Nikola Common Stock (or dividends or distributions with respect thereto) in respect of such Romeo Stock Certificate or Book-Entry Shares would otherwise escheat to or become the property of any Governmental Authority, any such cash or Nikola Common Stock (or dividends or distributions with respect thereto) in respect of such Romeo Stock Certificate or book-entry evidence shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding. Notwithstanding any provision hereof to the contrary, each of Nikola, Purchaser, the Surviving Corporation, and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Legal Requirements; provided, however, that, except (i) as a result of the failure of Romeo to provide the statement and notice as required pursuant to clause E(5) of Schedule B of this Agreement, or (ii) as a result of the failure of any Stockholder to provide applicable Tax documentation to the Exchange Agent, before making any such deduction or withholding, to the extent reasonably practicable, Nikola shall provide Romeo notice of any applicable payor’s intention to make such deduction or withholding and provide Romeo with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Nikola shall commercially reasonably cooperate with Romeo to obtain such reduction of or relief from such deduction or withholding. To the extent that amounts are so deducted and withheld or paid over to or deposited with the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.8 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Romeo, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Romeo, in the name of Purchaser and otherwise) to take such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF Romeo

Except as disclosed (i) in the written disclosure schedule delivered by Romeo to Nikola (the “Romeo Disclosure Schedule”) (subject to Section 9.12(c)) or (ii) in the Romeo SEC Documents filed or furnished by Romeo on or after December 31, 2020, and at least five Business Days prior to the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth under the headings “Risk Factors”, “Forward-Looking Statements”, “Market Risk” or any similar sections, and any other disclosures included therein to the extent predictive, cautionary or forward-looking in nature); provided, that, nothing in the Romeo SEC Documents shall be deemed to be disclosures against Section 2.3(a), Romeo hereby represents and warrants to Nikola as follows:

3.1 Subsidiaries; Due Organization; Etc.

(a) Each of Romeo and the Romeo Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is being conducted on the date of this Agreement; (ii) to own and use its assets in the manner in which its assets are owned and used as of the date of this Agreement; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be in good standing would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole.

(b) Romeo has no Subsidiaries, except for the Entities identified in Exhibit 21.1 of the Most Recent Romeo 10-K (other than the Subsidiaries that, in the aggregate, would not constitute a “significant subsidiary” (as defined in Rule 1.02(w) of Regulation S-X)); and neither Romeo nor any of the other Entities identified in Exhibit 21.1 of the Most Recent Romeo 10-K owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Exhibit 21.1 of the Most Recent Romeo 10-K.

(c) Except as set forth in Section 3.1(c) of the Romeo Disclosure Schedule, each of the Romeo Subsidiaries is wholly-owned and wholly-managed by Romeo or employees of Romeo. Each of Romeo and the Romeo Subsidiaries is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Romeo Material Adverse Effect.

(d) Section 3.1(d) of the Romeo Disclosure Schedule sets forth, as of the date of this Agreement, each (i) Subsidiary of Romeo and (ii) other Person in whom Romeo, directly or indirectly, owns any shares of capital stock or other equity or voting securities or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares, securities or interests, in each case other than investments in marketable securities and cash equivalents. Romeo owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each of its Subsidiaries, free and clear of all Encumbrances, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the direct or indirect Subsidiaries of Romeo and investments in marketable securities and cash equivalents, or as would not be material to Romeo and its Subsidiaries, taken as a whole, none of Romeo nor any of its Subsidiaries (i) owns directly or indirectly any shares of capital stock or other equity or voting securities or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares, securities or interests, in any Person or (ii) has any obligation or has made any commitment to acquire any shares of capital stock or other equity or voting securities or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.2 Certificate of Incorporation; Bylaws. Neither Romeo nor, except as would not reasonably be expected to be material to any Romeo Subsidiary, any Romeo Subsidiary has taken any action in breach or violation in any respect of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any respect of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3 Capitalization, Etc.

(a) As of July 28, 2022 (the “Romeo Listing Date”), the authorized capital stock of Romeo consists of (i) 260,000,000 shares of Romeo Common Stock, par value $0.0001 per share, of which 185,834,709 shares have been issued and are outstanding as of the Romeo Listing Date, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Romeo Preferred Stock”), of which (A) 0 shares have been issued and are outstanding. Romeo does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Romeo Common Stock and Romeo Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the Romeo Listing Date, there are outstanding (i) Private Placement Warrants to purchase an aggregate of 3,178,202 shares of Romeo Common Stock at an exercise price of $11.50 per share and (ii) Legacy Warrants to purchase an aggregate of 2,111,543 shares of Romeo Common Stock at a weighted average exercise price of $4.71 per share. There are no shares of Romeo Common Stock that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable Stock Plan, restricted stock purchase agreement or other Contract with Romeo. From the close of business on the Romeo Listing Date until the date of this Agreement, no shares of Romeo Common Stock or Romeo Preferred Stock have been issued, except for shares of Romeo Common Stock issued pursuant to the exercise of Romeo Options or the vesting of Romeo RSUs or Romeo PSUs, in each case, outstanding on the Romeo Listing Date and in accordance with their terms.

(b) Except as set forth in Romeo’s or any Romeo Subsidiary’s Organizational Documents and Section 3.3(b) of the Romeo Disclosure Schedule, (i) none of the outstanding shares of Romeo Common Stock or Romeo Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right, (ii) none of the outstanding shares of Romeo Common Stock or Romeo Preferred Stock is subject to any right of first refusal in favor of Romeo, (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Romeo having a right to vote on any matters on which the Romeo stockholders have a right to vote, and (iv) there is no Romeo Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Romeo Common Stock or Romeo Preferred Stock. Except as set forth in Section 3.3(b) of the Romeo Disclosure Schedule, Romeo is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Romeo Common Stock, Romeo Preferred Stock, Private Placement Warrants, Legacy Warrants or other securities. Except as set forth in Romeo’s Organizational Documents, Section 3.3(b) of the Romeo Disclosure Schedule accurately and completely lists all repurchase rights held by Romeo, and specifies (i) each such holder of Romeo Common Stock (including shares issued pursuant to the exercise of stock options), Romeo Preferred Stock or Warrant, (ii) the original date of purchase of such Romeo Common Stock, Romeo Preferred Stock or Warrant, (iii) the number of shares of Romeo Common Stock, Romeo Preferred Stock or Warrant and (iv) the purchase price paid by such holder, and (v) any vesting schedule under which such repurchase rights lapse.

(c) Except for the Romeo 2020 Long-Term Incentive Plan (the “2020 Plan”), and the Romeo 2016 Stock Plan (the “Predecessor Plan”) (collectively, the 2020 Plan and the Predecessor Plan, the “Stock Plans”), and except as set forth in Section 3.3(c) of the Romeo Disclosure Schedule, neither Romeo nor any Romeo Subsidiary sponsors, maintains or participates in any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Romeo has reserved 15,000,000 shares of Romeo Common Stock plus 11,290,900 shares of Romeo Common Stock previously reserved for issuance under the Predecessor Plan for issuance under the 2020 Plan. As of the Romeo Listing Date, of such reserved shares of Romeo Common Stock, (i) 2,942,187 shares are subject to outstanding options, (ii) 4,807,361 are issuable upon settlement of outstanding restricted stock units (“RSUs”), (iii) 3,593,073 shares are issuable upon settlement of outstanding performance-related stock units (“PSUs”) (assuming satisfaction of any performance vesting conditions at target performance), and (iv) 7,846,814 shares remain available for future award grants pursuant to the 2020 Plan. Section 3.3(c) of the Romeo Disclosure Schedule sets forth the following information (A) with respect to each Romeo Option outstanding as of the Romeo Listing Date: (1) the name of the holder; (2) the number of shares of Romeo Common Stock subject to such Romeo Option as of the Romeo Listing Date; (3) the exercise price of such Romeo Option; and (4) the date on which such Romeo Option was granted; and (B) with respect to each Romeo RSU and Romeo PSU outstanding as of the Romeo Listing Date: (1) the name of the holder; (2) the number of shares of Romeo Common Stock issuable upon settlement of the Romeo RSU or Romeo PSU, as applicable, as of the Romeo Listing Date; (3) the date on which such Romeo RSU or Romeo PSU was granted; (4) the vesting schedule applicable to such Romeo RSU or Romeo PSU, as applicable, including the extent vested to date and whether by its terms the vesting of such Romeo RSU or Romeo PSU would be accelerated by the Contemplated Transactions; (5) the date on which such Romeo RSU or Romeo PSU expires; (6) whether such Romeo RSU or Romeo PSU was granted under the 2020 Plan or the Predecessor Plan; and (7) whether such Romeo RSU or Romeo PSU is held by a current or former employee, contractor, or director of Romeo or a Romeo Subsidiary. Romeo has made available to Nikola an accurate and complete copy of each of the 2020 Plan and the Predecessor Plan and, with respect to each, forms of all stock option agreements, RSU agreements and PSU agreements, and any other award agreements approved for use thereunder. Except as set forth on Section 3.3(c) of the Romeo Disclosure Schedule, no vesting of Romeo Options, Romeo RSUs or Romeo PSUs will accelerate in connection with the execution of this Agreement or the closing of the Contemplated Transactions.

(d) Except for the outstanding Romeo Options, Romeo RSUs and Romeo PSUs identified on Section 3.3(c) and for the Private Placement Warrants and Legacy Warrants identified on Section 3.3(a) of the Romeo Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Romeo or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Romeo or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Romeo or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Romeo or any of its Subsidiaries. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or other similar rights with respect to Romeo or any of its Subsidiaries.

(e) All outstanding shares of Romeo Common Stock and Romeo Preferred Stock, as well as all Romeo Options, Romeo RSUs, Romeo PSUs, Private Placement Warrants. Legacy Warrants and all other securities of Romeo, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Romeo has delivered to Nikola accurate and complete copies of all Romeo RSUs, Romeo PSUs, Private Placement Warrants and Legacy Warrants.

3.4 SEC Filings; Financial Statements.

(a) Romeo and each Romeo Subsidiary has filed all reports required to be filed by it with the SEC since January 1, 2019, and Romeo and each Romeo Subsidiary has made available to Nikola (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, the “Romeo SEC Documents”). As of their respective dates, each of the Romeo SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and none of the Romeo SEC Documents, as of their respective dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the date of such filing or amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by

(A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Romeo SEC Documents (collectively, the “Romeo Certifications”) were accurate and complete and comply as to form and content with all applicable Legal Requirements, in each case, as of the date such Romeo Certification was made. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Romeo SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Romeo and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material). Other than as disclosed in the Romeo SEC Documents filed prior to the date of this Agreement, there has been no material change in Romeo’s accounting methods or principles that would be required to be disclosed in Romeo’s financial statements in accordance with GAAP.

(c) Except as set forth in Section 3.4(c) of the Romeo Disclosure Schedule, from January 1, 2019 through the date of this Agreement, Romeo has not received any correspondence from the SEC or the staff thereof or any correspondence from the NYSE or the staff thereof relating to the delisting or maintenance of listing of the Romeo Common Stock on the NYSE. Romeo has not disclosed any unresolved comments in the Romeo SEC Documents.

(d) Since January 1, 2019, there have been no material internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Romeo, the Romeo Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(e) Romeo and each Romeo Subsidiary are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.

(f) Romeo and each Romeo Subsidiary maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Romeo and each Romeo Subsidiary maintains records that in reasonable detail accurately and fairly reflect Romeo’s or Romeo Subsidiary’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Romeo Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Romeo’s or a Romeo Subsidiary’s assets that could have a material effect on Romeo’s financial statements. Romeo and each Romeo Subsidiary has disclosed to Romeo’s auditors and the audit committee of the Romeo Board of Directors (and made available to Nikola a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Romeo’s or a Romeo Subsidiary’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Romeo’s or a Romeo Subsidiary’s internal control over financial reporting. Except as disclosed in the Romeo SEC Documents filed prior to the date of this Agreement, neither Romeo nor any Romeo Subsidiary has not identified any significant deficiencies or material weaknesses in the design or operation of Romeo’s or such Romeo Subsidiary’s internal control over financial reporting. Since December 31, 2019, except as set forth on Section 3.4(f) of the Romeo Disclosure Schedule there have been no material changes in Romeo’s or any Romeo Subsidiary’s internal control over financial reporting.

(g) Romeo and each Romeo Subsidiary maintain “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) (the “Romeo DC&Ps”) in compliance with the Exchange Act. The Romeo DC&Ps are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Romeo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Romeo’s management as appropriate to allow timely decisions regarding required disclosure and to make the Romeo Certifications.

3.5 Absence of Changes. Except as set forth on Section 3.5 of the Romeo Disclosure Schedule or in connection with the Contemplated Transactions, from January 1, 2022 to the date of this Agreement, (a) Romeo and its Subsidiaries have conducted their business in the Ordinary Course of Business in all material respects (other than with respect to any COVID Measures), (b) there has not been an event, occurrence, condition, change, development, state of facts or circumstance that would reasonably be expected to have, individually or in the aggregate, a Romeo Material Adverse Effect and (c) neither Romeo nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Nikola, would constitute a breach of Section 5.3.

3.6 Assets.

(a) Title to Assets. Each of Romeo and the Romeo Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including all assets reflected in the books and records of Romeo or any Romeo Subsidiary as being owned by Romeo or such Romeo Subsidiary. All of said assets are owned by Romeo or a Romeo Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Romeo Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Romeo or any Romeo Subsidiary; and (iii) liens listed in Section 3.6(a) of the Romeo Disclosure Schedule.

(b) Sufficiency and Condition of Assets. All of the material tangible personal property (other than Inventory included in the tangible and intangible assets owned, licensed or leased by Romeo and its Subsidiaries) (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

3.7 Solvency.

(a) The fair value of Romeo’s assets exceed its liabilities (including contingent liabilities). The present fair saleable value of Romeo’s assets is greater than the amount required to pay its probable liabilities on its existing debts (including contingent liabilities) as such debts become absolute and mature. Romeo is able to pay its liabilities (including contingent liabilities) as they mature. Romeo is “solvent” (within the meaning of applicable laws relating to fraudulent transfers) and will not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement, including the performance of this Agreement and execution, delivery and performance of the Supply Amendment and Secured Debt Agreements (including the incurrence of the Secured Loan).

(b) Neither Romeo nor any Romeo Subsidiary is entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect. Assuming Nikola’s compliance with this Agreement, the Supply Amendment and the Secured Debt Agreements (including the incurrence of the Secured Loan), the transactions contemplated in this Agreement will not constitute a fraudulent conveyance, or, to the Knowledge of Romeo, otherwise give rise to any right of any creditor of Romeo or any Romeo Subsidiary whatsoever to lodge any claim against Nikola, Romeo, any Romeo Subsidiary, or any assets owned by Romeo or any Romeo Subsidiary.

3.8 Real Property; Leaseholds. Neither Romeo nor any Romeo Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 3.8 of the Romeo Disclosure Schedule which are in full force and effect and with no existing default thereunder.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Romeo Disclosure Schedule is an accurate, true and complete listing of all Romeo Registered IP.

(b) Except as identified in Section 3.9(b) of the Romeo Disclosure Schedule, neither Romeo nor any Romeo Subsidiary is bound by, and no Romeo IP Rights are subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts (including any covenant or other provision that would limit or restrict upon the occurrence of an event or passage of time) the ability of Romeo or any Romeo Subsidiary to use, exploit, assert or enforce any Romeo IP Rights anywhere in the world, in each case as would materially limit conduct of the business of Romeo or any Romeo Subsidiary as currently conducted.

(c) Except as identified in Section 3.9(c) of the Romeo Disclosure Schedule, Romeo and/or its Subsidiaries (i) exclusively owns all right, title, and interest to and in (free and clear of any Encumbrances) or controls the Romeo IP Rights and the consummation of the transactions contemplated hereby, including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan), will not adversely affect such ownership or Romeo’s or its Subsidiaries’ rights to exploit such Romeo IP Rights as currently exploited and (ii) have the valid and enforceable rights to any other Intellectual Property owned by a third party as may be necessary for the conduct of the business of Romeo or any Romeo Subsidiary as currently conducted. Without limiting the generality of the foregoing and except as has not been, and would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole:

(i) Each Person who is or was an employee or contractor of Romeo or any Romeo Subsidiary and who created or developed any technology in the course of work for Romeo or such Subsidiary has signed a valid, enforceable agreement containing an assignment of the Intellectual Property protecting such technology to Romeo or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information included in such technology. To the Knowledge of Romeo and its Subsidiaries, no such Person is in breach of any such agreement.

(ii) Romeo and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Romeo or such Subsidiary holds as a trade secret.

(iii) Neither Romeo nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Romeo IP Rights necessary for the current conduct of the Romeo business to any other Person.

(d) Except as set forth on Section 3.9(d) of the Romeo Disclosure Schedule or as has not been, and would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole neither Romeo nor any Romeo Subsidiary is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Romeo IP Rights or impair the right of Romeo or the Surviving Corporation and its Subsidiaries to use, sell or license any Romeo IP Rights or portion thereof. To the Knowledge of Romeo and its Subsidiaries, no Person is in breach of any such Contract.

(e) Except as has not been, and would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole, the manufacture, marketing, license, sale or intended use of any product, technology or service currently licensed or sold by Romeo or any of its Subsidiaries (i) does not violate any license or agreement between Romeo or its Subsidiaries and any third party and (ii) does not infringe or misappropriate any Intellectual Property right of any other party. Neither Romeo nor any of its Subsidiaries has received any written notice from any other party asserting that the manufacture, marketing, license, sale or intended use of any product or service currently licensed or sold by Romeo or any of its Subsidiaries infringes or misappropriates any Intellectual Property right of any other party. Except as has not been, and would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole, such manufacture, marketing, license, sale or intended use will continue to be able to be conducted without any such violation, infringement or misappropriation after the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions. To the Knowledge of Romeo and its Subsidiaries, no third party is infringing upon, or violating any Romeo IP Rights. There is no current or pending challenge, claim or Legal Proceeding (excluding opposition, interference or other similar proceeding or prosecution action in any patent or other government office) contesting the (i) validity, ownership or right to use, sell, license or dispose of any Romeo IP Rights owned or purported to be owned by Romeo or any Romeo Subsidiary or (ii) Romeo’s control over any Romeo IP Rights controlled or purported to be controlled by Romeo or any Romeo Subsidiary, nor has Romeo or any of its Subsidiaries received any written notice asserting that the proposed use, sale, license or disposition of any Romeo technology or business product or service conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f) Each item of Romeo Registered IP is and has been filed and maintained in compliance with all applicable Legal Requirements, and all Filings, payments and other actions required to be made or taken to maintain such item of Romeo Registered IP in full force and effect have been made by the applicable deadline, except where any failure to perform any of the foregoing, individually or collectively, would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole. Each item of Romeo Registered IP is valid and enforceable.

(g) No Open Source Software is included in, integrated or bundled with, or otherwise necessary for the use of (or used in) any of the Intellectual Property used in the business of Romeo or any Romeo Subsidiary as presently conducted or as proposed to be conducted in a manner that requires material source code owned by Romeo or any Romeo Subsidiary to be disclosed, licensed, distributed, or dedicated to the public.

(h) Romeo or all Romeo Subsidiaries have been and are in compliance with, all applicable Legal Requirements relating to privacy, data protection, data security, or the collection or use of personal information, Romeo’s privacy policies and all contractual commitments of Romeo or any Romeo Subsidiary in all material respects. Romeo’s privacy policies and contractual commitments will not require the Consent of or notice to any third party with respect to the consummation of any of the Contemplated Transactions.

3.10 Agreements, Contracts and Commitments.

(a) Section 3.10(a) of the Romeo Disclosure Schedule identifies the following Romeo Contracts, effective as of the date of this Agreement (each, a “Romeo Material Contract” and collectively, the “Romeo Material Contracts”):

(i) each Romeo Contract with a vendor or supplier that provided for aggregate payments from Romeo and its Subsidiaries of more than $50,000 in the six (6) months ended May 31, 2022;

(ii) each Romeo Contract that provides for “single source” supply to Romeo or any of its Subsidiaries of tangible products or services that are material to the business;

(iii) each Romeo Contract relating to any deferred compensation, severance, incentive compensation (other than pursuant to the Stock Plans), or pension plans or arrangements;

(iv) each Romeo Contract to the employment of, or the performance of services by, any Person whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $250,000, including any employee, consultant or independent contractor;

(v) each Romeo Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(vi) each Romeo Contract relating to any agreement of indemnification or guaranty other than indemnification agreements between Romeo and any of its respective officers or directors;

(vii) each Romeo Contract relating to any agreement, contract or commitment containing (i) any covenant materially limiting the freedom of Romeo, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (ii) any material most-favored pricing arrangement, or (iii) any material exclusivity provision;

(viii) each Romeo Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $50,000 and not cancelable without penalty;

(ix) each Romeo Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on Romeo or any of its Subsidiaries;

(x) each Romeo Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Romeo or any Romeo Subsidiary or any loans or debt obligations with officers or directors of Romeo;

(xi) each material Romeo IP Rights Agreement other than those pertaining to rights granted by Romeo or its Subsidiaries to customers, suppliers, manufacturers or similar contractors, in each case, entered into in the Ordinary Course of Business;

(xii) each Romeo Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Romeo in connection with the Contemplated Transactions;

(xiii) each Romeo Contract in settlement of a dispute or investigation, including with or by any Governmental Authority, the NYSE or NASDAQ, that imposes any material outstanding obligation on Romeo or its Subsidiaries after the date hereof;

(xiv) each joint venture, alliance, partnership or similar Romeo Contract that is material to the operation of Romeo and its Subsidiaries, taken as a whole;

(xv) each Romeo Contract that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(xvi) each Romeo Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xvii) each Organizational Document of Romeo and its Subsidiaries;

(xviii) each Romeo Contract with BorgWarner Inc. or any of its Affiliates or pertaining to the BorgWarner Venture; and

(xix) any other agreement, contract or commitment which involves payment or receipt by Romeo or its Subsidiaries under any such agreement, contract or commitment of $300,000 or more in the aggregate or obligations after the date of this Agreement in excess of $300,000 in the aggregate.

(b) Romeo has delivered to Nikola accurate and complete (except for applicable redactions thereto) copies of all Romeo Material Contracts, including all material amendments thereto. There are no Romeo Material Contracts that are not in written form. Except as would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole, neither Romeo nor any of its Subsidiaries has, nor to Romeo’s Knowledge as of the date of this Agreement has any other party to a Romeo Material Contract, breached, failed to timely perform or deliver, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Romeo Material Contract in such manner as would permit any other party to cancel or terminate any such Romeo Material Contract, or would permit any other party to seek damages. As to Romeo and its Subsidiaries, each Romeo Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not result in any material payment or payments becoming due from Romeo, any Romeo Subsidiary, the Surviving Corporation or Nikola to any Person under any Romeo Contract or give any Person the right to terminate or alter the provisions of any Romeo Contract. No Person is renegotiating, or has a right pursuant to the terms of any Romeo Material Contract to change, any material amount paid or payable to Romeo under any Romeo Material Contract or any other material term or provision of any Romeo Material Contract. Neither Romeo nor any of its Subsidiaries has, nor to Romeo’s Knowledge as of the date of this Agreement has any other party to a Romeo Material Contract, received any written notice, and has no Knowledge, that any Person under any Romeo Material Contract has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Romeo or any of its Subsidiaries.

3.11 No Undisclosed Liabilities. Neither Romeo nor any Romeo Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (each a “Liability”) required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except for: (a) Liabilities identified as such in the “liabilities” column of the Romeo Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by Romeo or its Subsidiaries since the date of the Romeo Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Romeo or any Romeo Subsidiary under Romeo Contracts, including the reasonably expected performance of such Romeo Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities listed in Section 3.11 of the Romeo Disclosure Schedule; and (f) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to Romeo or its Subsidiaries.

3.12 Compliance; Permits; Restrictions; Regulatory Matters.

(a) Romeo and each Romeo Subsidiary is, and since January 1, 2019, has been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or threatened in writing against Romeo or any Romeo Subsidiary, nor has any Governmental Body or authority notified Romeo or any Romeo Subsidiary in writing of an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Romeo or any Romeo Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Romeo or any Romeo Subsidiary, any acquisition of material property by Romeo or any Romeo Subsidiary or the conduct of business by Romeo or any Romeo Subsidiary as currently conducted, (ii) may have an material and adverse effect on Romeo’s or any Romeo Subsidiary’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, materially delaying, making illegal or otherwise interfering with the Offer, the Merger or any of the other Contemplated Transactions.

(b) Except as would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole, Romeo and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of the business of Romeo or such Subsidiary as currently conducted or currently proposed to be conducted (the “Romeo Regulatory Permits”), and no such Romeo Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Romeo and each Romeo Subsidiary is in compliance in all material respects with the Romeo Regulatory Permits and has not received any written notice or other written communication from any Governmental Body regarding (A) any material violation of or failure to comply materially with any term or requirement of any Romeo Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Romeo Regulatory Permit.

(c) Romeo and each Romeo Subsidiary, and to the Knowledge of Romeo and each Romeo Subsidiary their respective Representatives, are in compliance, and since January 1, 2019, have complied in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”); and (ii) the provisions of all applicable anti-bribery, anti-corruption and anti-money laundering Legal Requirements of each jurisdiction in which Romeo and any Romeo Subsidiary operates or has operated and in which any agent thereof is conducting or has conducted business involving Romeo or any Romeo Subsidiary. Since January 1, 2019, Romeo and each Romeo Subsidiary, and, to the Knowledge of Romeo and each Romeo Subsidiary, their respective Representatives have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any applicable Legal Requirements described in clause (ii) above. For purposes of this provision, “Government Official” means any official, officer, employee, or representative of any Governmental Authority or instrumentality thereof, or for or on behalf of a public international organization within the meaning of the FCPA, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(d) Romeo and each Romeo Subsidiary and their respective Affiliates are, and since January 1, 2019, have been, in material compliance with all applicable U.S. statutory and regulatory requirements concerning the exportation, re-exportation and importation of products, technology, and services, and other international transactions, including: (i) Legal Requirements, regulations and policies enforced by U.S. Customs and Border Protection; (ii) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.) administered by the U.S. Department of State’s Directorate of Defense Trade Controls; (iii) the Export Administration Regulations (15 C.F.R. Part 730 et seq.) administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”); (iv) U.S. anti-boycott regulations administered by BIS and the Internal Revenue Service; (v) all Legal requirements concerning export and import reporting administered by the U.S. Census Bureau; and (vi) the economic sanctions Legal Requirements, regulations and associated executive orders administered by the U.S. Departments of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, the “Trade Control Laws”). Since January 1, 2019, unless authorized by the relevant agency of the U.S. Government, Romeo and each Romeo Subsidiary and their respective Affiliates have not conducted any transactions directly or indirectly related to: (a) Cuba, Iran, North Korea, Syria, or the Crimea, Donetsk, or Luhansk regions of Ukraine; (b) individuals or entities identified on restricted party lists maintained by the U.S. Government, including the List of Specially Designated Nationals and Blocked Persons (“SDN List”), Foreign Sanctions Evader List (“FSE List”) and Sectoral Sanctions Identification List (“SSI List”) administered by OFAC and the Denied Parties List, Unverified List and Entity List administered by BIS (collectively, “Restricted Parties”); or (c) entities owned or controlled by anyone on the SDN List, the SSI List or the FSE List. Neither Romeo nor any Romeo Subsidiary is a Restricted Party or is owned or controlled by a Restricted Party. There is no pending or, to the Knowledge of Romeo and each Romeo Subsidiary, threatened action against Romeo or any Romeo Subsidiary, nor any pending voluntary disclosure by Romeo or any Romeo Subsidiary or their respective Affiliates to any government authority in connection with an alleged material violation of any Trade Control Laws. Since January 1, 2019, neither Romeo nor any of the Romeo Subsidiaries or their respective Affiliates have been cited or fined for failure to comply with, or submitted any voluntary self-disclosures regarding material non-compliance with, Trade Control Laws.

3.13 Tax Matters.

(a) Romeo and each Romeo Subsidiary have timely filed all U.S. federal income Tax Returns and other material Tax Returns (taking into account any extensions of time within which to file such Tax Returns) that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Romeo nor any Romeo Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by a Tax authority in a jurisdiction where Romeo or any Romeo Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Romeo or any Romeo Subsidiary on or before the date of this Agreement (whether or not shown on any Tax Return) have been paid. All material amounts of unpaid Taxes of Romeo and any Romeo Subsidiary have been reserved for on the Romeo Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Romeo Unaudited Interim Balance Sheet, neither Romeo nor any Romeo Subsidiary has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) Romeo and each Romeo Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Romeo’s Unaudited Interim Balance Sheet) upon any of the assets of Romeo or any Romeo Subsidiary.

(e) No material deficiencies for Taxes with respect to Romeo or any Romeo Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of

Romeo or any Romeo Subsidiary. Romeo has delivered or made available to Nikola complete and accurate copies of all U.S. federal income Tax Returns and all other material Tax Returns of Romeo and each Romeo Subsidiary (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations. Neither Romeo nor any Romeo Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) Neither Romeo nor any Romeo Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Romeo nor any Romeo Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than those (i) among Romeo and any Romeo Subsidiary, or (ii) commercial contracts entered into in the Ordinary Course of Business, the primary purpose of which is not related to Taxes.

(h) Neither Romeo nor any Romeo Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Romeo or any Romeo Subsidiary) for U.S. federal, state, local or foreign Tax purposes. Neither Romeo nor any Romeo Subsidiary has any material Liability for the Taxes of any Person (other than Romeo and any Romeo Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by Contract, or otherwise.

(i) Neither Romeo nor any Romeo Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement, including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan).

(j) Neither Romeo nor any Romeo Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (and neither Romeo nor any Romeo Subsidiary has an application pending with the IRS or any other Governmental Authority requesting permission for any change in accounting method), (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, outside the Ordinary Course of Business; (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law).

(k) Neither Romeo nor any Romeo Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Neither Romeo nor any Romeo Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(m) Neither Romeo nor any Romeo Subsidiary has taken any action or has knowledge of any fact or circumstance (other than any fact, circumstance or action expressly contemplated hereby) that could reasonably be expected to prevent the Offer and the Merger, taken together as integrated steps in a single transaction for federal income tax purposes, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14 Employee and Labor Matters; Benefit Plans.

(a) The employment or other service engagement of each current Romeo Associate is terminable at will. To the Knowledge of Romeo, no officer intends to terminate his or her employment, nor has any such officer threatened or expressed in writing any intention to do so.

(b) Neither Romeo nor any Romeo Subsidiary is a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Romeo, seeking to represent any current Romeo Associate in their capacity as such. Since January 1, 2019, there has not been any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting or otherwise involving Romeo or any Romeo Associate in their capacity as such. There is no Legal Proceeding or grievance pending or, to the Knowledge of Romeo, threatened relating to any employment contract, privacy right, labor practice or dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Romeo Associate, including charges of unfair labor practices or discrimination complaints.

(c) Romeo and each of its Subsidiaries: (1) is, and since January 1, 2019 has been, in material compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, social insurance contributions, prohibited employment discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work; and, (2) with respect to all Romeo Associates: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, individual consultants and other individual service providers of Romeo, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). There are no pending or, to the Knowledge of Romeo, threatened claims or actions against Romeo, any of Romeo’s Subsidiaries, any Romeo trustee or any trustee of any Romeo Subsidiary relating to any employee of Romeo, employment agreement, individual contractor or other service provider of Romeo, consulting or other services agreement, or Romeo Employee Plan or under any worker’s compensation policy or long-term disability policy. Neither Romeo nor any Romeo Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to its employment practices for which Romeo or any Romeo Subsidiary has any outstanding Liability.

(d) Except as set forth in Section 3.14(d) of the Romeo Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) materially increase or otherwise enhance any benefits otherwise payable by Romeo, (ii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iii) increase the amount of compensation due to any Person by Romeo or (iv) result in the forgiveness in whole or in part of any outstanding loans made by Romeo to any Person.

(e) Since January 1, 2019, Romeo and each Romeo Subsidiary has properly classified in all material respects its independent contractors as such. No independent contractor is eligible to participate in any Romeo Employee Plan. Neither Romeo nor any of its Subsidiaries has any Liability that remains unsatisfied with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt from overtime wages. Since January 1, 2019, neither Romeo nor any Romeo Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Romeo or any of its Subsidiaries prior to the Closing are planned or anticipated that would reasonably be expected to trigger any notice or other obligations under the WARN Act or similar state or local plant closing or mass layoff law.

(f) Since January 1, 2019, to the Knowledge of Romeo, (i), no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any director or employee of Romeo or any Romeo Subsidiary with the title of vice president or above through Romeo’s anonymous employee hotline or any formal human resources communication channels at Romeo or any Romeo Subsidiary, and (ii) there are no actions, suits, investigations or proceedings pending or, to Romeo’s Knowledge, threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any director or employee of Romeo or any Romeo Subsidiary with the title of vice president or above in their capacity as such. Since January 1, 2019, neither Romeo nor, to the Knowledge of Romeo, any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any director or employee of Romeo with the title of vice president or above.

(g) Section 3.14(g) of the Romeo Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and all material bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, health care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise which is (x) maintained by, administered or contributed to by, or required to be contributed to by, Romeo, any Romeo Subsidiary or any Romeo Affiliate, or under which any Romeo Associate has a right, or could reasonably be expected to have a right, to payments or benefits (each, an “Romeo Employee Plan”).

(h) Each Romeo Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to Romeo, the Surviving Corporation, Nikola or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Neither Romeo nor any Romeo Affiliate has announced its intention to modify or amend any Romeo Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Romeo Employee Plan.

(i) Except as would not individually or in the aggregate result in a material liability to Romeo and the Romeo Subsidiaries, taken as a whole, each Romeo Employee Plan has been maintained in material compliance, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA. Romeo and each Romeo Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Romeo Employee Plans. All contributions or other payments required to be made by Romeo or any Romeo Affiliate under any Romeo Employee Plan have been made on or before their due dates (and no further contributions or payments will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Romeo, is threatened, against or with respect to any Romeo Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(j) Each Romeo Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification as to form, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the Knowledge of Romeo, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Romeo Employee Plan or the exempt status of any related trust.

(k) Except as would not individually or in the aggregate result in a material Liability to Romeo and the Romeo Subsidiaries, taken as a whole, neither Romeo nor any Romeo Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA.

(l) Neither the Romeo nor any Romeo Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years); (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither Romeo nor any Romeo Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Romeo Employee Plans.

(m) No Romeo Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Romeo Employee Plan qualified under Section 401(a) of the Code. No Romeo Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(n) Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Romeo or any Romeo Subsidiary makes, is obligated to make or promises to make, payments (each, a “Romeo 409A Plan”) complies in all respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Romeo 409A Plan will be, subject to the penalties of Code Section 409A(a)(1). Neither Romeo nor any Romeo Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code. Neither the Romeo nor any Romeo Subsidiary is party to Contract or otherwise obligated to a requirement to pay any tax “gross-up” or similar “make-whole” payments to any Romeo Associate for any Tax pursuant to Section 409A or 280G of the Code.

(o) Romeo does not have any severance obligations or policies outside of Romeo’s Executive Severance and Change in Control Plan.

3.15 Environmental Matters.

(a) To the Knowledge of Romeo, Romeo and each Romeo Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Romeo of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof.

(b) Neither Romeo nor any Romeo Subsidiary has received since January 1, 2019 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Romeo or any Romeo Subsidiary is not, or since January 1, 2019, has not been in compliance with any Environmental Law, and, to the Knowledge of Romeo, there are no circumstances that may prevent or interfere with Romeo’s or any of its Subsidiaries’ compliance with any Environmental Law in the future.

(c) No current or, to the Knowledge of Romeo, prior owner of any property leased or controlled by Romeo or any of its Subsidiaries has received since January 1, 2019 any written notice or other communication relating to property owned or leased at any time by Romeo or any of its Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Romeo or any of its Subsidiaries is or was not in compliance with or has violated any Environmental Law relating to such property. To the Knowledge of Romeo, neither it nor any of its Subsidiaries has any material liability under any Environmental Law.

(d) All material required Governmental Authorizations required under any Environmental Law to be obtained, maintained or filed in connection with the operation of Romeo’s and its Subsidiaries’ businesses and the operation or use of any property leased or controlled by Romeo or any of its Subsidiaries have been obtained, maintained or filed, and are currently in effect and in good standing; and any applications required to renew such required Governmental Authorizations have been timely filed such that they remain in effect during the pendency of such application.

(e) Since January 1, 2019, neither Romeo nor any of its Subsidiaries has caused a release, leak, discharge, spill, disposal, or emission of any Hazardous Materials in, on, or under any property leased or controlled by Romeo or any of its Subsidiaries or, to the Knowledge of Romeo, any adjoining property, in a quantity or manner that violates Environmental Law and which could reasonably be expected to result in Romeo or any of its Subsidiaries being obligated to conduct a material removal, response activity, remediation or corrective action, or result in a material cost on the part of Romeo or any of its Subsidiaries. To the Knowledge of Romeo, neither Romeo nor any other Person has entered into any consent decree, judicial order or settlement involving any Hazardous Materials or arising under any Environmental Law affecting any property leased or controlled by Romeo or any of its Subsidiaries.

3.16 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Romeo Material Adverse Effect, (a) all current insurance policies and insurance Contracts of Romeo and its Subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither Romeo nor any Romeo Subsidiary has received written notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to Romeo and each of its Subsidiaries, taken as a whole.

3.17 Legal Proceedings; Orders.

(a) Except as set forth on Section 3.17 of the Romeo Disclosure Schedule, as of the date of this Agreement, there is no pending Legal Proceeding, and to the Knowledge of Romeo, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Romeo or any of its Subsidiaries, any Romeo Associate (in his or her capacity as such) or any of the material assets owned or used by Romeo or its Subsidiaries; or (ii) that is reasonably likely to materially challenge, or that is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Offer, the Merger or any of the other Contemplated Transactions. To the Knowledge of Romeo, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Romeo or any Romeo Subsidiary, or any of the material assets owned or used by Romeo or any Romeo Subsidiary, is subject which would be material and adverse to Romeo and its Subsidiaries, taken as a whole. To the Knowledge of Romeo, no officer of Romeo or any Romeo Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Romeo or any Romeo Subsidiary or to any material assets owned or used by Romeo or any Romeo Subsidiary.

3.18 Authority; Binding Nature of Agreement. Romeo and each Romeo Subsidiary has all necessary power and authority to enter into and to perform its obligations under this Agreement and the Secured Debt Agreements (including the incurrence of the Secured Loan). The Romeo Board of Directors (at one or more meetings duly called and held) has: (a) determined that the Offer, the Merger and the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan) are advisable and fair to and in the best interests of Romeo and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Offer, Merger and the Secured Debt Agreements (including the incurrence of the Secured Loan); and (c) subject to the terms and conditions of this Agreement, recommended adoption and approval of the Transaction Proposal, including the adoption and approval of this Agreement, the Offer, the Merger and the Secured Debt Agreements (including incurrence of the Secured Loan), by the holders of Romeo Common Stock. This Agreement has been duly executed and delivered by Romeo and, assuming the due authorization, execution and delivery by Nikola, constitutes the legal, valid and binding obligation of Romeo, enforceable against Romeo in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Romeo Stockholder Support Agreements, the Romeo Board of Directors approved the Romeo Stockholder Support Agreements and the transactions contemplated thereby.

3.19 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of Nikola’s representations and warranties in Section 4.10, the Romeo Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Romeo Stockholder Support Agreements and to the consummation of the Offer, the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Offer, the Merger, this Agreement, the Romeo Stockholder Support Agreements or any of the other Contemplated Transactions.

3.20 No Vote Required. Assuming (i) the satisfaction of the Minimum Condition, (ii) the absence of any amendment, modification or other change to the DGCL or this Agreement that would render Section 251(h) of the DGCL inapplicable to this Agreement and (iii) the accuracy of Nikola’s and Purchaser’s representations and warranties set forth in Section 4.11, no vote of the holders of shares of Romeo Capital Stock is necessary to adopt or approve the Contemplated Transactions.

3.21 Non-Contravention; Consents.

(a) Neither the execution, delivery or performance of this Agreement by Romeo, nor the consummation of the Offer, the Merger or any of the transactions contemplated hereby (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), will: (i) violate or conflict with any provision of the certificate of incorporation or the bylaws of Romeo or any Romeo Subsidiary; or (ii) assuming the Consents and Filings referred to in Section 3.21(b) are made and obtained, constitute a violation of, or be in conflict in any respect with, any statute, judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Romeo, except in the case of clause (ii), as would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole.

(b) No Consent of or Filing with any Governmental Authority is required for the execution and delivery by Romeo of this Agreement or the consummation by Romeo of the transactions contemplated hereby (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), except for (i) the filing with the SEC of such reports under the Exchange Act and the Form S-4 under the

Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), (ii) compliance with, and if applicable, the filing of a premerger notification and report form under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) any filing with the NYSE.

(c) Except (i) for any Consent set forth on Section 3.21 of the Romeo Disclosure Schedule under any Romeo Material Contract, (ii) the adoption and approval of the Transaction Proposal by Romeo’s stockholders, (iii) any Consents or Filings described in Section 3.21(b), and (iv) such Consents, orders and Filings as may be required under applicable federal and state securities laws, neither Romeo nor any of its Subsidiaries was, is or will be required to make any Filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, in each case, except as would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole.

3.22 Broker’s Fees. Except as set forth on Section 3.22 of the Romeo Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Offer, the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Romeo or any of its Subsidiaries.

3.23 Opinion of Financial Advisor. The Romeo Board of Directors (in its capacity as such) has received an opinion (or an oral opinion, to be subsequently confirmed in writing) of its financial advisor Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Exchange Ratio, Offer Consideration and the Merger Consideration to be received by the stockholders of Romeo is fair from a financial point of view to such stockholders. Promptly following execution of this Agreement, Romeo will furnish an accurate and complete copy of such opinion to Nikola. A true, complete and correct copy of the engagement letter between Romeo and Morgan Stanley & Co. LLC, as amended, has been provided to Nikola’s outside counsel prior to the date of this Agreement.

3.24 Transactions with Affiliates. Except as set forth in the Romeo SEC Documents filed prior to the date of this Agreement and for compensation or other employment arrangements in the Ordinary Course of Business, since the date of Romeo’s last proxy statement filed in 2022 with the SEC, there have been no Contracts, transactions or arrangements between Romeo or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof or any holder of 5% or more of the Romeo Common Stock, on the other hand, that would be required to be reported by Romeo pursuant to Item 404 of Regulation S-K promulgated by the SEC in Romeo’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of Romeo or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Offer Documents will, at the time the Offer Documents are first mailed to the stockholders of Romeo or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Form S-4 to be filed with the SEC by Nikola in connection with the registration under the Securities Act of the shares of Nikola Common Stock to be issued in the Offer and the Merger will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (c) the Schedule 14D-9 will, at the date it, or any amendment or supplement to it, is mailed to stockholders of Romeo, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Romeo regarding such portions thereof that relate expressly to Nikola or any of its Subsidiaries, including Purchaser, or to statements made therein based on information supplied by or on behalf of Nikola or any of its Subsidiaries (including Purchaser) for inclusion or incorporation by reference therein). The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.26 Exclusivity of Representations. Except as expressly set forth in this Section 3, neither Romeo nor any Person on behalf of Romeo has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Romeo, any of its Subsidiaries, its business or with respect to any other information provided to Nikola, Purchaser or their respective Affiliates in connection with the transactions contemplated hereby (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed. Neither Romeo nor any other Person will have or be subject to any claim, liabilities or any other obligation to Nikola, Purchaser or any other Person resulting from the distribution or failure to distribute to Nikola or Purchaser, or Nikola’s or Purchaser’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Nikola or Purchaser in the electronic data room maintained by Romeo for purposes of the transactions contemplated thereby or management presentations in expectation of the same, unless and to the extent any such information is expressly included in a representation or warranty contained in this Section 2. Except for the representations and warranties contained in Section 3, Romeo acknowledges that neither Nikola, Purchaser nor any of their respective Subsidiaries or Representatives makes, and Romeo acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Nikola, Purchaser or any of their respective Subsidiaries or with respect to any other information provided or made available to Romeo by or on behalf of Nikola or Purchaser in connection with the Offer or the Merger, including any information, documents, projections, forecasts or other material made available to Romeo or its respective Representatives in certain “data rooms” or management presentations in expectation of the Offer or the Merger.

Section 4. REPRESENTATIONS AND WARRANTIES OF Nikola AND PURCHASER

Except as disclosed in the Nikola SEC Documents filed or furnished by Nikola on or after December 31, 2020, and at least five Business Days prior to the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth under the headings “Risk Factors”, “Forward-Looking Statements”, “Market Risk” or any similar sections, and any other disclosures included therein to the extent predictive, cautionary or forward-looking in nature); provided, that, nothing in the Nikola SEC Documents shall be deemed to be disclosures against Section 4.2, Nikola and Purchaser hereby represent and warrant to Romeo as follows:

4.1 Organization; Authority; Enforceability. Each of Nikola and Purchaser is a corporation duly incorporated and validly existing under the laws of Delaware. All corporate action (including, with respect to Purchaser, by its sole stockholder) required to be taken in order to authorize Nikola and Purchaser to enter into this Agreement has been taken. All action on the part of the officers of Nikola and Purchaser necessary for the execution and delivery of this Agreement and the performance of all obligations of Nikola and Purchaser under this Agreement has been taken (other than, with respect to the consummation of the Merger, the filing of a certificate of merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by Nikola and Purchaser and constitutes the legal, valid and binding obligation of Nikola and Purchaser, enforceable against Nikola and Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Each of Nikola,

Purchaser and the Nikola Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Nikola Material Adverse Effect.

4.2 Capitalization.

(a) As of July 28, 2022 (the “Nikola Listing Date”), the authorized capital stock of Nikola consists of 600,000,000 shares of Nikola Common Stock and 150,000,000 shares of preferred stock, par value $0.0001 per share, of Nikola. As of the Nikola Listing Date, there are (a) 433,476,331 shares of Nikola Common Stock issued and outstanding; (b) 28,681,764 shares of Nikola Common Stock reserved for issuance upon the exercise of outstanding options to purchase Nikola Common Stock (“Nikola Stock Options”); (c) 21,158,909 shares of Nikola Common Stock subject to outstanding awards of restricted stock units corresponding to Nikola Common Stock subject solely to service-based vesting requirements (“Nikola RSU Awards”); (d) 760,915 private placement warrants for issuance of Nikola Common Stock (“Nikola Warrants”); (e) 14,266,738 shares of Nikola Common Stock subject to outstanding awards of restricted stock units corresponding to Nikola Common Stock subject to market-based vesting requirements (“Nikola Market-Based Awards”); (f) and other than 68,336,306 shares of Nikola Common Stock that are reserved for issuance, no other shares of capital stock or other voting securities or equity interests of Nikola issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Nikola Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Nikola may vote. Other than Nikola Stock Options, Nikola RSU Awards and Nikola Market-Based Awards and Nikola Warrants (collectively, “Nikola Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Nikola, or contracts, commitments, understandings or arrangements by which Nikola may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Nikola, or that otherwise obligate Nikola to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Nikola Securities”). Other than Nikola Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Nikola or any Nikola Subsidiary) are outstanding as of the date of this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Nikola or any Nikola Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Nikola Common Stock, capital stock or other voting or equity securities or ownership interests of Nikola or granting any stockholder or other person any registration rights. From the close of business on the Nikola Listing Date until the date of this Agreement, no shares of Nikola Common Stock or Nikola preferred stock have been issued, except for shares of Nikola Common Stock issued pursuant to the exercise of Nikola Stock Options or the vesting of Nikola RSU Awards or Nikola Market-Based Awards, in each case, outstanding on the Nikola Listing Date and in accordance with their terms.

(b) All shares of Nikola Common Stock to be issued in connection with the Offer and the Merger will be duly authorized, validly issued, fully paid and nonassessable, and all of the shares issuable pursuant to the Romeo RSUs and Romeo PSUs to be assumed by Nikola pursuant to Section 2.5 in connection with the Merger will be duly authorized and validly issued, in each case when issued in accordance with the terms of this Agreement and subject to no preemptive or similar rights or other liens, except for restrictions on transfer under applicable securities laws.

(c) All of the issued and outstanding capital stock or other equity or voting interests of Purchaser have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and is, and at the Effective Time will be, owned by Nikola or a Nikola Subsidiary. Purchaser was incorporated solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its incorporation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

4.3 Non-Contravention; Governmental Consents.

(a) Neither the execution, delivery or performance of this Agreement by Nikola or Purchaser, nor the consummation of the Offer, the Merger or any of the transactions contemplated hereby (including execution, delivery or performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), will: (i) violate or conflict with any provision of the respective certificates of incorporation or the bylaws of Nikola or Purchaser; or (ii) assuming the Consents and Filings referred to Section 4.3(b) are made and obtained, constitute a violation of, or be in conflict in any material respect with, any statute, judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Nikola or Purchaser, except, in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Nikola Material Adverse Effect.

(b) No Consent of or Filing with any Governmental Authority is required for the execution and delivery by Nikola or Purchaser of this Agreement or the consummation by Nikola or Purchaser of the transactions contemplated hereby (including execution, delivery or performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), except for (i) the filing with the SEC of reports under the Exchange Act and under the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including execution, delivery or performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), (ii) compliance with and, if applicable, the filing of a premerger notification and report form under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing with NASDAQ in respect of the shares of Nikola Common Stock issuable pursuant to this Agreement and (v) such Consents, orders and Filings as may be required under applicable federal or state securities laws.

4.4 Legal Proceedings; Orders.

(a) As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Nikola, no person has threatened in writing to commence any Legal Proceedings: (i) that involves Nikola or any of its Subsidiaries that would reasonably be expected to have a Nikola Material Adverse Effect; or (ii) that materially challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Offer, the Merger or any of the other Contemplated Transactions.

(b) There is no order, writ, injunction, judgment or decree to which Nikola or any Nikola Subsidiary, or any of the material assets owned or used by Nikola or any Nikola Subsidiary, is subject which would be material and adverse to Nikola and its Subsidiaries, taken as a whole. To the Knowledge of Nikola, no officer or any Nikola Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Nikola or any Nikola Subsidiary or to any material assets owned or used by Nikola or any Nikola Subsidiary.

4.5 Broker’s Fees. No broker, finder, investment banker, consultant or intermediary other than Citigroup Global Markets Inc. is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement (including execution, delivery or performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)) based upon arrangements made by or on behalf of Nikola, Purchaser, or any of their respective Subsidiaries.

4.6 SEC Filings; Financial Statements.

(a) Nikola has filed all reports required to be filed by it with the SEC since January 1, 2019, and Nikola has made available to Romeo (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, the “Nikola SEC Documents”). As of their respective dates, each of the Nikola SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and none of the Nikola SEC Documents, as of their respective dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the date of such filing or amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Nikola SEC Documents (collectively, the “Nikola Certifications”) were accurate and complete and comply as to form and content with all applicable Legal Requirements, in each case, as of the date such Nikola Certification was made. As used in this Section 4.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Nikola SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Nikola and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material). Other than as disclosed in the Nikola SEC Documents filed prior to the date of this Agreement, there has been no material change in Nikola’s accounting methods or principles that would be required to be disclosed in Nikola’s financial statements in accordance with GAAP.

(c) From January 1, 2019 through the date of this Agreement, Nikola has not received any correspondence from the SEC or the staff thereof or any correspondence from the NYSE or the staff thereof relating to the delisting or maintenance of listing of the Nikola Common Stock on the NYSE. Nikola has not disclosed any unresolved comments in the Nikola SEC Documents.

(d) Since January 1, 2019, there have been no material internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Nikola, the Nikola Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(e) Nikola is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.

(f) Nikola maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Nikola maintains records that in reasonable detail accurately and fairly reflect Nikola’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Nikola Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Nikola’s assets that could have a material effect on Nikola’s financial statements. Nikola has disclosed to Nikola’s auditors and the audit committee of the Nikola Board of Directors (and made available to Romeo a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Nikola’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Nikola’s internal control over financial reporting. Except as disclosed in the Nikola SEC Documents filed prior to the date of this Agreement, Nikola has not identified any material weaknesses in the design or operation of Nikola’s internal control over financial reporting. Since December 31, 2019, there have been no material changes in Nikola’s internal control over financial reporting.

(g) Nikola maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) (the “Nikola DC&Ps”) in compliance with the Exchange Act. The Nikola DC&Ps are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Nikola in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Nikola’s management as appropriate to allow timely decisions regarding required disclosure and to make the Nikola Certifications.

4.7 No Undisclosed Liabilities. As of the date of this Agreement, neither Nikola nor any Nikola Subsidiary has any Liability required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except for: (a) Liabilities identified as such in the “liabilities” column of the Nikola Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by Nikola or its Subsidiaries since the date of the Nikola Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Nikola or any Nikola Subsidiary under Nikola Contracts, including the reasonably expected performance of such Nikola Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions;; and (e) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Nikola Material Adverse Effect.

4.8 Absence of Certain Changes or Events. From December 31, 2021, to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Nikola Material Adverse Effect. Except in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and the discussions, negotiations and transactions related thereto, from January 1, 2022 to the date of this Agreement, Nikola and the Nikola Subsidiaries have conducted their business in the Ordinary Course of Business in all material respects (other than with respect to any COVID Measures).

4.9 Shares of Common Stock.

(a) The shares of Nikola Common Stock to be issued and delivered to the Romeo stockholders in accordance with this Agreement, when so issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or similar rights or other liens, except for restrictions on transfer under applicable securities laws.

(b) Neither Nikola nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of Romeo would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (ii) any stockholder of the Nikola (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Romeo Common Stock in, any Acquisition Transaction.

4.10 No Vote of Nikola Stockholders. Except for the adoption of this Agreement by Nikola as the sole stockholder of Purchaser, no vote of the stockholders of Nikola is required by any Legal Requirement or the certificate of incorporation or bylaws of Nikola in order for Nikola to consummate the Offer or the Merger.

4.11 Lack of Ownership of Shares. As of the date of this Agreement, neither Nikola nor any of its Subsidiaries owns, directly or indirectly, any securities of Romeo.

4.12 Solvency. Neither Nikola nor Purchaser is entering into the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Romeo or any of its Subsidiaries. Each of Nikola and Purchaser is “solvent” (within the meaning of applicable laws relating to fraudulent transfers) and will not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement (including execution of the Secured Debt Agreement).

4.13 Information Supplied. None of the information supplied or to be supplied by or on behalf of Nikola or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Nikola in connection with the registration under the Securities Act of the shares of Nikola Common Stock to be issued in the Offer and the Merger will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (b) the Offer Documents, or any amendment or supplement to it, is mailed to stockholders of Romeo, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Nikola regarding such portions thereof that relate expressly to Romeo or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of Romeo or any of its Subsidiaries for inclusion or incorporation by reference therein). The Form S-4 and the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

4.14 Tax Matters. Neither Nikola, Purchaser, nor any Nikola Subsidiary has taken any action or has knowledge of any fact or circumstance (other than any fact, circumstance or action expressly contemplated hereby) that could reasonably be expected to prevent the Offer and the Merger, taken together as integrated steps in a single transaction for federal income tax purposes, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.15 Exclusivity of Representations. Except as expressly set forth in this Section 4, neither Nikola, Purchaser, nor any Person on behalf of Nikola or Purchaser has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Nikola or its business in connection with the transactions contemplated hereby (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed. Except for the representations and warranties contained in Section 2, Nikola and Purchaser acknowledge that neither Romeo nor any of its Subsidiaries or Representatives makes, and Nikola and Purchaser acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Romeo or any of its Subsidiaries or with respect to any other information provided or made available to Nikola or Purchaser by or on behalf of Romeo in connection with the Merger, including any information, documents, projections, forecasts or other material made available to Nikola, Purchaser or their respective Representatives in certain “data rooms” or management presentations in expectation of the Offer and the Merger.

Section 5. CERTAIN COVENANTS OF THE PARTIES

5.1 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice, Romeo shall, and shall use commercially reasonable efforts to cause Romeo’s Representatives to: (a) provide Nikola and Nikola’s Representatives with reasonable access during normal business hours to Romeo’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Romeo and its Subsidiaries; (b) provide Nikola and Nikola’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product, technology and service data, and other documents and information relating to Romeo and its Subsidiaries, and with such additional financial, operating and other data and information regarding Romeo and its Subsidiaries as Nikola may reasonably request; and (c) permit Nikola’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of Romeo responsible for Romeo’s financial statements and the internal controls of Romeo to discuss such matters as Nikola deems necessary or appropriate in order to enable Nikola to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto; provided, that such investigation shall only be upon reasonable notice and shall be at Nikola’s sole cost and expense; provided, further, that nothing herein shall require Romeo to disclose any information to Nikola or its Representatives if such disclosure would, in the reasonable judgment of Romeo, (i) violate applicable Legal Requirements or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which Romeo or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided, further, that nothing herein shall authorize Nikola or its Representatives to undertake any environmental testing involving sampling of soil, groundwater or building materials, or other similar invasive techniques at any property of Romeo or its Subsidiaries. If Romeo does not provide or cause its Representatives to provide such access or such information in reliance on clause “(i)” or “(ii)” of previous sentence, then Romeo shall promptly (and in any event within two (2) Business Days after Romeo determines that it will not provide or cause it Representatives to provide such access or such information) provide a written notice to Nikola stating that it is withholding such access or such information and stating the justification therefor, and shall use commercially reasonable efforts to provide the applicable information in a way that would not violate such Legal Requirement, Contract or confidentiality agreement, or jeopardize such privilege. No investigation or access permitted pursuant to this Section 5.1 shall be deemed to modify any representation or warranty made by Romeo hereunder. Nikola agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.1 for any competitive or other purpose unrelated to the consummation of the Contemplated Transactions. Without limiting the generality of the foregoing, during the Pre-Closing Period, Romeo shall promptly make available to Nikola copies of:

(i) the unaudited monthly consolidated balance sheets and cashflow statement of Romeo as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity, which shall be delivered within twenty (20) days after the end of such calendar month, or such longer periods as Nikola may agree to in writing, and the month-end cash balances of Romeo and its Subsidiaries, which shall be delivered within five (5) days after the end of such calendar month, or such longer periods as Nikola may agree to in writing.

(b) Before any document or other written communication prepared by or on behalf any Party or any of their respective Affiliates that is related to any of the Contemplated Transactions and is required to be filed with the SEC pursuant to Regulation 14D under the Exchange Act (a “Merger Communication”) is disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of the Party making such disclosure (whether in written, video or oral form via webcast, hyperlink or otherwise), such Party shall share a draft of such Merger Communication with the other Party hereto and give reasonable and good faith consideration to any comments made by such other Party and its counsel on any such Merger Communication.

5.2 Operation of Romeo’s Business(a) .

(a) Except as set forth on Section 5.2 of the Romeo Disclosure Schedule, during the Pre-Closing Period Romeo shall and shall cause each Romeo Subsidiary to (i) conduct its business and operations in the Ordinary

Course of Business and use commercially reasonable efforts to preserve intact the current business organization of Romeo and its Subsidiaries and maintain their respective relations and good will with Governmental Bodies and all significant suppliers, customers, licensors, licensees, distributors and lessors and other significant business relations and (ii) comply in all respects with the terms of the Secured Debt Agreements.

(b) During the Pre-Closing Period, Romeo shall promptly notify Nikola in writing, by delivering an updated Romeo Disclosure Schedule, of: (i) the discovery by Romeo of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a material inaccuracy in any representation or warranty made by Romeo in this Agreement in a manner that would cause the conditions set forth in clause E(1) of Schedule B not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would be reasonably likely to cause or constitute a material inaccuracy in any representation or warranty made by Romeo in this Agreement or result in a material breach of a covenant or other obligation of Romeo pursuant to this Agreement; and (iii) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 or Schedule B impossible or materially less likely, including, but not limited to, any potential insolvency, reorganization or bankruptcy proceeding. Without limiting the generality of the foregoing, Romeo shall promptly advise Nikola in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Romeo or, to the Knowledge of Romeo, any director, officer of Romeo. Notwithstanding anything in the contrary in this Agreement, (i) no notification given to Nikola (including pursuant to this Section 5.2(b)) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Romeo or any of its Subsidiaries contained in this Agreement or the Romeo Disclosure Schedule (including for purposes of clause E of Schedule B), and (ii) Romeo’s obligations, actions or inactions pursuant to this Section 5.2(b) shall be deemed excluded for purposes of determining whether Romeo has complied with its covenants (including for purposes of clause E of Schedule B) unless such breach is a Willful Breach by which Nikola has been actually prejudiced.

5.3 Negative Obligations.

Except (i) as expressly contemplated or permitted by this Agreement, disclosed in the Romeo SEC Documents (on file as of the date hereof), in response to COVID Measures or pursuant to a Legal Requirement, (ii) with the prior written consent of Nikola (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as set forth on Section 5.3 of the Romeo Disclosure Schedule, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8 and the Effective Time, Romeo shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(a) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock; or reprice any Romeo Option, repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Romeo Common Stock from terminated employees of Romeo);

(b) sell, issue or grant, or authorize the issuance of: (i) any capital stock or other security (except for shares of Romeo Common Stock issued upon the valid exercise of Romeo Options, Romeo RSUs, Romeo PSUs, Private Placement Warrants or Legacy Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(c) amend its certificate of incorporation, bylaws or other charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(d) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(e) lend money to any Person (other than for transactions among Romeo and its Subsidiaries); incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others;

(f) adopt, establish or enter into any material Romeo Employee Plan; cause or permit any Romeo Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, except for in the Ordinary Course of Business;

(g) (i) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants, except for those paid or increased in the Ordinary Course of Business or pursuant to the terms of any Romeo Employee Plan; (ii) pay or increase the severance or change of control benefits offered to any current or new employee or consultant, except for those paid or increased in the Ordinary Course of Business or pursuant to the terms of any Romeo’s Executive Severance and Change in Control Plan; or (iii) select, designate or deem employee, officer, or other service provider as a participant in the Company Executive Severance and Change of Control Plan that is not otherwise set forth on Section 5.3(d) of the Disclosure Schedule.;

(h) (i) terminate the employment or services of any officer or employee of Romeo with the title of vice president or above, other than for cause, or (ii) hire or promote any individual whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $125,000, other than for the purpose of replacing a previously existing position;

(i) subject to Sections 5.4 and 6.1, otherwise dispose of, any material asset, right or property, or grant any Encumbrance with respect to any material asset, right or property;

(j) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) except in the Ordinary Course of Business, enter into, materially amend or terminate (excluding any expiration in accordance with its terms) any Romeo Material Contract;

(l) except in the Ordinary Course of Business, enter into any individual contract under which Romeo or any of its Subsidiaries grants or agrees to grant any right to material Intellectual Property; or agrees to pay any royalties or other payments expected to be in excess of $150,000 per year with respect to any Intellectual Property;

(m) waive, release, assign, settle, compromise or admit wrongdoing (including by Romeo, any Romeo Subsidiary or any of their Affiliates or Representatives) with respect to any existing or potential claim, action or proceeding (other than any claim, action or proceeding relating to Taxes, which shall be governed exclusively by clause (k) above), other than waivers, releases, assignments, settlements or compromises that do not include any admission of wrongdoing and do not and are not reasonably likely to create material obligations of Romeo or any of its Affiliates (including Romeo Subsidiaries, but excluding future obligations to refrain from defamation or violations of Law) other than the payment of monetary damages not in excess of $100,000 in the aggregate or ordinary course claims and related Legal Proceedings under or with respect to any insurance policy;

(n) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $100,000, other than (i) any capital expenditure (or series of related capital expenditures) contemplated by Romeo’s current forecast consistent in all material respects with Romeo’s annual capital expenditure forecast for the periods following the date of this Agreement, as provided to Nikola prior to the date of this Agreement or (ii) in the Ordinary Course of Business;

(o) except as contemplated by this Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization; or

(p) agree, resolve or commit to do any of the foregoing.

5.4 No Solicitation.

(a) Romeo agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to, directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding Romeo or any of its Subsidiaries to any Person in connection with, in response to, relating to or for the purpose of assisting with, facilitating or encouraging an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.1) (v) execute or enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, joint venture agreement, partnership agreement, merger agreement, option agreement or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to Nikola) or approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL.

(b) Notwithstanding anything contained in Section 5.4(a), prior to the Acceptance Time, (i) Romeo may enter into discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which Romeo’s Board of Directors determines in good faith, after consultation with its independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to lead to, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding Romeo pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no-hire provisions and “standstill” provisions) at least as favorable to Romeo as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither Romeo nor any Representative of Romeo has breached this Section 5.4; (B) the Romeo Board of Directors determines in good faith based on the advice of outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Romeo Board of Directors under applicable Legal Requirements; (C) at least twenty-four (24) hours prior to furnishing any such non-public information to, or entering into discussions with, such Person, Romeo (x) gives Nikola written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and proposed financing) made thereby, and Romeo’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (y) furnishes concurrently such non-public information to Nikola (to the extent such non-public information has not been previously furnished by Romeo to Nikola). Without limiting the generality of the foregoing, Romeo acknowledges and agrees that, in the event any Romeo Representative (whether or not such Representative is purporting to act on behalf of Romeo) takes any action that, if taken by Romeo, would constitute a breach of this Section 5.4 by Romeo, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by Romeo for purposes of this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.4, if the Romeo receives a bona fide written Acquisition Proposal or Acquisition Inquiry from a third party that was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, then Romeo may contact the Person or any of its Representatives who has made such Acquisition Proposal or Acquisition Inquiry solely to clarify the terms of such Acquisition Proposal or Acquisition Inquiry so that the Romeo Board of Directors may inform itself about such Acquisition Proposal or Acquisition Inquiry and to inform such Person or its Representatives of this Section 5.4; provided that such action may only be to request from such Person a written response to questions for the purpose of clarifying such Acquisition Proposal or Acquisition Inquiry (and not for the purpose of engaging, directly or indirectly, in any discussions or negotiations of any sort regarding the material terms of the Acquisition Proposal or Acquisition Inquiry); provided further (x) simultaneously with sending any written communication to such Person, the Romeo shall deliver to Nikola a copy of such written communication, and (y) promptly (and in any event within 24 hours) after receiving any communication from such Person, the Romeo shall deliver to Nikola a copy of such communication.

(c) If Romeo or any Romeo Representative receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Romeo shall promptly (and in no event later than twenty-four (24) hours after Romeo becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Nikola orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, the terms thereof (including proposed financing), and any written materials submitted therewith). Romeo shall keep Nikola informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto, and shall deliver copies of any written materials submitted therewith. In addition to the foregoing, Romeo shall provide Nikola with at forty-eight (48) hours’ written notice (or such shorter period of notice provided to its board of directors) of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry Romeo has received.

(d) Romeo shall and shall cause its Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal or Acquisition Inquiry and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of Romeo or its Subsidiaries that was furnished by or on behalf of Romeo or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

5.5 Conduct of Business by Nikola Pending the Merger. During the Pre-Closing Period, Nikola shall comply in all respects with the terms of the Secured Debt Agreements. Except in response to COVID Measures or pursuant to a Legal Requirement, Nikola and Purchaser covenant and agree with Romeo that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Nikola and Purchaser shall not:

(a) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock;

(b) amend its certificate of incorporation, bylaws or other charter or organizational documents in any manner that would adversely affect the holders of Romeo Common Stock who would receive Nikola Common Stock at the Effective Time in a manner different from holders of Nikola Common Stock prior to the Effective Time; or

(c) agree, resolve or commit to do any of the foregoing.

Section 6. ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Romeo Board Recommendation.

(a) Romeo agrees, subject to Section 6.1(b): (i) that Romeo’s Board of Directors shall recommend that the holders of Romeo Capital Stock accept the Offer and tender their shares of Romeo Capital Stock to Purchaser pursuant to the Offer; (ii) the Schedule 14D-9 shall include a statement to the effect that the Romeo Board of Directors has determined that the Offer is advisable and fair to, and in the best interests of, Romeo and its stockholders, has deemed advisable and approved this Agreement, the Offer, the Merger and the other actions contemplated by this Agreement, and recommends that Romeo’s stockholders accept the Offer and tender their shares of Romeo Capital Stock to Purchaser pursuant to the Offer (the “Romeo Board Recommendation”); and (iii) the Romeo Board Recommendation shall not be withdrawn or modified in a manner adverse to Nikola, and no resolution by the Romeo Board of Directors or any committee thereof to withdraw or modify the Romeo Board Recommendation in a manner adverse to Nikola shall be adopted or proposed.

(b) Notwithstanding anything to the contrary contained in Section 6.1(a), subject to Section 5.4, at any time prior to the Acceptance Time, Romeo’s Board of Directors may withhold, amend, withdraw or modify the Romeo Board Recommendation in a manner adverse to Nikola or recommend any Acquisition Transaction (collectively a “Romeo Board Adverse Recommendation Change”) if, but only if, Romeo’s Board of Directors determines in good faith following consultation with its outside legal counsel and independent financial advisors, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with Romeo’s Board of Directors fiduciary duties under applicable Legal Requirements; provided, that Nikola receives written notice from Romeo confirming that Romeo’s Board of Directors intends to change its recommendation at least three (3) Business Days in advance of the Romeo Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to Nikola (the “Recommendation Change Notice Period”). Such notice shall describe in reasonable details the reasons for such intention and if such reasons are related to a Superior Offer, then also specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto), including financing documents; all such documents shall be updated on a prompt basis during the Recommendation Change Notice Period. During the Recommendation Change Notice Period, Romeo and its Representatives shall negotiate with Nikola in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and, at no point may the Board of Directors of Romeo accept a Superior Offer unless it has determined in good faith that such Acquisition Proposal constitutes a Superior Offer at the end of such Recommendation Change Notice Period after consultation with, and taking into account the advice of its independent financial advisor and its outside legal counsel, as well as any revisions to the terms of the Merger or this Agreement proposed by Nikola.

(c) If Nikola, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Recommendation Change Notice Period, there is any material revision to the terms of a Superior Offer, including, any revision in price or financing, the Recommendation Change Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Recommendation Change Notice Period subsequent to the time Romeo notifies Nikola of any such material revision (it being understood that there may be multiple extensions)).

(d) Nothing contained in this Agreement shall prohibit Romeo or its Board of Directors from (i) taking and disclosing to the stockholders of Romeo a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of Romeo pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Romeo Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless Romeo’s Board of Directors reaffirms the Romeo Board Recommendation in such disclosure or public statement or within five

(5) Business Days of such disclosure or public statement and (B) Romeo shall not affect a Romeo Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 6.1(b).

(e) Notwithstanding anything herein to the contrary, the Romeo Board of Directors shall be permitted, in response to an Intervening Event occurring after the date of this Agreement, to not make the Romeo Board Recommendation or to withdraw or modify in a manner adverse to Nikola the Romeo Board Recommendation, only if and to the extent that all of the following conditions are met: (A) the Romeo Board of Directors determines in good faith, as a result of the Intervening Event, after consulting with outside legal counsel and independent financial advisors, that making the Romeo Board Recommendation or failing to so withdraw or modify the Romeo Board Recommendation is reasonably likely to be inconsistent with the fiduciary duties of the Romeo Board of Directors under applicable Legal Requirements (B) before taking any such action, Romeo promptly gives Nikola written notice advising Nikola of the decision of the Romeo Board of Directors to take such action, which notice will describe the Intervening Event in reasonable detail, and Romeo has observed the Recommendation Change Notice Period after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Intervening Event and during such period has made its Representatives reasonably available to negotiate with Nikola (to the extent Nikola wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such Intervening Event shall require a new notice period with a new Recommendation Change Notice Period of two (2) Business Days); and (C) Nikola does not make, within the Recommendation Change Notice Period, a proposal that the Romeo Board of Directors determines in good faith, after consulting with outside legal counsel and independent financial advisors, would obviate the need to not make or withdraw or modify the Romeo Board Recommendation. For purposes of this Agreement, “Intervening Event” means any event, development or change in circumstances that was not known to the Romeo Board of Directors, or if known, the consequences of which were not reasonably foreseeable as of the date of this Agreement, which event, change or development becomes known to the Romeo Board of Directors prior to the Acceptance Time; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (x) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (y) any change in the price or trading volume of the Romeo Common Stock or any other securities of Romeo or its Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

6.2 Regulatory Approvals. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Offer, the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act, which in any event shall be filed within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed to by the Parties) and (b) any notification or other document required to be filed in connection with the Offer or the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Romeo and Nikola shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. Each Party shall give the other Party the right to review and comment on all material filings or responses to be submitted to any Governmental Body, and in good faith will take the other Party’s comments into account. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to defend any lawsuits or other legal proceedings pursuant to any antitrust or competition laws, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Offer, the Merger and the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan).

Each of the Parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Body, including (i) promptly informing the other Party of such inquiry, (ii) consulting in advance before making any material presentations or submissions to a Governmental Body, (iii) giving the other Party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Body, to the extent not prohibited by such Governmental Body and (iv) supplying each other with copies of all material correspondence, submissions or written communications between either Party and any Governmental Body with respect to this Agreement. Each Party, in their respective sole and absolute discretion, may redact material as necessary to comply with contractual arrangements, address reasonable attorney-client or other privilege concerns, exclude any information relating to Romeo valuation and similar matters relating to the transactions contemplated herein (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), or designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

Notwithstanding anything to the contrary in this Agreement, Nikola and Purchaser shall (or shall cause any of their respective Subsidiaries or Affiliates or Romeo to): (A) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of, any assets of Romeo or its Subsidiaries or of Nikola or Purchaser, (B) terminate, amend or assign existing relationships and contractual rights and obligations of Romeo or its Subsidiaries or of Nikola or Purchaser, (C) require Nikola or Purchaser or Romeo or its Subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party or (D) impose limitations on Nikola or Purchaser or Romeo or its Subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets (each of (A)-(D), a “Remedy”); provided, that Nikola and Purchaser shall not be required to take or commit to take any Remedy that would have a Nikola Material Adverse Effect or a Romeo Material Adverse Effect.

6.3 Romeo Options, RSUs, PSUs and Warrants. Prior to the Effective Time, Romeo shall take all actions that may be necessary (under the 2020 Plan, the Predecessor Plan, the Romeo Options, the Romeo RSUs, the Romeo PSUs, the Private Placement Warrants, the Legacy Warrants and otherwise) to effectuate the provisions of Section 2.5 and to ensure that, from and after the Effective Time, holders of Romeo Options, Romeo RSUs, the Romeo PSUs, Private Placement Warrants and Legacy Warrants have no rights with respect thereto other than those specifically provided in Section 2.5.

6.4 Employee Matters.

(a) From the Effective Time and for a period of no less than 12 months thereafter (the “Continuation Period”), Nikola shall provide or cause to be provided to each employee of Romeo and each Romeo Subsidiary as of the Effective Time (each such an employee, a “Covered Employee”), for so long as such Covered Employee continues to be employed during such period by Romeo or a Romeo Subsidiary, with (i) a base salary or base wage rate and cash incentive compensation opportunities, in each case, that are no less favorable than the lesser of the base salary or base wage rate and cash incentive compensation opportunities provided to such Covered Employee immediately prior to the Effective Time and those provided to similarly situated employees of Nikola; and (ii) employee benefits (excluding bonus compensation, equity compensation, long-term incentives or pension plan benefits) that are, in the aggregate, no less favorable than the lesser of those provided to such Covered Employee immediately prior to the Effective Time and those provided to similarly situated employees of Nikola, including the recognition of all service of such Covered Employee for purposes of all employee benefits. Without limiting the immediately preceding sentence, Nikola shall provide or cause to be provided to each Covered Employee who is an “eligible executive” under Romeo’s Executive Severance and Change in Control Plan as of the date of this Agreement, such “eligible executives” set forth on Section 6.4(d) of the Romeo

Disclosure Schedule, and whose employment is terminated during the Continuation Period with severance benefits equal to the severance benefits for which such Covered Employee was eligible immediately prior to the Closing under the applicable written Romeo Employee Plan terms of Romeo’s Executive Severance and Change in Control Plan determined (A) without taking into account any reduction after the Closing in compensation paid to such Covered Employee, (B) taking into account each Covered Employee’s service with Romeo and the Romeo Subsidiaries (and any predecessor entities) and, after the Effective Time, Nikola and its Affiliates and (C) without taking into account any equity awards granted by Nikola and its Affiliates to such Covered Employees after the Closing.

(b) As of the Acceptance Time and thereafter, Nikola shall take commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Covered Employees under the applicable health and welfare benefits plan of Nikola or any of its Affiliates (except to the extent applicable under Romeo Employee Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to the Covered Employees to the extent such evidence of insurability requirements were not applicable to the Covered Employees under the Romeo Employee Plans immediately prior to the Effective Time, (iii) credit each Covered Employee with all deductible payments, out-of-pocket or other copayments paid by such employee under the Romeo Employee Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Nikola or any of its Affiliates and (iv) recognize all service of each Covered Employee with Romeo and its Subsidiaries for all purposes in any employee benefit plan of Nikola and its Affiliates in which such Covered Employee is eligible to participate to the same extent that such service was taken into account under the Romeo Employee Plans prior to the Acceptance Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c) Effective no later than the day immediately preceding the Closing Date, Romeo shall terminate all Romeo Employee Plans that are intended to include a Code Section 401(k) arrangement (each, a “Romeo 401(k) Plan”). Romeo shall provide Nikola with evidence that such Romeo Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Romeo Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Nikola. In the event that termination of any Romeo 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then Romeo shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Nikola no later than fourteen (14) calendar days prior to the Closing Date.

(d) Following the Closing Date, Romeo’s Executive Severance and Change of Control Plan shall be administered in accordance with the terms set forth on Section 6.4(d) of the Romeo Disclosure Schedule.

(e) The provisions of this Section 6.4 are for the sole benefit of the parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, including any rights to continued employment or service with Romeo, Nikola, or any of their respective Subsidiaries. Notwithstanding anything in this Section 6.4 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Romeo Employee Plan maintained by Romeo or any of its Subsidiaries, or any employee benefit plan maintained by Nikola. Nothing contained herein shall be construed as requiring Nikola to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

6.5 Indemnification of Officers and Directors.

(a) To the fullest extent permitted by applicable law Nikola shall cause the Surviving Corporation to honor all of Romeo’s obligations to indemnify, hold harmless and provide advancement of expenses (to the same extent that each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of Romeo or any of its Subsidiaries (together with their respective heirs and representatives, the “D&O Indemnified Parties”) has the right to advancement of expenses from Romeo or a Romeo Subsidiary as of the date of this Agreement) to the D&O Indemnified Parties in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, by reason of the fact that such Persons serving as an officer or director of Romeo or any of its Subsidiaries. Nikola agrees that all rights of elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the D&O Indemnified Parties as provided in certificate of incorporation or the bylaws of Romeo or its Subsidiaries, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, accurate and complete copies of which have been made available to Nikola and are listed in Section 6.5(a) of the Romeo Disclosure Schedule, including provisions relating to the advancement of expenses incurred in the defense of any Legal Proceeding or as permitted under applicable law shall survive the Merger and continue in full force and effect. Nikola’s obligation under this Section 6.5(a) shall survive the Merger and shall remain in full force and effect for a period of not less than six (6) years after the Effective Time.

(b) Prior to the Effective Time, Romeo shall purchase an insurance policy with an effective date as of the Closing which maintains in effect for six (6) years from the Closing the current directors’ and officers’ liability insurance policies maintained by Romeo (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement, including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)) and covering each of Romeo’s and its Subsidiaries’ current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement. With Nikola’s consent, in lieu of Romeo’s obligations under the first sentence of this Section 6.5(b), Romeo may, or if Romeo is unable to, Nikola may on its behalf, prior to the Effective Time, purchase a six (6)-year “tail” prepaid policy on the D&O Policy, and in the event that Romeo or Nikola shall purchase such a “tail” policy, Nikola and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of Nikola and the Surviving Corporation under the first sentence of this Section 6.5(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) Each of the D&O Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.5(b) (and, after the death of any of the foregoing Persons, such Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 6.5, with full rights of enforcement as if a party thereto. The rights of the D&O Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.5(b) (and their heirs and representatives)) under this Section 6.5(b) shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Organizational Documents of Romeo or any of its Subsidiaries, any and all indemnification agreements of or entered into by Romeo or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.5.

6.6 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, Romeo shall cooperate with Nikola and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NYSE to cause (a) the delisting of Romeo Common Stock from NYSE as promptly as practicable after the Effective Time and (b) the deregistration of Romeo Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.7 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Offer, the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all Filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer, the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained pursuant to any applicable Legal Requirement, Contract or otherwise by such Party in connection with the Offer, the Merger or any of the other Contemplated Transactions or for any such Contract to remain in full force and effect; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the obligations of Romeo, in the case of Nikola and Purchaser, or Nikola and Purchaser, in the case of Romeo, to effect the Offer, the Merger and otherwise consummate the Contemplated Transactions.

6.8 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure regarding the Offer, the Merger or any of the other Contemplated Transactions unless: (a) the other Parties shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure; provided, however, that each of Romeo and Nikola may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Romeo or Nikola in compliance with this Section 6.8. Notwithstanding the foregoing, to the extent permitted by Legal Requirements, (x) Nikola may respond to telephone or other verbal communications from the customers, suppliers and current or former joint venture or collaboration agreement counterparties of Romeo or its Subsidiaries regarding the planned operations of the business to the extent such Persons initiate discussions with Nikola, so long as any such responses does not conflict with previous press releases, public disclosures or public statements made by Romeo or Nikola in compliance with this Section 6.8; provided, that Nikola promptly informs Romeo of such telephone or other verbal communication and (y) Romeo shall jointly participate with Nikola in discussions with any of Romeo’s customers, suppliers and current or former joint venture or collaboration agreement counterparties if such discussion is related to maintaining, preserving or resolving business relations with such party, unless Romeo consents to not participate after being informed in advance of such discussions by Nikola or if such discussions are related only to the planned operations of the business after the Closing.

6.9 Tax Matters.

(a) (a) Nikola, Purchaser and Romeo shall use their respective reasonable best efforts to cause the Offer and the Merger, taken together as integrated steps in a single transaction for U.S. federal income tax purposes, to qualify, and will not, and will not permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken (other than an action expressly contemplated hereby) which action would reasonably be expected to prevent the Offer and the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) For U.S. federal income Tax purposes, (i) the Parties intend that the Offer and the Merger, taken together as integrated steps in a single transaction for U.S. federal income tax purposes, qualify as a “reorganization” within the meaning of Section 368(a) of the Code (“Intended Tax Treatment”), and (ii) this Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations, to which Nikola, Purchaser and Romeo are parties under 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Offer and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Each of Romeo and Nikola shall use commercially reasonable efforts to execute and deliver such customary tax representation letters (not to be inconsistent with this Agreement or any related documents) as are reasonably requested by an applicable tax advisor to support the Intended Tax Treatment, which letters shall be in form and substance reasonably satisfactory to such advisor.

6.10 Transaction Litigation. Romeo shall promptly notify Nikola of any stockholder demands, litigations, arbitrations or other similar action (including any derivative claim) against Romeo and/or its directors, officers or employees relating to the Offer, the Merger or the Contemplated Transactions (collectively, the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Nikola informed on a reasonably prompt basis regarding any Transaction Litigation and all material developments relating thereto. Romeo will (a) give Nikola the opportunity to participate, at Nikola’s expense, in the defense, settlement or prosecution of any Transaction Litigation, (b) consult with Nikola with respect to the defense, settlement and prosecution of any Transaction Litigation and (c) consider in good faith Nikola’s advice with respect to such Transaction Litigation. Romeo will obtain the prior written consent of Nikola (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

6.11 Legends. Nikola shall be entitled to place appropriate legends on the certificates evidencing any shares of Nikola Common Stock to be received in the Offer, the Merger by equityholders of Romeo who may be considered Affiliates of Nikola for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Nikola Common Stock.

6.12 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

6.13 Directors and Officers. Romeo shall and shall cause each of its Subsidiaries to use commercially reasonable efforts to obtain and deliver to Nikola at or prior to the Effective Time the resignation of each officer and director of Romeo who is not continuing, at the sole discretion of Nikola, as an officer or director of the Surviving Corporation following the Effective Time.

6.14 Section 16 Matters. Prior to the Effective Time, Nikola shall take commercially reasonable steps to cause any acquisitions of Nikola Common Stock resulting from the Merger and the other actions contemplated by this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Nikola, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 Termination of Registration Rights Agreement. Romeo shall use its commercially reasonable efforts to terminate, at or prior to the Closing Date, that certain Registration Rights Agreement, dated as of December 29, 2020, by and among Romeo, the Existing Holders (as defined therein) and the New Holders (as defined therein) (the “Romeo Registration Agreement”).

6.16 Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to Nikola, Romeo, Purchaser, or the Contemplated Transactions, then each of Nikola, Romeo, Purchaser, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other

Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

6.17 Certificate of Good Standing. Romeo shall use its commercially reasonable efforts to deliver to Nikola, at or prior to the Closing Date, certificates of good standing (or equivalent documentation) of Romeo and each Romeo Subsidiary in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents of Romeo and each Romeo Subsidiary, and a certificate as to the incumbency of officers and the adoption of resolutions of the Romeo Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions.

Section 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

7.2 Purchase of Romeo Capital Stock. Purchaser shall have accepted for payment all of the shares of Romeo Capital Stock validly tendered and not validly withdrawn pursuant to the Offer and such shares accepted are equal to or in excess of the Minimum Condition.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Acceptance Time, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of Nikola and Romeo;

(b) by either Nikola or Romeo if the Acceptance Time shall not have occurred by January 30, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Romeo, on the one hand, or to Nikola and Purchaser, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Acceptance Time to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Nikola or Romeo if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Nikola or Romeo if (i) the Offer shall have terminated or expired in accordance with its terms solely as a result of the non-satisfaction of the Minimum Condition (subject to the rights and obligations of Nikola or Purchaser to extend the Offer pursuant to Section 1.1(e)(ii)); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (x) Nikola and Purchaser if Nikola or Purchaser shall have failed to comply in any material respect with its respective obligations under Section 1.1 or (y) Romeo if Romeo shall have failed to comply in any material respect with its obligations under Section 1.2 or Section 5.4;

(e) by Nikola if a Romeo Triggering Event shall have occurred; provided, that Nikola’s right to terminate this Agreement pursuant to this Section 8.1(e) shall expire at 5:00 p.m. (Eastern time) on the tenth (10th) Business Day following the date on which Romeo has provided written notification to Nikola of the occurrence of a Romeo Triggering Event; provided further that Nikola shall have the right to terminate pursuant to this Section 8.1(e) for each Romeo Triggering Event that may occur;

(f) by Romeo, upon a breach of any representation, warranty, covenant or agreement on the part of Nikola or Purchaser set forth in this Agreement, or if any representation or warranty of Nikola or Purchaser shall have become inaccurate, in either case such that (i) (a) the representations and warranties of Nikola and Purchaser in Section 4.2 (Capitalization) shall not be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement or at and as of the Closing as if made at and as of the Closing, except for those representations and warranties which address matters only as of a particular date (which representations were not so true and correct as of such particular date); (b) the representations and warranties of Nikola and Purchaser in Sections 4.1 (Organization; Authority; Enforceability), 4.3 (Non-Contravention; Governmental Consents), 4.6 (SEC Filings), 4.9 (Shares of Common Stock) and 4.10 (No Vote of Nikola Stockholders) are not true and correct in all material respects as of the date of this Agreement or are not true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were not so true and correct as of such particular date); and (c) any other representations and warranties of Nikola and Purchaser in Section 4 are not true and correct as of the date of this Agreement or are not true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (with respect solely to this clause (c)) (x) in each case, or in the aggregate, where the failure to be true and correct would not have an Nikola Material Adverse Effect (provided that all “Nikola Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Nikola and Purchaser in Section 4 will be disregarded), or (y) for those representations and warranties which address matters only as of a particular date (which representations were not so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) or (ii) any of the covenants and obligations in this Agreement that either Nikola or Purchaser is required to comply with or to perform at or prior to the Closing shall not have been complied with or performed in all material respects; provided, that if such inaccuracy in Nikola’s or Purchaser’s representations and warranties or breach by Nikola or Purchaser is curable by Nikola or Purchaser, then this Agreement shall not terminate pursuant to this Section 8.1(f) as a result of such particular breach or inaccuracy until the earlier of (I) the expiration of a thirty (30) day period commencing upon delivery of written notice to Nikola or Purchaser (as applicable) of such breach or inaccuracy and (II) the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to Romeo at any time that this Agreement is then terminable by Nikola pursuant to Section 8.1(g);

(g) by Nikola, (A) upon a breach of any representation, warranty, covenant or agreement on the part of Romeo set forth in this Agreement, or if any representation or warranty of Romeo shall have become inaccurate, in either case such that the conditions set forth in Section (E)(1) or (E)(2) of Schedule B would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in Romeo’s representations and warranties or breach by Romeo is curable by Romeo then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice to Romeo of such breach or inaccuracy and (ii) the End Date or (B) upon five Business Days’ written notice to Romeo, if Romeo or any of its Subsidiaries shall have filed or instituted a bankruptcy, reorganization, liquidation, receivership or insolvency proceeding, or made an assignment for the benefit of its creditors; provided, however, that in the case of any involuntary bankruptcy proceeding, if Romeo or any of its Subsidiaries consent to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to Nikola at any time that this Agreement is then terminable by Romeo pursuant to Section 8.1(f).

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3, and

Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. In determining losses or damages recoverable upon termination by a Party for another Party’s breach, the Parties acknowledge and agree that such losses and damages may not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by such Party and its Stockholders.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that Nikola shall pay all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the Filings by the Parties under any Filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions; provided, further, that Nikola and Romeo shall also share equally all fees and expenses incurred by engagement of the Exchange Agent and in relation to preparation and filing with the SEC of the Offer Documents, Schedule 14d-9 and S-4 (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) as well as the printing (e.g., paid to a financial printer) of the S-4 and the printing or mailing of the Offer Documents and Schedule 14d-9.

(b) If (i) this Agreement is terminated by Nikola or Romeo pursuant to Section 8.1(d) or by Nikola pursuant to Section 8.1(e), in each case at any time before the Acceptance Time an Acquisition Proposal with respect to Romeo shall have been announced, disclosed or otherwise communicated to Romeo’s Board of Directors and has not been publicly withdrawn at least five (5) Business Days prior to the Acceptance Time and (ii) within twelve (12) months after the date of such termination, Romeo enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Romeo shall pay to Nikola, within three (3) Business Days after termination (or, if applicable, upon such entry into a Subsequent Transaction), a nonrefundable fee in an amount equal to $3,500,000, less any amounts reimbursed pursuant to Section 8.3(c) (the “Termination Fee”), in addition to any amount payable to Nikola pursuant to Section 8.3(d) (provided that for purposes of this Section 8.3(b), the references to “30%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”).

(c) If this Agreement is terminated:

(i) by Nikola pursuant to Sections 8.1(e) or 8.1(g), then Romeo shall reimburse Nikola for all third party expenses incurred by Nikola, up to a maximum of $3,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Nikola submits to Romeo true and correct copies of reasonable documentation supporting such third party expenses;

(ii) by Romeo or Nikola pursuant to Section 8.1(d), then Romeo shall reimburse Nikola for all third party expenses incurred by Nikola, up to a maximum of $1,750,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Nikola submits to Romeo true and correct copies of reasonable documentation supporting such third party expenses; or

(iii) by Romeo pursuant to Section 8.1(f), then Nikola shall reimburse Romeo for all third party expenses incurred by Romeo, up to a maximum of $3,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Romeo submits to Nikola true and correct copies of reasonable documentation supporting such third party expenses.

(d) If either Party fails to timely pay when due any amount payable by such Party under Section 8, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e) The Parties agree that the payment of the fees and expenses set forth in this Section 8.3, subject to Section 8.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 8.3, it being understood that in no event shall either Nikola or Romeo be required to pay fees or damages payable pursuant to this Section 8.3 on more than one occasion. Subject to Section 8.2, the payment of the fees and expenses set forth in this Section 8.3, and the provisions of Section 9.11, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Merger and the other Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 8.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable. For the avoidance of doubt, while Nikola or Purchaser may pursue both a grant of specific performance of the type contemplated by Section 9.11 and the payment of the Termination Fee pursuant to Section 8.3(b), as the case may be, under no circumstances shall Nikola or Purchaser be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.11 and monetary damages, including all or any portion of the Termination Fee.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Non-Survival of Representations and Warranties. The representations and warranties of Romeo, Purchaser and Nikola contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 9 shall survive the Effective Time.

9.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Romeo, Purchaser and Nikola at any time (whether before or after the adoption and approval of the Transaction Proposal by Romeo’s stockholders); provided, however, that after any such adoption and approval of the Transaction Proposal by the Romeo stockholders, no amendment shall be made which by law requires further approval of the Romeo stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Romeo, Purchaser and Nikola.

9.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

9.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile number set forth beneath the name of such Party below (or to such other address or facsimile number as such Party shall have specified in a written notice given to the other Parties):

if to Nikola or Purchaser:

Nikola Corporation

4141 E. Broadway Road

Phoenix, AZ 85040

Email: [                    ]

Attention: Chief Financial Officer

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Email: spierson@pillsburylaw.com

Attention: Stanley F. Pierson; Drew Simon-Rooke

if to Romeo:

Romeo Corporation

5560 Katella Avenue,

Cypress, CA 90630

Email: [                    ]

Attention: Chief Financial Officer

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Email: David.Allinson@lw.com

Attention: David Allinson; Leah Sauter

9.9 Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by any other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) The Romeo Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3. The disclosures in any section or subsection of the Romeo Disclosure Schedule shall qualify other sections and subsections in Section 3 to the extent it is readily apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Romeo Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Romeo Material Adverse Effect, or is outside the Ordinary Course of Business.

(d) The Nikola Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 4. The disclosures in any section or subsection of the Nikola Disclosure Schedule shall qualify other sections and subsections in Section 4 to the extent it is readily apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Nikola Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Nikola Material Adverse Effect, or is outside the Ordinary Course of Business.

(e) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(f) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(g) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NIKOLA CORPORATION

By:	/s/ Mark Russell
Name: Mark Russell
Title: Chief Executive Officer

J PURCHASER CORP.

By:	/s/ Mark Russell
Name: Mark Russell
Title: Chief Executive Officer

ROMEO POWER, INC.

By:	/s/ Susan Brennan
Name: Susan Brennan
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

Schedules:

Schedule A	Persons Executing Romeo Stockholder Support Agreements
Schedule B	Conditions to the Offer

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Romeo Stockholder Support Agreement

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2020 Plan” shall have the meaning set forth in Section 3.3(c).

“Acceptance Time” shall have the meaning set forth in Section 1.1(f).

“Acquisition Agreement” shall have the meaning set forth in Section 5.4(a).

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Nikola) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Nikola), whether written or oral, contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Romeo is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Romeo or any of its Subsidiaries; or (iii) in which Romeo or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of Romeo or any of its Subsidiaries; or

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of Romeo and its Subsidiaries, taken as a whole.

“Affiliates” shall have the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Assumed Romeo RSU” has the meaning set forth in Section 2.5(b)

“BIS” shall have the meaning set forth in Section 3.12(d).

“Book-Entry Shares” shall have the meaning set forth in Section 2.6.

“BorgWarner Venture” shall mean the joint venture (including all agreements and transactions related thereto) between Romeo and its Affiliates and BorgWarner Inc. or any of its Affiliates.

“Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the non-disclosure letter agreement, dated November 17, 2021, between Romeo and Nikola.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, the Offer, and the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan), the Supply Amendment and all other transactions and actions contemplated hereby and thereby.

“Contract” shall, with respect to any Person, mean any written or oral agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“COVID” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, order, directive, guideline or recommendation by any Governmental Body, in each case, in connection with or in response to COVID-19 or any other pandemic or epidemic.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.5(a).

“D&O Policy” shall have the meaning set forth in Section 6.5(b).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effect” shall mean any effect, change, event, circumstance, or development.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 8.1(b).

“Entity” or “Entities” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.7(a).

“Exchange Agent Documentation” shall have the meaning set forth in Section 2.7(c).

“Exchange Fund” shall have the meaning set forth in Section 2.7(a).

“Exchange Ratio” shall mean, subject to Section 2.5(h), 0.1186.

“Expiration Date” shall have the meaning set forth in Section 1.1(e)(i).

“FCPA” shall have the meaning set forth in Section 3.12(c).

“Filing” shall mean any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Form S-4” shall have the meaning set forth in Section 1.1(g)(ii).

“FSE List” shall have the meaning set forth in Section 3.12(d).

“GAAP” shall have the meaning set forth in Section 3.4(a).

“Government Official” shall have the meaning set forth in Section 3.12(c).

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) federal, state, commonwealth, province, territory, county, municipality, local, district, foreign or other jurisdiction of any nature; (b) federal, state, county, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including the NYSE).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) rights in software, confidential formulae, know-how and customer lists, trade secrets, confidential information and other proprietary information rights and intellectual property, whether patentable or not.

“Intended Tax Treatment” shall have the meaning set forth in Section 6.9(a).

“Intervening Event” shall have the meaning set forth in Section 6.1(e).

“Inventory” shall mean all inventory, including without limitation all goods held for sale, lease or demonstration or to be furnished under contracts of service or goods leased to others or raw materials, work in process and materials distributed in Romeo’s business.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact after reasonable inquiry by such individual. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legacy Warrants” shall mean all Romeo warrants other than Private Placement Warrants.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE, NASDAQ or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 3.11.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.5(a).

“Merger Communication” shall have the meaning set forth in Section 5.1(b).

“Minimum Condition” shall have the meaning set forth in Section 1.1(a)(i).

“NASDAQ” shall mean The Nasdaq Stock Market.

“Nikola” shall have the meaning set forth in the Preamble.

“Nikola Board of Directors” shall mean the board of directors of Nikola.

“Nikola Certifications” shall have the meaning set forth in Section 4.6(a).

“Nikola Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Nikola.

“Nikola DC&Ps” shall have the meaning set forth in Section 4.6(g).

“Nikola Disclosure Schedule” shall have the meaning set forth in Section 4.

“Nikola Equity Awards” shall have the meaning set forth in Section 4.2.

“Nikola Listing Date” shall have the meaning set forth in Section 4.2.

“Nikola Market-Based Awards” shall have the meaning set forth in Section 4.2.

“Nikola Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Nikola Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect, individually or in the aggregate, on: (a) the business, financial condition, capitalization, assets, operations or financial performance of Nikola and its Subsidiaries taken as a whole; or (b) the ability of Nikola to consummate the Merger or any of the other Contemplated Transactions; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Nikola Material Adverse Effect: (i) any change in the cash position of Nikola which results from operations in the Ordinary Course of Business; (ii) conditions generally affecting the industries in which Nikola and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Nikola and its Subsidiaries taken as a whole, relative to other businesses in industries in which Nikola operates; (iii) any failure by Nikola or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released), or change in the price or trading volume of Nikola’s securities on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Nikola Material Adverse Effect and may be taken into account in determining whether a Nikola Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger, including (A) the initiation of litigation by any Person with respect to this Agreement or the Contemplated Transactions, (B) any termination or loss of, reduction in or similar negative impact on Nikola’s reputation or relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of Nikola or its Subsidiaries or (C) any loss or diminution of rights or privileges, or any creation of, increase in or acceleration of obligations, pursuant to Contract or otherwise, on the part of Nikola or its Subsidiaries, in each case, due to the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of the parties to this Agreement or any communication by Romeo regarding the plans or intentions of Romeo with respect to the conduct of the business of Romeo or its Subsidiaries; (v) any natural disaster or any acts of terrorism, epidemics or pandemics (including COVID-19), disease outbreak, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (vii) the taking of any action, or the omission of any action, required by this Agreement or requested by Romeo in writing.

“Nikola Restricted Stock Awards” shall have the meaning set forth in Section 4.2.

“Nikola RSU Awards” shall have the meaning set forth in Section 4.2.

“Nikola SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Nikola Securities” shall have the meaning set forth in Section 4.2.

“Nikola Stock Options” shall have the meaning set forth in Section 4.2.

“Nikola Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Nikola and its consolidated Subsidiaries as of June 30, 2022, provided to Romeo prior to the date of this Agreement.

“NYSE” shall mean The New York Stock Exchange.

“OFAC” shall have the meaning set forth in Section 3.12(d).

“Offer” shall have the meaning set forth in the recitals.

“Offer Consideration” shall have the meaning set forth in Section 1.1(a).

“Offer Documents” shall have the meaning set forth in Section 1.1(g)(i)(1).

“Offer to Purchase” shall have the meaning set forth in Section 1.1(a).

“Open Source Software” shall mean any software that is licensed pursuant to: (i) any license or other Contract that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the BSD license, the MIT license, the Eclipse Public License, the Common Public License, the Mozilla Public License, and the Artistic License; or (ii) any license or other Contract under which software or other materials are distributed or licensed as “free software,” “open source software,” “public source code,” “freeware,” “shareware” or any similar terms.

“Ordinary Course of Business” shall mean such actions taken in the ordinary course of a Party’s normal operations and consistent with its past practices, and with respect to Romeo for periods following the date of this Agreement consistent with any operating plan of Romeo delivered to Nikola.

“Organizational Documents” shall mean, with respect to any Entity (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; and (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean, collectively (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number that allows for the identification of that person or that person’s device or (ii) any other information defined as “personal data,” “personally identifiable information,” or “personal information” or any similar or comparable term under any Legal Requirement.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Board of Directors” shall mean the board of directors of Purchaser.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1(a).

“Predecessor Plan” shall have the meaning set forth in Section 3.3(c).

“Private Placement Warrants” ” shall mean those warrants identified as private placement warrants pursuant to the Warrant Agreement dated as of February 7, 2019 by and among Romeo and American Stock Transfer & Trust Company, LLC that are exercisable for shares of Romeo Common Stock at a current per share exercise price of $11.50.

“PSUs” shall have the meaning set forth in Section 3.3(c).

“Recommendation Change Notice Period” shall have the meaning set forth in Section 6.1(b).

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors, representatives and subsidiaries.

“Restricted Parties” shall have the meaning set forth in Section 3.12(d).

“Romeo” shall have the meaning set forth in the Preamble.

“Romeo 401(k) Plan” shall have the meaning set forth in Section 6.4.

“Romeo 409A Plan” shall have the meaning set forth in Section 3.14(n).

“Romeo Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Romeo within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Romeo Associate” shall mean any current or former employee, individual independent contractor, officer or director of Romeo or any Romeo Subsidiary.

“Romeo Board Adverse Recommendation Change” shall have the meaning set forth in Section 6.1(b).

“Romeo Board of Directors” shall mean the board of directors of Romeo.

“Romeo Board Recommendation” shall have the meaning set forth in Section 6.1(a).

“Romeo Capital Stock” shall mean the Romeo Common Stock and the Romeo Preferred Stock.

“Romeo Certifications” shall have the meaning set forth in Section 3.4(a).

“Romeo Common Stock” shall mean the Common Stock, $0.001 par value per share, of Romeo.

“Romeo Contract” shall mean any Contract: (a) to which Romeo or any of its Subsidiaries is a Party; (b) by which Romeo or any Romeo Subsidiary or any Romeo IP Rights or any other asset of Romeo or any of its Subsidiaries is or may become bound or under which Romeo or any Romeo Subsidiary has, or may become subject to, any obligation; or (c) under which Romeo or Romeo Subsidiary has or may acquire any right or interest.

“Romeo DC&Ps” shall have the meaning set forth in Section 3.4(g).

“Romeo Disclosure Schedule” shall have the meaning set forth in Section 3.

“Romeo Employee Plan” shall have the meaning set forth in Section 3.14(g).

“Romeo IP Rights” shall mean all Intellectual Property currently owned or controlled or purported to be owned or controlled by Romeo or any of its Subsidiaries that is necessary or used in the business of Romeo or any of its Subsidiaries as presently conducted.

“Romeo IP Rights Agreement” shall mean any instrument or agreement governing or granting rights in to or under any Romeo IP Rights.

“Romeo Listing Date” shall have the meaning set forth in Section 3.3.

“Romeo Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Romeo Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect, individually or in the aggregate, on: (a) the business, financial condition, capitalization, assets, operations or financial performance of Romeo and its Subsidiaries taken as a whole; or (b) the ability of Romeo to consummate the Merger or any of the other Contemplated Transactions; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Romeo Material Adverse Effect: (i) any change in the cash position of Romeo which results from operations in the Ordinary Course of Business; (ii) conditions generally affecting the industries in which Romeo and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Romeo and its Subsidiaries taken as a whole, relative to other businesses in industries in which Romeo operates; (iii) any failure by Romeo or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released), or change in the price or trading volume of Romeo’s securities on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Romeo Material Adverse Effect and may be taken into account in determining whether a Romeo Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger, including (A) the initiation of litigation by any Person with respect to this Agreement or the Contemplated Transactions, (B) any termination or loss of, reduction in or similar negative impact on Romeo’s reputation or relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of Romeo or its Subsidiaries or (C) any loss or diminution of rights or privileges, or any creation of, increase in or acceleration of obligations, pursuant to Contract or otherwise, on the part of Romeo or its Subsidiaries, in each case, due to the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of the parties to this Agreement or any communication by Nikola regarding the plans or intentions of Nikola with respect to the conduct of the business of Romeo or its Subsidiaries; (v) any natural disaster or any acts of terrorism, epidemics or pandemics (including COVID-19), disease outbreak, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (vii) the taking of any action, or the omission of any action, required by this Agreement or requested by Nikola in writing.

“Romeo Material Contract” shall have the meaning set forth in Section 3.10(a).

“Romeo Options” shall mean options or other rights to purchase shares of Romeo Common Stock issued or granted by Romeo pursuant to the terms of the Stock Plans.

“Romeo Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Romeo PSUs” shall mean the right to receive shares of Romeo Common Stock upon settlement of such award issued or granted by Romeo pursuant to the terms of the Stock Plans.

“Romeo Registered IP” shall mean all Romeo IP Rights owned by Romeo or any Romeo Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Romeo Registration Agreement” shall have the meaning set forth in Section 6.15.

“Romeo Regulatory Permits” shall have the meaning set forth in Section 3.12(b).

“Romeo RSUs” shall mean the right to receive shares of Romeo Common Stock upon settlement of such award issued or granted by Romeo pursuant to the terms of the Stock Plans.

“Romeo SEC Documents” shall have the meaning set forth in Section 3.4(a).

“Romeo Stock Certificate” shall have the meaning set forth in Section 2.6.

“Romeo Stockholder Support Agreements” shall have the meaning set forth in the recitals.

A “Romeo Triggering Event” shall be deemed to have occurred if: (i) the Romeo Board of Directors shall have failed to recommend that the stockholders of Romeo accept the Offer and exchange their shares of Romeo Capital Stock for Nikola Common Stock pursuant to the Offer; (ii) Romeo shall have failed to include in the Schedule 14D-9 or permit inclusion in the Form S-4 the Romeo Board Recommendation (including in connection with an Intervening Event); (iii) the Romeo Board of Directors shall have approved, endorsed or recommended any Acquisition Proposal; or (iv) Romeo shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 5.4); or (v) Romeo or any Representative of Romeo shall have materially breached the provisions set forth in Section 5.4 and Section 6.1 of the Agreement and such breach results in an Acquisition Proposal.

“Romeo Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Romeo and its consolidated Subsidiaries as of June 30, 2022, provided to Nikola prior to the date of this Agreement.

“RSUs” shall have the meaning set forth in Section 3.3(c).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“Schedule 14D-9” shall have the meaning set forth in Section 1.2(b).

“Schedule TO” shall have the meaning set forth in Section 1.1(g)(i)(1).

“SDN List” shall have the meaning set forth in Section 3.12(d).

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Debt Agreements” shall have the meaning set forth in the recitals.

“Secured Loan” shall have the meaning assigned to that term in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SSI List” shall have the meaning set forth in Section 3.12(d).

“Stock Plans” shall have the meaning set forth in Section 3.3(c).

“Stockholder” shall mean a stockholder of Romeo, and “Stockholders” shall mean all stockholders of Romeo.

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of Romeo representing more than fifty percent (50%) of the voting power of the outstanding securities of Romeo or owning or exclusively licensing tangible or intangible assets representing more than fifty percent (50%) of the fair market value of the assets of Romeo and its Subsidiaries, taken as a whole.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean a bona fide Acquisition Proposal (except the references therein to 15% shall be replaced by 50%) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement (including Section 5.4); and (b) is on terms and conditions that the Romeo Board of Directors determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that it deems relevant following consultation with its outside legal counsel and financial advisor and after taking into account such factors as the Romeo Board of Directors considers to be appropriate: (x) is more favorable, from a financial point of view, to Romeo’s stockholders than the terms of the Merger; and (y) is reasonably capable of being consummated.

“Supply Amendment” shall have the meaning set forth in the recitals.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Trade Control Laws” shall have the meaning set forth in Section 3.12(d).

“Transaction Litigation” shall have the meaning set forth in Section 6.10.

“Transaction Proposal” shall have the meaning set forth in the recitals.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Warrants” shall mean the Legacy Warrants and the Private Placement Warrants.

“Willful Breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

EXHIBIT B

FORM OF ROMEO STOCKHOLDER SUPPORT AGREEMENT

SCHEDULE A

PERSONS EXECUTING ROMEO STOCKHOLDER SUPPORT AGREEMENTS

Officers:

Susan Brennan

Kerry Shiba

Directors:

Robert S. Mancini

Susan S. Brennan

Philip Kassin

Donald G. Gottwald

Timothy E. Stuart

Paul S. Williams

Lauren Webb

Laurene Horiszny

SCHEDULE B

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Nikola’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain Agreement and Plan of Merger and Reorganization, dated as of July, 30, 2022 (the “Agreement”), by and among Nikola Corporation, a Delaware corporation (“Nikola”), J Purchaser Corp., a Delaware corporation (“Purchaser”), and Romeo Power, Inc., a Delaware corporation (“Romeo”) (capitalized terms that are used but not otherwise defined in this Schedule B shall have the respective meanings ascribed thereto in the Agreement) and applicable Law, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement and applicable Law, neither Nikola nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Romeo Capital Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Romeo Capital Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(A) the Minimum Condition shall not have been satisfied;

(B) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, or there is any Legal Requirement which has the effect of making the consummation of the Merger illegal;

(C) any waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated, or there is in effect any voluntary agreement between Nikola, Merger Sub and/or Romeo, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Romeo, on the one hand, nor Nikola or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties, which consent shall not be unreasonably withheld, conditioned or delayed;

(D) (1) the Form S-4 shall not have become effective in accordance with the provisions of the Securities Act, or shall be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to such Form S-4, in each case, that has not been withdrawn, or (2) the shares of Nikola Common Stock to be issued in the Merger shall have not been approved for listing on NASDAQ as of the Effective Time, including the shares of Nikola Common Stock to be issued upon the exercise of Romeo Options and upon the vesting of Assumed Romeo RSUs; or

(E) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1) (a) the representations and warranties of Romeo contained in Section 3.3 (Capitalization, Etc.) shall not be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the expiration of the Offer as if made at and as of the expiration of the Offer, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); (b) the representations and warranties of Romeo in Sections 3.1 (Subsidiaries; Due Organization; Etc.), 3.2 (Certificate of Incorporation; Bylaws and Charters ), 3.18 (Authority; Binding Nature of Agreement), 3.19 (Inapplicability of Anti-takeover Statutes), 3.20 (No Vote Required) and 3.23 (Opinion of Financial Advisor) shall not be true and correct in all material respects as of the date of this Agreement and at and as of the as of the expiration of the Offer as if made on and as of the expiration of the Offer, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (c) all other representations and warranties of Romeo in Section 3 shall not be true and correct in all respects as of the date of this Agreement and at and as of the expiration of the Offer as if made on and as of the expiration of the Offer except (with respect solely to this clause (c)) (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Romeo Material Adverse Effect (provided that for all purposes of this Schedule B “Romeo Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Romeo in Section 3 will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date);

(2) each of the covenants and obligations in this Agreement that Romeo is required to comply with or to perform at or prior to the expiration of the Offer shall not have been complied with and performed by Romeo in all material respects;

(3) since the date of this Agreement, there shall have occurred any Romeo Material Adverse Effect that is continuing;

(4) Romeo or any of its Subsidiaries shall have filed or instituted a bankruptcy, reorganization, liquidation, receivership or insolvency proceeding, or made an assignment for the benefit of its creditors; provided, however, that in the case of any involuntary bankruptcy proceeding, if Romeo or any of its Subsidiaries consent to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof;

(5) Nikola and Purchaser shall have failed to receive (a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Romeo confirming that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred; and (b) a properly executed statement, issued by Romeo pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than 30 days prior to the Closing Date, signed by an officer of Romeo, and in a form reasonably satisfactory to Nikola, certifying that interests in Romeo, including shares of Romeo Capital Stock, do not constitute “United States real property interests” under Section 897(c) of the Code and Romeo shall have provided notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, however, that Nikola’s sole remedy for any failure to deliver such statement shall be to withhold in accordance with Section 1445 of the Code; or

(6) the Agreement shall have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Nikola and Purchaser, may be asserted by Nikola or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Nikola or Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Nikola or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

ANNEX B

July 30, 2022

Board of Directors

Romeo Power, Inc.

4380 Ayers Avenue

Vernon, CA 90058

Members of the Board:

We understand that Romeo Power, Inc. (the “Company”), Nikola Corporation (the “Buyer”) and J Purchaser Corp., a wholly-owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger and Reorganization, substantially in the form of the draft dated July 30, 2022 (the “Merger Agreement”) provided to us. The Merger Agreement provides, among other things, for (i) the Buyer to commence an exchange offer (the “Offer”) for all outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) at a ratio (the “Exchange Ratio”) of 0.1186 shares of common stock, par value $0.001 per share, of the Buyer (the “Buyer Common Stock”) for each share of Company Common Stock (such consideration, the “Consideration”), subject to adjustment in certain circumstances, and (ii), as soon as practicable after the consummation of the Offer, the Company and the Buyer to effect the merger (the “Merger” and, together with the Exchange Offer, the “Transactions”) of Acquisition Sub with and into the Company in which holders of Company Common Stock will receive shares of Buyer Common Stock at the Exchange Ratio. Pursuant to the Offer and the Merger, the Company will become a wholly-owned subsidiary of the Buyer and each outstanding share of the Company Common Stock, other than shares held as treasury stock or by the Buyer, the Company, Acquisition Sub or any subsidiary of the Company (collectively, the “Excluded Shares”), will be exchanged for, or converted into the right to receive the Consideration. The terms and conditions of the Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections, including short-term liquidity forecasts, prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer;

6)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

7)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

10)	Reviewed the Merger Agreement, the Loan and Security Agreement substantially in the form of the draft dated July 30, 2022 and certain related documents; and

11)	Performed such other analyses, reviewed such other information and considered such other factors, as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transactions will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, and regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Transactions. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We note that management of the Company has advised us, and we have taken into account for purposes of our opinion, with the Company’s consent, that the Company has limited short-term sources of liquidity and limited alternative sources of long-term financing, and, in the absence of the Transactions, the Company may not be able to fund its operations. This opinion is not a solvency opinion nor does it in any way address the solvency or financial condition of the Company or whether any financing or strategic alternatives exist for the Company now or at any other time. This opinion also does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transactions and will receive a fee for our services, a significant portion of which is contingent upon the completion of the Transactions. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and its affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should act or vote in connection with the Transactions, including, without limitation, as to whether or not Company shareholders should tender their shares into the Offer.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Ben Teasdale
Ben Teasdale Managing Director

Annex C

DIRECTORS AND EXECUTIVE OFFICERS OF NIKOLA AND THE OFFEROR

Directors and Executive Officers of Nikola

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Nikola and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and executive officer is c/o Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040. Unless otherwise indicated below, the current business telephone number of each director and executive officer is (480) 666-1038.

During the past five years, none of the directors and executive officers of Nikola or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each such person listed below is a citizen of the United States except for Michael Lohscheller and Gerrit A. Marx who are citizens of Germany.

Directors and Executive Officers of Nikola:

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
Mark A. Russell (59)	Chief Executive Officer and Director	Mark A. Russell has served as our Chief Executive Officer and a member of our board of directors since June 2020, and as President of Nikola Corporation from June 2020 to August 9, 2022. Prior to that, Mr. Russell served as President of Nikola Corporation, a Delaware corporation (“Legacy Nikola”), prior to the completion of our business combination with VectoIQ Acquisition Corp. (“VectoIQ”) on June 3, 2020 (the “Business Combination”), from February 2019 to June 2020, and as a member of Legacy Nikola’s board of directors from July 2019 to June 2020. From August 2018 to February 2019, Mr. Russell explored new opportunities. Prior to that, Mr. Russell served as President and Chief Operating Officer of Worthington Industries (NYSE: WOR), a diversified metals manufacturing company, from August 2012 to August 2018. Mr. Russell received a B.I.S. in integrated studies from Weber State University and a juris doctor from Brigham Young University.

Kim J. Brady (58)	Chief Financial Officer	Kim J. Brady has served as Chief Financial Officer of Nikola since June 2020, and prior to that, served as Chief Financial Officer and Treasurer of Legacy Nikola from November 2017 to June 2020. Prior to joining Legacy Nikola, Mr. Brady served as senior managing director and

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
partner of Solic Capital Management, LLC, a middle market financial advisory and principal investment firm, from 2012 to October 2017. Mr. Brady was co-head of Solic’s Special Situations Fund that invested across all levels of capital structure. Mr. Brady received a bachelor of science degree in management, finance and accounting from Brigham Young University and an MBA from Northwestern University’s Kellogg Graduate School of Management.

Michael Lohscheller (53)	President, Nikola Corporation and Director	Michael Lohscheller has served as our President and as a member of our board of directors since August 9, 2022. Prior to that, Mr. Lohscheller served as President of the Nikola Motor Division beginning in March 2022. Prior to joining Nikola, Mr. Lohscheller served as the Global Chief Executive Officer of VinFast LLC, a private automotive manufacturer, from September 2021 to December 2021. Prior to that, from June 2017 to August 2021, Mr. Lohscheller served as Chief Executive Officer and board member at Group PSA of Opel Automobile GmbH, a German automobile manufacturer, and from September 2012 to June 2017, as Chief Financial Officer of Opel Group, General Motors Europe. Mr. Lohscheller served in various capacities at Volkswagen Group of America, a German automobile company, including as Chief Financial Officer from January 2008 to August 2012, and as Director of Group Marketing from 2004 to 2007. From 2001 to 2004, Mr. Lohscheller served as the Chief Financial Officer of Mitsubishi Motors Europe, a Japanese automotive manufacturer. Mr. Lohscheller holds a master’s degree in marketing management from Brunel University and a bachelor’s degree in business administration from Osnabrück University of Applied Sciences.

Pablo M. Koziner (49)	President, Energy & Commercial	Pablo M. Koziner has served as President of Energy & Commercial since December 2020. Prior to joining us, Mr. Koziner served in various capacities at Caterpillar Inc., a leading manufacturer of construction and mining equipment, from 2015 to March 2020, including as President of Solar Turbines, Vice President of Electric Power, and in various roles in North and South America leading dealer relations. Mr. Koziner received a bachelor’s degree in political science and a juris doctor from Boston College.

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years

Joseph R. Pike (40)	Chief Human Resources Officer

Joseph R. Pike has served as Chief Human Resources Officer of Nikola since June 2020, and prior to that, served as Legacy Nikola’s Chief

Human Resources Officer from January 2018 to June 2020. Prior to joining Legacy Nikola, Mr. Pike served in various human resources positions at Vista Outdoor Inc. (NYSE: VSTO), an outdoor sports and recreational products company, including as senior director of talent and as director of leadership and organizational development from June 2015 to January 2018. At H.J. Heinz Company, a food processing company which is now a part of Kraft Heinz Co (Nasdaq: KHC), Mr. Pike served in various capacities from March 2013 to June 2015, including as human resources business partner, head of talent management and organizational effectiveness and associate director of performance. Mr. Pike received a bachelor’s degree in communications from Brigham Young University and a master’s degree in public administration from the Brigham Young University Marriott School of Management.

Britton M. Worthen (48)	Chief Legal Officer	Britton M. Worthen has served as Chief Legal Officer and Secretary of Nikola since June 2020, and prior to that, served as Legacy Nikola’s Chief Legal Officer and Secretary from October 2015 to June 2020. Prior to joining Legacy Nikola, Mr. Worthen was a partner at Beus Gilbert McGroder PLLC, a law firm, from May 2000 to September 2015. Mr. Worthen received a bachelor’s degree in Asian studies from Brigham Young University and a juris doctor from University of Michigan Law School.

Stephen J. Girsky (59)	Director	Stephen J. Girsky served as President, Chief Executive Officer and a director of VectoIQ, our predecessor company, from January 2018 to June 2020 and continues to serve on our board of directors following the completion of the Business Combination. Mr. Girsky is a Managing Partner of VectoIQ, LLC, an independent advisory and investment firm based in New York. Mr. Girsky served in a number of capacities at General Motors Company (NYSE: GM), a vehicle manufacturer (“General Motors”), from November 2009 until July 2014, including Vice Chairman, having responsibility for global corporate strategy, new business development, global product

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
planning and program management, global connected consumer/OnStar, and GM Ventures LLC, global research & development and global purchasing and supply chain. Mr. Girsky also served on General Motors’ board of directors following its emergence from bankruptcy in June 2009 until June 2016. Mr. Girsky currently serves on the board of directors of Brookfield Business Partners Limited, the general partner of Brookfield Business Partners, L.P. (NYSE: BBU; TSX BBU.UN), a private equity company. Mr. Girsky received a bachelor of science degree in mathematics from the University of California, Los Angeles and an M.B.A. from Harvard University.

Lynn Forester de Rothschild (67)	Director	Lynn Forester de Rothschild serves as a co-founding and managing partner of Inclusive Capital Partners, an investment manager, since 2000. Ms. de Rothschild also serves as the Chair of E.L. Rothschild LLC, a private investment company with investments in media, information technology, agriculture, financial services, and real estate worldwide, where she served as Chief Executive Officer from June 2003 until August 2020. Since 2000, Ms. de Rothschild also serves as a member of the board of directors and currently serves on the nominating and environmental social governance committee of Estee Lauder Companies Inc. (NYSE: EL), an American multinational manufacturer and marketer of skincare, makeup, fragrance and hair care products. Ms. de Rothschild has also served as a director of The Economist Newspaper Limited, a media company, as well as the board of directors of Gulfstream, General Instrument, Weather Central and Bronfman-Rothschild. Ms. de Rothschild serves on the board and executive committee of The Peterson Institute for International Economics, an American think tank based in Washington, D.C. Ms. de Rothschild also serves as the founder and chair of the Coalition for Inclusive Capitalism, a global non-profit organization that works with leaders to make capitalism inclusive and its benefits more widely and equitably shared, and as the founder and co-chair of the Council for Inclusive Capitalism. Ms. de Rothschild holds a bachelor’s degree from the Pomona College and a J.D. from Columbia University.

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years

Michael L. Mansuetti (56)	Director	Michael L. Mansuetti has served as a member of our board of directors since June 2020, and prior to that, a member of the board of directors of Legacy Nikola from September 2019 to June 2020. Since July 2012, Mr. Mansuetti has been the President of Robert Bosch LLC, an automotive component supply company. Mr. Mansuetti received a bachelor of science degree in mechanical engineering from Clemson University.

Gerrit A. Marx (46)	Director	Gerrit A. Marx has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from September 2019 to June 2020. Mr. Marx has served as Chief Executive Officer of Iveco Group N.V. since January 2022 and as Chief Executive Officer of Iveco S.p.A. (“Iveco”) since January 2019, a commercial goods manufacturing company, and as President of commercial and specialty vehicles of CNH Industrial N.V. (“CNHI”) (Nasdaq: CNHI), an industrial goods manufacturing company, from January 2019 until December 2021. Prior to joining CNHI, Mr. Marx served as an operating partner at Bain Capital, a global private equity firm, from December 2012 to December 2018. Mr. Marx served as interim Chief Executive Officer of Wittur Holding GmbH, an elevator component manufacturing company, from May 2017 to March 2018 and as interim President of power tools of Apex Tool Group, LLC, a hand and power tool manufacturing company, from November 2014 to April 2015. Mr. Marx received a master of engineering equivalent in mechanical engineering and an M.B.A. equivalent from RWTH Aachen University, Germany, and a doctorate in business administration from Cologne University, Germany.

Mary L. Petrovich (59)	Director	Mary L. Petrovich has served as a member of our board of directors since December 2020. She has served as an operating executive at the Carlyle Group, a global asset management company, since June 2011, and as an advisor to American Security Partners, a private equity firm, since September 2013. Ms. Petrovich served in various capacities at AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components, as Executive Chair from December 2014 through July 2019, following its acquisition by General Dynamics, as General Manager from

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
2008 to 2011, and as Chairman and Chief Executive Officer, from 2001 to 2008. Ms. Petrovich has served on the board of directors of Woodward, Inc. (Nasdaq: WWD), a designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets, since 2002. Ms. Petrovich served as a director of WABCO Holdings Inc. (NYSE: WBC), a global supplier of electronic, mechanical, electro- mechanical and aerodynamic products for manufacturers of commercial trucks, buses and trailers, and passenger cars, from November 2011 to December 2018. Ms. Petrovich also serves as chairman of the board of DealerShop, North America’s largest buying group for car dealers and a private company, and Traxen, a private company focused on developing useful combination of technologies to promote safe driving, efficient fuel use and to provide beneficial and actionable big data to heavy-duty trucking industry. Ms. Petrovich received a bachelor’s degree in engineering from the University of Michigan, and an M.B.A. from Harvard University.

Steven M. Shindler (59)	Director	Steven M. Shindler has served as a member of our board of directors since September 2020. He served as Chief Financial Officer of VectoIQ from January 2018 through the completion of the Business Combination. Mr. Shindler is a director of NII Holdings, Inc., a holding company that previously owned providers of wireless communication services under the Nextel brand in Latin America. Mr. Shindler served as Chief Executive Officer of NII from 2012 to August 2017 as well as from 2000 to 2008. Mr. Shindler guided NII through a financial restructuring that included sales of its core businesses in Mexico, Peru, Argentina and Chile, as well as a voluntary petition seeking relief under Chapter 11 of the U.S. Bankruptcy Code in September 2014, where he continued in the Chief Executive Officer role following its emergence from bankruptcy in June 2015. Mr. Shindler served as Executive Vice President and Chief Financial Officer of Nextel Communications, Inc., a wireless service operator, from 1996 to 2000. Prior to joining Nextel, Mr. Shindler was Managing Director of Communications Finance at The Toronto Dominion Bank. Mr. Shindler is also a founding partner of RIME Communications Capital, a firm

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
that has invested in early stage media, tech and telco companies. Mr. Shindler received a bachelor of arts degree in economics from the University of Michigan and an M.B.A. from Cornell University.

Bruce L. Smith (59)	Director	Bruce L. Smith has served as a member of our board of directors since November 2020. He has served as chairman and chief executive officer of Detroit Manufacturing Systems LLC, a Tier 1 component manufacturer for global automotive brands, since July 2018. Prior to joining Detroit Manufacturing Systems LLC, Mr. Smith served as President and Chief Executive Officer of BTM Company, a global leader of precision engineered tooling and production equipment, from July 2015 to July 2018. Mr. Smith also served as President and Chief Executive Officer of Elyria & Hodge Foundries, a company that produces complex gray and ductile iron castings, from April 2009 to July 2015, President and Chief Operating Officer of Guilford Mills, a high-tech performance fabrics supplier, from May 2005 to April 2009, President and Chief Executive Officer of Piston Group, an automotive supplier, from 2003 to 2005, and president and chief operating officer of United Plastics Group, an international plastics manufacturer, from 2001 to 2003. Mr. Smith received a bachelor’s degree in mechanical engineering from Carnegie Mellon University, and an M.B.A. from Harvard University.

Dewitt C. Thompson, V (49)	Director	DeWitt C. Thompson, V has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from July 2017 to June 2020. Mr. Thompson has served as Chairman and Chief Executive Officer of Thompson Machinery Commerce Corporation, a Caterpillar distributor in Tennessee and Mississippi, servicing heavy machinery, on-highway trucks, and power systems, since 1995. He has also served as Chairman for Aries Clean Energy since April 2010. Mr. Thompson founded PureSafety in 1999 and served as Chairman until the purchase of that company by Underwriters Laboratories in 2011. Mr. Thompson is also an owner and director of the Nashville Predators and sits on the board of directors for Wealth Access. He received a bachelor of science degree from the engineering school at Vanderbilt University.

Directors and Executive Officers of the Offeror:

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
Mark A. Russell (59)	President, Chief Executive Officer and Director	Mark A. Russell has served as our Chief Executive Officer and a member of our board of directors since June 2020. Prior to that, Mr. Russell served as President of Nikola Corporation, a Delaware corporation (“Legacy Nikola”), prior to the completion of our business combination with VectoIQ Acquisition Corp. (“VectoIQ”) on June 3, 2020 (the “Business Combination”), from February 2019 to June 2020, and as a member of Legacy Nikola’s board of directors from July 2019 to June 2020. From August 2018 to February 2019, Mr. Russell explored new opportunities. Prior to that, Mr. Russell served as President and Chief Operating Officer of Worthington Industries (NYSE: WOR), a diversified metals manufacturing company, from August 2012 to August 2018. Mr. Russell received a B.I.S. in integrated studies from Weber State University and a juris doctor from Brigham Young University.

Kim J. Brady (58)	Chief Financial Officer	Kim J. Brady has served as Chief Financial Officer of Nikola since June 2020, and prior to that, served as Chief Financial Officer and Treasurer of Legacy Nikola from November 2017 to June 2020. Prior to joining Legacy Nikola, Mr. Brady served as senior managing director and partner of Solic Capital Management, LLC, a middle market financial advisory and principal investment firm, from 2012 to October 2017. Mr. Brady was co-head of Solic’s Special Situations Fund that invested across all levels of capital structure. Mr. Brady received a bachelor of science degree in management, finance and accounting from Brigham Young University and an MBA from Northwestern University’s Kellogg Graduate School of Management.
Britton M. Worthen (48)	Vice President General Counsel, Secretary and Director	Britton M. Worthen has served as Chief Legal Officer and Secretary of Nikola since June 2020, and prior to that, served as Legacy Nikola’s Chief Legal Officer and Secretary from October 2015 to June 2020. Prior to joining Legacy Nikola, Mr. Worthen was a partner at Beus Gilbert McGroder PLLC, a law firm, from May 2000 to September 2015. Mr. Worthen received a bachelor’s degree in Asian studies from Brigham Young University and a juris doctor from University of Michigan Law School.

Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article 8 of the Registrant’s Second Amended and Restated Certificate of Incorporation and Article 6 of the Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of July 30, 2022, by and among Nikola Corporation, J Purchaser Corp. and Romeo Power, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on August 2, 2022).

3.1	Second Amended and Restated Certificate of Incorporation of Nikola (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239185)).

3.2	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Nikola Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 filed August 29, 2022).

3.3	Amended and Restated Bylaws of Nikola Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 1, 2022).

4.1	Indenture (including form of Note) (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 3, 2022).

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 8, 2020 (the “Super 8-K”)).

4.3	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Super 8-K).

4.4	Description of Nikola’s securities (incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters.

10.1	Tender and Support Agreement, dated as of July 30, 2022, by and between Nikola Corporation and certain stockholders of Romeo Power, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 2, 2022).

10.2	Loan and Security Agreement, dated as of July 30, 2022, by and among Nikola Corporation, Romeo Power, Inc., and Romeo Systems, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 2, 2022).

Exhibit No.	Description
10.3	Non-Disclosure Agreement, dated as of November 17, 2021 by and among Nikola Corporation and Romeo Power, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-4 filed August 29, 2022).

10.4	Form of Subscription Agreement by and between the Registrant and entities affiliated with Fidelity Management & Research Company, dated June 3, 2020 (incorporated by reference to the Super 8-K).

10.5	Form of Indemnification Agreement by and between the Registrant and its directors and officers (incorporated by reference to Exhibit 10.3 to the Super 8-K).

10.6	Nikola Corporation 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual report on Form 10-K for the year ended December 31, 2021).

10.7	Forms of Stock Option Agreement, Notice of Exercise, Stock Option Grant Notice, Restricted Stock Unit Agreement, and Restricted Stock Agreement under the Nikola Corporation 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-237179) (as amended, the “Initial Business Combination S-4”)).

10.8	Nikola Corporation 2017 Stock Option Plan, dated July 10, 2017 (incorporated by reference to Exhibit 10.6 to the Initial Business Combination S-4).

10.9	Founder Stock Option Plan, dated November 9, 2018 (incorporated by reference to Exhibit 10.5 to the Initial Business Combination S-4).

10.10	Nikola Corporation 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021).

10.11	Employment Agreement by and between Nikola Corporation and Trevor R. Milton, dated July 13, 2016 (incorporated by reference to Exhibit 10.7 to the Initial Business Combination S-4).

10.12	Offer Letter from Nikola Corporation to Mark A. Russell, dated February 8, 2019 (incorporated by reference to Exhibit 10.8 to the Initial Business Combination S-4).

10.13	Offer Letter from Nikola Corporation to Kim J. Brady, dated October 17, 2017 (incorporated by reference to Exhibit 10.9 to the Initial Business Combination S-4).

10.14	Offer Letter from Nikola Corporation to Joseph R. Pike, dated January 1, 2018 (incorporated by reference to Exhibit 10.10 to the Initial Business Combination S-4).

10.15	Offer Letter from Nikola Corporation to Britton M. Worthen, dated March 26, 2019 (incorporated by reference to Exhibit 10.11 to the Initial Business Combination S-4).

10.16	Executive Employment Agreement by and between the Registrant and Trevor R. Milton, dated June 3, 2020 (incorporated by reference to Exhibit 10.12 to the Super 8-K).

10.17	Executive Employment Agreement by and between the Registrant and Mark A. Russell, dated June 3, 2020 (incorporated by reference to Exhibit 10.13 to the Super 8-K).

10.18	Executive Employment Agreement by and between the Registrant and Kim J. Brady, dated June 3, 2020 (incorporated by reference to Exhibit 10.14 to the Super 8-K).

10.19	Executive Employment Agreement by and between the Registrant and Joseph R. Pike, dated June 3, 2020 (incorporated by reference to Exhibit 10.15 to the Super 8-K).

10.20	Executive Employment Agreement by and between the Registrant and Britton M. Worthen, dated June 3, 2020 (incorporated by reference to Exhibit 10.16 to the Super 8-K).

10.21	Executive Employment Arrangement by and between Nikola Corporation and Michael Lohscheller, dated February 3, 2022 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 24, 2022).

Exhibit No.	Description
10.22	Amendment to Executive Employment Agreement by and between Nikola Corporation and Michael Lohscheller dated August 15, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 15, 2022).

10.23	Amendment to Executive Employment Agreement by and between Nikola Corporation and Kim J. Brady dated August 15, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 15, 2022).

10.24	Amendment to Executive Employment Agreement by and between Nikola Corporation and Britton M. Worthen dated August 15, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 15, 2022).

10.25	Amendment to Executive Employment Agreement by and between Nikola Corporation and Pablo M. Koziner dated August 15, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 15, 2022).

10.26	Amendment to Executive Employment Agreement by and between Nikola Corporation and Joseph R. Pike dated August 15, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 15, 2022).

10.27	Executive Employment Agreement by and between the Registrant and Pablo M. Koziner, dated December 22, 2020 (incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020).

10.28	Redemption Agreement by and between Nikola Corporation and M&M Residual, LLC, dated June 3, 2020 (incorporated by reference to Exhibit 10.18 to the Super 8-K).

10.29	Lease Agreement by and between DARED 90 LLC and Nikola Corporation, dated February 13, 2018 (incorporated by reference to Exhibit 10.12 to the Initial Business Combination S-4).

10.30	Master Industrial Agreement by and among Nikola Corporation, CNH Industrial N.V. and Iveco S.p.A., dated September 3, 2019, as amended by Amendment to Master Industrial Agreement, dated December 26, 2019, Second Amendment to Master Industrial Agreement, dated January 31, 2020, and Third Amendment to Master Industrial Agreement, dated February 28, 2020 (incorporated by reference to Exhibit 10.13 to the Initial Business Combination S-4).

10.31	Amended and Restated European Alliance Agreement by and between Nikola Corporation, Iveco S.p.A., and solely with respect to Sections 9.5 and 16.18, CNH Industrial N.V., dated February 28, 2020 (incorporated by reference to Exhibit 10.14 to the Initial Business Combination S-4).

10.32	Commercial Letter by and among VectoIQ Acquisition Corp., Nikola Corporation and Nimbus Holdings LLC, dated March 2, 2020 (incorporated by reference to Exhibit 10.15 to the Initial Business Combination S-4).

10.33	Master Agreement by and between Anheuser-Busch, LLC and Nikola Corporation (formerly Nikola Motor Company, LLC), dated February 22, 2018 (incorporated by reference to Exhibit 10.16 to the Initial Business Combination S-4).

10.34	Commercial Framework Agreement by and between Nikola Corporation and Green Nikola Holdings LLC, dated November 9, 2018 (incorporated by reference to Exhibit 10.17 to the Initial Business Combination S-4).

10.35	Supply Agreement by and between Nel ASA and Nikola Corporation (formerly Nikola Motor Company, LLC), dated June 28, 2018 (incorporated by reference to Exhibit 10.18 to the Initial Business Combination S-4).

10.36	European Supply Agreement by and among Nikola Iveco Europe B.V., IVECO S.p.A. and Nikola Corporation, dated April 9, 2020 (incorporated by reference to Exhibit 10.23 to the Initial Business Combination S-4).

Exhibit No.	Description
10.37	North American Supply Agreement by and among Nikola Iveco Europe B.V., Nikola Corporation, and solely with respect to Sections 2, 4.2, 4.8 and 6.2.2, Iveco S.p.A., dated April 9, 2020 (incorporated by reference to Exhibit 10.24 to the Initial Business Combination S-4).

10.38	Technical Assistance Service Agreement by and between Nikola Corporation and Iveco S.p.A., dated April 9, 2020 (incorporated by reference to Exhibit 10.25 to the Initial Business Combination S-4).

10.39	S-Way Platform and Product Sharing Contract by and between Nikola Corporation and Iveco S.p.A., dated April 9, 2020 (incorporated by reference to Exhibit 10.26 to the Initial Business Combination S-4).

10.40	Nikola Technology License Agreement by and among Nikola Iveco Europe B.V., Nikola Corporation, and solely with respect to Sections 4.3, 4.4, 4.5 and 4.6, Iveco S.p.A., dated April 9, 2020 (incorporated by reference to Exhibit 10.27 to the Initial Business Combination S-4).

10.41	Iveco Technology License Agreement by and among Nikola Iveco Europe B.V., Iveco S.p.A., and solely with respect to Sections 4.3, 4.4, 4.5, and 4.6, Nikola Corporation, dated April 9, 2020 (incorporated by reference to Exhibit 10.28 to the Initial Business Combination S-4).

10.42	Agreement by and between the Registrant and Trevor R. Milton, dated September 20, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 21, 2020).

10.43	Membership Interests Purchase Agreement by and among the Registrant, Wabash Valley Resources LLC and the sellers party thereto, dated June 22, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 28, 2021).

10.44	Amendment No. 1 to the Membership Interest Purchase Agreement by and between Nikola Corporation, Wabash Valley Resources LLC and the sellers party thereto, dated September 13, 2021 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

10.45	Hydrogen Sale and Purchase Agreement by and between the Registrant and Wabash Valley Resources LLC, dated June 22, 2021 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 28, 2021).

10.46	Second Amended and Restated Limited Liability Company Agreement of Wabash Valley Resources LLC, dated June 22, 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 28, 2021).

10.47	Common Stock Purchase Agreement by and between Nikola Corporation and Tumim Stone Capital LLC, dated June 11, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2021).

10.48	Common Stock Purchase Agreement by and between Nikola Corporation and Tumim Stone Capital LLC, dated September 24, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 27, 2021).

10.49	Investment Agreement, dated April 30, 2022, by and among Nikola Corporation, Nikola Subsidiary Corporation and Antara Capital LP (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 3, 2022).

10.50	Fuel Cell Supply Framework Agreement by and between Nikola Corporation and Robert Bosch LLC, dated August 30, 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

10.51	FCPM Design and Manufacturing License Agreement by and between Nikola Corporation and Robert Bosch LLC, dated September 1, 2021 (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

Exhibit No.	Description
10.52	Loan Agreement by and between 4141 E Broadway Road LLC and Colliers Funding LLC, dated November 23, 2021 and Promissory Note, dated November 23, 2021 (incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021).

10.53	Nikola Sales and Service Agreement by and between Nikola Corporation and Thompson Truck Center, LLC, dated April 6, 2021 (incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021).

10.54	Form of Subscription Agreement by and between the Registrant and certain purchasers, dated March 2, 2020 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 3, 2020).

21.1	List of Nikola Corporation Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021).

23.1*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.1).

23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.4*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-4 filed August 29, 2022).

99.1	Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-4 filed August 29, 2022).

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-4 filed August 29, 2022).

99.3	Form of Letter to Clients (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-4 filed August 29, 2022).

99.4	Consent of Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 99.4 to the Registrant’s Registration Statement on Form S-4 filed August 29, 2022).

107*	Filing Fee Table.
*	Filed herewith.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on September 27, 2022.

NIKOLA CORPORATION

/s/ Mark A. Russell
Mark A. Russell
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark A. Russell Mark A. Russell	Chief Executive Officer and Director (Principal Executive Officer)	September 27, 2022

/s/ Kim J. Brady Kim J. Brady	Chief Financial Officer (Principal Financial and Accounting Officer)	September 27, 2022

* Michael Lohscheller	President and Director	September 27, 2022

* Stephen J. Girsky	Chairman of the Board	September 27, 2022

* Lynn Forester de Rothschild	Director	September 27, 2022

* Michael L. Mansuetti	Director	September 27, 2022

* Gerrit A. Marx	Director	September 27, 2022

* Mary L. Petrovich	Director	September 27, 2022

* Steven M. Shindler	Director	September 27, 2022

* Bruce L. Smith	Director	September 27, 2022

* DeWitt C. Thompson, V	Director	September 27, 2022

*By:	/s/ Mark A. Russell
Name:	Mark A. Russell
Title:	Attorney-in-Fact
September 27, 2022